EXECUTION VERSION	Exhibit 2.6

Ardagh Metal Packaging Finance USA LLC,

as the US Issuer

Ardagh Metal Packaging Finance plc,

as the Irish Issuer

Ardagh Metal Packaging S.A.,

as the Company

and

Citibank, N.A., London Branch,

as Trustee and Security Agent

Citibank, N.A., London Branch,

as Principal Paying Agent and Transfer Agent

and

Citibank Europe plc,

as Registrar

SENIOR SECURED INDENTURE Dated as of December 1, 2025 5.000% Senior Secured Green Notes due 2031 6.250% Senior Secured Green Notes due 2031

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i

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ii

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iv

SENIOR SECURED INDENTURE dated as of December 1, 2025 (this “Indenture”), among Ardagh Metal Packaging Finance USA LLC, a Delaware limited liability company (the “US Issuer”), Ardagh Metal Packaging Finance plc, a public limited liability company incorporated under the laws of Ireland (the “Irish Issuer” and together with the US Issuer, the “Issuers”), each, a wholly-owned indirect subsidiary of Ardagh Metal Packaging S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of Luxembourg, having its registered office at 56, rue Charles Martel, L 2134 Luxembourg, Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B 251465 (the “Company”), Citibank, N.A., London Branch, as Trustee, Security Agent, Principal Paying Agent and Transfer Agent (each as defined below) and Citibank Europe plc, as Registrar (as defined below).

The parties hereto agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined below) of the Issuers’ (i) 5.000% Senior Secured Green Notes due 2031 (the “Senior Secured Euro Notes”) and (ii) 6.250% Senior Secured Green Notes due 2031 (the “Senior Secured Dollar Notes”):

Article 1
DEFINITION
Section 1.01Definitions.

“ABL Cash Management Arrangements” means the Cash Management Services secured under the ABL Documents.

“ABL Collateral” means all of the assets that secure the ABL Obligations on a first priority basis including, in any event but subject to limited exceptions, (i) all accounts (including accounts receivable), inventory, payment intangibles and instruments, (ii) all general intangibles, documents, chattel paper, letter of credit rights, supporting obligations, and commercial tort claims evidencing, governing, securing, providing credit support for, arising from or substituted for any of the foregoing, (iii) all deposit accounts, securities accounts, and commodity accounts, (iv) certain related assets, and (v) all proceeds (including, without limitation, insurance proceeds) of any of the foregoing.

“ABL Documents” means the ABL Security Documents, the agreements related to the ABL Facility, the ABL Cash Management Arrangements, the ABL Hedge Agreements and each of the other agreements, documents and instruments executed pursuant thereto or in connection therewith.

“ABL Facility” means that certain asset based lending facility dated as of August 6, 2021, as amended from time to time, between, among others, the Company, as parent and guarantor, Ardagh Metal Packaging USA Corp., Ardagh Metal Packaging Trading UK LTD, Ardagh Metal Packaging Treasury Limited and Ardagh Metal Packaging Europe GMBH, as borrowers, the other Subsidiary Guarantors, as guarantors and Bank of America, N.A., as agent.

“ABL Hedge Agreements” means the Hedging Obligations secured under the ABL Documents.

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“ABL Obligations” means all present and future liabilities and obligations at any time of any Debtor under the ABL Documents, both actual and contingent and whether direct or indirect, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, incurred solely or jointly or as principal or surety or in any other capacity, together with any of the following matters relating to or arising in respect of those liabilities and obligations:  (a) any refinancing, novation, deferral or extension, (b) any claim for breach of representation, warranty or undertaking or on an event of default or under any indemnity given under or in connection with any document or agreement evidencing or constituting any other liability or obligation falling within this definition, (c) any claim for damages or restitution, (d) any claim as a result of any recovery by any Debtor of a payment on the grounds of preference or otherwise and (e) any amounts accruing or that would have accrued or become due which would be included in any of the above but for any discharge, nonprovability, unenforceability or non-allowance of those amounts in any insolvency or liquidation proceeding or other proceedings and irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in such insolvency or liquidation proceeding or other proceeding, and in the case of all of the foregoing, including all principal, premium, interest, fees, attorneys’ fees, costs, charges, expenses, reimbursement obligations, obligations with respect to loans and letters of credit, obligations in respect of ABL Hedge Agreements, obligations in respect of ABL Cash Management Arrangements, obligations to provide cash collateral or other collateral in respect of letters of credit, obligations in respect of ABL Hedge Agreements or obligations in respect of ABL Cash Management Arrangements or indemnities in respect thereof, any other indemnities or guarantees, and all other amounts payable under or secured by any ABL Document.

“ABL Security Agent” means the security agent under the ABL Facility.

“ABL Security Documents” means any agreement, document, or instrument pursuant to which a lien is granted (or purported to be granted) securing any ABL Obligation or under which rights or remedies with respect to such liens are governed.

“Acquired Indebtedness” means Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary; (2) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with such Person becoming a Restricted Subsidiary or such acquisition; or (3) of a Person at the time such Person merges with or into or consolidates or otherwise combines with the Company or any Restricted Subsidiary.  Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of this definition, on the date such Person becomes a Restricted Subsidiary, with respect to clause (2) of this definition, on the date of consummation of such acquisition of assets and, with respect to clause (3) of this definition, on the date of the relevant merger, consolidation or other combination.

“Additional Assets” means:

(1)any property or assets (other than Capital Stock) used or to be used by the Company, a Restricted Subsidiary or otherwise useful in a Similar Business (it being understood that capital expenditures on property or assets already used in a Similar Business or to replace any property or assets that are the subject of such Asset Disposition shall be deemed an investment in Additional Assets);

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(2)the Capital Stock of a Person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

(3)Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary.

“Additional Notes” means additional Notes (other than the Initial Notes) having identical terms and conditions to the Initial Notes (except for the issue price and the issue amount) that may be issued from time to time under this Indenture in accordance with Sections 2.02, 2.16, 4.06 and 4.09 hereof.

“Affiliate” means, with respect to any specified Person, any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person.  With respect to any natural Person, Affiliates will include any Immediate Family Members.  For the purposes of this definition, “control” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling,” “controlled” have meanings correlative to the foregoing.

“Agents” means each Paying Agent (including the Principal Paying Agent), Transfer Agent and Registrar and “Agent’ means any one of them.

“Agreed Security Principles” means the agreed security principles set forth in Schedule II hereto.

“AMP Business” means the AMP Business as defined in the Offering Memorandum.

“AMP Transfer” shall have the meaning ascribed to it in the Offering Memorandum.

“AMP Transfer Transaction Documents” means (1) the Business Combination Agreement, the Services Agreement, the Shareholders Agreement and the Transfer Agreement, (2) the registration rights and lock-up agreement, the subscription agreements and the warrant assignment, assumption and amendment agreement, entered into in connection with the [Combination] or the foregoing and (3) all other agreements, certificates and instruments executed and delivered by the parties in connection with the AMP Transfer Transactions.

“AMP Transfer Transactions” means the AMP Transfer, the transactions related thereto and the agreements and other documentation entered into in connection therewith (including the AMP Transfer Transaction Documents).

“Applicable Law” shall be deemed to include (1) any rule or practice of any Relevant Authority by which any party is bound or with which it is accustomed to comply; (2) any agreement between any Relevant Authorities; and (3) any agreement between any Relevant Authority and any party to this Indenture that is customarily entered into by institutions of a similar nature.

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“Applicable Premium” means, with respect to any Note the greater of:

(1)1% of the principal amount of such Senior Secured Dollar Note or Senior Secured Euro Note (as applicable); and

(2)the excess (to the extent positive) of:

(a)the present value at such redemption date of (A) the redemption price of such Senior Secured Note at December 1, 2027 (such redemption price (expressed in percentage of principal amount) being set forth in the table in paragraph 5(e) of such Senior Secured Note (excluding accrued and unpaid interest)), plus (B) all required interest payments due on such Senior Secured Note to and including December 1, 2027 (excluding accrued but unpaid interest), computed upon the redemption date using a discount rate equal to (i) the Treasury Rate (in the case of a Senior Secured Dollar Note) or (ii) the Bund Rate (in the case of a Senior Secured Euro Note) at the date of such notice date plus, in the case of either (i) or (ii), 50 basis points; over

(b)the outstanding principal amount of such Senior Secured Note,

as calculated by the Issuers or on behalf of the Issuers by such Person as the Issuers shall designate.  For the avoidance of doubt, calculation of the Applicable Premium shall not be an obligation of the Trustee or any Paying Agent.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of DTC, Euroclear or Clearstream that apply to such transfer or exchange.

“Ardagh Group S.A.” or “Ardagh Group” means the parent company of the Company, a public limited liability company (société anonyme) incorporated and existing under the laws of Luxembourg, having its registered office at 56, rue Charles Martel, L-2134 Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B53248.

“Asset Disposition” means:

(1)the voluntary sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Leaseback Transaction) of the Company or any of the Restricted Subsidiaries (in each case other than Capital Stock of the Company) (each referred to in this definition as a “disposition”); or

(2)the issuance, sale, transfer or other disposition of Capital Stock of any Restricted Subsidiary (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with Section 4.06, or directors’ qualifying shares and shares issued to foreign nationals as required under applicable law), whether in a single transaction or a series of related transactions,

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in each case, other than:

(a)a disposition by the Company or a Restricted Subsidiary to the Company or a Restricted Subsidiary;

(b)a disposition of cash, Cash Equivalents, Temporary Cash Investments or Investment Grade Securities;

(c)a disposition of inventory or other assets (including Settlement Assets) in the ordinary course of business or consistent with past practice or held for sale or no longer used in the ordinary course of business, including any disposition of disposed, abandoned or discontinued operations;

(d)a disposition of obsolete, worn-out, uneconomic, damaged or surplus property, equipment or other assets or property, equipment or other assets that are no longer economically practical or commercially desirable to maintain or used or useful in the business of the Company and the Restricted Subsidiaries whether now or hereafter owned or leased or acquired in connection with an acquisition or used or useful in the conduct of the business of the Company and the Restricted Subsidiaries (including by ceasing to enforce, allowing the lapse, abandonment or invalidation of or discontinuing the use or maintenance of or putting into the public domain any intellectual property that is, in the reasonable judgment of the Company or the Restricted Subsidiaries, no longer used or useful, or economically practicable to maintain, or in respect of which the Company or any Restricted Subsidiary determines in its reasonable judgment that such action or inaction is desirable);

(e)transactions permitted under Article 5 or a transaction that constitutes a Change of Control;

(f)an issuance of Capital Stock by a Restricted Subsidiary to the Company or to another Restricted Subsidiary or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors of the Company;

(g)any dispositions of Capital Stock, properties or assets in a single transaction or series of related transactions with a fair market value (as determined in good faith by the Company) of less than the greater of (a) $60.0 million and (b) 7.5% of LTM EBITDA;

(h)any Restricted Payment that is permitted to be made, and is made, under Section 4.04 and the making of any Permitted Payment or Permitted Investment or, solely for purposes of Section 4.07(c), asset sales, the proceeds of which are used within 450 days of receipt of such proceeds to make such Restricted Payments, Permitted Payments or Permitted Investments;

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(i)dispositions in connection with Permitted Liens and sales of assets received by the Company or any Restricted Subsidiary upon the foreclosure on a Lien granted in favor of the Company or any Restricted Subsidiary;

(j)dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or consistent with past practice or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(k)conveyances, sales, transfers, licenses or sublicenses or other dispositions of intellectual property, software or other general intangibles and licenses, sub-licenses, leases or subleases of other property, in each case, (x) in the ordinary course of business or consistent with past practice or pursuant to a research or development agreement in which the counterparty to such agreement receives a license in the intellectual property or software that result from such agreement or (y) to the extent that such license does not prohibit the Company or any of its Restricted Subsidiaries from using the technologies licensed (other than pursuant to exclusivity or non-competition arrangements negotiated on an arm’s-length basis) or require the Company or any of its Restricted Subsidiaries to pay any fees for any such use;

(l)the lease, assignment, license, sublease or sublicense of any real or personal property in the ordinary course of business;

(m)foreclosure, condemnation, taking by eminent domain or any similar action with respect to any property or other assets;

(n)the sale or discount (with or without recourse, and on customary or commercially reasonable terms and for credit management purposes) of accounts receivable or notes receivable arising in the ordinary course of business or consistent with past practice, or the conversion or exchange of accounts receivable for notes receivable;

(o)any issuance or sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary or Permitted Joint Venture or any other disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary, Permitted Joint Venture or an Immaterial Subsidiary;

(p)any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(q)dispositions of property to the extent (i) that such property is exchanged for credit against the purchase price of similar replacement property that

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is promptly purchased; (ii) that the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased); or (iii) allowable under Section 1031 of the Code (or any similar provision under applicable tax law) and constituting any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(r)any disposition of Securitization Assets or Receivables Assets, or participations therein, in connection with any Qualified Securitization Financing or Receivables Facility, or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business or consistent with past practice;

(s)any disposition pursuant to a financing transaction with respect to property constructed, acquired, replaced, repaired or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by the Company or any Restricted Subsidiary after the Issue Date, including Sale and Leaseback Transactions and asset securitizations, permitted by this Indenture;

(t)dispositions of Investments in joint ventures or similar entities to the extent required by, or made pursuant to customary buy/sell arrangements between, the parties to such joint venture set forth in joint venture arrangements and similar binding arrangements;

(u)any surrender or waiver of contractual rights or the settlement, release, surrender or waiver of contractual, tort, litigation or other claims of any kind; and

(v)the unwinding of any Cash Management Services or Hedging Obligations.

In the event that a transaction (or any portion thereof) meets the criteria of a permitted Asset Disposition and would also be a Permitted Investment or an Investment permitted under Section 4.04, the Company, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as an Asset Disposition and/or one or more of the types of Permitted Investments or Investments permitted under Section 4.04.

“Associate” means (i) any Person engaged in a Similar Business of which the Company or the Restricted Subsidiaries are the legal and beneficial owners of between 20% and 50% of all outstanding Voting Stock and (ii) any joint venture entered into by the Company or any Restricted Subsidiary.

“Authority” means The International Stock Exchange.

“Bankruptcy Law” means Title 11, U.S. Bankruptcy Code of 1978, or any similar United States federal or state law or relevant law in any jurisdiction or organization or similar foreign law (including, without limitation, the laws of Luxembourg), relating to the capability of a debtor to pay its debts, the debtor’s over-indebtedness or lack of assets to cover a debtor’s outstanding debt

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or relating to moratorium, bankruptcy, insolvency, receivership, winding up, examinership, rescue process, liquidation, reorganization or relief of debtors (including, without limitation, in respect of the laws of Luxembourg, moratorium, rescue process, bankruptcy (faillite), judicial, consensual or conservatory measures under the Luxembourg law dated 7 August 2023 on business preservation and the modernisation of the bankruptcy laws, suspension of payments (sursis de paiement), voluntary or judicial liquidation (liquidation volontaire ou judiciaire) or administrative dissolution without liquidation (dissolution administrative sans liquidation) proceedings) or any amendment to, succession to, or change in any such law.

“Board of Directors” means (i) with respect to any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (ii) with respect to any partnership, the board of directors or other governing body of the general partner, as applicable, of the partnership or any duly authorized committee thereof; (iii) with respect to a limited liability company, the managing member or members or any duly authorized controlling committee thereof; and (iv) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function.  Whenever any provision of this Indenture requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors (excluding employee representatives, if any) on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval).  Unless the context requires otherwise, Board of Directors means the Board of Directors of the Company.

“Borrowing Base” means, as of any date, the sum of (a) 85.0% of the book value of the accounts receivable plus (b) the lesser of (1) 75.0% of the cost of inventory and (2) 85.0% of the net orderly liquidation value of inventory, in each case of the Company and its Restricted Subsidiaries; provided that the Borrowing Base shall be adjusted to reflect such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Bund Rate” as selected by the Company, means the greater of (x) the rate per annum equal to the equivalent yield to maturity of the Comparable German Bund Issue, assuming a price for the Comparable German Bund Issue (expressed as a percentage of its principal amount) equal to the Comparable German Bund Price for such relevant date where:

(1)“Comparable German Bund Issue” means the German Bunds or Bundesanleihe security selected by any Reference German Bund Dealer as having a fixed maturity most nearly equal to the period from such redemption notice date to December 1, 2027, and that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities in a principal amount approximately equal to the then-outstanding principal amount of the Notes and of a maturity most nearly equal December 1, 2027; provided, however, that, if the period from the date of such redemption notice to December 1, 2027 is less than one year, a fixed maturity of one year shall be used;

(2)“Comparable German Bund Price” means, with respect to any relevant date, the average of all Reference German Bund Dealer Quotations for such date (which,

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in any event, must include at least two such quotations), after excluding the highest and lowest such Reference German Bund Dealer Quotations, or, if the Company obtains fewer than four such Reference German Bund Dealer Quotations, the average of all such quotations;

(3)“Reference German Bund Dealer” means any dealer of German Bunds or Bundesanleihe securities appointed by the Company or a direct or indirect parent of the Company in good faith; and

(4)“Reference German Bund Dealer Quotations” means, with respect to each Reference German Bund Dealer and any relevant date, the average as determined by the Company of the bid and offered prices for the Comparable German Bund Issue (expressed in each case as a percentage of its principal amount) quoted in writing to Company by such Reference German Bund Dealer at 3:30 p.m. Frankfurt, Germany time on the third Business Day preceding the relevant date, and (y) zero.

“Business Combination Agreement” means the Business Combination Agreement as defined in the Offering Memorandum.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in (i) Luxembourg, (ii) London, United Kingdom, (iii) Dublin, Ireland; (iv) New York, New York, United States or (v) Delaware, United States, are authorized or required by law to close.

“Business Successor” means (i) any former Subsidiary of the Company and (ii) any Person that, after the Issue Date, has acquired, merged or consolidated with a Subsidiary of the Company (that results in such Subsidiary ceasing to be a Subsidiary of the Company), or acquired (in one transaction or a series of transactions) all or substantially all of the property and assets or business of a Subsidiary or assets constituting a business unit, line of business or division of a Subsidiary of the Company.

“Capital Stock” of any Person means any and all shares of, rights to purchase or acquire, warrants, options or depositary receipts for, or other equivalents of, or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into, or exchangeable for, such equity.

“Capitalized Lease Obligations” means, as the case may be and subject to (as applicable) the Election Option, in relation to any determination, an obligation that is required to be classified and accounted for as either (i) a finance lease or a capital lease for financial reporting purposes on the basis of IAS 17 (Leases) (or any equivalent measure under GAAP), or (ii) lease liabilities on the balance sheet in accordance with IFRS 16 (Leases) (or any equivalent measure under GAAP).  The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined on the basis of either IAS 17 (Leases) (or any equivalent measure under GAAP) or IFRS 16 (Leases) (or any equivalent measure under GAAP) as the case may be and always subject (as applicable) to the Election Option; and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

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“Cash Equivalents” means:

(1)(a) Euro, Canadian dollars, Swiss Francs, United Kingdom pounds, Japanese Yen, U.S. Dollars, Australian dollars or any national currency of any member state of the European Union; or (b) any other foreign currency held by the Company and the Restricted Subsidiaries in the ordinary course of business;

(2)securities or other direct obligations, issued or directly and fully Guaranteed or insured by the government of Australia, Canada, Japan, Norway, Switzerland, the United Kingdom or the United States of America, the European Union or any member state of the European Union on the Issue Date or, in each case, any agency or instrumentality thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), with maturities of 24 months or less from the date of acquisition;

(3)certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any lender or by any bank or trust company (a) whose commercial paper is rated at least “A-1” or the equivalent thereof by S&P or at least “P-1” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (b) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of $250.0 million;

(4)repurchase obligations for underlying securities of the types described in clauses (2), (3) and (7) entered into with any bank meeting the qualifications specified in clause (3) above;

(5)securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Person referenced in clause (3) above;

(6)commercial paper and variable or fixed rate notes issued by a bank meeting the qualifications specified in clause (3) above (or by the Parent Entity thereof) maturing within one year after the date of creation thereof or any commercial paper and variable or fixed rate note issued by, or guaranteed by a corporation rated at least “A-1” or higher by S&P or “P-1” or higher by Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company) maturing within one year after the date of creation thereof;

(7)interests in any investment company, money market, enhanced high yield fund or other investment fund which invests 90% or more of its assets in instruments of the types specified in clauses (1) through (6) above;

(8)for purposes of clause (b) of the definition of “Asset Disposition,” the marketable securities portfolio owned by the Company and its Subsidiaries on the Issue Date; and

(9)any investments classified as cash equivalents under IFRS.

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“Cash Management Services” means any products, services or facilities relating to the following:  automated clearing house transactions, treasury, depository, disbursement, credit or debit card, purchasing card, stored value card, merchant card, electronic fund transfer services, daylight or overnight draft facilities and/or cash management services, including controlled disbursement services, overdraft facilities, foreign exchange facilities, deposit, operating, collections, payroll, trust disbursement and other accounts, information reporting, lockbox and stop payment services and merchant services or other cash management arrangements, banking products or banking services in the ordinary course of business or consistent with past practice.

“Change of Control” means:

(1)the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date), other than one or more Permitted Holders, being or becoming the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act as in effect on the Issue Date) of more than 50% of the total voting power of the Voting Stock of the Company other than in connection with any transaction or series of transactions in which the Company shall become the Subsidiary of a Parent Entity so long as no Person or group, as noted above, other than a Permitted Holder, holds more than 50% of the total voting power of the Voting Stock of such Parent Entity;

(2)the sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of the Company and the Restricted Subsidiaries taken as a whole to a Person, other than the Company or any of the Restricted Subsidiaries or one or more Permitted Holders; or

(3)the Company ceases to beneficially own, directly or indirectly, 100% of the Voting Stock of either Issuer, other than director’s qualifying shares and other shares required to be issued by law or Voting Stock issued pursuant to any employment or benefit plan, program, agreement or arrangement or other compensation arrangements.

Notwithstanding the foregoing, (a) a transaction will not be deemed to involve a Change of Control solely as a result of the Company becoming a direct or indirect wholly owned subsidiary of a holding company if (A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no Person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company and (b) the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner.

“Change of Control Triggering Event” means the occurrence of a Change of Control, unless (1) pro forma for the Change of Control, the Consolidated Total Net Leverage Ratio is less

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than 5.60 to 1.00; (2) no Ratings Event has occurred and (3) a definitive agreement, put option or similar arrangement in relation to such Change of Control has been entered into, or the Change of Control has occurred, no later than two years from the Issue Date.

“Clearstream” means Clearstream Banking, S.A., or any successor thereof.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” means all assets from time to time in which a Security Interest has been or will be granted pursuant to any Security Document to secure the obligations under this Indenture, the Notes and/or any Notes Guarantee.

“Common Depositary” means Citibank Europe plc, as common depositary for Euroclear and Clearstream.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including amortization or write-off of (i) intangibles and non-cash organization costs, (ii) deferred financing fees or costs and (iii) capitalized expenditures, customer acquisition costs and incentive payments, conversion costs and contract acquisition costs, the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and amortization of favorable or unfavorable lease assets or liabilities, of such Person and the Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with IFRS and any write down of assets or asset value carried on the balance sheet.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1)increased (without duplication) by:

(a)provision for taxes based on income or profits, including federal, state, provincial, territorial, local, foreign, unitary, franchise and similar taxes and foreign withholding and similar taxes of such Person paid or accrued during such period, including any penalties and interest relating to any examinations in respect of any such taxes (including any additions to such taxes, and any penalties and interest with respect thereto), deducted (and not added back) in computing Consolidated Net Income; plus

(b)Fixed Charges of such Person for such period (including (x) net losses on any Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate, currency or commodities risk, (y) bank fees and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (r) through (z) in clause (1) thereof), in each case, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

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(c)Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d)any (x) Transaction Expenses and (y) any fees, costs, expenses or charges (other than Consolidated Depreciation and Amortization Expense) related to any actual, proposed or contemplated Equity Offering (including any expense relating to enhanced accounting functions or other transactions costs associated with becoming a public company), Permitted Investment, acquisition, disposition, recapitalization or the Incurrence of Indebtedness permitted to be Incurred by this Indenture (including a refinancing thereof) (whether or not successful), in each case, including (i) such fees, expenses or charges (including rating agency fees and related expenses) related to the offering of the Notes, the ABL Facility, any other Credit Facility, any Receivables Facility, any Securitization Facility, any other Indebtedness permitted to be Incurred under this Indenture or any Equity Offering and any amendment, waiver or other modification of any of the foregoing, in each case, whether or not consummated, to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(e)(i) the amount of any restructuring charge, accrual or reserve (and adjustments to existing reserves), integration cost or other business optimization expense or cost (including charges directly related to the implementation of cost-savings initiatives) that is deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs Incurred in connection with acquisitions or divestitures after the Issue Date, including those related to any severance, retention, signing bonuses, relocation, recruiting and other employee related costs, internal costs in respect of strategic initiatives and curtailments or modifications to pension and post retirement employment benefit plans (including any settlement of pension liabilities), systems development and establishment costs, future lease commitments and costs related to the opening and closure and/or consolidation of facilities and to exiting lines of business and consulting fees Incurred with any of the foregoing and (ii) fees, costs and expenses associated with acquisition related litigation and settlements thereof; plus

(f)any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period including any impairment charges or the impact of purchase accounting; provided that if any such non-cash charge, write-down or item to the extent it represents an accrual or reserve for a cash expenditure for a future period then the cash payment in such future period shall be subtracted from Consolidated EBITDA when paid or other items classified by the Company as special items less other non-cash items of income increasing Consolidated Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period); plus

(g)the amount of board of director fees, management, monitoring, advisory, consulting, refinancing, subsequent transaction, advisory and exit fees (including termination fees) and related indemnities and expenses paid or accrued

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in such period to any member of the Board of Directors of the Company, any Permitted Holder or any Affiliate of a Permitted Holder to the extent permitted under Section 4.08; plus

(h)the “run rate” cost savings, operating expense reductions, restructuring charges and expenses and synergies that are expected (in good faith) to be realized as a result of actions taken or expected to be taken after the date of any acquisition, disposition, divestiture, restructuring or the implementation of a cost savings or other similar initiative, as applicable, no later than 24 months after the completion of such action or transaction (calculated on a pro forma basis as though such cost savings, operating expense reductions, restructuring charges and expenses and synergies had been realized from the first day of such period and during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that (i) such actions are expected to be taken after the consummation of the acquisition, disposition, restructuring or the implementation of an initiative, as applicable, which is expected to result in cost savings, operating expense reductions, restructuring charges and expenses or synergies, (ii) no cost savings, operating expense reductions, restructuring charges and expenses or synergies shall be added pursuant to this defined term to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period (which adjustments, without double counting, may be incremental to pro forma adjustments made pursuant to the definition of “Fixed Charge Coverage Ratio”) and (iii) the amount added back to Consolidated EBITDA pursuant to this clause (h) for any period shall not exceed 25.0% of Consolidated EBITDA for such period (which shall be calculated after giving effect to such add-backs); plus

(i)the “run rate” expected cost savings, operating expense reductions including costs and expenses related to information and technology systems establishment, modernization or modification, restructuring charges and expenses and synergies related to the AMP Transfer Transactions projected by the Company in good faith to result from actions with respect to which substantial steps have been, will be, or are expected to be, taken (in the good faith determination of the Company), calculated on a pro forma basis as though such cost savings, operating expense reductions, restructuring charges and expenses and synergies had been realized from the first day of such period and during the entirety of such period, net of the amount of actual benefits realized during such period from such actions, and which adjustments, without double counting, may be incremental to pro forma adjustments made pursuant to the definition of “Fixed Charge Coverage Ratio”; plus

(j)the amount of loss or discount on sale of Securitization Assets, Receivables Assets and related assets to the Securitization Subsidiary in connection with a Qualified Securitization Financing or Receivables Facility; plus

(k)any costs or expense Incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any

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other management or employee benefit plan or agreement, any severance agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Company or Net Cash Proceeds of an issuance of Capital Stock (other than Disqualified Stock) of the Company solely to the extent that such Net Cash Proceeds are excluded from the calculation set forth in Section 4.04(a)(III); plus

(l)cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent noncash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(m)any net loss included in the Consolidated Net Income attributable to non- controlling interests; plus

(n)realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Company and the Restricted Subsidiaries; plus

(o)net realized losses from Hedging Obligations or embedded derivatives; plus

(p)the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary, and any costs and expenses (including all legal, accounting and other professional fees and expenses) related thereto; plus

(q)with respect to any joint venture, an amount equal to the proportion of those items described in clauses (a) and (c) above relating to such joint venture corresponding to the Company’s and the Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary) to the extent the same was deducted (and not added back) in calculating Consolidated Net Income; plus

(r)earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments; plus

(s)any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost), and any other items of a similar nature; plus

(t)the amount of expenses relating to payments made to option holders of the Company or any Parent Entity in connection with, or as a result of, any distribution being made to equityholders of such Person or its Parent Entities, which

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payments are being made to compensate such option holders as though they were equityholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted under this Indenture; plus

(u)to the extent not already otherwise included herein, adjustments and add-backs similar to the adjustments and add-backs made in calculating “Adjusted EBITDA”, included in the Offering Memorandum; plus

(v)earn out obligations Incurred in connection with any permitted acquisition or other Investment permitted under this Indenture and paid or accrued during such period; plus

(w)losses, charges and expenses related to the pre-opening and opening of new facilities, and start-up period prior to opening, that are operated, or to be operated, by the Company or any Restricted Subsidiary; and

(2)decreased (without duplication) by non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1)consolidated interest expense of such Person and its Restricted Subsidiaries for such period (in each case, determined on the basis of IFRS, but including for the avoidance of doubt, any consolidated interest expense related to Indebtedness of any Parent Entity which such Person or any of its Restricted Subsidiaries guarantees), to the extent such expense was deducted (and not added back) in computing Consolidated Net Income, including (a) amortization of original issue discount or premium resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of any Hedging Obligations or other derivative instruments pursuant to IFRS), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (q) all cash dividends or other distributions paid on any series of Preferred Stock, (r) Securitization Fees, (s) penalties and interest relating to taxes (but excluding, for the avoidance of doubt, any Additional Amounts paid with respect to the Notes or the Notes Guarantees), (t) any additional cash interest owing pursuant to any registration rights agreement, (u) accretion or accrual of discounted liabilities other than Indebtedness, (v) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or purchase accounting in connection with the AMP Transfer Transactions or any acquisition, (w) amortization or write-off of deferred financing fees, debt issuance costs, debt discount or premium, terminated Hedging Obligations and other commissions, financing fees and expenses and original issue discount with respect to Indebtedness and, adjusted to the extent included, to

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exclude any refunds or similar credits received in connection with the purchasing or procurement of goods or services under any purchasing card or similar program, (x) any expensing of bridge, commitment and other financing fees, (y) subject (as applicable) to the Election Option, any interest component of any operating lease and (z) interest with respect to Indebtedness of any parent of such Person appearing upon the balance sheet of such Person solely by reason of push-down accounting under IFRS; plus

(2)consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including for the avoidance of doubt, any consolidated capitalized interest related to Indebtedness of any Parent Entity which such Person or any of its Restricted Subsidiaries guarantees (but excluding any interest capitalized, accrued, accreted or paid in respect of Subordinated Shareholder Funding); less

(3)interest income for such period.

For purposes of this definition, interest on a lease (including any Capitalized Lease Obligation) shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such lease in accordance with IFRS.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis on the basis of IFRS after any reduction in respect of Preferred Stock dividends; provided, however, that there will not be included in such Consolidated Net Income:

(1)any net income (loss) of any Person if such Person is not a Restricted Subsidiary (including any net income (loss) from Investments recorded in such Person under the equity method of accounting), except that the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that (as reasonably determined by an Officer of the Company) could have been distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution or return on investment (subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (2) below); provided that, for the purposes of Section 4.04(a)(III), such dividend, other distribution or return on investment does not reduce the amount of Investments outstanding under the definition of “Permitted Investment”;

(2)solely for the purpose of determining the amount available for Restricted Payments under Section 4.04(a)(III), any net income (loss) of any Restricted Subsidiary (other than the Issuers and the Guarantors) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to an Issuer or a Guarantor by operation of the terms of such Restricted Subsidiary’s articles, charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (a) restrictions that have been waived or otherwise released, (b) restrictions pursuant to the agreements, documents and

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instruments entered into in connection with, or pursuant to, the ABL Facility, the Intercreditor Agreement, any Additional Intercreditor Agreement, the Notes or this Indenture and (c) restrictions specified in Section 4.05(b)(13)(a)) except that the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause);

(3)any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized upon the sale or other disposition of any asset (including pursuant to any Sale and Leaseback Transaction) or disposed or discontinued operations of the Company or any Restricted Subsidiaries which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the Company);

(4)any extraordinary, exceptional, unusual or nonrecurring gain, loss, charge or expense, including Transaction Expenses or any charges, expenses or reserves in respect of any restructuring, redundancy or severance expense or relocation costs, one-time compensation charges, integration and facilities’ opening costs and other business optimization expenses and operating improvements (including related to new product introductions), systems development and establishment costs, accruals or reserves (including restructuring and integration costs related to acquisitions after the Issue Date and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements, signing costs, retention or completion bonuses, transition costs, costs related to closure/consolidation of facilities, internal costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities), contract terminations and professional and consulting fees Incurred with any of the foregoing;

(5)the cumulative effect of a change in law, regulation or accounting principles, including any impact resulting from an election by the Company to apply GAAP at any time following the Issue Date;

(6)any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions or on the re-valuation of any benefit plan obligation and (ii) income (loss) attributable to deferred compensation plans or trusts;

(7)all deferred financing costs written off and premiums paid or other expenses Incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write off or forgiveness of Indebtedness;

(8)any unrealized gains or losses in respect of any Hedging Obligations or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair

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value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of any Hedging Obligations;

(9)any fees and expenses (including any transaction or retention bonus or similar payment) Incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, disposition of assets or securities, issuance or repayment of Indebtedness, issuance of Capital Stock, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs Incurred during such period as a result of any such transaction, in each case whether or not successful;

(10)any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person, and any unrealized foreign currency transaction gains or losses in respect of Indebtedness or other obligations of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(11)any unrealized or realized gain or loss due solely to fluctuations in currency values and the related tax effects, determined in accordance with IFRS;

(12)any recapitalization accounting or purchase accounting effects, including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by IFRS and related authoritative pronouncements (including the effects of such adjustments pushed down to the Company and the Restricted Subsidiaries), as a result of any consummated acquisition (including the AMP Transfer Transactions), or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(13)any impairment charge, write-off or write-down, including impairment charges, write-offs or write-downs related to intangible assets, long-lived assets, goodwill, investments in debt or equity securities (including any losses with respect to the foregoing in bankruptcy, insolvency or similar proceedings) and the amortization of intangibles arising pursuant to IFRS;

(14)any effect of income (loss) from the early extinguishment or cancellation of Indebtedness or any Hedging Obligations or other derivative instruments;

(15)accruals and reserves that are established or adjusted (including any adjustment of estimated pay-outs on existing earn-outs) that are so required to be established as a result of the AMP Transfer Transactions in accordance with IFRS, or changes as a result of adoption or modification of accounting policies;

(16)any costs associated with the AMP Transfer Transactions or the Transactions;

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(17)any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures and any deferred tax expense associated with tax deductions or net operating losses arising as a result of the AMP Transfer Transactions, or the release of any valuation allowances related to such item;

(18)any (i) payments to third parties in respect of research and development, including amounts paid upon signing, success, completion and other milestones and other progress payments, to the extent expensed and (ii) effects of adjustments to accruals and reserves during a period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks (including government program rebates);

(19)any net gain (or loss) from disposed, abandoned or discontinued operations and any net gain (or loss) on disposal of disposed, discontinued or abandoned operations; and

(20)the impact of capitalized, accrued or accreting or pay-in-kind interest or principal on Subordinated Shareholder Funding.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include (i) any expenses and charges that are reimbursed by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed and only to the extent that such amount is (A) not denied by the applicable payor in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days) and (ii) to the extent covered by insurance (including business interruption insurance) and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption.

“Consolidated Senior Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (x) the sum of (a) Senior Secured Indebtedness of the Company and the Restricted Subsidiaries as of such date and (b) the Reserved Indebtedness Amount in respect of Indebtedness which, once incurred, would be included in the calculation of Senior Secured Indebtedness, less the aggregate amount of cash and Cash Equivalents of the Company and the Restricted Subsidiaries on a consolidated basis, to (y) LTM EBITDA; provided, however, that, solely for the purpose of Section 4.06, the pro forma calculation shall not give effect to (i) any Indebtedness Incurred on such determination date pursuant to Section 4.06(b) (other than Indebtedness Incurred pursuant to clauses (1)(b) or (5)(b) of Section 4.06(b)), or (ii) the discharge on such determination date of any Indebtedness to the extent that such discharge results from the proceeds Incurred pursuant to Section 4.06(b) (other than the discharge of Indebtedness using proceeds of Indebtedness Incurred pursuant to clauses (1)(b) or (5)(b) of Section 4.06(b)).

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“Consolidated Total Indebtedness” means, as of any date of determination, the aggregate principal amount of Indebtedness for borrowed money of the Company and the Restricted Subsidiaries but excluding any Indebtedness under or with respect to Cash Management Services, intercompany Indebtedness of the Company and the Restricted Subsidiaries, Hedging Obligations, Receivables Facilities or Securitization Facilities.

“Consolidated Total Net Leverage Ratio” means, as of any date of determination, the ratio of (x) the sum of (a) Consolidated Total Indebtedness as of such date and (b) the Reserved Indebtedness Amount in respect of Indebtedness which, once incurred, would be included in the calculation of Consolidated Total Indebtedness, less the aggregate amount of cash and Cash Equivalents of the Company and the Restricted Subsidiaries on a consolidated basis, to (y) LTM EBITDA; provided, however, that, solely for the purpose of Section 4.06, the pro forma calculation shall not give effect to (i) any Indebtedness Incurred on such determination date pursuant to Section 4.06(b) (other than Indebtedness Incurred pursuant to clauses (1)(b), (1)(c) or (5)(b) of Section 4.06(b)), or (ii) the discharge on such determination date of any Indebtedness to the extent that such discharge results from the proceeds Incurred pursuant to Section 4.06(b) (other than the discharge of Indebtedness using proceeds of Indebtedness Incurred pursuant to clauses (1)(b), (1)(c) and (5)(b) of Section 4.06(b)).

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease (subject, as applicable, to the Election Option), dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(1)to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)to advance or supply funds:

(x)for the purchase or payment of any such primary obligation; or

(y)to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Controlled Investment Affiliate” means, as to any Person, any other Person, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Company and/or other companies.

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“Credit Facility” means, with respect to the Company or any of its Subsidiaries, one or more debt facilities, indentures or other arrangements (including the ABL Facility or commercial paper facilities and overdraft facilities) with banks, other financial institutions or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under the original ABL Facility or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents).  Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (1) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (2) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (3) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof.

“Debtors” means the Company and the Subsidiaries party to the ABL Documents.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Definitive Registered Note” means, with respect to the Notes, a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Company or any Restricted Subsidiary) of non-cash consideration received by the Company or any of the Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents or Temporary Cash Investments received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration.  A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 4.07.

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“Designated Preferred Stock” means Preferred Stock of the Company or a Parent Entity (other than Disqualified Stock) that is issued for cash (other than to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees to the extent funded by the Company or such Subsidiary) and that is designated as “Designated Preferred Stock” pursuant to an Officer’s Certificate of the Company at or prior to the issuance thereof, the Net Cash Proceeds of which are excluded from the calculation set forth in Section 4.04(a)(III)(c).

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors having no material direct or indirect financial interest in or with respect to such Affiliate Transaction.  A member of the Board of Directors shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of the Company or any of its Affiliates or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise; or

(2)is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (a) the Stated Maturity of the Notes or (b) the date on which there are no Notes outstanding; provided, however, that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with Section 4.04; provided further, however, that if such Capital Stock is issued to any future, current or former employee, director, officer, contractor or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members), of the Company, any of its Subsidiaries, any Parent Entity or any other entity in which the Company or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors (or the compensation committee thereof) or any other plan for the benefit of current, former or future employees (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company or its Subsidiaries or by any such plan to such employees (or their respective Controlled Investment Affiliates or Immediate Family Members), such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory, contractual or regulatory obligations.

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“DTC” means The Depository Trust Company or any successor, analogous replacement or alternative securities clearing agency (including Euroclear and/or Clearstream), in each case, or any successor thereto.

“Equity Contribution” means any subscription for shares issued by, any capital contributions (including by way of premium and/or contribution to the capital reserves) to, the Company (but excluding any such amounts funded from the proceeds of any Indebtedness of any Parent Entity (x) which is guaranteed by the Company or any Restricted Subsidiary, and (y) in respect of which dividends or distributions on the Company’s Capital Stock are permitted to be paid from cash by the Company or any Restricted Subsidiary pursuant to Section 4.04(a)(1)(c) and excluding the issuance of any Disqualified Stock or Designated Preferred Stock) or any Subordinated Shareholder Funding of the Company (in each case, other than Excluded Contributions).

“Equity Offering” means (x) a sale of Capital Stock of the Company (other than Disqualified Stock and other than offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions), or (y) the sale of Capital Stock or other securities by any Person, the proceeds of which are contributed to the equity of the Company or any of the Restricted Subsidiaries by any Parent Entity in any form other than Indebtedness, Excluded Contributions or Excluded Amounts.

“Euro” or “€” means the single currency of participating member states of the economic and monetary union as contemplated in the Treaty on the European Union.

“Euroclear” means Euroclear Bank SA/NV or any successor thereof.

“European Government Obligations” means any security denominated in Euro that is (1) a direct obligation of any country that is a member of the European Monetary Union and whose long-term debt is rated “A-1” or higher by Moody’s or “A+” or higher by S&P or the equivalent rating category of another Nationally Recognized Statistical Rating Organization on the date of this Indenture, for the payment of which the full faith and credit of such country is pledged or (2) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of any such country the payment of which is unconditionally Guaranteed as a full faith and credit obligation by such country, which, in either case under the preceding clause (1) or (2), is not callable or redeemable at the option of the issuer thereof.

“European Union” means the European Union as in effect on the Issue Date.

“Exchange” means the Official List of The International Stock Exchange.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Excluded Contribution” means Net Cash Proceeds or property or assets received by the Company as capital contributions to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock or Excluded Amounts) of the Company after April 1, 2021, or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of their

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employees to the extent funded by the Company or any Restricted Subsidiary) of Capital Stock (other than Disqualified Stock or Designated Preferred Stock or Excluded Amounts) or Subordinated Shareholder Funding of the Company, in each case, to the extent designated as an Excluded Contribution pursuant to an Officer's Certificate of the Company.

“Existing AMP Indentures” means, collectively, the indentures under which the Existing AMP Notes were issued as in effect on the Issue Date.

“Existing AMP Notes” means the Existing AMP Senior Notes and the Existing AMP Senior Secured Notes.

“Existing AMP Senior Notes” means the Issuers’ 4.000% Notes due 2029 and 3.000% Notes due 2029 that were jointly issued by Ardagh Metal Packaging Finance plc and Ardagh Metal Packaging Finance USA LLC on March 12, 2021 pursuant to a senior indenture dated March 12, 2021, as amended and supplemented from time to time.

“Existing AMP Senior Secured Notes” means the Issuers’ 3.250% Senior Secured Notes due 2028 and the 2.000% Senior Secured Notes due 2028 that were jointly issued by the Issuers on March 12, 2021, pursuant to a senior secured indenture dated March 12, 2021, as amended and supplemented from time to time.

“Existing Notes Guarantees” means the guarantees of the Issuers’ and the Guarantors’ obligations in respect of the Existing AMP Notes provided pursuant to the Existing AMP Indentures.

“fair market value” wherever such term is used in this Indenture (except as otherwise specifically provided in this Indenture), may be conclusively established by means of an Officer’s Certificate or a resolution of the Board of Directors of the Company setting out such fair market value as determined by such Officer or such Board of Directors in good faith.

“FATCA Withholding” means any withholding or deduction required pursuant to an agreement described in section 1471(b) of the Code, or otherwise imposed pursuant to sections 1471 through 1474 of the Code, any regulations or agreements thereunder, any official interpretations thereof, or any law implementing an intergovernmental approach thereto.

“Fitch” means Fitch Ratings, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Fixed Assets Collateral” means all assets (other than the ABL Collateral) that secure the Obligations under the Notes, the Notes Guarantees and this Indenture.

“Fixed Charge Coverage Ratio” means, with respect to any Person on any determination date, the ratio of LTM EBITDA to the Fixed Charges of such Person for the Relevant Testing Period.  In the event that the Company or any Restricted Subsidiary Incurs, assumes, Guarantees, redeems, defeases, retires, extinguishes or otherwise discharges any Indebtedness (other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or has caused any Reserved Indebtedness Amount to be deemed to be Incurred during such Relevant Testing Period or issues or redeems Disqualified

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Stock or Preferred Stock subsequent to the commencement of the Relevant Testing Period but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, deemed Incurrence, assumption, Guarantee, redemption, defeasance, retirement, extinguishment or other discharge of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the Relevant Testing Period; provided that the pro forma calculation shall not give effect to:  (i) any Fixed Charges attributable to Indebtedness Incurred on such determination date pursuant to Section 4.06(b) (other than Fixed Charges attributable to Indebtedness Incurred pursuant to clauses (1)(b), (1)(c) and (5)(A)(b) of Section 4.06(b)) or (ii) Fixed Charges attributable to any Indebtedness discharged on such determination date to the extent that such discharge results from the proceeds Incurred pursuant to Section 4.06(b) (other than Fixed Charges attributable to Indebtedness discharged on such determination date using proceeds of Indebtedness Incurred pursuant to clauses (1)(b), (1)(c) and (5)(A)(b) of Section 4.06(b)).

For purposes of making the computation referred to above, any Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and disposed operations that have been made by the Company or any of the Restricted Subsidiaries, during the Relevant Testing Period or subsequent to the Relevant Testing Period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and disposed or discontinued operations (and the change in any associated fixed charge obligations and the change in LTM EBITDA resulting therefrom) had occurred on the first day of the Relevant Testing Period.  If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged or amalgamated with or into the Company or any of the Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation or disposed or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or disposed or discontinued operation had occurred at the beginning of the Relevant Testing Period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or chief accounting officer of the Company and may include cost savings, expense reductions and synergies reasonably expected to occur within 24 months from the date of completion of such action or transaction (or, if later, the last day of the Relevant Testing Period), including from the result of a disposition or ceased or discontinued operations, as though such cost savings, expense reduction and synergies had been achieved on the first day of the Relevant Testing Period.  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated, at the Company’s option, either (x) as if the rate in effect on the determination date had been the applicable rate for the entire Relevant Testing Period or (y) using the average rate in effect over the Relevant Testing Period, in each case taking into account any Hedging Obligations applicable to such Indebtedness.  As determined in accordance with the Election Option (as applicable), interest on a lease (including any Capitalized Lease Obligations) shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such lease in accordance

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with IFRS.  For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed with a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the Relevant Testing Period except to the extent such revolving credit facility has been permanently repaid and the commitments thereunder cancelled.  Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1)Consolidated Interest Expense of such Person for such period;

(2)all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of any Restricted Subsidiary of such Person during such period; and

(3)all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during this period.

“GAAP” means generally accepted accounting principles in the United States of America.

“Global Note Legend” means the legend set forth in Section 2.06(f)(3) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means each of the Rule 144A Global Notes and the Regulation S Global Notes (each individually, a “Global Note”).

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(1)to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, however, that the term “Guarantee” will not include (x) endorsements for collection or deposit in the ordinary course of business or consistent with past practice and (y) standard contractual indemnities or product warranties provided in the ordinary course of business, and provided, further that the amount of any Guarantee shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (ii) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee or, if such Guarantee is not an

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unconditional guarantee of the entire amount of the primary obligation and such maximum amount is not stated or determinable, the amount of such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.  The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means the Company and any Restricted Subsidiary that Guarantees the Notes, until such Notes Guarantee is released in accordance with the terms of this Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contracts, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies.

“Holder” means each Person in whose name the Notes are registered on the Registrar’s books, which shall initially be the respective nominee of DTC, Euroclear or Clearstream, as applicable.

“IFRS” means International Financial Reporting Standards (formerly International Accounting Standards) endorsed from time to time by the European Union or any variation thereof with which the Company or the Restricted Subsidiaries are, or may be, required to comply, as in effect on the Issue Date or, with respect to Section 4.02, as in effect from time to time.  Except as otherwise set forth in this Indenture, all ratios and calculations based on IFRS (or, as applicable, GAAP) contained in this Indenture shall be computed in accordance with IFRS as in effect on the Issue Date (or, as applicable, GAAP as in effect at the date specified by the Company in its election to adopt GAAP in accordance with the fourth sentence of this definition).  At any time after the Issue Date, the Company may elect to implement any new measures or other changes to IFRS (or, as applicable, GAAP) in effect on or prior to the date of such election; provided that any such election, once made, shall be irrevocable.  At any time after the Issue Date, the Company may elect to apply GAAP accounting principles in lieu of IFRS and, upon any such election, references herein to IFRS shall thereafter be construed to mean GAAP (except as otherwise provided in this Indenture), including as to the ability of the Company to make an election pursuant to the previous sentence; provided that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in this Indenture that require the application of IFRS for periods that include fiscal quarters ended prior to the Company’s election to apply GAAP shall remain as previously calculated or determined in accordance with IFRS; provided, further again, that the Company may only make such election if it also elects to report any subsequent financial reports required to be made by the Company.  The Company shall give notice of any such election made in accordance with this definition to the Trustee and the Holders.  Notwithstanding any of the foregoing, (i) in relation to the making of any determination or calculation under this Indenture, the Company shall be required to elect (the “Election Option”), from time to time and each time, either (A) to apply IFRS 16 (Leases) or (B) to apply IAS 17 (Leases) (or, in each case, the equivalent measure under GAAP) to the making of such determination or calculation, provided that, if such determination or calculation involves more than one element (including for the calculation of a financial ratio), such selected accounting standard shall be consistently applied to each element of such determination or calculation (other than, for the avoidance of doubt, in

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relation to Section 4.02); and (ii) any adverse impact directly or indirectly relating to or resulting from the implementation of IFRS 15 (Revenue from Contracts with Customers) and any successor standard thereto (or any equivalent measure under GAAP) shall be disregarded with respect to all ratios, calculations and determinations based upon IFRS to be calculated or made, as the case may be, pursuant to this Indenture (other than, for the avoidance of doubt, in relation to Section 4.02).

“Immaterial Subsidiary” means, at any date of determination, any Restricted Subsidiary or group of Restricted Subsidiaries (the Capital Stock of each of which is being disposed of concurrently) that would not be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date of the Company, measured, as of the last day of the most recent fiscal quarter for which financial statements are available or for the four fiscal quarters ended most recently for which financial statements are available, as the case may be.

“Immediate Family Members” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor advised fund of which any such individual is the donor.

“Incur” means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder, subject to the definition of “Reserved Indebtedness Amount” and related provisions.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)the principal of indebtedness of such Person for borrowed money;

(2)the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of Incurrence);

(4)the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables or similar obligation,

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including accrued expenses owed, to a trade creditor), which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;

(5)Capitalized Lease Obligations of such Person;

(6)the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7)the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (b) the amount of such Indebtedness of such other Persons;

(8)Guarantees by such Person of the principal component of Indebtedness of the type referred to in clauses (1), (2), (3), (4), (5) and (9) of other Persons to the extent Guaranteed by such Person; and

(9)to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such Person at the termination of such agreement or arrangement), with respect to clauses (1), (2), (4) and (5) above, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with IFRS.

The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount of Indebtedness, or liquidation preference thereof, in the case of any other Indebtedness.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(a)Contingent Obligations incurred in the ordinary course of business or consistent with past practice, other than Guarantees or other assumptions of Indebtedness;

(b)Cash Management Services;

(c)any lease, concession or license of property (or Guarantee thereof) which would, in accordance with the Election Option, be considered an operating lease or any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practice;

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(d)obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) incurred prior to the Issue Date or in the ordinary course of business or consistent with past practice;

(e)in connection with the purchase by the Company or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner;

(f)for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes;

(g)obligations under or in respect of Qualified Securitization Financings or Receivables Facilities;

(h)Indebtedness of any Parent Entity appearing on the balance sheet of the Company solely by reason of push down accounting under IFRS;

(i)Capital Stock (other than Disqualified Stock of the Company and Preferred Stock of a Restricted Subsidiary);

(j)amounts owed to dissenting stockholders pursuant to applicable law (including in connection with, or as a result of, exercise of appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Company and the Restricted Subsidiaries, taken as a whole, that complies with Article 5;

(k)Subordinated Shareholder Funding; or

(l)any joint and several liability or any netting or set-off arrangement arising in each case by operation of law as a result of the existence or establishment of a fiscal unity for corporate income tax, trade tax or value added tax purposes or similar purposes or any analogous arrangement.

“Independent Financial Advisor” means an investment banking or accounting firm of international standing or any third party appraiser of international standing; provided, however, that such firm or appraiser is not an Affiliate of an Issuer.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

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“Initial Dollar Notes” means the $620,000,000 in aggregate principal amount of the Issuers’ 6.250% Senior Secured Dollar Notes issued on the Issue Date.

“Initial Euro Notes” means the €570,000,000 in aggregate principal amount of the Issuers’ 5.000% Senior Secured Euro Notes issued on the Issue Date.

“Initial Investors” means individually or collectively, (x) Ardagh Group S.A., and/or its successors and Affiliates or direct or indirect Subsidiaries or (y) Ardagh Holdings S.A. and/or its successors and Affiliates.

“Initial Public Offering” means an Equity Offering of common stock or other common equity interests of any Parent Entity or any successor of the Company or any Parent Entity (the “IPO Entity”) following which there is a public market and, as a result of which, the shares of common stock or other common equity interests of the IPO Entity in such offering are listed on an internationally recognized exchange or traded on an internationally recognized market.

“Initial Notes” means the Initial Euro Notes and the Initial Dollar Notes.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of June 29, 2021, by and among, inter alios, the Issuers, Citibank, N.A., London Branch as the trustee for the Existing AMP Senior Notes, Citibank, N.A., London Branch as the trustee for the Existing AMP Senior Secured Notes, the ABL Security Agent and Citibank, N.A., London Branch as the security agent, and to which Citibank, N.A., London Branch as the trustee for the Notes will accede as of the Issue Date, as amended from time to time in accordance with its terms.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of advances, loans or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business or consistent with past practice, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of IFRS; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business or consistent with past practice will not be deemed to be an Investment.  If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time.

For purposes of Section 4.04 and Section 4.12:

(1)“Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that

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upon a re-designation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s “Investment” in such Subsidiary at the time of such re designation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets (as determined by the Company) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(2)any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined by the Company.

“Investment Grade Securities” means:

(1)securities issued or directly and fully Guaranteed or insured by the United States of America or Canadian government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)securities issued or directly and fully guaranteed or insured by the European Union or a member state of the European Union, Australia, Japan, Norway, Switzerland or the United Kingdom or any agency or instrumentality thereof (other than Cash Equivalents);

(3)debt securities or debt instruments with a rating of “A-” or higher from S&P or “A3” or higher by Moody’s or the equivalent of such rating by such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries; and

(4)Investments in any fund that invests exclusively in investments of the type described in clauses (1), (2) and (3) above which fund may also hold cash and Cash Equivalents pending investment or distribution.

“Investment Grade Status” shall occur when the Notes receive two of the following:

(1)a rating of “BBB-” or higher from S&P;

(2)a rating of “Baa3” or higher from Moody’s; or

(3)a rating of “BBB-” or higher from Fitch,

or the equivalent of such rating by such rating organization or, if no rating of S&P, Moody’s or Fitch then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization.

“Issue Date” means December 1, 2025.

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“Liability” means any liability of Citibank Europe plc to the Issuers or any Guarantor arising under or in connection with this Indenture.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, hypothecation or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof); provided that in no event shall an operating lease (subject, as applicable, to the Election Option) be deemed to constitute a Lien.

“LTM EBITDA” means Consolidated EBITDA of the Company measured for the Relevant Testing Period ending prior to the date of such determination, in each case with such pro forma adjustments giving effect to such Indebtedness, acquisition or Investment, as applicable, since the start of such Relevant Testing Period and as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio.”

“Lux Holdco” means Ardagh Metal Packaging Group S.À.R.L., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg, having its registered office at 56, rue Charles Martel, L 2134 Luxembourg, Grandy Duchy of Luxembourg, registered with the Registre de Commerce et des Sociétés, Luxembourg under number B253539.

“Lux Holdco Share Pledge” means a pledge over 100% of the shares of Lux Holdco granted by the Company.

“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, directors, officers, employees, contractors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of any Parent Entity, the Company or any Restricted Subsidiary, or to any management equity plan, stock option plan, any other management or employee benefit, bonus or incentive plan or any trust, partnership or other entity of, established for the benefit of, or the beneficial owner of which (directly or indirectly) is, any of the foregoing:

(1)(a) in respect of travel, entertainment or moving related expenses Incurred in the ordinary course of business or consistent with past practice or (b) for purposes of funding any such person’s purchase (or the purchase by any management equity plan) of Capital Stock or Subordinated Shareholder Funding (or similar obligations) of the Company, its Subsidiaries or any Parent Entity (including through participation in any management equity plan) with the approval of the Board of Directors of the Company;

(2)in respect of moving related expenses Incurred in connection with any closing or consolidation of any facility or office; or

(3)not exceeding the greater of (i) $60.0 million and (ii) 7.5% of LTM EBITDA in the aggregate outstanding at the time of Incurrence.

“Market Capitalization” means an amount equal to (1) the total number of issued and outstanding shares of common stock or common equity interests of the Company on the Issue Date, multiplied by (2) the arithmetic mean of the closing prices per share of such common stock

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or common equity interests for the 30 consecutive trading days immediately preceding the Issue Date.

“Management Stockholders” means the members of management of the Company (or any Parent Entity) or its Subsidiaries who are holders of Capital Stock of the Company or of any Parent Entity on the Issue Date.

“Material Intellectual Property” means the intellectual property required in order to conduct the business of the Company and its Restricted Subsidiaries (taken as a whole) in all material respects as it is being conducted, to the extent that failure to own or have such intellectual property licensed to it would have a material adverse effect on the business, assets or financial condition of the Company and its Restricted Subsidiaries (taken as a whole).

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Section 3(a)(62) under the Exchange Act.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or instalment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Taxes paid, reasonably estimated to be actually payable or accrued as a liability under IFRS (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution of such proceeds to the Company and after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition, including distributions for Related Taxes;

(2)all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which by applicable law be repaid out of the proceeds from such Asset Disposition;

(3)all distributions and other payments required to be made to minority interest holders (other than any Parent Entity, the Company or any of its respective Subsidiaries) in Subsidiaries or joint ventures as a result of such Asset Disposition;

(4)the deduction of appropriate amounts required to be provided by the seller as a reserve, on the basis of IFRS, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition; and

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(5)any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock or Subordinated Shareholder Funding, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of Taxes paid or reasonably estimated to be actually payable as a result of such issuance or sale (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution of such proceeds to the Company and after taking into account any available tax credit or deductions and any tax sharing agreements, and including distributions for Related Taxes).

“Non-Core Assets” means any assets of the Company or any Restricted Subsidiary and designated in good faith as “non-core” to the material business activities of the Company and its Restricted Subsidiaries (taken as a whole) pursuant to an Officer’s Certificate delivered by the Company to the Trustee.

“Non Guarantor Debt Cap” means an amount of Indebtedness Incurred and Disqualified Stock or Preferred Stock issued pursuant to the first paragraph and clauses (1)(b), (1)(c), (5)(x) and (13) of Section 4.06(b), in each case by Restricted Subsidiaries that are not Guarantors, which shall not in aggregate exceed the greater of (x) $350.0 million and (y) 45.0% of LTM EBITDA at any time outstanding.

“Notes” means (i) the Initial Notes and (ii) any Additional Notes that are subsequently issued subject to the conditions and in compliance with the provisions of this Indenture.

“Notes Documents” means the Notes (including any Additional Notes), this Indenture (including the Notes Guarantees), the Security Documents, the Intercreditor Agreement and any Additional Intercreditor Agreements.

“Notes Guarantee” means the joint and several guarantee of the obligations under the Notes and this Indenture on a senior basis by each Guarantor.

“Obligations” means any principal, interest (including Post-Petition Interest and fees accruing on or after the filing of any petition in bankruptcy or for reorganization relating to an Issuer or any Guarantor whether or not a claim for Post-Petition Interest or fees is allowed in such proceedings), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the offering memorandum, dated as of November 20, 2025, relating to the offering of the Initial Notes.

“Officer” means, with respect to any Person, (1) the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, any Assistant Treasurer, any Managing Director, the Secretary or any Assistant

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Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity, or (2) any other individual designated as an “Officer” for the purposes of this Indenture by the Board of Directors of such Person.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer of such Person.

“Opinion of Counsel” means a written opinion from legal counsel that is reasonably satisfactory to the Trustee.  The counsel may be an employee of or counsel to the Company or its Subsidiaries.

“Parent Entity” means any direct or indirect parent of the Company, in each case including any successors or assigns of such entity.

“Parent Entity Expenses” means:

(1)costs (including all legal, accounting and other professional fees and expenses) Incurred by any Parent Entity in connection with reporting obligations under or otherwise Incurred in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, this Indenture or any other agreement or instrument relating to the Notes, the Notes Guarantees or any other Indebtedness of the Company or any Restricted Subsidiary, including in respect of any reports filed or delivered with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder;

(2)customary indemnification obligations of any Parent Entity owing to directors, officers, employees or other Persons under its articles, charter, by-laws, partnership agreement or other organizational documents or pursuant to written agreements with any such Person to the extent relating to the Company and its Subsidiaries;

(3)obligations of any Parent Entity in respect of director and officer insurance (including premiums therefor) to the extent relating to the Company and its Subsidiaries;

(4)any (x) general corporate overhead expenses, including all legal, accounting and other professional fees and expenses and (y) other operational expenses of any Parent Entity related to the ownership or operation of the business of the Company or any of the Restricted Subsidiaries;

(5)expenses incurred by any Parent Entity in connection with (i) any offering, sale, conversion or exchange of Subordinated Shareholder Funding, Capital Stock or Indebtedness and (ii) any related compensation paid to officers, directors and employees of such Parent Entity; and

(6)amounts to finance Investments that would otherwise be permitted to be made pursuant Section 4.04 if made by the Company or a Restricted Subsidiary; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (B) such direct or indirect parent company shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Capital

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Stock) to be contributed to the capital of the Company or one of the Restricted Subsidiaries or (2) the merger, consolidation or amalgamation of the Person formed or acquired into the Company or one of the Restricted Subsidiaries in order to consummate such Investment, (C) such direct or indirect parent company and its Affiliates (other than the Company or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Company or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Indenture and such consideration or other payment is included as a Restricted Payment under this Indenture, (D) any property received by the Company shall not increase amounts available for Restricted Payments pursuant to Section 4.04(a)(III) or be an Excluded Contribution or be used to Incur Indebtedness under Section 4.06(b)(10) and (E) such Investment shall be deemed to be made by the Company or such Restricted Subsidiary pursuant to Section 4.04 or pursuant to the definition of “Permitted Investments.”

“Pari Passu Indebtedness” means Indebtedness (a) of an Issuer which ranks equally in right of payment to the Notes or (b) of any Guarantor which ranks equally in right of payment to the Notes Guarantee of such Guarantor.

“Participant” means, with respect to DTC, Euroclear or Clearstream, a Person who has an account with, DTC, Euroclear or Clearstream, respectively.

“Paying Agent” means the Principal Paying Agent and any other Person, including the Principal Paying Agent, authorized by the Issuers to pay the principal of (and premium, if any) or interest on any Note on behalf of the Issuers.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash, Cash Equivalents between the Company or any of the Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with Section 4.07.

“Permitted Collateral Liens” means Liens on the Collateral:

(1)that are described in one or more of clauses (2), (3), (4), (5), (6), (7), (8), (12), (15), (17), (18), (24), (26), (34) or (41) of the definition of “Permitted Liens” and Liens arising by operation of law that would not materially interfere with the ability of the Security Agent to enforce the Security Interests in the Collateral; and

(2)to secure all obligations (including paid-in-kind interest) in respect of:

(a)(i) the Notes (other than Additional Notes), including related Notes Guarantees and (ii) the Existing AMP Notes, including related guarantees thereof;

(b)Indebtedness described under Section 4.06(b)(1)(a) (including Liens on cash collateral pursuant to the agreements, documents and instruments entered into in connection with, or pursuant to, the ABL Facility); provided that (x) Indebtedness under any asset based loan facility may have priority lien status in respect of the ABL Collateral in accordance with the Intercreditor Agreement or

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any Additional Intercreditor Agreement, (y) Hedging Obligations may have super senior priority status in respect of the proceeds from the enforcement of the Fixed Assets Collateral and certain distressed disposals of assets in accordance with the Intercreditor Agreement and any Additional Intercreditor Agreement and (z) Indebtedness under any revolving credit facility, may have super senior priority status in respect of the proceeds from the enforcement of the Fixed Assets Collateral and certain distressed disposals of assets, in accordance with the Intercreditor Agreement and any Additional Intercreditor Agreement; provided, further, that with respect to this clause (z), the maximum commitments under such revolving credit facility that may have such super senior priority status may not exceed (i) $700.0 million less (ii) the amount of commitments under the ABL Facility (measured at the time of the of entry into such revolving credit facility);

(c)Indebtedness described under Section 4.06(b)(1)(b);

(d)Indebtedness described under Section 4.06(b)(2) (to the extent such guarantee is in respect of Indebtedness otherwise permitted to be secured and specified in this definition of “Permitted Collateral Liens”);

(e)Indebtedness described under Section 4.06(b)(5);

(f)Indebtedness described under Section 4.06(b)(6); provided that obligations under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, foreign exchange contracts, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks entered into with respect to any Indebtedness Incurred in compliance with Section 4.06, may have super senior priority status in respect of the proceeds from the enforcement of the Collateral and certain distressed disposals of assets;

(g)Indebtedness described under clauses (4)(a), (4)(b)(i), (4)(c)(to the extent such Indebtedness being Refinanced was permitted to be secured by a Permitted Collateral Lien), (7) (other than with respect to Capitalized Lease Obligations), (13), (14) (provided that such Liens do not extend to assets that are the subject of the related factoring financing, securitization, receivables financing or similar arrangement (or related assets)) or (18) of Section 4.06(b);

(h)Indebtedness described under Section 4.06(a) or clause (1)(c), clause (5) or clause (10) of Section 4.06(b); provided that with respect to liens securing Senior Secured Indebtedness, at the time of Incurrence and after giving pro forma effect thereto, the Consolidated Senior Secured Net Leverage Ratio would be no greater than 4.00 to 1.00;

(i)Liens on the Collateral that secure Indebtedness on a basis junior to the Notes and any guarantees thereof; and

(j)any Refinancing Indebtedness in respect of Indebtedness set forth in the foregoing clauses (a) to (i); provided that any Lien securing such Refinancing

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Indebtedness shall have the same priority, relative to the Lien on such Collateral securing the Notes, as the Lien securing the original Indebtedness refinanced by such Refinancing Indebtedness;

provided that for purposes of determining compliance with this definition, in the event that a Permitted Collateral Lien meets the criteria of more than one of the categories of Permitted Collateral Liens described in paragraphs (1) and (2) above, the Company will be permitted to classify such Permitted Collateral Lien on the date of its incurrence and reclassify such Permitted Collateral Lien at any time and in any manner that complies with this definition.

“Permitted Holders” means, collectively, (i) the Initial Investors, (ii) any one or more Persons, together with such Persons’ Affiliates, whose beneficial ownership constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture, (iii) the Management Stockholders, (iv) any Person who is acting solely as an underwriter in connection with a public or private offering of Capital Stock of any Parent Entity or the Company, acting in such capacity, and (v) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, Persons referred to in subclauses (i) through (iv), collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Company or any Parent Entity held by such group.

“Permitted Investment” means (in each case, by the Company or any of the Restricted Subsidiaries):

(1)Investments in (a) a Restricted Subsidiary (including the Capital Stock of a Restricted Subsidiary) or the Company or (b) a Person (including the Capital Stock of any such Person) that will, upon the making of such Investment, become a Restricted Subsidiary;

(2)Investments in another Person and as a result of such Investment such other Person is merged, amalgamated, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all of its assets to, the Company or a Restricted Subsidiary;

(3)Investments in cash, Cash Equivalents, Temporary Cash Investments or Investment Grade Securities;

(4)Investments in receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business or consistent with past practice;

(5)Investments in payroll, travel, relocation, entertainment and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business or consistent with past practice;

(6)Management Advances;

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(7)Investments in Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business or consistent with past practice and owing to the Company or any Restricted Subsidiary or in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor or otherwise with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including an Asset Disposition;

(9)Investments existing or pursuant to agreements or arrangements in effect on the Issue Date and any modification, replacement, renewal or extension thereof; provided that the amount of any such Investment may not be increased except (a) as required by the terms of such Investment as in existence on the Issue Date or (b) as otherwise not prohibited under this Indenture;

(10)Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 4.06;

(11)pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 4.09;

(12)any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock), Subordinated Shareholder Funding or Capital Stock of any Parent Entity as consideration;

(13)any transaction to the extent constituting an Investment that is permitted and made in accordance with the provisions of Section 4.08(c) (except those described in clauses (1), (3), (6), (7), (8), (9), (12) and (14) of that paragraph);

(14)Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property, in any case, in the ordinary course of business or consistent with past practices, and in accordance with this Indenture;

(15)any (a) Guarantees of Indebtedness not prohibited by Section 4.06 and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business, and (b) performance guarantees and contingent obligations with respect to obligations that are not prohibited by this Indenture;

(16)Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by this Indenture;

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(17)Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged or amalgamated into the Company or merged or amalgamated into or consolidated with a Restricted Subsidiary after the Issue Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(18)Investments consisting of licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(19)contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Company;

(20)Investments in joint ventures and similar entities and Unrestricted Subsidiaries having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause (20) that are at the time outstanding, not to exceed the greater of (a) $225.0 million and (b) 30.0% of LTM EBITDA at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments (without duplication for purposes of Section 4.04, of any amounts applied pursuant to Section 4.04(a)(III)) with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value; provided, however, that (x) if any Investment pursuant to this clause (20) is made in any Person that is not the Company or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes the Company or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) above and shall cease to have been made pursuant to this clause (20) for so long as such Person continues to be the Company or a Restricted Subsidiary and (y) no Investment in an Unrestricted Subsidiary made pursuant to this clause (20) shall be made for the purpose of making an indirect dividend or distribution from the Company or any Restricted Subsidiary in respect of the Company’s or any Restricted Subsidiary’s Capital Stock that would be permitted under clause (14) of Section 4.04(b) or that would otherwise be prohibited under Section 4.04;

(21)additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (21) that are at that time outstanding, not to exceed the greater of (a) $225.0 million and (b) 30.0% of LTM EBITDA (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments (without duplication for purposes of Section 4.04 of any amounts applied pursuant to Section 4.04(a)(III)) with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value; provided, however, that if any Investment pursuant to this clause (21) is made in any Person that is not the Company or a

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Restricted Subsidiary at the date of the making of such Investment and such Person becomes the Company or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) above and shall cease to have been made pursuant to this clause (21) for so long as such Person continues to be the Company or a Restricted Subsidiary;

(22)any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause that are at that time outstanding, not to exceed the greater of (a) $225.0 million and (b) 30.0% of LTM EBITDA (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments (without duplication for purposes of Section 4.04 of any amounts applied pursuant Section 4.04(a)(III)) with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value; provided, however, that if any Investment pursuant to this clause (22) is made in any Person that is not the Company or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes the Company or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) above and shall cease to have been made pursuant to this clause (22) for so long as such Person continues to be the Company or a Restricted Subsidiary;

(23)Investments (a) arising in connection with a Qualified Securitization Financing or Receivables Facility and (b) constituting distributions or payments of Securitization Fees and purchases of Securitization Assets or Receivables Assets in connection with a Qualified Securitization Financing or Receivables Facility;

(24)Investments in connection with the AMP Transfer Transactions or the Transactions;

(25)Investments (including repurchases) in Indebtedness of the Company and the Restricted Subsidiaries;

(26)Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is re-designated as a Restricted Subsidiary as described under Section 4.12;

(27)guaranty and indemnification obligations arising in connection with surety bonds issued in the ordinary course of business;

(28)Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business or consistent with past practice or made in the ordinary course of business or consistent with past practice in connection with obtaining, maintaining or renewing client contacts and loans or advances made to distributors in the ordinary course of business;

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(29)Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business or consistent with past practice;

(30)Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection of deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(31)transactions entered into in order to consummate a Permitted Tax Restructuring;

(32)Investments made in the ordinary course of business, the fair market value of which in the aggregate does not exceed the greater of $25.0 million and 3.0% of LTM EBITDA in any transaction or series of related transactions;

(33)Investments in a Person to the extent that the consideration therefor consists of the issue and sale (other than to any Subsidiary) of shares of the Company’s Capital Stock or Subordinated Shareholder Funding or the net proceeds thereof (other than any Excluded Contribution or to the extent any of the proceeds are used to Incur Indebtedness under Section 4.06(b)(10)); provided that the net proceeds of such sale have been excluded from, and shall not have been included in, the calculation of the amount determined under Section 4.04(a)(III)(B);

(34)Investments resulting from the acquisition of a Person that at the time of such acquisition held instruments constituting Investments that were not acquired in contemplation of the acquisition of such Person;

(35)loans or advances to (i) directors, officers or employees of the Company or any Restricted Subsidiary to pay for the purchase of Capital Stock of the Company or any direct or indirect parent company thereof pursuant to management equity plans or similar management or employee benefit arrangement or (ii) stock option plans, trust and similar asset pools to pay for the purchase of Capital Stock of the Company or any direct or indirect parent company thereof not to exceed the greater of $25.0 million and 3.0% of LTM EBITDA in the aggregate outstanding at any one time;

(36)any Investments received in comprise or resolution of litigation, arbitration or other disputes;

(37)advances, loans, rebates and extensions of credit (including the creation of receivables) to suppliers, customers and vendors, and advance payment made and deferred consideration and performance guarantees, in each case in the ordinary course of business;

(38)any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business; and

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(39)so long as no Default has occurred or is continuing, additional Investments; provided that immediately after giving pro forma effect such Investment, the Consolidated Total Net Leverage Ratio shall not be greater than 4.50 to 1.00.

“Permitted Joint Venture” means any joint venture or similar combinations or other transaction pursuant to which the Company or any Restricted Subsidiary enters into, acquires or subscribes for any shares, stock, securities or other interest in or transfers any assets to any joint venture; provided, however, that the primary business of such joint venture is a Similar Business.

“Permitted Liens” means, with respect to any Person:

(1)Liens on assets or property of a Restricted Subsidiary that is not a Guarantor securing Indebtedness and other Obligations of any Restricted Subsidiary that is not a Guarantor;

(2)pledges, deposits or Liens under workmen’s compensation laws, old-age-part-time arrangements, payroll taxes, unemployment insurance laws, social security laws or similar legislation, or insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements), or pension related liabilities and obligations, or in connection with bids, tenders, completion guarantees, contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public or statutory obligations, or to secure the performance of bids, trade contracts, government contracts and leases, statutory obligations, surety, stay, indemnity, judgment, customs, appeal or performance bonds, guarantees of government contracts, return-of-money bonds, bankers’ acceptance facilities (or other similar bonds, instruments or obligations), obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, or as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case Incurred in the ordinary course of business; or consistent with past practice;

(3)Liens with respect to outstanding motor vehicle fines and Liens imposed by law, including carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s, construction contractors’ or other like Liens, in each case for sums not yet overdue for a period of more than 60 days or that are bonded or being contested in good faith by appropriate proceedings;

(4)Liens for Taxes, assessments or governmental charges which are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to IFRS (or other applicable accounting principles) have been made in respect thereof;

(5)encumbrances, charges, ground leases, easements (including reciprocal easement agreements), survey exceptions, restrictions, encroachments, protrusions, by-law, regulation, zoning restrictions or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct

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of the business of the Company and the Restricted Subsidiaries or to the ownership of their properties, including servicing agreements, development agreements, site plan agreements, subdivision agreements, facilities sharing agreements, cost sharing agreements and other agreements, which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company and the Restricted Subsidiaries;

(6)Liens (a) on assets or property of the Company or any Restricted Subsidiary securing Hedging Obligations or Cash Management Services permitted under this Indenture; (b) that are statutory, common law or contractual rights of set-off (including, for the avoidance of doubt, Liens arising under the general terms and conditions of banks or savings banks) or, in the case of clause (i) or (ii) below, other bankers’ Liens (i) relating to treasury, depository and Cash Management Services or any automated clearing house transfers of funds in the ordinary course of business and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations Incurred in the ordinary course of business of the Company or any Subsidiary of the Company or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any Restricted Subsidiary in the ordinary course of business; (c) on cash accounts securing Indebtedness and other Obligations permitted to be Incurred under clauses (8)(d) or (8)(e) of Section 4.06(b) with financial institutions; (d) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts Incurred in the ordinary course of business, consistent with past practice and not for speculative purposes; (e) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection; (f) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) arising in the ordinary course of business in connection with the maintenance of such accounts and/or (g) arising under customary general terms of the account bank in relation to any bank account maintained with such bank and attaching only to such account and the products and proceeds thereof, which Liens, in any event, do not secure any Indebtedness;

(7)leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business;

(8)Liens securing or otherwise arising out of judgments, decrees, attachments, orders or awards not giving rise to an Event of Default so long as (a) any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated, (b) the period within which such proceedings may be initiated has not expired or (c) no more than 60 days have passed after (i) such judgment, decree, order or award has become final or (ii) such period within which such proceedings may be initiated has expired;

(9)Liens (i) on assets or property of the Company or any Restricted Subsidiary for the purpose of securing Capitalized Lease Obligations, or Purchase Money Obligations, or securing the payment of all or a part of the purchase price of, or securing Indebtedness or other Obligations Incurred to finance or refinance the acquisition, improvement or

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construction of, assets or property acquired or constructed in the ordinary course of business or consistent with past practice; provided that (a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Indenture and (b) any such Liens may not extend to any assets or property of the Company or any Restricted Subsidiary other than assets or property acquired, improved, constructed or leased with the proceeds of such Indebtedness and any improvements or accessions to such assets and property and (ii) any interest or title of a lessor under any Capitalized Lease Obligations or operating lease;

(10)Liens perfected or evidenced by UCC financing statement filings, including precautionary UCC financing statements (or similar filings in other applicable jurisdictions) regarding operating leases (subject, as applicable, to the Election Option) entered into by the Company and the Restricted Subsidiaries in the ordinary course of business;

(11)Liens existing on, or provided for or required to be granted under written agreements existing on, the Issue Date;

(12)Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary (or at the time the Company or a Restricted Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, amalgamation, consolidation or other business combination transaction with or into the Company or any Restricted Subsidiary); provided, however, that such Liens are not created, Incurred or assumed in anticipation of or in connection with such other Person becoming a Restricted Subsidiary (or such acquisition of such property, other assets or stock); provided, further, that such Liens are limited to all or part of the same property, other assets or stock (plus improvements, accession, proceeds or dividends or distributions in connection with the original property, other assets or stock) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

(13)Liens on assets or property of the Company or any Restricted Subsidiary securing Indebtedness or other Obligations of the Company or such Restricted Subsidiary owing to the Company or another Restricted Subsidiary, or Liens in favor of the Company or any Restricted Subsidiary;

(14)Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that were previously so secured, and permitted to be secured under this Indenture; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness or other Obligations being refinanced or is in respect of property that is or could be the security for or subject to a Permitted Lien hereunder;

(15)Liens constituting (a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over

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which the Company or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar arrangements relating thereto and (b) any condemnation or eminent domain proceedings affecting any real property;

(16)any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(17)Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(18)Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(19)Liens securing Indebtedness and other Obligations under clauses (3), (11),  (18) or (19) of Section 4.06(b) (provided that, in the case of Section 4.06(b)(11), such Liens cover only the assets of such Subsidiary);

(20)Permitted Collateral Liens (other than pursuant to clause 2(i) of such definition);

(21)Liens (a) on Capital Stock or other securities or assets of any Unrestricted Subsidiary or Permitted Joint Venture that secure Indebtedness of such Unrestricted Subsidiary or Permitted Joint Venture and (b) then existing with respect to assets of an Unrestricted Subsidiary on the day such Unrestricted Subsidiary is re-designated as a Restricted Subsidiary as described under Section 4.12;

(22)any security granted over the marketable securities portfolio described in clause (8) of the definition of “Cash Equivalents” in connection with the disposal thereof to a third party;

(23)Liens on (a) goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Company or any Restricted Subsidiary or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments and (b) specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(24)Liens on equipment of the Company or any Restricted Subsidiary in the ordinary course of business;

(25)Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities if such sale is otherwise permitted by this Indenture;

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(26)Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder, and Liens, pledges and deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefits of) insurance carriers;

(27)Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted under this Indenture;

(28)Liens (a) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Permitted Investments to be applied against the purchase price for such Investment, and (b) consisting of an agreement to sell any property in an asset sale permitted under Section 4.07, in each case, solely to the extent such Investment or asset sale, as the case may be, would have been permitted on the date of the creation of such Lien;

(29)Liens securing Indebtedness and other Obligations in an aggregate principal amount not to exceed the greater of (a) $250.0 million and (b) 33.3% of LTM EBITDA at the time Incurred;

(30)Liens deemed to exist in connection with Investments in repurchase agreements permitted by Section 4.06 provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(31)Liens arising in connection with a Qualified Securitization Financing or a Receivables Facility;

(32)Settlement Liens;

(33)rights of recapture of unused real property in favor of the seller of such property set forth in customary purchase agreements and related arrangements with any government, statutory or regulatory authority;

(34)the rights reserved to or vested in any Person or government, statutory or regulatory authority by the terms of any lease, license, franchise, grant or permit held by the Company or any Restricted Subsidiary or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(35)restrictive covenants affecting the use to which real property may be put;

(36)Liens or covenants restricting or prohibiting access to or from lands abutting on controlled access highways or covenants affecting the use to which lands may be put; provided that such Liens or covenants do not interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiary;

(37)Liens arising in connection with any Permitted Tax Restructuring;

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(38)Liens for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case, to the extent such cash or government securities are held in an escrow account or similar arrangement, including in each case any interest or premium thereon;

(39)Liens arising in connection with any joint and several liability or any netting or set-off arrangement arising in each case by operation of law as a result of the existence or establishment of a fiscal unity for corporate income tax, trade tax or value added tax or similar purposes or any analogous arrangement;

(40)Liens on any of the Company’s or any Restricted Subsidiary’s property or assets securing the Notes or any Notes Guarantees; and

(41)any extension, renewal or replacement, in whole or in part, of any Permitted Lien; provided that any such extension, renewal or replacement shall not extend in any material respect to any additional property or assets.

In the event that a Permitted Lien meets the criteria of more than one of the types of Permitted Liens (at the time of incurrence or at a later date), the Company in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Permitted Lien in any manner that complies with this Indenture and such Permitted Lien shall be treated as having been made pursuant only to the clause or clauses of the definition of “Permitted Liens” to which such Permitted Lien has been classified or reclassified.

“Permitted Reorganization” means any amalgamation, demerger, merger, voluntary liquidation, consolidation, reorganization, winding-up or corporate reconstruction, directly or indirectly, in one or a series of related transactions involving the Company or any of the Restricted Subsidiaries (a “Reorganization”) that is made on a solvent basis; provided that:

(l)any payments or assets distributed in connection with such Reorganization remain within the Company and the Restricted Subsidiaries; and

(2)if any shares or other assets form part of the Collateral, substantially equivalent Liens must be granted over such shares or assets of the recipient such that they form part of the Collateral,

provided, further that no Permitted Reorganization may override the provisions of Article 5 and, for the avoidance of doubt, the term “Permitted Reorganization” shall include the closure of bank accounts and the conversion of debt instruments into Capital Stock or other equity instruments.

“Permitted Tax Distribution” means:

(1)for any taxable year (or portion thereof) ending after the Issue Date for which the Company is a member of a fiscal unity (whether resulting from a domination and profit or loss pooling agreement or otherwise) or a group filing a consolidated or combined tax return with any Parent Entity for federal, state, provincial, territorial, and/or

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local income Tax purposes, any dividends, intercompany loans, other intercompany balances or other distributions to such Parent Entity to fund any such income Taxes of such Parent Entity that are attributable to the taxable income of the Company and its applicable Subsidiaries, in an amount not to exceed the amount of any such Taxes that the Company (and its applicable Subsidiaries) would have been required to pay if it had been a separate stand-alone company (or a separate consolidated, combined, group, affiliated or unitary group consisting only of the Company and its applicable Subsidiaries) for all applicable taxable periods after the Issue Date; and

(2)for any taxable year (or portion thereof) ending after the Issue Date for which the Company is treated as a disregarded entity, partnership, or other flow-through entity for federal, state, provincial, territorial, and/or local income Tax purposes, any dividends or other distributions to the Company’s direct owner(s) to fund such income Tax liability of such owner(s) (or, if a direct owner is a pass-through entity, of the indirect owner(s)) for such taxable year (or portion thereof) attributable to the taxable income of the Company and its applicable Subsidiaries, in an aggregate amount not the exceed the product of (x) the highest combined applicable marginal federal and state, provincial, territorial, and/or local statutory income Tax rate (for purposes of such tax) (after taking into account any deductibility of U.S. state and local income Tax for U.S. federal income Tax purposes and the character of the income in question) and (y) the taxable income of the Company (for purposes of such tax) for such taxable year (or portion thereof), reduced by all taxable losses of the Company (for purposes of such tax) with respect to any prior taxable year ending after the Issue Date to the extent such losses were not previously taken into account for purposes of computing Permitted Tax Distributions pursuant to this clause (2) and such losses would be deductible against such income of the Company for such taxable year (or portion thereof) if in all relevant taxable years the applicable Parent Entity had no items of income, gain, loss, deduction or credit other than allocations to such Parent Entity of such items by the Company; provided that Permitted Tax Distributions pursuant to this clause (2) shall be reduced by the amount of any such Taxes paid or payable by the Company or any Subsidiary directly to taxing authorities on behalf of any such owner(s).

“Permitted Tax Restructuring” means any reorganizations and other activities related to tax planning and tax reorganization entered into prior to, on or after the date hereof so long as such Permitted Tax Restructuring is not materially adverse to the Holders (as determined by the Company in good faith).

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Subsidiary Guarantors” means each of the entities listed on Schedule I-A.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable as a claim in any such bankruptcy or insolvency proceeding.

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“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Principal Paying Agent” means, initially, Citibank, N.A., London Branch until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor thereof.

“pro forma” means, with respect to any calculation made or required to be made pursuant to the terms of this Indenture, a calculation made in good faith by a responsible financial or accounting officer of the Company; provided that any such calculation shall (x) give effect to any realized or expected synergies, cost efficiencies and cost savings relating to, or directly or indirectly resulting from, or associated with, any Asset Disposition, Investment, acquisition, reorganization, restructuring or operational improvement initiative that has occurred during the period included in the calculation or any prior period or would reasonably be expected to occur in connection with an acquisition or other transaction in relation to which “pro forma” effect is given, as if such synergies, cost efficiencies or cost savings had been effective throughout the period included in the calculation and (y) eliminate any extraordinary, exceptional, unusual or nonrecurring loss, expense or charge (including severance, relocation, plant closure, operational improvement or restructuring costs or reserves therefor) relating to, or directly or indirectly resulting from, or Incurred in connection with, any Asset Disposition, Investment, acquisition, reorganization, restructuring or operational improvement initiative, or offering of debt or equity securities.

“Private Placement Legend” means the legend set forth in Section 2.06(f)(1) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Public Debt” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (i) a public offering registered under the Securities Act and/or (ii) a private placement to institutional and other investors, in each case, that are not Affiliates of the Company, in accordance with Rule 144A and/or Regulation S under the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC for public resale.

“Public Offering” means any offering, including an Initial Public Offering, of shares of common stock or other common equity interests that are listed on an exchange or publicly offered (which shall include an offering pursuant to Rule 144A or Regulation S under the Securities Act to professional market investors or similar persons).

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

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“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Securitization Financing” means any Securitization Facility that meets the following conditions:  (i) the Board of Directors shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and the Restricted Subsidiaries, (ii) all sales of Securitization Assets and related assets by the Company or any Restricted Subsidiary to the Securitization Subsidiary or any other Person are made for fair consideration (as determined in good faith by the Company) and (iii) the financing terms, covenants, termination events and other provisions thereof shall be fair and reasonable terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings.

“Rating Agencies” means S&P, Fitch and Moody’s or if no rating of S&P, Fitch or Moody’s is publicly available, as the case may be, the equivalent of such rating selected by the Company by any other Nationally Recognized Statistical Ratings Organization.

“Rating Category” means: (a) with respect to S&P and Fitch, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); and (b) with respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories).

“Ratings Event” means a decrease in the rating of the Notes or the corporate rating of the Company by any two of the three Rating Agencies by one or more gradations (including gradations within Rating Categories as well as between Rating Categories) on any day during the period (which period will be extended so long as the rating of the Notes or the Company is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) within 60 days following the earlier of (i) the first public notice of the occurrence of a Change of Control or the intention of the Company to effect a Change of Control and (ii) the consummation of such Change of Control; provided, however, that a Ratings Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Ratings Event for purposes of the definition of Change of Control) unless the Rating Agencies making the reduction in rating to which this definition would otherwise apply announces or publicly confirms or informs the Trustee in writing at the request of the Company or the Trustee that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Ratings Event).

“Receivables Assets” means (a) any accounts receivable owed to the Company or a Restricted Subsidiary subject to a Receivables Facility and the proceeds thereof and (b) all collateral securing such accounts receivable, all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable, all records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in connection with a non-recourse accounts receivable factoring arrangement and which are sold, conveyed, assigned or otherwise transferred or pledged by the Company or such Restricted Subsidiary (as applicable) in a transaction or series of transactions in connection with a Receivables Facility.

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“Receivables Facility” means an arrangement between the Company or a Restricted Subsidiary and a counterparty pursuant to which (a) the Company or such Restricted Subsidiary, as applicable, sells (directly or indirectly) accounts receivable owing by customers, together with Receivables Assets related thereto, (b) the obligations of the Company or such Restricted Subsidiary, as applicable, thereunder are non-recourse (except for Securitization Repurchase Obligations) to the Company and such Restricted Subsidiary and (c) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings, and shall include any guaranty in respect of such arrangements.

“Refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Indenture shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness existing on the Issue Date or Incurred in compliance with this Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Company or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(1)(a) such Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced; and (b) to the extent such Refinancing Indebtedness refinances Subordinated Indebtedness, Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Subordinated Indebtedness, Disqualified Stock or Preferred Stock, respectively, and, in the case of Subordinated Indebtedness, is subordinated to the Notes and/or the Notes Guarantees (as applicable) on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced;

(2)Refinancing Indebtedness shall not include:

(a)Indebtedness, Disqualified Stock or Preferred Stock of an Issuer or of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Issuer or a Guarantor; or

(b)Indebtedness, Disqualified Stock or Preferred Stock of the Company or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary; and

(3)such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate

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accreted value) then outstanding (plus fees and expenses, including premiums, accrued and unpaid interest and defeasance costs) under the Indebtedness being Refinanced.

Refinancing Indebtedness in respect of any Credit Facility or any other Indebtedness may be Incurred from time to time after the termination, discharge or repayment of any such Credit Facility or other Indebtedness.

“Regulation S” means Regulation S promulgated under the U.S. Securities Act.

“Related Taxes” means any Taxes, including sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, registration, business, customs, net worth, gross receipts, excise, occupancy, intangibles or similar Taxes and other fees and expenses (other than (x) Taxes measured by income and (y) withholding Taxes), required to be paid (provided that such Taxes are in fact paid) by any Parent Entity by virtue of its:

(1)being incorporated, organized or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than, directly or indirectly, the Company or any of the Company’s Subsidiaries) or otherwise maintain its existence or good standing under applicable law;

(2)being a holding company parent, directly or indirectly, of the Company or any Subsidiaries of the Company;

(3)issuing or holding Subordinated Shareholder Funding;

(4)receiving dividends from or other distributions in respect of the Capital Stock of, directly or indirectly, the Company or any Subsidiaries of the Company; or

(5)having made any (i) payment in respect to any of the items for which the Company is permitted to make payments to any Parent Entity pursuant to Section 4.04 or (ii) Permitted Tax Distribution.

“Relevant Authority” means any competent regulatory, prosecuting, Tax or governmental authority in any jurisdiction.

“Relevant Testing Period” means, for purposes of the calculation of any applicable financial covenant, test, basket or ratio (including those based on LTM EBITDA, Fixed Charge Coverage Ratio and/or Consolidated Total Net Leverage Ratio), the most recently completed four consecutive fiscal quarters ending on the last day of the most recent fiscal quarter (or fiscal year, if later) for which financial statements have been delivered pursuant to Section 4.02 or, at the option of the Company, the most recently completed twelve consecutive months ending on the last day of a calendar month for which the Company has, in its sole determination, sufficient available information to be able to determine any applicable financial covenant, test, basket or ratio.

“Responsible Officer” means, when used with respect to the Trustee, any director, associate director or assistant secretary within the debt and agency services department of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers or, with respect to a

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particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Resolution Authority” means means the Central Bank of Ireland or any other body which has authority to exercise any Write-down and Conversion Powers.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Reversion Date” means, after the Notes have achieved Investment Grade Status, the date, if any, that such Notes shall cease to have such Investment Grade Status.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Sale and Leaseback Transaction” means any arrangement providing for the leasing by the Company or any of the Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Securitization Asset” means (a) any accounts receivable, mortgage receivables, inventory, loan receivables, royalty, patent or other revenue streams and other rights to payment or related assets and the proceeds thereof and (b) all collateral securing such receivable or asset, all contracts and contract rights, guarantees or other obligations in respect of such receivable or asset, lockbox accounts and records with respect to such account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted) together with accounts or assets in connection with a securitization, factoring or receivable sale transaction.

“Securitization Facility” means any of one or more securitization, financing, factoring or sales transactions, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, pursuant to which the Company or any of the Restricted Subsidiaries sells, transfers, pledges or otherwise conveys any Securitization Assets (whether now existing or arising in the future) to a Securitization Subsidiary or any other Person.

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“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any Securitization Asset or participation interest therein issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid in connection with, any Qualified Securitization Financing or Receivables Facility.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets or Receivables Assets in a Qualified Securitization Financing or a Receivables Facility (and related obligations of the Company) to repurchase or otherwise make payments with respect to Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller or the Company, as the case may be.

“Securitization Subsidiary” means any Subsidiary of the Company in each case formed for the purpose of and that solely engages in one or more Qualified Securitization Financings and other activities reasonably related thereto or another Person formed for this purpose.

“Security Agent” means Citibank, N.A., London Branch until a successor replaces it in accordance with the applicable provisions of this Indenture, the Security Documents, the Intercreditor Agreement or any Additional Intercreditor Agreement and thereafter means the successor thereof.

“Security Documents” means all security agreements, pledge agreements, collateral assignments, and any other instrument and document executed and delivered pursuant to this Indenture or otherwise or any of the foregoing, as the same may be amended, supplemented or otherwise modified from time to time, creating the Security Interests in the Collateral.

“Security Interest” means any security interest in the Collateral that is created by the Security Documents.

“Senior Secured Indebtedness” means Indebtedness of the Company and the Restricted Subsidiaries of the type referred to in the definition of “Consolidated Total Indebtedness” that is secured by a Lien on the Collateral (other than any lien that is contractually subordinated to the Liens securing the Notes or ranks behind the Notes) and not contractually subordinated to obligations under the Notes or the Notes Guarantees as of such date and that (x) is Incurred under Section 4.06(a) or clauses (1)(b), (4), (5), (7), (10), (11), (13) or (18) of the Section 4.06(b), (y) is a Guarantee of any Indebtedness set forth in clause (x) that has been Incurred by the Company or a Restricted Subsidiary where such Guarantee is not contractually subordinated to the obligations under the Notes or the Notes Guarantees, or (z) is Refinancing Indebtedness in respect thereof, in all cases without double-counting; provided that, for the avoidance of doubt, Indebtedness under the ABL Facility shall constitute Senior Secured Indebtedness.

“Services Agreement” means Services Agreement as defined in the Offering Memorandum.

“Settlement” means the transfer of cash or other property with respect to any credit or debit card charge, check or other instrument, electronic funds transfer, or other type of paper-based or electronic payment, transfer, or charge transaction for which a Person acts as a processor, remitter, funds recipient or funds transmitter in the ordinary course of its business.

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“Settlement Asset” means any cash, receivable or other property, including a Settlement Receivable, due or conveyed to a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person or an Affiliate of such Person.

“Settlement Indebtedness” means any payment or reimbursement obligation in respect of a Settlement Payment.

“Settlement Lien” means any Lien relating to any Settlement or Settlement Indebtedness (and may include, for the avoidance of doubt, the grant of a Lien in or other assignment of a Settlement Asset in consideration of a Settlement Payment, Liens securing intraday and overnight overdraft and automated clearing house exposure, and similar Liens).

“Settlement Payment” means the transfer, or contractual undertaking (including by automated clearing house transaction) to effect a transfer, of cash or other property to effect a Settlement.

“Settlement Receivable” means any general intangible, payment intangible, or instrument representing or reflecting an obligation to make payments to or for the benefit of a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person.

“Shareholders Agreement” means the shareholders agreement dated as of August 4, 2021, between Ardagh Group S.A. and the Company.

“Significant Subsidiary” means any Restricted Subsidiary or group of Restricted Subsidiaries (each of which is subject to the same event or determination for which the determination of a group of Restricted Subsidiaries is required) that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date, tested by reference to the most recent annual consolidated financial statements of the Company.

“Similar Business” means (a) any businesses, services or activities engaged in by the Company or any of its Subsidiaries or any Associates on the Issue Date, (b) any business that, in the good faith business judgment of the Company, constitutes a reasonable diversification of business conducted by the Company and its Subsidiaries and (c) any businesses, services and activities engaged in by the Company or any of its Subsidiaries or any Associates that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

“Standard Securitization Undertakings” means representations, warranties, covenants, guarantees and indemnities entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Securitization Facility, including those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking or, in the case of a Receivables Facility, a non-credit related recourse accounts receivable factoring arrangement.

“Stated Maturity” means, with respect to any Indebtedness, the date specified in the instrument governing such Indebtedness as the fixed date on which the payment of principal of

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such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any Contingent Obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means, with respect to any Person, any Indebtedness (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinated in right of payment to the Notes or the Notes Guarantees pursuant to a written agreement.

“Subordinated Shareholder Funding” means, collectively, any funds provided to the Company by any Parent Entity, any Affiliate of any Parent Entity or any Permitted Holder or any Affiliate thereof, in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, in each case issued to and held by any of the foregoing Persons, together with any such security, instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Subordinated Shareholder Funding; provided, however, that such Subordinated Shareholder Funding:

(1)does not mature or require any amortization, redemption or other repayment of principal or any sinking fund payment prior to the date that is six months after the Stated Maturity of the Notes (other than through conversion or exchange of such funding into Capital Stock (other than Disqualified Stock) of the Company or any funding meeting the requirements of this definition) or the making of any such payment prior to the date that is six months after the Stated Maturity of the Notes is restricted by the Intercreditor Agreement, an Additional Intercreditor Agreement or another intercreditor agreement;

(2)does not require, prior to the date that is six months after the Stated Maturity of the Notes, payment of cash interest, cash withholding amounts or other cash gross-ups, or any similar cash amounts or the making of any such payment prior to the date that is six months after the Stated Maturity of the Notes is restricted by the Intercreditor Agreement or an Additional Intercreditor Agreement;

(3)contains no change of control, asset sale or similar provisions and does not accelerate and has no right to declare a default or event of default or take any enforcement action or otherwise require any cash payment, in each case, prior to the date that is six months after the Stated Maturity of the Notes or the payment of any amount as a result of any such action or provision or the exercise of any rights or enforcement action, in each case, prior to the date that is six months after the Stated Maturity of the Notes is restricted by the Intercreditor Agreement or an Additional Intercreditor Agreement;

(4)does not provide for or require any security interest or encumbrance over any asset of the Company or any of its Subsidiaries;

(5)pursuant to the terms of the Intercreditor Agreement, an Additional Intercreditor Agreement or another intercreditor agreement, is fully subordinated and junior in right of payment to the Notes and any Notes Guarantee pursuant to subordination, payment blockage and enforcement limitation terms which are customary in all material respects for similar funding or are no less favorable in any material respect to Holders than those contained in the Intercreditor Agreement as in effect on the Issue Date;

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(6)is not Guaranteed by any Subsidiary of the Company;

(7)contains restrictions on transfer to a Person who is not a Parent Entity, any Affiliate of any Parent Entity, any holder of Capital Stock of a Parent Entity or any Affiliate of a Parent Entity or any Permitted Holder or any Affiliate thereof; provided that any transfer of Subordinated Shareholder Funding to any of the foregoing Persons shall not be deemed to be materially adverse to the interests of the Holders; and

(8)does not (including upon the happening of any event) restrict the payment of amounts due in respect of the Notes or any Notes Guarantee or compliance by the Issuers or any Guarantor with its obligations under the Notes, any Notes Guarantee or this Indenture.

“Subsidiary” means, with respect to any Person:

(1)any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or

(2)any partnership, joint venture, limited liability company or similar entity of which:

(a)more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and

(b)such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantors” means any Restricted Subsidiary that Guarantees the Notes (including the Lux HoldCo) until such Notes Guarantee is released in accordance with the terms of this Indenture.

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including interest and penalties and other liabilities with respect thereto) that are imposed by any government or other taxing authority.

“Temporary Cash Investments” means any of the following:

(1)any Investment in:

(a)direct obligations of, or obligations Guaranteed by, (i) the United States of America or Canada, (ii) any European Union member state, (iii) the United

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Kingdom, (iv) Australia, Japan, Norway or Switzerland, (v) any country in whose currency funds are being held specifically pending application in the making of an investment or capital expenditure by the Company or a Restricted Subsidiary in that country with such funds or (vi) any agency or instrumentality of any such country or member state; or

(b)direct obligations of any country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

(2)overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by:

(a)any lender under the ABL Facility;

(b)any institution authorized to operate as a bank in any of the countries or member states referred to in subclause (1)(a) above; or (c) any bank or trust company organized under the laws of any such country or member state or any political subdivision thereof, in each case, having capital and surplus aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) and whose long-term debt is rated at least “A” by S&P or “A-2” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization) at the time such Investment is made;

(3)repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) or (2) above entered into with a Person meeting the qualifications described in clause (2) above;

(4)Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than the Company or any of the Restricted Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

(5)Investments in securities maturing not more than one year after the date of acquisition issued or fully Guaranteed by any state, commonwealth or territory of the United States of America, Australia, Canada, Japan, Norway,  Switzerland, the United Kingdom or any European Union member state or by any political subdivision or taxing authority of any such state, commonwealth, territory, country or member state, and rated at least “BBB-” by S&P or “Baa3” by Moody’s (or, in either case, the equivalent of such

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rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

(6)bills of exchange issued in the United States of America, Australia, Canada, a member state of the European Union, the United Kingdom, Switzerland, Norway or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(7)any money market deposit accounts issued or offered by a commercial bank organized under the laws of a country that is a member of the Organization for Economic Co-operation and Development, in each case, having capital and surplus in excess of $250.0 million (or the foreign currency equivalent thereof) or whose long term debt is rated at least “A” by S&P or “A2” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization) at the time such Investment is made;

(8)Investment funds investing 90% of their assets in securities of the type described in clauses (1) through (7) above (which funds may also hold reasonable amounts of cash pending investment or distribution); and

(9)investments in money market funds complying with the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the U.S. Investment Company Act of 1940, as amended.

“Transaction Expenses” means any fees or expenses Incurred or paid by the Company or any Restricted Subsidiary in connection with the AMP Transfer Transactions, including any fees, costs and expenses associated with settling any claims or action arising from a dissenting stockholder exercising its appraisal rights.

“Transactions” means collectively, the offering of the Notes and the use of proceeds thereof.

“Transfer Agreement” means Transfer Agreement as defined in the Offering Memorandum.

“Treasury Rate” means, as selected by the Company, the greater of (x) the yield to maturity as of the date of the relevant redemption notice of the most recently issued United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (or is obtainable from the Federal Reserve System’s Data Download Program as of the date of such H.15) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the date of such redemption notice, to December 1, 2027; provided, however, that if the period from such date to December 1, 2027 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used and (y) zero.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

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“Trustee” means Citibank, N.A., London Branch until a successor replaces it in accordance with the applicable provisions of this Indenture.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of a collateral agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Unrestricted Subsidiary” means:

(1)any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary (as designated by the Company in the manner provided below); and

(2)any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any Subsidiary of the Company other than the Issuers (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation or other business combination transaction, or Investment therein) to be an Unrestricted Subsidiary only if:

(1)such Subsidiary or any of its Subsidiaries does not own any Capital Stock of the Company or any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2)such designation and the Investment, if any, of the Company in such Subsidiary complies with Section 4.04; and

(3)such Subsidiary does not own, or hold an exclusive license to use, Material Intellectual Property.

“U.S. Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.), as it has been, or may be, amended, from time to time.

“U.S. Dollars” means the lawful currency of the United States of America.

“U.S. Government Obligations” means securities that are:  (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer(s) thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such

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depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1)the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2)the sum of all such payments.

“Wholly Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares or shares required by any applicable law or regulation to be held by a Person other than the Company or another Wholly Owned Subsidiary) is owned by the Company or another Wholly Owned Subsidiary.

“Write-down and Conversion Powers” means any write-down, conversion, transfer, modification or suspension power existing from time to time under, and exercised in compliance with, any laws, regulations, rules or requirements in effect in Ireland, relating to the transposition of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms as amended from time to time, including but not limited to the Bail-In Legislation and Regulation (EU) No 806/2014 as amended from time to time, and the instruments, rules and standards created thereunder, pursuant to which:

(a)any obligation of Citibank Europe plc (or other affiliate of such entity) can be reduced, cancelled, modified or converted into shares, other securities or other obligations of such entity or any other person (or suspended for a temporary period); and

(b)any right in a contract governing an obligation of Citibank Europe plc may be deemed to have been exercised.

Section 1.02Other Definitions.
Term	Defined in Section
“Additional Amounts”	4.15(a)
“Additional Intercreditor Agreement”	9.06(a)
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Term	Defined in Section
“Additional Senior Secured Dollar Notes”	2.16
“Additional Senior Secured Euro Notes”	2.16
“Affiliate Transaction”	4.08(a)
“Annual Financial Statements”	4.02(a)(l)
“Asset Disposition Offer”	4.07(c)
“Authenticating Agent”	2.02
“Authentication Order”	2.02
“Authorized Agent”	13.06
“Book-Entry Interests”	2.06(a)
“Change in Tax Law”	6(a)(2) of the Note
“Change of Control Offer”	4.11(a)
“Company”	Preamble
“Covenant Defeasance”	8.03
“cross acceleration provision”	6.01(a)(4)(B)
“Event of Default”	6.01(a)
“Excess Proceeds”	4.07(c)
“Indenture”	Preamble
“Initial Agreement”	4.05(b)(15)
“Initial Default”	6.03(d)
“Initial Lien”	4.09(a)
“Interest Payment Date”	1 of the Note
“IPO Entity”	1.01
“Issuers”	Preamble
“Irish Issuer”	Preamble
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Term	Defined in Section
“judgment default provision”	6.01(a)(6)
“Legal Defeasance”	8.02
“Other Currency”	13.14(a)
“payment default”	6.01(a)(4)(A)
“Payor”	4.15(a)
“Permitted Payments”	4.04(b)
“primary obligations”	1.01
“primary obligor”	1.01
“Quarterly Financial Statements”	4.02(a)(2)
“Registrar”	2.03
“Regulated Market”	4.02(h)
“Regulation S Dollar Global Note”	2.01(b)
“Regulation S Euro Global Note”	2.01(b)
“Regulation S Global Note”	2.01(b)
“Relevant Taxing Jurisdiction”	4.15(a)(2)
“Required Currency”	13.14(a)
“Reserved Indebtedness Amount”	4.06(c)(9)
“Rule 144A Dollar Global Note”	2.01(b)
“Rule 144A Euro Global Note”	2.01(b)
“Rule 144A Global Note”	2.01(b)
“Restricted Payment”	4.04(a)
“Special Termination Date”	3.08(a)
“Suspension Period”	4.16(b)
“Tax Redemption Date”	6(a) of the Note
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Term	Defined in Section
“Transfer Agent”	2.03
“US Issuer”	Preamble

Section 1.03Rules of Construction.
(a)Unless the context otherwise requires:
(1)a term has the meaning assigned to it;
(2)an accounting term not otherwise defined has the meaning assigned to it in accordance with IFRS;
(3)“or” is not exclusive;
(4)“including” means including without limitation;
(5)words in the singular include the plural, and in the plural include the singular;
(6)“will” shall be interpreted to express a command;
(7)provisions apply to successive events and transactions;
(8)references to Sections of or rules under the Securities Act will be deemed to include substitute, replacement or successor Sections or rules adopted by the SEC from time to time; and
(9)references to the “Notes” are to the Initial Notes and any Additional Notes that are actually issued.
Section 1.04Financial Calculations.

In the event that the Company or a Restricted Subsidiary (w) Incurs Indebtedness to finance an acquisition (including an acquisition of assets) or other transaction or (x) assumes Indebtedness of Persons that are, or secured by assets that are, acquired by the Company or any Restricted Subsidiary or merged into, amalgamated or consolidated with, the Company or a Restricted Subsidiary in accordance with the terms of this Indenture or (y) commits to an acquisition or transaction pursuant to which it may Incur Acquired Indebtedness or (z) is subject to a Change of Control, the date of determination of LTM EBITDA, the Fixed Charge Coverage Ratio, the Consolidated Senior Secured Net Leverage Ratio or the Consolidated Total Net Leverage Ratio, as applicable, shall, at the option of the Company, be (a) the date that a definitive agreement, put option or similar arrangement for such acquisition, transaction, merger, amalgamation, consolidation or Change of Control is entered into and the LTM EBITDA, Fixed Charge Coverage Ratio, the Consolidated Senior Secured Net Leverage Ratio or the Consolidated Total Net Leverage Ratio, as applicable, shall be calculated giving pro forma effect to such acquisition, Change of Control and the other transactions to be entered into in connection therewith (including

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any Incurrence of Indebtedness and the use of proceeds thereof) consistent with the definitions of “LTM EBITDA”, “Fixed Charge Coverage Ratio”, “Consolidated Senior Secured Net Leverage Ratio”, “Consolidated Total Net Leverage Ratio”  and “pro forma”, as applicable, and, for the avoidance of doubt, (A) if any such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in the Consolidated EBITDA of the Company or the target company) at or prior to the consummation of the relevant acquisition or Change of Control, such ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether such acquisition and any related transactions are permitted hereunder and (B) such ratios shall not be tested at the time of consummation of such acquisition, transaction, merger, amalgamation or consolidation; provided that if the Company elects to have such determinations occur at the time of entry into such definitive agreement, put option or similar arrangement, (i) any such transaction shall be deemed to have occurred on the date the definitive agreement, put option or similar arrangement is entered into and to be outstanding thereafter for purposes of calculating any ratios under this Indenture after the date of such agreement and before the earlier of the date of consummation of such acquisition or the date such agreement is terminated or expires without consummation of such acquisition and (ii) to the extent any covenant baskets were utilized in satisfying any covenants, such baskets shall be deemed utilized until the earlier of the date of consummation of such acquisition or the date such agreement is terminated or expires without consummation of such acquisition, but any calculation of LTM EBITDA or Consolidated EBITDA for purposes of other Incurrences of Indebtedness or Liens or making of Restricted Payments (not related to such acquisition) shall not reflect such acquisition until it has been consummated unless such other Incurrence of Indebtedness or Liens is conditional or contingent on the occurrence of such acquisition or Change of Control or (b) the date such Indebtedness is borrowed or assumed or such Change of Control occurs;

Section 1.05Irish Terms.
(1)An “examiner” means an examiner (including any interim examiner) appointed under section 509 of the Companies Act 2014 of Ireland, as amended and examinership shall be construed accordingly.
(2)A “process adviser” means a person appointed or acting as a process adviser within the meaning of section 558A(1) of the Companies Act 2014 of Ireland, as amended.
(3)A “rescue process” means the rescue process for small and micro companies contemplated by Part 10A of the Companies Act 2014 of Ireland, as amended.
(4)A person being “unable to pay its debts” includes that person being unable to pay its debts within the meaning of section 509(3) (other than Section 509(3)(b)), and section 570 of the Companies Act 2014 of Ireland, as amended.
Article 2
THE NOTES
Section 2.01Form and Dating.
(a)General.  The Senior Secured Euro Notes and the Trustee’s (or the Authenticating Agent’s) certificate of authentication shall be substantially in the form of Exhibit A-1 hereto with
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such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture.  The Senior Secured Dollar Notes and the Trustee’s (or the Authenticating Agent’s) certificate of authentication shall be substantially in the form of Exhibit A-2 hereto with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture.  The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage.  The Issuers shall approve the form of the Notes and any notation, legend or endorsement thereon.  Each Note will be dated the date of its authentication.  The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the parties hereto, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.  However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.
(b)Global Notes.  The Senior Secured Euro Notes offered and sold to QIBs in reliance on Rule 144A shall be issued initially in the form of one or more Global Notes substantially in the form of Exhibit A-1 hereto, with such applicable legends as are provided in Exhibit A-1 hereto, except as otherwise permitted herein (the “Rule 144A Euro Global Note”), which shall be deposited on behalf of the purchasers of the Senior Secured Euro Notes represented thereby with the Common Depositary, and registered in the name of the Common Depositary or its nominee, as the case may be, for the accounts of Euroclear and Clearstream, duly executed by the Issuers and authenticated by the Trustee (or its agent in accordance with Section 2.02) as hereinafter provided.  The aggregate principal amount of the Rule 144A Euro Global Note may from time to time be increased or decreased by adjustments made by the Registrar on Schedule A to the Rule 144A Euro Global Note and recorded in the security register, as hereinafter provided.

The Senior Secured Euro Notes offered and sold in reliance on Regulation S shall be issued initially in the form of one or more Global Notes substantially in the form of Exhibit A-1 hereto, with such applicable legends as are provided in Exhibit A-1 hereto, except as otherwise permitted herein (the “Regulation S Euro Global Note”), which shall be deposited on behalf of the purchasers of the Senior Secured Euro Notes represented thereby with a Common Depositary, and registered in the name of the Common Depositary or its nominee, duly executed by the Issuers and authenticated by the Trustee (or its agent in accordance with Section 2.02) as hereinafter provided.  The aggregate principal amount of the Regulation S Euro Global Note may from time to time be increased or decreased by adjustments made by the Registrar on Schedule A to the Regulation S Euro Global Note and recorded in the security register, as hereinafter provided.

The Senior Secured Dollar Notes offered and sold to QIBs in reliance on Rule 144A shall be issued initially in the form of one or more Global Notes substantially in the form of Exhibit A-2 hereto, with such applicable legends as are provided in Exhibit A-2 hereto, except as otherwise permitted herein (the “Rule 144A Dollar Global Note” and, together with the Rule 144A Euro Global Notes, the “Rule 144A Global Notes”), which shall be deposited on behalf of the purchasers of the Senior Secured Dollar Notes represented thereby with a custodian for DTC, and registered in the name Cede & Co., duly executed by the Issuers and authenticated by the Trustee (or its agent in accordance with Section 2.02) as hereinafter provided.  The aggregate principal amount of the Rule 144A Dollar Global Note may from time to time be increased or decreased by adjustments made by the Registrar on Schedule A to the Rule 144A Dollar Global Note and recorded in the security register, as hereinafter provided.

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The Senior Secured Dollar Notes offered and sold offered and sold in reliance on Regulation S shall be issued initially in the form of one or more Global Notes substantially in the form of Exhibit A-2 hereto, with such applicable legends as are provided in Exhibit A-2 hereto, except as otherwise permitted herein (the “Regulation S Dollar Global Note” and, together with the Regulation S Euro Global Notes, the “Regulation S Global Notes”), which shall be deposited on behalf of the purchasers of the Senior Secured Dollar Notes represented thereby with a custodian for DTC, and registered in the name Cede & Co., duly executed by the Issuers and authenticated by the Trustee (or its agent in accordance with Section 2.02) as hereinafter provided.  The aggregate principal amount of the Regulation S Dollar Global Note may from time to time be increased or decreased by adjustments made by the Registrar on Schedule A to the Regulation S Dollar Global Note and recorded in the security register, as hereinafter provided.

(c)Definitive Registered Notes.  Definitive Registered Notes issued upon transfer of a Book-Entry Interest or a Definitive Registered Note, or in exchange for a Book-Entry Interest or a Definitive Registered Note, shall be issued in accordance with this Indenture.

Notes issued in definitive registered form will be, as applicable, substantially in the form of Exhibit A-1 or Exhibit A-2 hereto (excluding the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” in the form of the Schedule attached thereto), except as provided for in Article 9.

(d)Book-Entry Provisions.  The Applicable Procedures shall be applicable to Book-Entry Interests in the Global Notes that are held by Participants through DTC, Euroclear or Clearstream as applicable.
(e)Denomination.  The Senior Secured Euro Notes shall be issued only in registered form without coupons and only in minimum denominations of €100,000 in principal amount and any integral multiples of €1,000 in excess thereof.  The Senior Secured Dollar Notes shall be issued only in registered form without coupons and only in minimum denominations of $200,000 in principal amount and any integral multiples of $1,000 in excess thereof.
Section 2.02Execution and Authentication.

At least one Officer of each of the Issuers must sign the Notes for such Issuer by manual or facsimile signature.

If an Officer of any Issuer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note shall not be valid until authenticated by the manual or facsimile signature of the authorized signatory of the Trustee or an Authenticating Agent.  The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.  Notwithstanding the foregoing, if any Note shall have been authenticated and delivered hereunder but never issued and sold by the Issuers, the Issuers shall deliver such Note to the Trustee for cancellation as provided for in Section 2.11.

Pursuant hereto, the Trustee or the Authenticating Agent will, upon receipt of a written order of the Issuers signed by at least one Officer of each Issuer and delivered to the Trustee or the

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Authenticating Agent (an “Authentication Order”), authenticate, or cause the relevant Authenticating Agent to authenticate, (i) the Notes in the form of Global Notes; or (ii) the Definitive Registered Notes from time to time issued in exchange for a like aggregate amount of Global Notes or Definitive Registered Notes that may be validly issued under this Indenture, including, in each case, any Additional Notes.  The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Issuers pursuant to one or more Authentication Orders, except as provided in Section 2.07.

The Trustee may appoint one or more authenticating agents (each, an “Authenticating Agent”) acceptable to the Issuers to authenticate the Notes.  An Authenticating Agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.  An Authenticating Agent has the same rights as an Agent to deal with Holders or Affiliates of the Issuers.

Section 2.03Registrar and Paying Agent.

The Issuers will maintain one or more Paying Agents for the Notes. The Issuers hereby appoint Citibank, N.A., London Branch as the initial Paying Agent (the “Principal Paying Agent”).

The Issuers will also maintain one or more registrars (each, a “Registrar”) and one or more transfer agents (each, the “Transfer Agent”).  The initial Registrar will be Citibank Europe plc and the initial Transfer Agent will be Citibank, N.A., London Branch.  The Registrar and Transfer Agent will maintain a register reflecting ownership of Definitive Registered Notes outstanding from time to time, if any, and together with the Transfer Agent, will facilitate transfers of Definitive Registered Notes on behalf of the Issuers.  Each such Agent hereby accepts such appointment; provided that the liability of each Agent hereunder shall be several.

The Issuers may change any Paying Agent, Registrar or Transfer Agent for the Notes without prior notice to the Holders of the Notes.  The Issuers or any of their Subsidiaries may act as Paying Agent or Registrar in respect of the Notes. For so long as the Notes are listed on the Official List of the Exchange and admitted for trading on the Exchange and the rules of the Authority so require, the Issuers will notify the Authority of any change of Principal Paying Agent, Registrar or Transfer Agent.

Section 2.04Paying Agent to Hold Money.

The Issuers will require each Paying Agent (other than the Trustee or an Affiliate of the Trustee) not a party to this Indenture to agree in writing that such Paying Agent will hold for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium or Additional Amounts, if any, or interest on, the Notes, and will notify the Trustee in writing of any Default by the Issuers in making any such payment.  While any such Default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee.  The Issuers at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent.  Upon payment over to the Trustee, the Paying Agent (if other than the Issuers or one of their Subsidiaries) will have no further liability for the money.  If the Issuers or one of their Subsidiaries acts as Paying Agent, it will segregate

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and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent.  Upon any insolvency, bankruptcy or reorganization proceedings relating to any Issuer or such Subsidiary (including, without limitation, its bankruptcy, voluntary or judicial liquidation, composition with creditors, reprieve from payment, controlled management, fraudulent conveyance, general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally), the Paying Agent will serve as an agent of the Trustee.  The Issuers shall, before 10:00 a.m. London time on the day on which the appropriate Paying Agent is to receive payment, procure that the bank effecting payment for it confirms by fax or tested SWIFT MT100 message to the appropriate Paying Agent the payment instructions relating to such payment.  For the avoidance of doubt, the Paying Agent and the Trustee shall be held harmless and have no liability with respect to payments or disbursements to be made by such Paying Agent and Trustee (i) for which payment instructions are not made or that are not otherwise deposited by the respective times set forth in this Section 2.04; and (ii) until they have confirmed receipt of funds sufficient to make the relevant payment.

Section 2.05Holder Lists.

The Registrar(s) will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders.  Following the exchange of beneficial interests in Global Notes for Definitive Registered Notes, the Issuers will furnish to the Trustee and each Paying Agent at least two Business Days before each interest payment date and at such other times as the Trustee or the Paying Agent may reasonably request in writing, the names and addresses of Holders of such Definitive Registered Notes.  In case of inconsistency between the register of Notes kept by the Registrar and the one kept by the Issuers at its registered office, the register kept by the Registrar shall prevail.

Section 2.06Transfer and Exchange.
(a)Transfer and Exchange of Global Notes.  Ownership of interests in the Global Notes (“Book-Entry Interests”) will be limited to Persons that have accounts with DTC, Euroclear or Clearstream, as applicable, or Persons that may hold interests through such participants.  Ownership of interests in the Book-Entry Interests and transfers thereof will be subject to the restrictions on transfer and certification requirements set forth herein.  In addition, transfers of Book-Entry Interests between Participants will be effected by DTC, Euroclear or Clearstream, as applicable, in each case pursuant to the Applicable Procedures.

Owners of the Book-Entry Interests will receive Definitive Registered Notes only in the following circumstances:

(1)If DTC, Euroclear or Clearstream, as applicable, notifies the Issuers that it is unwilling or unable to continue to act as depositary or has ceased to be a clearing agency required under the Exchange Act and, in either case, a successor depositary is not appointed by the Issuers within 120 days; or
(2)if any Holder of a Book-Entry Interest requests such exchange in writing delivered through DTC, Euroclear or Clearstream, as applicable, following an Event of Default under this Indenture.
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Upon the occurrence of either of the preceding events in Section 2.06(a)(1) or Section 2.06(a)(2), the Issuers shall, at their own cost, issue or cause to be issued Definitive Registered Notes in such names as DTC, Euroclear or Clearstream, as applicable, shall instruct the Registrar or Transfer Agent, and such Definitive Registered Notes will bear the Private Placement Legend to the extent required under Section 2.06(f)(1) hereof, unless that legend is not required thereby or by applicable law.

Global Notes also may be exchanged or replaced, in whole or in part, as provided in Section 2.07 and 2.10.  A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a).  Book-Entry Interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c).  Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note of the same series or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10, shall be authenticated and delivered in the form of, and shall be, a Global Note.

(b)General Provisions Applicable to Transfer and Exchange of Book-Entry Interests in the Global Notes.  The transfer and exchange of Book-Entry Interests shall be effected through DTC, Euroclear or Clearstream, as applicable, in accordance with the provisions of this Indenture and the Applicable Procedures.

In connection with all transfers and exchanges of Book-Entry Interests (other than transfers of Book-Entry Interests in connection with which the transferor takes delivery thereof in the form of a Book-Entry Interest in the same Global Note), the Transfer Agent (copied to the Trustee and the relevant Registrar) must receive:  (i) a written order from a Participant or an Indirect Participant given to DTC, Euroclear or Clearstream, as applicable, in accordance with the Applicable Procedures directing DTC, Euroclear or Clearstream, as applicable, to debit from the transferor a Book-Entry Interest in an amount equal to the Book-Entry Interest to be transferred or exchanged; (ii) a written order from a Participant or an Indirect Participant given to DTC, Euroclear and Clearstream, as applicable, in accordance with the Applicable Procedures directing DTC, Euroclear or Clearstream, as applicable, to credit or cause to be credited a Book-Entry Interest in another Global Note of the same series in an amount equal to the Book-Entry Interest to be transferred or exchanged; and (iii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited or debited with such increase or decrease, if applicable.

In connection with a transfer or exchange of a Book-Entry Interest for a Definitive Registered Note, the Transfer Agent (copied to the Trustee and the relevant Registrar) must receive:  (i) a written order from a Participant or an Indirect Participant given to DTC, Euroclear or Clearstream, as applicable, in accordance with the Applicable Procedures directing DTC, Euroclear or Clearstream, as applicable, to debit from the transferor a Book-Entry Interest in an amount equal to the Book-Entry Interest to be transferred or exchanged; (ii) a written order from a Participant directing the Registrar to cause to be issued a Definitive Registered Note in an amount equal to the Book Entry Interest to be transferred or exchanged; and (iii) instructions containing information regarding the Person in whose name such Definitive Registered Note shall be registered to effect the transfer or exchange referred to above.

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In connection with any transfer or exchange of Definitive Registered Notes, the Holder of such Notes shall present or surrender to the Transfer Agent or Registrar the Definitive Registered Notes duly endorsed or accompanied by a written instruction of transfer in a form satisfactory to such Transfer Agent or Registrar duly executed by such Holder or by its attorney, duly authorized in writing.  In addition, in connection with a transfer or exchange of a Definitive Registered Note for a Book-Entry Interest, the Transfer Agent (copied to the Trustee and the relevant Registrar) must receive a written order directing DTC, Euroclear or Clearstream, as applicable, to credit the account of the transferee in an amount equal to the Book-Entry Interest to be transferred or exchanged.

Upon satisfaction of all of the requirements for transfer or exchange of Book-Entry Interests in Global Notes of the same series contained in this Indenture, the Transfer Agent (copied to the Trustee and the relevant Registrar), as specified in this Section 2.06, shall endorse the relevant Global Note(s) of the same series with any increase or decrease and instruct DTC, Euroclear or Clearstream, as applicable, to reflect such increase or decrease in its systems.

Notwithstanding the foregoing, the Registrar and the Transfer Agent are not required to register the transfer or exchange of any Definitive Registered Notes:

(1)for a period of 15 days prior to any date fixed for the redemption of the applicable series of Notes;
(2)for a period of 15 days immediately prior to the date fixed for selection of the applicable series of Notes to be redeemed in part;
(3)for a period of 15 days prior to the record date with respect to any interest payment date; or
(4)which the Holder has tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer of an Asset Disposition Offer.

Transfers of Book-Entry Interests shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the U.S. Securities Act.  Transfers and exchanges of Book-Entry Interests for Book-Entry Interests also shall require compliance with either clause (b)(1) or (b)(2) below, as applicable, as well as clause (b)(3) below, if applicable:

(1)Transfer of Book-Entry Interests in the Same Global Note.  Book-Entry Interests in a Global Note may be transferred to Persons who take delivery thereof in the form of a Book-Entry Interest in a Rule 144A Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend.  No written orders or instructions shall be required to be delivered to the Trustee to effect transfers of Book-Entry Interests in a Global Note for Book-Entry Interest in the same Global Note.

(2)All Other Transfers and Exchanges of Book-Entry Interests in Global Notes.  A Holder may transfer or exchange a Book-Entry Interest in Global Notes of the same series in a transaction not subject to Section 2.06(b)(1) above only if the Transfer Agent (copied to the Trustee and the relevant Registrar) receives either:

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(A)both:

(i)a written order from a Participant or an Indirect Participant given to DTC, Euroclear or Clearstream, as applicable, in accordance with the Applicable Procedures directing DTC, Euroclear or Clearstream, as applicable, to credit or cause to be credited a Book-Entry Interest in another Global Note of the same series in an amount equal to the Book-Entry Interest to be transferred or exchanged; and

(ii)instructions given by DTC, Euroclear or Clearstream, as applicable, in accordance with the Applicable Procedures containing information regarding the Participant’s account to be credited with such increase; or

(B)both:

(i)a written order from a Participant or an Indirect Participant given to DTC, Euroclear or Clearstream, as applicable, in accordance with the Applicable Procedures directing DTC, Euroclear or Clearstream, as applicable, to cause to be issued a Definitive Registered Note in an amount equal to the Book-Entry Interest to be transferred or exchanged; and

(ii)instructions given by DTC, Euroclear or Clearstream, as applicable, to the relevant Registrar containing information specifying the identity of the Person in whose name such Definitive Registered Note shall be registered to effect the transfer or exchange, the principal amount of such securities and the CUSIP, ISIN or Common Code, as applicable, or other similar number identifying the Notes, provided that any such transfer or exchange of Book-Entry Interests in a Global Note of the same series to Persons who take delivery thereof in the form of a Book-Entry Interest in a Rule 144A Global Note shall be made in accordance with the transfer restrictions set forth in the Private Placement Legend.

(3)Transfer of Book-Entry Interests to Another Global Note.  A Book-Entry Interest in any Global Note of the same series may be transferred to a Person who takes delivery thereof in the form of a Book-Entry Interest in another Global Note of the same series if the transfer complies with the requirements of Section 2.06(b)(2) above and the relevant Registrar, Transfer Agent or Trustee receives the following:

(A)if the transferee will take delivery in the form of a Book-Entry Interest in a Rule 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(B)if the transferee will take delivery in the form of a Book-Entry Interest in a Regulation S Global Note then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

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For the avoidance of doubt, it is understood that the transfer and exchange of Book-Entry Interests shall be applicable only to Notes of the same series.

(c)Transfer or Exchange of Beneficial Interests for Definitive Registered Notes.  If any holder of a Book-Entry Interest in a Global Note proposes to exchange such Book-Entry Interest for a Definitive Registered Note of the same series or to transfer such Book-Entry Interest to a Person who takes delivery thereof in the form of a Definitive Registered Note of the same series, then, upon receipt by the Trustee, the Transfer Agent and the relevant Registrar of the following documentation:

in the case of a transfer by a holder of a Book-Entry Interest in a Regulation S Global Note of the same series, the transfer complies with Section 2.06(b) above;

in the case of a transfer by a holder of a Book-Entry Interest in a Rule 144A Global Note of the same series to a QIB in reliance on Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

in the case of a transfer by a holder of a Book-Entry Interest in a Rule 144A Global Note of the same series in reliance on Regulation S, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

in the case of a transfer by a holder of a Book-Entry Interest in a Rule 144A Global Note of the same series in reliance on Rule 144, the Trustee shall have received a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3) thereof; or

in the case of an exchange by a holder of a Book-Entry Interest for its own account without transfer, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1) thereof;

the Principal Paying Agent and/or the Registrar shall cause the aggregate principal amount of the applicable Global Note of the same series to be reduced accordingly pursuant to Section 2.06(g) below, and the Issuers shall execute and the Trustee or the Authenticating Agent shall authenticate and deliver to the Person designated in the instructions a Definitive Registered Note in the appropriate principal amount.  Any Definitive Registered Note issued in exchange for a Book-Entry Interest in a Global Note of the same series pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such Book-Entry Interest shall instruct the relevant Registrar through instructions from DTC, Euroclear or Clearstream, as applicable, and the Participant or Indirect Participant.  The relevant Registrar or Paying Agent shall deliver such Definitive Registered Notes to the Persons in whose names such Notes are so registered.  Any Definitive Registered Note issued in exchange for a Book-Entry Interest in a Rule 144A Global Note of the same series pursuant to Section 2.06(c)(B) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.  For the avoidance of doubt, it is understood that the exchange of a Book-Entry Interest in a Global to such Book Entry Interest for a Definitive Registered Note or a transfer such Book-Entry Interest to a Person who takes delivery thereof in the form of a Definitive Registered Note shall be applicable only to Notes of the same series.

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(d)Transfer and Exchange of Definitive Registered Notes for Book-Entry Interests in the Global Notes.  If any Holder of a Definitive Registered Note proposes to exchange such Note for a Book-Entry Interest in a Global Note of the same series or to transfer such Definitive Registered Notes to a Person who takes delivery thereof in the form of a Book-Entry Interest in a Global Note of the same series, then, upon receipt by the Trustee, the Transfer Agent and the relevant Registrar of the following documentation:

if the Holder of such Definitive Registered Note proposes to exchange such Note for a Book-Entry Interest in a Global Note of the same series for its own account without transfer, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2) thereof;

if such Definitive Registered Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

if such Definitive Registered Note is being transferred in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof, as applicable; and

the Transfer Agent or the relevant Registrar will cancel the Definitive Registered Note, and the Transfer Agent or the relevant Registrar will increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the Global Note of the same series, in the case of clause (B) above, the applicable Rule 144A Global Note of the same series, and in the case of clause (C) above, the applicable Regulation S Global Note of the same series.  For the avoidance of doubt, it is understood that a Holder of a Definitive Registered Note proposing to exchange such Note for a Book-Entry Interest in a Global Note or to transfer such Definitive Registered Notes to a Person who takes delivery thereof in the form of a Book-Entry Interest in a Global Note shall be applicable only to Notes of the same series.

(e)Transfer and Exchange of Definitive Registered Notes for Definitive Registered Notes.  Upon request by a Holder of Definitive Registered Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Transfer Agent or the relevant Registrar will register the transfer or exchange of Definitive Registered Notes, which registration the Issuers will be informed of by such Transfer Agent or such Registrar (as the case may be).  Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Transfer Agent or the relevant Registrar the Definitive Registered Notes duly endorsed and accompanied by a written instruction of transfer in a form satisfactory to such Transfer Agent or such Registrar duly executed by such Holder or its attorney, duly authorized to execute the same in writing.  In the event that the Holder of such Definitive Registered Notes does not transfer the entire principal amount of Notes represented by any such Definitive Registered Note, the Transfer Agent or the relevant Registrar will cancel or cause to be cancelled such Definitive Registered Note and the Issuers (who have been informed of such cancellation) shall execute and the Trustee or the Authenticating Agent shall authenticate and deliver to the requesting Holder and any transferee Definitive Registered Notes in the appropriate principal amounts.  In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).
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Any Definitive Registered Note of the same series may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Definitive Registered Note if the relevant Registrar receives the following:

if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

if the transfer will be made in reliance on Regulation S, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

For the avoidance of doubt, it is understood that a transfer and exchange of Definitive Registered Notes for Definitive Registered Notes shall be applicable only to Notes of the same series.

(f)Legends.  The following legends will appear on the face of all Global Notes and Definitive Registered Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.
(1)Private Placement Legend.  Each Global Note and each Definitive Registered Note (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE

U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.  NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT.

[THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE U.S. SECURITIES ACT) OR (B) IT IS A NONU.S. PERSON ACQUIRING THIS NOTE IN AN “OFFSHORE TRANSACTION” PURSUANT TO RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, (2) AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR FOR WHICH IT HAS PURCHASED SECURITIES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) WHICH IS [IN THE CASE OF RULE 144A NOTES:  ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH AN ISSUER OR ANY AFFILIATE OF AN ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR

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OF THIS SECURITY)] [IN THE CASE OF REGULATION S NOTES:  40 DAYS AFTER THE LATER OF THE DATE WHEN THE SECURITIES WERE FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS IN RELIANCE ON REGULATION S AND THE DATE OF THE COMPLETION OF THE DISTRIBUTION] ONLY (A) TO AN ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE U.S. SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NONU.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES IN COMPLIANCE WITH REGULATION S UNDER THE U.S. SECURITIES ACT OR (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO ANY REQUIREMENT OF LAW THAT THE DISPOSITION OF ITS PROPERTY OR THE PROPERTY OF SUCH INVESTOR ACCOUNT OR ACCOUNTS BE AT ALL TIMES WITHIN ITS OR THEIR CONTROL AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS AND ANY APPLICABLE LOCAL LAWS AND REGULATION S AND FURTHER SUBJECT TO EACH ISSUER’S AND THE TRUSTEE’S RIGHTS PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (I) PURSUANT TO CLAUSE (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM AND (II) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS SECURITY IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.  [IN THE CASE OF REGULATION S NOTES:  THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, REPRESENTS THAT IT IS ACQUIRING THIS SECURITY IN AN “OFFSHORE TRANSACTION” PURSUANT TO REGULATION S UNDER THE U.S. SECURITIES ACT.]

(2)ERISA Legend for the Notes.  Each Global Note will bear a legend in substantially the following form:

BY ITS PURCHASE AND HOLDING OF THIS NOTE (OR ANY INTEREST HEREIN), THE PURCHASER OR HOLDER WILL BE DEEMED TO HAVE REPRESENTED AND AGREED THAT (A) IT IS NOT AND FOR SO LONG AS IT HOLDS THIS NOTE (OR ANY INTEREST HEREIN) WILL NOT BE (I) AN “EMPLOYEE BENEFIT PLAN” AS DEFINED IN SECTION 3(3) OF THE

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U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), THAT IS SUBJECT TO TITLE I OF ERISA, (II) A “PLAN” AS DEFINED IN AND SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), (III) AN ENTITY OR ACCOUNT WHOSE UNDERLYING ASSETS ARE DEEMED TO INCLUDE THE ASSETS OF ANY SUCH EMPLOYEE BENEFIT PLAN SUBJECT TO ERISA OR OTHER PLAN SUBJECT TO SECTION 4975 OF THE CODE OR (IV) A NON-U.S., GOVERNMENTAL, CHURCH OR OTHER BENEFIT PLAN WHICH IS SUBJECT TO ANY NON-U.S. OR U.S. FEDERAL, STATE, OR LOCAL LAW THAT IS SIMILAR TO THE PROHIBITED TRANSACTION PROVISIONS OF TITLE I OF ERISA OR SECTION 4975 OF THE CODE (“SIMILAR LAW”) (EACH OF (I), (II), (III) AND (IV), A “PLAN”), (B) NO ASSETS OF A PLAN HAVE BEEN USED BY IT TO ACQUIRE THIS NOTE (OR ANY INTEREST HEREIN) OR (C) ITS PURCHASE AND HOLDING OF THIS NOTE (OR ANY INTEREST HEREIN) WILL NOT RESULT IN A PROHIBITED TRANSACTION UNDER TITLE I OF ERISA OR SECTION 4975 OF THE CODE FOR WHICH AN EXEMPTION IS NOT AVAILABLE OR VIOLATION OF ANY SIMILAR LAW, AND NONE OF THE ISSUERS, THE INITIAL PURCHASERS NOR ANY OF THEIR RESPECTIVE AFFILIATES IS ITS FIDUCIARY IN CONNECTION WITH THE PURCHASE AND HOLDING OF THIS NOTE.

(3)Global Note Legend for the Notes.  Each Global Note will bear a legend in substantially the following form:

THIS GLOBAL NOTE IS HELD BY [THE COMMON DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE]1 [THE CUSTODIAN FOR THE DEPOSITORY TRUST COMPANY]2 IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, AND (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE.

(g)Cancellation and/or Adjustment of Global Notes.  At such time as all Book-Entry Interests in a particular Global Note of the same series have been exchanged for Definitive Registered Notes or a particular Global Note of the same series has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof.  At any time prior to such
[1]	With respect to Senior Secured Euro Notes.
[2]	With respect Senior Secured Dollar Notes.
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cancellation, if any Book-Entry Interest in a Global Note of the same series is exchanged for or transferred to a Person who will take delivery thereof in the form of a Book-Entry Interest in another Global Note of the same series or for Definitive Registered Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the relevant Paying Agent or Registrar, at the direction of the Trustee to reflect such reduction; and if the Book-Entry Interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a Book-Entry Interest in another Global Note of the same series, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the relevant Registrar or Paying Agent, at the direction of the Trustee to reflect such increase.
(h)General Provisions Relating to Transfers and Exchanges.

To permit registrations of transfers and exchanges, the Issuers will execute and the Trustee or an Authenticating Agent will authenticate Global Notes and Definitive Registered Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

No service charge will be made by the Issuers or the Registrar to a Holder of a Book-Entry Interest in a Global Note, a Holder of a Global Note or a Holder of a Definitive Registered Note for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any stamp duty, stamp duty reserve, documentary or other similar tax or governmental charge that may be imposed in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 4.07 and 4.11 hereof).

No Transfer Agent or Registrar will be required to register the transfer or exchange of any definitive registered Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

All Global Notes and Definitive Registered Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Registered Notes will be the valid obligations of the Issuers, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Registered Notes surrendered upon such registration of transfer or exchange.

The Trustee, any Agent and the Issuers may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuers shall be affected by notice to the contrary.

All certifications, certificates and Opinions of Counsel required to be submitted to the Issuers, the Trustee or the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted initially by facsimile with originals to be delivered as soon as practicable thereafter to the Trustee.

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Section 2.07Replacement Notes.

If Definitive Registered Notes are issued and a holder thereof claims that such a Definitive Registered Note has been lost, destroyed or wrongfully taken, or if such Definitive Registered Note is mutilated and is surrendered to a Registrar or at the office of a Paying Agent, the Issuers will issue and the Trustee or an Authenticating Agent will authenticate a replacement Definitive Registered Note if the Trustee’s and the Issuers’ requirements are met.  The Issuers or the Trustee may require a holder requesting replacement of a Definitive Registered Note to furnish an indemnity bond sufficient in the judgment of both to protect themselves, the Trustee or the Principal Paying Agent appointed pursuant to this Indenture from any loss which any of them may suffer if a Definitive Registered Note is replaced.  The Issuers and the Trustee may charge for any expenses incurred by it in replacing a Definitive Registered Note.

In case any such mutilated, destroyed, lost or stolen Definitive Registered Note has become or is about to become due and payable, or is about to be redeemed or purchased by the Issuers pursuant to the provisions of this Indenture, the Issuers, in their discretion, may, instead of issuing a new Definitive Registered Note, pay, redeem or purchase such Definitive Registered Note, as the case may be.

Section 2.08Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee, or the Authenticating Agent, except for those canceled by it or the relevant Registrar or Paying Agent, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Paying Agent or the relevant Registrar in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding.  Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuers or an Affiliate of an Issuer holds the Note; provided, however that the Notes held by the Issuers or a Subsidiary of an Issuer shall not be deemed to be outstanding for purposes of Section 2.09 hereof and paragraph 5(c) of the Notes.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee and the relevant Registrar receive proof satisfactory to them that the replaced Note is held by a bona fide purchaser.

If the principal amount and premium, if any, of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If a Paying Agent (other than the Issuers, a Subsidiary or an Affiliate of an Issuer) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, and is not prohibited from paying such money to the Holders pursuant to the terms of this Indenture, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09Acts by Holders.

In determining whether the Holders of the required aggregate principal amount of the Notes have concurred in any direction, waiver or consent, any Notes owned by an Issuer or by any Person

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directly or indirectly controlled, or controlled by, or under direct or indirect common control with, an Issuer will be disregarded and deemed not to be outstanding.

Section 2.10Temporary Notes.

Until certificates representing Notes are ready for delivery, the Issuers may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate, or cause an Authenticating Agent to authenticate, temporary Notes.  Temporary Notes will be substantially in the form of Definitive Registered Notes but may have variations that the Issuers consider appropriate for temporary Notes and as may be reasonably acceptable to the Trustee.  Without unreasonable delay, the Issuers will prepare and the Trustee or the Authenticating Agent will authenticate Definitive Registered Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11Cancellation.

The Issuers at any time may deliver Notes to the Trustee for cancellation.  Each Registrar, Paying Agent and Transfer Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment.  The Trustee or, at the direction of the Trustee, the relevant Registrar or Paying Agent (other than the Issuers or a Subsidiary of an Issuer) and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will destroy such canceled Notes.  Certification of the destruction of all canceled Notes will be delivered to the Issuers, on request.  The Issuers may not issue new Notes to replace Notes that they have paid or that have been delivered to the Trustee for cancellation.

Section 2.12Defaulted Interest.

If the Issuers default in a payment of interest on the Notes, they will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof.  The Issuers will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment.  The Issuers will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest.  At least 15 days before the special record date, the Issuers (or, upon the written request of the Issuers, the Trustee in the name and at the expense of the Issuers) will deliver or cause to be delivered to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.  Notwithstanding the foregoing, if the Issuers pay the defaulted interest prior to the date that is 30 days after the date of default in payment of interest, no special record date will be set and payment will be made to the Holders as of the original record date.

Section 2.13ISIN, CUSIP or Common Code Number.

The Issuers in issuing the Notes may use an “ISIN”, “CUSIP” or “Common Code” number and, if so, such ISIN, CUSIP or Common Code number shall be included in notices of redemption or exchange as a convenience to Holders; provided, however, that any such notice may state that

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no representation is made as to the correctness or accuracy of the ISIN, CUSIP or Common Code number printed in the notice or on the Notes, and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or exchange shall not be affected by any defect in or omission of such numbers.

The Issuers will promptly notify the Trustee of any change in the ISIN, CUSIP or Common Code number.

Section 2.14Deposit of Moneys.

No later than 10:00 a.m. (London time) on the due date of the principal of, interest and premium (if any) on any Note and the Stated Maturity date of the Notes, the Issuers shall deposit with the Paying Agent in immediately available funds money sufficient to make cash payments, if any, due on such day or date, as the case may be, in a timely manner which permits the Trustee or relevant Paying Agent to remit payment to the Holders on such day or date, as the case may be.  Subject to actual receipt of such funds as provided by this Section 2.14 by the designated Paying Agent, such Paying Agent shall make payments on the Notes in accordance with the provisions of this Indenture.  The Issuers shall promptly notify the Trustee and each Paying Agent of their failure to so act.

Section 2.15Agents.
(a)Actions of Agents.  The rights, powers, duties and obligations and actions of each Agent under this Indenture are several and not joint or joint and several.
(b)Agents of Trustee.  The Issuers and the Agents acknowledge and agree that in the event of a Default or Event of Default, the Trustee may, by notice in writing to the Issuers and the Agents, require that the Agents act as agents of, and take instructions exclusively from, the Trustee.  Prior to receiving such written notice from the Trustee, the Agents shall be the agents of the Issuers and need have no concern for the interests of the Holders.
(c)Funds held by Agents.  The Agents will hold all funds as banker subject to the terms of this Indenture and as a result, such money will not be held in accordance with the rules established by the Financial Conduct Authority in the Financial Conduct Authority’s Handbook of rules and guidance from time to time in relation to client money.
(d)Publication of Notices.  Any obligation the Agents may have to publish a notice to Holders of Global Notes on behalf of the Issuers will be met upon delivery of the notice to DTC, Euroclear and/or Clearstream, as applicable.
(e)Relationship with third parties.  The Agents shall act solely as agents of the Issuers and shall have no fiduciary or other obligation towards, or have any relationship of agency or trust, for or with any Persons other than the Issuers, except as expressly stated elsewhere in this Indenture.
(f)Instructions.  An Agent shall be entitled to do nothing, without liability, if it receives conflicting, unclear or equivocal instructions or if it is necessary in order to comply with any Applicable Law.
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(g)Mechanical Nature.  The roles, duties and functions of the Agents are of a mechanical nature and each Agent shall only perform those acts and duties as specifically set out in this Indenture and no other acts, covenants, obligations or duties shall be implied or read into this Indenture against any of the Agents.
(h)No Payment.  No Agent shall be required to make any payment under this Indenture unless and until it has received the full amount to be paid in accordance with the terms of this Indenture.  To the extent that an Agent has made a payment which it did not receive the full amount, the Issuers will promptly reimburse the Agent the full amount of any shortfall, together with the Agent's cost of funding.
(i)Mutual Undertaking Regarding Information Reporting and Collection Obligations.  Each party to this Indenture shall, within ten (10) Business Days of a written request by another party to this Indenture, supply to that other party such forms, documentation and other information relating to it, its operations, or the Notes as that other party reasonably requests for the purposes of that other party’s compliance with Applicable Law and shall notify the relevant other party reasonably promptly in the event that it becomes aware that any of the forms, documentation or other information provided by such party is (or becomes) inaccurate in any material respect; provided, however, that no party to this Indenture shall be required to provide any forms, documentation or other information pursuant to this Section 2.15(i) to the extent that:  (i) any such form, documentation or other information (or the information required to be provided on such form or documentation) is not reasonably available to such party and cannot be obtained by such party using reasonable efforts; or (ii) doing so would or might in the reasonable opinion of such party constitute a breach of any:  (1) Applicable Law; (2) fiduciary duty; or (3) duty of confidentiality.  For purposes of this Section 2.15, “Applicable Law” shall be deemed to include (i) any rule or practice of any Relevant Authority by which any party is bound or with which it is accustomed to comply; (ii) any agreement between any Relevant Authorities; and (iii) any agreement between any Relevant Authority and any party to this Indenture that is customarily entered into by institutions of a similar nature.
(j)Notice of Possible Withholding Under FATCA.  The Issuers shall notify each Agent in the event that they determine that any payment to be made by an Agent under any Notes is a payment which could be subject to FATCA Withholding if such payment were made to a recipient that is generally unable to receive payments free from FATCA Withholding, and the extent to which the relevant payment is so treated, provided, however, that the Issuers’ obligation under this Section 2.15(j) shall apply only to the extent that such payments are so treated by virtue of characteristics of the Issuers, such Notes, or both.
(k)Agent Right to Withhold.  Notwithstanding any other provision of this Indenture, each Agent shall be entitled to make a deduction or withholding from any payment which it makes under any Notes for or on account of any Taxes, if and only to the extent so required by Applicable Law, in which event the Agent shall make such payment after such deduction or withholding has been made and shall account to the Relevant Authority within the time allowed for the amount so deducted or withheld or, at its option, shall reasonably promptly after making such payment return to the Issuers the amount so deducted or withheld, in which case, the Issuers shall so account to the Relevant Authority for such amount.  For the avoidance of doubt, FATCA Withholding is a
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deduction or withholding which shall be deemed to be required by Applicable Law for the purposes of this Section 2.15(k).
(l)Issuers Right to Redirect.  In the event that the Issuers determine in their sole discretion that any deduction or withholding for or on account of any Taxes will be required by Applicable Law in connection with any payment due to any of the Agents on any Notes, then the Issuers will be entitled to redirect or reorganize any such payment in any way that they see fit in order that the payment may be made without such deduction or withholding; provided that any such redirected or reorganized payment is made through a recognized institution of international standing and otherwise made in accordance with this Indenture.  The Issuers will promptly notify the Agents and the Trustee of any such redirection or reorganization.  For the avoidance of doubt, FATCA Withholding is a deduction or withholding which shall be deemed to be required by Applicable Law for the purposes of this Section 2.15(l).
Section 2.16Issuance of Additional Notes.

This Indenture is unlimited in aggregate principal amount.  The Issuers shall be entitled, subject to their compliance with Sections 2.02, 4.06 and 4.09, to issue an unlimited principal amount of additional Senior Secured Euro Notes (the “Additional Senior Secured Euro Notes”) and additional Senior Secured Dollar Notes (the “Additional Senior Secured Dollar Notes”); provided that if any of the Additional Senior Secured Euro Notes or the Additional Senior Secured Dollar Notes are not fungible for U.S. federal income tax purposes with the respective Senior Secured Euro Notes or the Senior Secured Dollar Notes, as applicable, such Additional Senior Secured Euro Notes or Additional Senior Secured Dollar Notes will be issued with a separate ISIN code, CUSIP and/or Common Code, as applicable from the respective Notes originally issued.  The Initial Notes and any Additional Notes shall be treated as a single class for all purposes under this Indenture, including, without limitation, with respect to waivers, amendments, redemptions, and offers to purchase and all other matters, except as otherwise provided for in this Indenture.  Unless the context otherwise requires, for all purposes of this Indenture, references to the Notes include any Additional Notes actually issued.  The Initial Notes and any Additional Notes shall be deemed to form one class of securities and references to the “Notes” shall be deemed to refer to the Notes initially issued on the Issue Date as well as any Additional Notes that are actually issued.

Article 3
REDEMPTION AND PREPAYMENT
Section 3.01Notices to Trustee.

If the Issuers elect to redeem the Notes pursuant to the optional redemption provisions of paragraph 5 or 6 of the Notes, the Issuers must furnish to the Trustee and the Principal Paying Agent, at least five days but not more than 60 days before the redemption date, an Officer’s Certificate setting forth (in each case, subject to Section 3.04):

(1)the clause of this Indenture pursuant to which the redemption shall occur;
(2)the redemption date and the record date;
(3)the principal amount of Notes to be redeemed;
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(4)the redemption price; and
(5)the ISIN, CUSIP and/or Common Code numbers, as applicable.
Section 3.02Selection of Notes to Be Redeemed or Purchased.
(a)If fewer than all of the Notes are to be redeemed at any time, Euroclear and Clearstream (for the Senior Secured Euro Notes) or DTC (in the case of the Senior Secured Dollar Notes) will credit their participants’ accounts on a pro rata pass-through distribution of principal basis (with adjustments to prevent fractions).  No book-entry interest of less than €100,000 (with respect to the Senior Secured Euro Notes) or $200,000 (with respect to the Senior Secured Dollar Notes) principal amount may be redeemed in part and only in multiples of €1,000 (with respect to the Senior Secured Euro Notes) or $1,000 (with respect to the Senior Secured Dollar Notes).  If the Notes are not held through Euroclear and Clearstream (for the Senior Secured Euro Notes) or DTC (in the case of the Senior Secured Dollar Notes), or Euroclear and Clearstream (for the Senior Secured Euro Notes) or DTC (in the case of the Senior Secured Dollar Notes) prescribe no method of selection the Notes will be selected, on a pro rata basis, subject to adjustments so that no Note in an unauthorized denomination remains outstanding after such redemption.  The Trustee, any Paying Agent and the Registrar shall not be liable for selections made under this Section 3.02(a).
(b)Notices of purchase or redemption will be given to each Holder pursuant to Sections 3.03 and 14.01.
(c)In relation to Definitive Registered Notes, a new Definitive Registered Note in principal amount equal to the unpurchased or unredeemed portion of any Definitive Registered Note purchased or redeemed in part will be issued in the name of the Holder thereof upon cancellation of the original Definitive Registered Note.  In the case of a Global Note, an appropriate notation will be made on such Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof.  On or after any purchase or redemption date, unless the Issuers default in the payment of the redemption price, interest shall cease to accrue on Notes or portions thereof tendered for purchase or called for redemption.
Section 3.03Notice of Redemption.
(a)At least five days but not more than 60 days prior to the redemption date, the Issuers shall deliver electronically or mail or, at the expense of the Issuers, cause to be mailed (by first class mail, postage prepaid) or otherwise transmit, any notice of redemption in accordance with Section 13.01 and as provided below to each Holder of Notes to be redeemed at the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of Euroclear, Clearstream and/or DTC, except that redemption notices may be delivered electronically or mailed or otherwise transmitted more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Article 8 or Article 12 hereof.  Notices may be given by delivery of the relevant notices to Euroclear, Clearstream and/or DTC for communication to entitled account holders in substitution for the aforesaid mailing.  If and for so long as any Notes are listed on the Exchange and if and to the extent the rules of the Authority so require, the Issuers will notify the Authority of any such notice to the Holders of the Notes and, in connection with
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any redemption, the Issuers will notify the Exchange of any change in the principal amount of the Notes outstanding.
(b)The notice of redemption will identify the Notes to be redeemed and will state (in each case, subject to Section 3.04):
(1)the redemption date and the record date;
(2)the redemption price and the amount of accrued interest, if any, and if calculable at the time of the notice of redemption, the Additional Amounts, if any, to be paid;
(3)the name and address of the Paying Agent(s) to which the Notes are to be surrendered for redemption;
(4)if applicable, that Notes called for redemption must be surrendered to the relevant Paying Agent to collect the redemption price, plus accrued and unpaid interest, if any, and Additional Amounts, if any;
(5)that interest, and Additional Amounts, if any, on Notes called for redemption ceases to accrue on and after the redemption date;
(6)the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and
(7)that no representation is made as to the correctness or accuracy of the ISIN, CUSIP and/or Common Code numbers, as applicable, listed in such notice or printed on the Notes.
(c)If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed, in which case a portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note.  In the case of a Global Note, an appropriate notation will be made on such Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof.  Subject to the terms of the applicable redemption notice (including any conditions contained therein), Notes called for redemption become due on the date fixed for redemption (as delayed from time to time pursuant to such notice).  On and after the redemption date, interest ceases to accrue on the Notes or portions of the Notes called for redemption.
(d)At the Issuers’ request, the Principal Paying Agent shall give the notice of redemption in the Issuers’ names and at the Issuers’ expense.  In such event, the Issuers shall provide the Principal Paying Agent with an Officer’s Certificate requesting that a notice of redemption be given together with a form of such notice at least three Business Days prior to the publication of the notice of redemption (or such shorter period as agreed by the Issuers and the Principal Paying Agent).
(e)Neither the Trustee nor any Agent will be liable for selection made as contemplated in this Section 3.03.  For the Notes which are represented by Global Notes held on behalf of DTC,
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Euroclear or Clearstream, notices may be given by delivery of the relevant notices to DTC, Euroclear or Clearstream for communication to entitled account holders in substitution for the aforesaid mailing.
Section 3.04Notice of Redemption Subject to Conditions Precedent.

Notice of any redemption of the Notes may, at the Issuers’ discretion, be given prior to the completion of a transaction (including, but not limited to, an Equity Offering, an Incurrence of Indebtedness, a Change of Control, a Change of Control Triggering Event or other transaction) and any redemption may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a related transaction.

If such redemption or purchase is so subject to satisfaction of one or more conditions precedent, such notice of redemption shall describe each such condition, and if applicable, shall state that, in the Issuers’ discretion, the redemption date may be delayed until such time (but not more than 60 days after the date the notice of redemption was sent) as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed.  In addition, the Issuers may provide in such notice that payment of the redemption price and performance of the Issuers’ obligations with respect to such redemption may be performed by another Person.

Section 3.05Deposit of Redemption or Purchase Price.
(a)No later than 10:00 a.m. (London time) with respect to the Senior Secured Euro Notes, or 10:00 a.m. (New York City time) with respect to the Senior Secured Dollar Notes, on each date of redemption or purchase, the Issuers will deposit with the Trustee or with the Principal Paying Agent money sufficient to pay the redemption or purchase price of, accrued interest, the Applicable Premium, if any, and Additional Amounts, if any, on all Notes to be redeemed or purchased on that date.  The Trustee or the Principal Paying Agent will promptly return to the Issuers any money deposited with the Trustee or the Principal Paying Agent by the Issuers in excess of the amounts necessary to pay the redemption or purchase price of, accrued interest, the Applicable Premium, if any, and Additional Amounts, if any, on all Notes to be redeemed or purchased.
(b)If the Issuers comply with the provisions of Section 3.05(a), on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase.  If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date.  If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuers to comply with Section 3.05(a), interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.
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Section 3.06Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Issuers will issue and, upon receipt of an Authentication Order, the Trustee or the Authenticating Agent will authenticate for the Holder at the expense of the Issuers a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered, provided that any Note shall be in a principal amount of (a) €100,000 and in integral multiples of €1,000 in excess thereof (with respect to the Senior Secured Euro Notes) or (b) $200,000 and in integral multiples of $1,000 in excess thereof (with respect to the Senior Secured Dollar Notes).

Section 3.07Mandatory Redemption.

The Issuers are not required to make mandatory redemption payments or sinking fund payments with respect to the Notes.  However, under certain circumstances, the Issuers may be required to offer to purchase Notes pursuant to Sections 4.07 and 4.11.

Article 4
COVENANTS
Section 4.01Payment of Notes.

The Issuers shall promptly pay or cause to be paid the principal of, premium on, if any, interest and Additional Amounts, if any, on the Notes on the dates and in the manner provided in the Notes and in this Indenture.  Principal, premium, if any, interest and Additional Amounts, if any, shall be considered paid on the date due if by 10:00 a.m. (London time) with respect to the Senior Secured Euro Notes, or 10:00 a.m. (New York City time) with respect to the Senior Secured Dollar Notes, on such date the Principal Paying Agent holds, in accordance with this Indenture, money in immediately available funds and designated for and sufficient to pay all principal, premium, if any, interest and Additional Amounts, if any, then due and the Principal Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture or applicable law.

The Issuers will pay interest (including Post-Petition Interest in any proceeding under any Bankruptcy Law) on overdue principal at a rate that is 1% higher than the then applicable interest rate on the Notes to the extent lawful.  The Issuers will pay interest (including Post-Petition Interest in any proceeding under any Bankruptcy Law) on overdue instalments of interest, if any (without regard to any applicable grace period), at the same rate to the extent lawful.

Section 4.02Reports.
(a)So long as any Notes are outstanding, the Issuers will furnish to the Trustee the following reports following the Issue Date:
(1)within 120 days after the end of each subsequent fiscal year of the Company, beginning with the fiscal year ending December 31, 2025, annual reports (the “Annual Financial Statements”) containing:  (i) the audited consolidated balance sheet of the Company as at the end of the most recent two fiscal years and audited consolidated income statements and statements of cash flow of the Company for the most recent two
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fiscal years, including appropriate footnotes to such financial statements, for and as at the end of such fiscal years and the report of the independent auditors on the financial statements; (ii) an operating and financial review of the audited financial statements, including a discussion of the consolidated financial condition, results of operations, EBITDA and material changes in liquidity and capital resources of the Company; (iii) unaudited pro forma income statement and balance sheet information of the Company, together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations that have occurred since the beginning of the most recently completed fiscal year as to which such annual report relates (unless such pro forma information has been provided in a previous report pursuant to clause (2) or (3) of Section 4.02(a)); provided that such pro forma financial information will be provided only to the extent available without unreasonable expense or burden, in which case the Company will provide, in the case of a material acquisition, acquired company financials; and (iv) a brief description of the business, management and shareholders of the Company, all material affiliate transactions and a description of all material debt instruments; provided that the information described in clause (iv) may be provided in the footnotes to the audited financial statements;
(2)within 60 days following the end of each of the first three fiscal quarters in each fiscal year of the Company, beginning with the first such fiscal quarter ending March 31,  2026, quarterly year-to-date financial statements (the “Quarterly Financial Statements”) containing the following information:  (i) the Company’s unaudited condensed consolidated balance sheet as at the end of such quarter and unaudited condensed statements of income and cash flow for the most recent quarter year to date period ending on the unaudited condensed balance sheet date and the comparable prior period (other than any comparable period falling prior to the Issue Date or that would require the creation of new consolidated financial statements), together with condensed footnote disclosure; (ii) unaudited pro forma income statement and balance sheet information of the Company, together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations that have occurred since the beginning of the most recently completed fiscal year as to which such quarterly report relates; provided that such pro forma financial information will be provided only to the extent available without unreasonable expense or burden, in which case the Company will provide, in the case of a material acquisition, acquired company financials; and (iii) an operating and financial review of the unaudited financial statements, including a discussion of the consolidated financial condition, results of operations, EBITDA and material changes in liquidity and capital resources of the Company; and
(3)promptly after the occurrence of a material event that the Company announces publicly or any acquisition, disposition or restructuring, merger or similar transaction that is material to the Company and the Restricted Subsidiaries, taken as a whole, or a change in a senior executive officer of the Company or a change in auditors of the Company, a report containing a description of such event.
(b)In addition, the Company shall furnish to the Holders and to prospective investors, upon the request of such parties, any information required to be delivered pursuant to Rule
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144A(d)(4) under the Securities Act for so long as the Notes are not freely transferable under the Exchange Act by persons who are not “affiliates” under the Securities Act.
(c)All financial statement information (excluding, for the avoidance of doubt, the calculations made under any incurrence covenant, which shall be prepared in accordance with the terms of this Indenture) shall be prepared in accordance with IFRS as in effect, including, to the extent adopted at such time, the application of IFRS 15 (Revenue from Contracts with Customers) and IFRS 16 (Leases) and any successor standard thereto (or any equivalent measure under GAAP), on the date of such report or financial statement (or otherwise on the basis of IFRS as then in effect) and on a consistent basis for the periods presented, except as may otherwise be described in such information; provided, however, that the reports set forth in clauses (1), (2) and (3) of Section 4.02(a) may, in the event of a change in IFRS, present earlier periods on a basis that applied to such periods.  No report need include separate financial statements for any Subsidiaries of the Company or any disclosure with respect to the results of operations or any other financial or statistical disclosure not of a type included in the Offering Memorandum.  In addition, the reports set forth above will not be required to contain any reconciliation to GAAP.
(d)For purposes of this Section 4.02, an acquisition or disposition shall be deemed to be material if the entity or business acquired or disposed of represents greater than 20.0% of the Company’s LTM EBITDA (calculated (i) in the case of an acquisition, including any pro forma adjustments in respect of such acquisition and (ii) in the case of a disposal, excluding any pro forma adjustments in respect of such disposal) for the most recent four quarters for which annual or quarterly financial reports have been delivered to the Trustee.
(e)At any time that any of the Company’s Subsidiaries are Unrestricted Subsidiaries and any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, taken as a whole, constitutes a Significant Subsidiary of the Company, then the Annual Financial Statements and Quarterly Financial Statements will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Company and the Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.
(f)In the event that (i) the Company becomes subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, or elects to comply with such provisions, for so long as it continues to file the reports required by Section 13(a) with the SEC or (ii) the Company elects to provide to the Trustee reports which, if filed with the SEC, would satisfy (in the good faith judgment of the Company) the reporting requirements of Section 13(a) or 15(d) of the Exchange Act (other than the provision of GAAP information, certifications, exhibits or information as to internal controls and procedures), for so long as it elects, the Company will make available to the Trustee such annual reports, information, documents and other reports that the Company is, or would be, required to file with the SEC pursuant to such Section 13(a) or 15(d).
(g)All reports provided pursuant to this Section 4.02 shall be in English, or with a certified English translation.
(h)Subject to compliance with Section 4.02(i), and for so long as, the equity securities of the Company, or any Parent Entity (into which the financial results of the Company are
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consolidated) or IPO Entity are listed on the New York Stock Exchange (or one or more of the equivalent regulated markets of Euronext, the Frankfurt Stock Exchange, the Stockholm Stock Exchange, Euronext Dublin, the Luxembourg Stock Exchange, the Swiss Stock Exchange the Main Market of the London Stock Exchange or NASDAQ) (each a “Regulated Market”) and the Company or such Parent Entity or IPO Entity is subject to the admission and disclosure standards applicable to issuers of equity securities admitted to trading on a Regulated Market, for so long as it elects, the Company will make available to the Trustee such annual reports, information, documents and other reports that the Company, or such Parent Entity or such IPO Entity is, or would be, required to file with the applicable Regulated Market and within the deadlines specified by such Regulated Market pursuant to such admission and disclosure standards.  Upon complying with the foregoing requirements, and provided that such requirements require the Company, or any Parent Entity or IPO Entity to prepare and file annual reports, information, documents and other reports with the applicable Regulated Market, the Company will be deemed to have complied with the provisions contained in the preceding clauses of this Section 4.02.
(i)The Company may comply with any requirement to provide reports or financial statements under this Section 4.02 by providing any report or financial statements of a direct or indirect Parent Entity (into which the financial results of the Company are consolidated) so long as such reports (if an annual, half yearly or quarterly report) (a) meet the requirements (including as to content and time of delivery) of this Section 4.02 as if references to the Company therein were references to such Parent Entity and (b) are accompanied by condensed consolidated financial information together with separate columns for:  (i) such Parent Entity; (ii) the Company and the Restricted Subsidiaries on a combined basis; (iii) any other Subsidiaries of any applicable Parent Entity that are not the Company or Subsidiaries of the Company on a combined basis; (iv) consolidating adjustments; and (v) the total consolidated amounts, none of which shall be required to be audited.  Upon complying with the foregoing requirement, the Company will be deemed to have complied with the provisions contained in the preceding clauses of this Section 4.02.  For the avoidance of doubt, only Indebtedness of the Company and the Restricted Subsidiaries shall be taken into account when making any calculations required under this Indenture.
Section 4.03Compliance Certificate: Notice of Defaults.
(a)The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officer’s Certificate indicating whether the signers thereof know of any Default that occurred during the previous year.
(b)The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events of which it is aware which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.
Section 4.04Limitation on Restricted Payments.
(a)The Company will not, and will not permit any of the Restricted Subsidiaries, directly or indirectly, to:
(1)declare or pay any dividend or make any distribution on or in respect of the Company’s or any Restricted Subsidiary’s Capital Stock (including any such payment in
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connection with any merger or consolidation involving the Company or any of the Restricted Subsidiaries) except:
(a)dividends or distributions payable in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company or in Subordinated Shareholder Funding;
(b)dividends or distributions payable to the Company or a Restricted Subsidiary (and, in the case of the Company or any such Restricted Subsidiary making such dividend or distribution, to holders of its Capital Stock other than the Company or another Restricted Subsidiary on no more than a pro rata basis); and
(c)dividends or distributions payable to any Parent Entity to fund interest payments in respect of Indebtedness of such Parent Entity which is Guaranteed by the Company or any Restricted Subsidiary or is otherwise considered Indebtedness of the Company or any Restricted Subsidiary (provided that (x) any net proceeds from such Indebtedness are contributed to the equity of the Company or any Restricted Subsidiary in any form or otherwise received by the Company or any Restricted Subsidiary; (y) any net proceeds described in subclause (x) above shall be excluded for purposes of increasing the amount available for distribution pursuant to Section 4.04(a)(III) and shall not be Excluded Contributions and shall not be used to Incur Indebtedness under Section 4.06(b)(10); and (z) in the case that any net proceeds described in subclause (x) above are contributed to or received by the Company or the Restricted Subsidiaries in the form of Indebtedness, there shall be no double-counting of interest paid on such Indebtedness and any dividends or distributions payable to the relevant Parent Entity to fund interest payments in respect of Indebtedness of such Parent Entity);
(2)purchase, repurchase, redeem, retire or otherwise acquire or retire for value any Capital Stock of the Company or any Parent Entity held by Persons other than the Company or a Restricted Subsidiary;
(3)purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than (a) any such purchase, repurchase, redemption, defeasance or other acquisition or retirement in anticipation of satisfying a sinking fund obligation, principal instalment or final maturity, in each case, due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement and (b) any Indebtedness Incurred pursuant to Section 4.06(b)(3));
(4)make any payment (whether of principal, interest or other amounts) on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Subordinated Shareholder Funding (other than any payment of interest thereon in the form of additional Subordinated Shareholder Funding); or
(5)make any Restricted Investment,
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(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (5) are referred to herein as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(I)a Default shall have occurred and be continuing (or would immediately thereafter result therefrom);

(II)the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to Section 4.06(a) immediately after giving effect, on a pro forma basis, to such Restricted Payment; or

(III)the aggregate amount of such Restricted Payment and all other Restricted Payments made subsequent to April 1, 2021 (and not returned or rescinded) (including Permitted Payments made pursuant to Section 4.04(b)(23) but excluding all other Restricted Payments permitted by Section 4.04(b)) would exceed the sum of (without duplication):

(a)50% of Consolidated Net Income for the period (treated as one accounting period) from April 1, 2021, to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal consolidated financial statements of the Company are available (if positive); plus

(b)100% of the aggregate amount of cash, and the fair market value of property or assets or marketable securities, received by the Company from the issue or sale of its Subordinated Shareholder Funding or Capital Stock or as the result of a merger or consolidation with another Person subsequent to April 1, 2021 or otherwise contributed to the equity (in each case other than through the issuance of Disqualified Stock or Designated Preferred Stock) of the Company subsequent to April 1, 2021 (other than (u) any amounts used to Incur Indebtedness under Section 4.06(b)(10), (v) Subordinated Shareholder Funding or Capital Stock sold to a Subsidiary of the Company, (w) Net Cash Proceeds or property or assets or marketable securities received from an issuance or sale of such Capital Stock to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of their employees to the extent funded by the Company or any Restricted Subsidiary, (x) cash or property or assets or marketable securities to the extent that any Restricted Payment has been made from such proceeds in reliance on Section 4.04(b)(6), and (y) Excluded Contributions); plus

(c)100% of the aggregate amount of cash, and the fair market value of property or assets or marketable securities, received by the Company or any Restricted Subsidiary from the issuance or sale (other than (y) Subordinated Shareholder Funding or (z) Capital Stock sold to the Company or a Restricted Subsidiary or an employee stock ownership plan

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or trust established by the Company or any Subsidiary of the Company for the benefit of their employees to the extent funded by the Company or any Restricted Subsidiary) by the Company or any Restricted Subsidiary subsequent to April 1, 2021 of any Indebtedness, Disqualified Stock or Designated Preferred Stock that has been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock or Designated Preferred Stock) plus, without duplication, the amount of any cash, and the fair market value of property or assets or marketable securities, received by the Company or any Restricted Subsidiary upon such conversion or exchange; plus;

(d)100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Company, of marketable securities or other property received by the Company or any Restricted Subsidiary by means of:  (i) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company or the Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company or the Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Company or the Restricted Subsidiaries, in each case after April 1, 2021; or (ii) the sale (other than to the Company or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary or a dividend from a Person that is not a Restricted Subsidiary after the Issue Date (in each case, other than to the extent of the amount of the Investment that constituted a Permitted Investment or was made under Section 4.04(b)(17) and will increase the amount available under the applicable clause of the definition of “Permitted Investment” or Section 4.04(b)(17), as the case may be); plus

(e)in the case of the re-designation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Company or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Company or a Restricted Subsidiary after April 1, 2021, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred), as determined in good faith by the Company at the time of the re-designation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation or consolidation or transfer of assets (after taking into consideration any Indebtedness associated with the Unrestricted Subsidiary so designated or merged, amalgamated or consolidated or Indebtedness associated with the assets so transferred), other than to the extent of the amount of the Investment that constituted a Permitted Investment or was made under Section 4.04(b)(17) and will increase the amount available under the applicable clause of the definition of “Permitted Investment” or Section 4.04(b)(17), as the case may be; plus

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(f)the greater of (x) $225.0 million and (y) 30.0% of LTM EBITDA provided that, notwithstanding the foregoing, any amounts (such amounts, “Excluded Amounts”) that would otherwise be included in the calculation of the amount available for Restricted Payments pursuant to sub-clauses (b) and (c) of Section 4.04(a)(III) will be excluded to the extent the purpose of the receipt of such cash, property or assets or marketable securities was used to reduce the Consolidated Total Net Leverage Ratio of the Company and as a result thereof a Change of Control Triggering Event that would otherwise have occurred without the receipt of such cash, property or assets or marketable securities did not occur.

(b)Section 4.04(a) will not prohibit any of the following (collectively, “Permitted Payments”):
(1)the payment of any dividend or distribution within 180 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Indenture, or the redemption, repurchase or retirement of Indebtedness if, at the date of any redemption notice, such payment would have complied with the provisions of this Indenture as if it were and is deemed at such time to be a Restricted Payment at the time of such notice;
(2)(a) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock (“Treasury Capital Stock”) or Subordinated Indebtedness made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Subordinated Shareholder Funding or Capital Stock of the Company (other than Disqualified Stock or Designated Preferred Stock) (“Refunding Capital Stock”) or a substantially concurrent contribution to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock, or Excluded Amounts or through an Excluded Contribution) of the Company; provided that to the extent so applied, the Net Cash Proceeds, or fair market value of property or assets or of marketable securities, from such sale of Subordinated Shareholder Funding or Capital Stock or such contribution will be excluded from Section 4.04(a)(III) and shall not be used to Incur Indebtedness under Section 4.06(b)(10), and (b) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under Section 4.04(b)(13), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Capital Stock of a Parent Entity) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;
(3)any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness permitted to be Incurred pursuant to Section 4.06;
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(4)any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Preferred Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Preferred Stock of the Company or a Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to Section 4.06;
(5)any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness (other than Subordinated Shareholder Funding) or Disqualified Stock or Preferred Stock of a Restricted Subsidiary:
(a)from Net Available Cash to the extent permitted under Section 4.07, but only if (and to the extent required) the Company shall have first complied with the terms of Section 4.07 and purchased all Notes tendered pursuant to any offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Stock or Preferred Stock;
(b)to the extent required by the agreement governing such Subordinated Indebtedness, Disqualified Stock or Preferred Stock, following the occurrence of (i) a Change of Control (or other similar event described therein as a “change of control”) or (ii) an Asset Disposition (or other similar event described therein as an “asset disposition” or “asset sale”), but only if (and to the extent required) the Company shall have first complied with Sections 4.07 and 4.11, as applicable, and purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Stock or Preferred Stock; or
(c)consisting of Acquired Indebtedness (other than Indebtedness Incurred (A) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company or a Restricted Subsidiary or (B) otherwise in connection with or contemplation of such acquisition);
(6)a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Capital Stock (including any options, warrants or other rights in respect thereof) (other than Disqualified Stock) of the Company or any Parent Entity held by any future, present or former employee, director or consultant of the Company, any of its Subsidiaries or any Parent Entity (or permitted transferees, assigns, estates, trusts or heirs of such employee, director, contractor or consultant) either pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or upon the termination of such employee, director, contractor or consultant’s employment or directorship; provided, however, that the aggregate Restricted Payments made under this clause (6) do not exceed the greater of (i) $60.0 million and (ii) 7.5% of LTM EBITDA in any fiscal year (with unused amounts in any fiscal year being carried forward to the next succeeding fiscal year and amounts that will
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not be used in the subsequent fiscal year being carried back to the immediately preceding fiscal year); provided, further that such amount in any fiscal year may be increased by an amount not to exceed:
(a)the cash proceeds from the issuance or sale of Subordinated Shareholder Funding or Capital Stock (other than Disqualified Stock or Designated Preferred Stock, Excluded Contributions or Excluded Amounts) of the Company and, to the extent contributed to the capital of the Company (other than through the issuance of Disqualified Stock, Designated Preferred Stock or Excluded Amounts, or an Excluded Contribution), Subordinated Shareholder Funding or Capital Stock of any Parent Entity, in each case to members of management, directors or consultants of the Company, any of its Subsidiaries or any Parent Entity that occurred after April 1, 2021, to the extent the cash proceeds from the sale of such Capital Stock or Subordinated Shareholder Funding have not otherwise been applied to the payment of Restricted Payments by virtue of Section 4.04(a)(III) or used to Incur Indebtedness under Section 4.06(b)(10); plus
(b)the cash proceeds of key man life insurance policies received by the Company and the Restricted Subsidiaries after April 1, 2021,

provided further that cancellation of Indebtedness owing to the Company or any Restricted Subsidiary from any future, present or former members of management, directors, employees, contractors or consultants of the Company or Restricted Subsidiaries or any Parent Entity in connection with a repurchase of Capital Stock of the Company or any Parent Entity will not be deemed to constitute a Restricted Payment for purposes of this Section 4.04 or any other provision of this Indenture;

(7)the declaration and payment of dividends on Disqualified Stock or Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of Section 4.06;
(8)purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise, conversion or exchange of stock options, warrants or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof or withholding or similar taxes in respect thereof and payments in respect of withholding or similar taxes payable upon exercise or vesting thereof;
(9)dividends, loans, advances or distributions to any Parent Entity or other payments by the Company or any Restricted Subsidiary in amounts equal to (without duplication):
(a)the amounts required for any Parent Entity to pay any Parent Entity Expenses or any Related Taxes; and
(b)amounts constituting or to be used for purposes of making payments to the extent specified in clauses (2), (3), (5), (11), (12), (13), (17)(a) (but only in respect of the parenthetical thereto) and (27) of Section 4.08(c), provided that any such dividends, loans, advances or distributions to make payments in respect of
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annual management fees specified in Section 4.08(c)(11)(a) and made pursuant to this Section 4.04(b)(9)(B) shall not exceed an aggregate amount equal to the greater of (x) $25.0 million and (y) 3.0% of LTM EBITDA per fiscal year (with unused amounts in any fiscal year being carried forward to the next succeeding fiscal year and amounts that will not be used in the subsequent fiscal year being carried back to the immediately preceding fiscal year) and shall not be made as long as any Default has occurred and is continuing unless it is funded with the proceeds of an Equity Contribution;
(10)the declaration and payment by the Company of, or loans, advances, dividends or distributions to any Parent Entity to pay, dividends on the common stock or common equity interests of the Company or in respect of any Parent Entity that has had an Initial Public Offering, in an amount not to exceed in any fiscal year, $100.0 million; provided that such dividends shall be declared and paid no later than 180 days after the end of each fiscal year of the Company;
(11)payments by the Company, or loans, advances, dividends or distributions to any Parent Entity to make payments, to holders of Capital Stock of the Company or any Parent Entity in lieu of the issuance of fractional shares of such Capital Stock, provided, however, that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this Section 4.04 or otherwise to facilitate any dividend or other return of capital to the holders of such Capital Stock (as determined in good faith by the Company);
(12)Restricted Payments in an amount not to exceed the amount of Excluded Contributions;
(13)the declaration and payment of dividends (i) on Designated Preferred Stock of the Company issued after the Issue Date; (ii) to a Parent Entity in an amount sufficient to allow the Parent Entity to pay dividends to holders of its Designated Preferred Stock issued after the Issue Date; and (iii) on Refunding Capital Stock that is Preferred Stock; provided, however, that, in the case of clauses (i) and (ii) of this clause (13), the amount of all dividends declared or paid to a Person pursuant to such clauses shall not exceed the cash proceeds received by the Company or the aggregate amount contributed as Subordinated Shareholder Funding or in cash to the equity of the Company (other than through the issuance of Disqualified Stock or Excluded Amounts, or an Excluded Contribution or to the extent that any of the proceeds are used to Incur Indebtedness under Section 4.06(b)(10)), from the issuance or sale of such Designated Preferred Stock; provided, further, in the case of clauses (i), (ii) and (iii) of this clause (13), that for the Relevant Testing Period immediately preceding the date of issuance of such Designated Preferred Stock or declaration of such dividends on such Refunding Capital Stock, after giving effect to such payment on a pro forma basis the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the test set forth in Section 4.06(a);
(14)distributions, by dividend or otherwise, or other transfer or disposition of shares of Capital Stock, of equity interests in, or Indebtedness owed to the Company or a
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Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, substantially all the assets of which are cash and Cash Equivalents) or proceeds thereof;
(15)distributions or payments of Securitization Fees, sales contributions and other transfers of Securitization Assets or Receivables Assets and purchases of Securitization Assets or Receivables Assets pursuant to a Securitization Repurchase Obligation, in each case in connection with a Qualified Securitization Financing or Receivables Facility;
(16)any Restricted Payment made in connection with the AMP Transfer Transactions (including, for the avoidance of doubt, any payments contemplated by the AMP Transfer Transaction Documents), and any costs and expenses (including all legal, accounting and other professional fees and expenses) related thereto or used to fund amounts owed to Affiliates in connection with the AMP Transfer Transactions (including dividends to any Parent Entity to permit payment by such Parent Entity of such amounts);
(17)so long as no Default has occurred and is continuing (i) any Restricted Payments in an aggregate amount outstanding at the time made not to exceed the greater of (x) $200.0 million and (y) 25.0% of LTM EBITDA or (ii) any Restricted Payments so long as, immediately after giving pro forma effect to the payment of any such Restricted Payment and the Incurrence of any Indebtedness the net proceeds of which are used to make such Restricted Payment, the Consolidated Total Net Leverage Ratio shall be no greater than 4.50 to 1.00;
(18)mandatory redemptions of Disqualified Stock issued as a Restricted Payment or as consideration for a Permitted Investment;
(19)payments or distributions to dissenting stockholders pursuant to applicable law (including in connection with, or as a result of, exercise of appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Company and the Restricted Subsidiaries, taken as a whole, that complies with Article 5;
(20)Restricted Payments to a Parent Entity to finance Investments that would otherwise be permitted to be made pursuant to this Section 4.04 if made by the Company; provided that (a) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (b) such Parent Entity shall, promptly following the closing thereof, cause (i) all property acquired (whether assets or Capital Stock) to be contributed to the capital of the Company or one of the Restricted Subsidiaries or (ii) the merger or amalgamation of the Person formed or acquired into the Company or one of the Restricted Subsidiaries (to the extent not prohibited by the Article 5) to consummate such Investment, (c) such Parent Entity and its Affiliates (other than the Company or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Company or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Indenture, (d) any property received by the Company shall not increase amounts available for Restricted Payments pursuant to Section
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4.04(a)(III), clauses (2) or (6) of Section 4.04(b) or be deemed to be an Excluded Contribution or be used to Incur Indebtedness under Section 4.06(b)(10); and (e) such Investment shall be deemed to be made by the Company or such Restricted Subsidiary pursuant to another provision of this Section 4.04 (other than pursuant to Section 4.04(b)(12)) or pursuant to the definition of “Permitted Investment” (other than pursuant to clause (12) thereof);
(21)any Restricted Payment made with Net Available Cash from any Asset Disposition and permitted pursuant to Section 4.07(a)(3);
(22)Permitted Tax Distributions; and
(23)the declaration and payment by the Company of, or loans, advances, dividends or distributions to any Parent Entity to pay, dividends on the common stock or common equity interests of the Company or in respect of any Parent Entity that has had an Initial Public Offering, in an amount not to exceed in any fiscal year, 7.0% of the Market Capitalization.
(c)For purposes of determining compliance with this Section 4.04, in the event that a Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Permitted Payments described in clauses (1) through (23) of Section 4.04(b), and/or is permitted pursuant to the Section 4.04(a) and/or constitutes a Permitted Investment, the Company will be entitled to classify such Restricted Payment or Investment (or portion thereof) on the date of its payment or later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment or Investment (or portion thereof) in any manner that complies with this Section 4.04, including as a Permitted Investment.
(d)The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment.  The fair market value of any cash Restricted Payment shall be its face amount, and the fair market value of any non-cash Restricted Payment, property or assets other than cash shall be determined conclusively by the Company acting in good faith.
(e)The Company shall not and shall not permit any Restricted Subsidiary to transfer (whether by Investment, Asset Disposition, Restricted Payment or otherwise), or exclusively license, any Material Intellectual Property to any Unrestricted Subsidiary or any Restricted Subsidiary that is not a Guarantor.
(f)Notwithstanding anything herein to the contrary, Investments in Unrestricted Subsidiaries will only be permitted pursuant to clauses (20) and (21) of the definition of “Permitted Investment.”
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Section 4.05Limitation on Restrictions on Distributions from Restricted Subsidiaries.
(a)The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:
(1)pay dividends or make any other distributions in cash or otherwise on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary;
(2)make any loans or advances to the Company or any Restricted Subsidiary; or
(3)sell, lease or transfer any of its property or assets to the Company or any Restricted Subsidiary,

provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed to constitute such an encumbrance or restriction.

(b)Section 4.05(a) will not prohibit:
(1)any encumbrance or restriction pursuant to (a) any Credit Facility (including the ABL Facility), (b) the Intercreditor Agreement and any Additional Intercreditor Agreement, (c) the Existing AMP Indentures, Existing AMP Notes or the Existing Notes Guarantees and (d) any other agreement or instrument, in each case, in effect at or entered into on the Issue Date;
(2)any encumbrance or restriction pursuant to the Indenture, the Notes, the Notes Guarantees or the Security Documents;
(3)any encumbrance or restriction pursuant to applicable law, rule, regulation or order;
(4)any encumbrance or restriction pursuant to an agreement or instrument of a Person or relating to any Capital Stock or Indebtedness of a Person, entered into on or before the date on which such Person was acquired by or merged, consolidated or otherwise combined with or into the Company or any Restricted Subsidiary, or was designated as a Restricted Subsidiary or on which such agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by the Company or was merged, consolidated or otherwise combined with or into the Company or any Restricted Subsidiary or entered into in contemplation of or in connection with such
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transaction) and outstanding on such date; provided that, for the purposes of this clause, if another Person is the Successor Company (as defined below), any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by the Company or any Restricted Subsidiary when such Person becomes the Successor Company;
(5)any encumbrance, restriction or condition:
(a)that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract or agreement, or the assignment or transfer of any lease, license or other contract or agreement;
(b)contained in mortgages, pledges, charges or other security agreements permitted under this Indenture or securing Indebtedness of the Company or a Restricted Subsidiary permitted under this Indenture to the extent such encumbrances or restrictions restrict the transfer or encumbrance of the property or assets subject to such mortgages, pledges, charges or other security agreements;
(c)contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Company or any of the Restricted Subsidiaries is a party entered into in the ordinary course of business or consistent with past practice; provided that such agreement prohibits the encumbrance of solely the property or assets of the Company or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Company or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary; or
(d)pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;
(6)any encumbrance or restriction pursuant to Purchase Money Obligations and Capitalized Lease Obligations permitted under this Indenture, in each case, that impose encumbrances or restrictions on the property so acquired;
(7)any encumbrance or restriction imposed pursuant to an agreement entered into for the direct or indirect sale or disposition to a Person of all or substantially all the Capital Stock or assets of the Company or any Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;
(8)customary provisions in leases, licenses, shareholder agreements, joint venture agreements and other similar agreements, organizational documents and instruments;
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(9)encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation, licensing requirement or order, or required by any regulatory authority;
(10)any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business or consistent with past practice;
(11)any encumbrance or restriction pursuant to Hedging Obligations;
(12)restrictions created in connection with any Qualified Securitization Financing or Receivables Facility that, in the good faith determination of the Company, are necessary or advisable to effect such Securitization Facility or Receivables Facility;
(13)any encumbrance or restriction arising pursuant to an agreement or instrument (a) relating to any Indebtedness permitted to be Incurred subsequent to the Issue Date pursuant to the provisions of Section 4.06, if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders (taken as a whole) than (i) the encumbrances and restrictions contained in (A) the agreements, documents and instruments entered into in connection with, or pursuant to, the ABL Facility, together with the security documents associated therewith, and (B) the Intercreditor Agreement, in each case, as in effect on the Issue Date or (ii) as is customary in comparable financings (as determined in good faith by the Company) and where, in the case of this sub-clause (ii), either (x) the Company determines at the time of entry into such agreement or instrument that such encumbrances or restrictions will not adversely affect, in any material respect, the Company’s ability to make principal or interest payments on the Notes or (y) such encumbrance or restriction applies only during the continuance of a default relating to such agreement or instrument, or (b) constituting an Additional Intercreditor Agreement;
(14)any encumbrance or restriction existing by reason of any lien permitted under Section 4.09; or
(15)any encumbrance or restriction pursuant to an agreement or instrument effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise refinances, an agreement or instrument referred to in clauses (1) to (14) of this Section 4.05 or this clause (15) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an agreement referred to in clauses (1) to (14) of this Section 4.05 or this clause (15); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or instrument are no less favorable in any material respect to the Holders (taken as a whole) than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such refinancing or amendment, supplement or other modification relates (as determined in good faith by the Company).
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Section 4.06Limitation on Indebtedness.
(a)The Company will not, and will not permit any of the Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness) and the Company will not issue Disqualified Stock and will not permit any of the Restricted Subsidiaries to issue Preferred Stock; provided, however, (i) that the Company and any of the Restricted Subsidiaries may Incur Indebtedness (including Acquired Indebtedness) and the Company may issue Disqualified Stock and any of the Restricted Subsidiaries may issue Preferred Stock, if on the date of such determination and after giving pro forma effect thereto (including pro forma application of the proceeds thereof), the Fixed Charge Coverage Ratio of the Company and the Restricted Subsidiaries is at least 2.00 to 1.00; and (ii) the amount of Indebtedness Incurred and Disqualified Stock or Preferred Stock issued pursuant to clause (i) above shall be limited to the amount that would not cause the Non Guarantor Debt Cap to be exceeded.
(b)Section 4.06(a) will not prohibit the Incurrence of the following Indebtedness (collectively, “Permitted Debt”):
(1)the Incurrence by the Company or any of the Restricted Subsidiaries of Indebtedness under any Credit Facility (and the issuance and creation of letters of credit, guarantees and bankers’ acceptances thereunder) in an aggregate principal amount at any time outstanding not to exceed the sum of:
(a)the aggregate of the greater of (x) $700.0 million and (y) the Borrowing Base; plus
(b)the maximum amount of Senior Secured Indebtedness such that after giving pro forma effect to such Incurrence the Consolidated Senior Secured Net Leverage Ratio of the Company and the Restricted Subsidiaries do not exceed 4.00 to 1.00 (with any Indebtedness Incurred under clause (a) above on the date of determination of the Consolidated Senior Secured Net Leverage Ratio not being included in the calculation of Consolidated Senior Secured Net Leverage Ratio under this subclause (b) on such date of determination but not, for the avoidance of doubt, excluded from any such calculation made on any such subsequent date); plus;
(c)the maximum amount of Indebtedness that is not Senior Secured Indebtedness such that, on the date of determination, after giving pro forma effect to such Incurrence, the Consolidated Total Net Leverage Ratio of the Company and the Restricted Subsidiaries does not exceed 5.00 to 1.00 (with any Indebtedness Incurred under clause (a) above on the date of determination of the Consolidated Total Net Leverage Ratio not being included in the calculation of Consolidated Total Net Leverage Ratio under this clause (c) on such date of determination but not, for the avoidance of doubt, excluded from any such calculation made on any such subsequent date), provided that (i) any Indebtedness Incurred pursuant to this clause (1) may be refinanced at any time if such refinancing does not exceed the greater of (I) the aggregate principal

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amount of Indebtedness permitted to be Incurred pursuant to this clause (1) on the date of determination for such refinancing and (II) the aggregate principal amount of the Indebtedness being refinanced at such time (together with an amount necessary to pay accrued and unpaid interest and any fees and expenses, including any premium and defeasance costs, indemnity fees, discounts, premiums and other costs and expenses Incurred in connection with such refinancing) and (ii) the amount of Indebtedness Incurred and Disqualified Stock or Preferred Stock issued pursuant to Section 4.06(b)(1)(b) and Section 4.06(b)(1)(c) shall be limited to the amount that would not cause the Non Guarantor Debt Cap to be exceeded;

(2)Guarantees by the Company or any Restricted Subsidiary of Indebtedness or other obligations of the Company or any Restricted Subsidiary so long as the Incurrence of such Indebtedness or other obligations is not prohibited by the terms of this Indenture;
(3)Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary;
(4)Indebtedness represented by (a) Indebtedness, and any Guarantees thereof, in each case of the Company and its Restricted Subsidiaries, outstanding on the Issue Date (or Incurred under a facility committed and as in effect as of the Issue Date) after giving effect to the Transactions, including the Existing AMP Notes and the Existing Notes Guarantees, (b)(i) the Notes (other than any Additional Notes), including any Notes Guarantee and (ii) any loans pursuant to which proceeds of any Indebtedness of a Parent Entity that are lent to the Company, to the extent that such Indebtedness is Guaranteed by the Company or any Restricted Subsidiary or is otherwise considered Indebtedness of the Company or any Restricted Subsidiary, and such Guarantees or the Incurrence of such Indebtedness, as the case may be, as are not prohibited by this Indenture, (c) Refinancing Indebtedness (including with respect to the Notes and any Guarantee thereof) Incurred in respect of any Indebtedness described in this clause (4) and clause (5)(b) of Section 4.06(b) or Incurred pursuant to Section 4.06(a), and (d) other Indebtedness Incurred to finance Management Advances;
(5)Indebtedness (x) of the Company or any Restricted Subsidiary Incurred or issued to finance an acquisition (including an acquisition of any assets) or other transaction or (y) of Persons that are, or secured by any assets that are, acquired by the Company or any Restricted Subsidiary or merged into, amalgamated or consolidated with the Company or a Restricted Subsidiary in accordance with the terms of this Indenture; provided that (A) Indebtedness Incurred pursuant to this clause (5) is in an aggregate amount not to exceed (a) the greater of (i) $75.0 million and (ii) 10.0% of LTM EBITDA at the time of Incurrence, plus (b) unlimited additional Indebtedness to the extent that after giving effect to such acquisition, transaction, merger, amalgamation or consolidation and without giving effect to any Indebtedness Incurred or issued pursuant to subclause (5)(A)(a) above on the date of determination, either:  (i) the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to Section 4.06(a) and if such Indebtedness is Senior Secured Indebtedness, the Company would be permitted to Incur at least $1.00 of additional Senior Secured Indebtedness pursuant to Section 4.06(b)(1)(b), or (ii) the Fixed
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Charge Coverage Ratio of the Company and the Restricted Subsidiaries would not be lower and, if such Indebtedness is Senior Secured Indebtedness, the Consolidated Senior Secured Net Leverage Ratio of the Company and the Restricted Subsidiaries would not be higher, in each case, than it was immediately prior to such acquisition, merger, amalgamation or consolidation and (B) the amount of Indebtedness Incurred pursuant to subclause (x) of this clause (5) shall be limited to the amount that would not cause the Non Guarantor Debt Cap to be exceeded;
(6)Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes as determined in good faith by the Company);
(7)Indebtedness (a) represented by Capitalized Lease Obligations, mortgage financings, Purchase Money Obligations or other financings, Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in a Similar Business or Indebtedness otherwise Incurred to finance the purchase, lease, rental or cost of design, construction, installation or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets (provided that, in each case, the Indebtedness exists on the date of such purchase, lease, rental, construction, design, installation or improvement or is created within 180 days thereafter), and any Indebtedness which refinances, replaces or refunds such Indebtedness, in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (7)(a) and then outstanding, does not exceed the greater of (i) $500.0 million and (ii) 65.0% of LTM EBITDA at the time of Incurrence, and any Refinancing Indebtedness in respect thereof or (b) arising out of Sale and Leaseback Transactions;
(8)Indebtedness in respect of (a) workers’ compensation claims, old-age-part-time arrangements, self-insurance obligations, unemployment insurance (including premiums related thereto), other types of social security, pension obligations, vacation pay, health, disability or other employee benefits, customer guarantees performance, indemnity, surety, judgment, appeal, advance payment (including progress premiums), customs, value added or similar tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by the Company or a Restricted Subsidiary or relating to liabilities, obligations or guarantees Incurred in the ordinary course of business or consistent with past practice; (b) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or consistent with past practice; provided that such Indebtedness is extinguished within five Business Days of Incurrence; (c) customer deposits and advance payments (including progress premiums) received in the ordinary course of business or consistent with past practice from customers for goods or services purchased in the ordinary course of business or consistent with past practice and manufacturer, vendor financing, customer and supply arrangements in the ordinary course of business or consistent with past practice; (d) letters of credit, bankers’ acceptances, warehouse receipts, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business or consistent with past practice; (e) the financing of insurance premiums, take-or-pay obligations contained
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in supply arrangements, any customary treasury, depositary, cash management, automatic clearinghouse arrangements, overdraft protections, credit or debit card, purchase card, electronic funds transfer, cash pooling or netting or setting off arrangements or similar arrangements in the ordinary course of business or consistent with past practice; (f) Indebtedness representing (i) deferred compensation to current or former directors, officers, employees, members of management, managers and consultants of any Parent Entity, the Company or any of its Subsidiaries in the ordinary course of business or consistent with past practice or (ii) deferred compensation or other similar arrangements in connection with any Investment or acquisition permitted hereby; and (g) Settlement Indebtedness;
(9)Indebtedness arising from agreements providing for guarantees, indemnification, obligations in respect of earn-outs or other adjustments of purchase price or, in each case, similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Capital Stock of a Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or disposition); provided that the maximum liability of the Company and the Restricted Subsidiaries in respect of all such Indebtedness in connection with a disposition shall at no time exceed the gross proceeds, including the fair market value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by the Company and the Restricted Subsidiaries in connection with such disposition;
(10)Indebtedness in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (10) and then outstanding, will not exceed 100% of the Net Cash Proceeds received by the Company from the issuance or sale (other than to a Restricted Subsidiary) of its Subordinated Shareholder Funding or Capital Stock or otherwise contributed to the equity (in each case, other than through the issuance of Disqualified Stock, Designated Preferred Stock, an Excluded Contribution or Excluded Amounts) of the Company, in each case, subsequent to the Issue Date, and any Refinancing Indebtedness in respect thereof; provided, however, that (i) any such Net Cash Proceeds that are so received or contributed shall not increase the amount available for making Restricted Payments to the extent the Company and the Restricted Subsidiaries Incur Indebtedness in reliance thereon and (ii) any Net Cash Proceeds that are so received or contributed shall be excluded for purposes of Incurring Indebtedness pursuant to this clause (10) to the extent such Net Cash Proceeds or cash have been applied to make Restricted Payments;
(11)Indebtedness of Restricted Subsidiaries that are not Guarantors and Guarantees by the Company or any Restricted Subsidiary of Indebtedness of joint ventures, in each case, which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (11) and then outstanding, will not exceed the greater of (a) $200.0 million and (b) 25.0% of LTM EBITDA at any time outstanding, and any Refinancing Indebtedness in respect thereof;
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(12)Indebtedness consisting of promissory notes issued by the Company or any of the Restricted Subsidiaries to any future, present or former employee, director, contractor or consultant of the Company, any of its Subsidiaries or any Parent Entity (or permitted transferees, assigns, estates, or heirs of such employee, director, contractor or consultant), to finance the purchase or redemption of Capital Stock of the Company or any Parent Entity that is permitted by Section 4.04;
(13)Indebtedness in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (13) and then outstanding, will not exceed the greater of (a) $375.0 million and (b) 50.0% of LTM EBITDA; provided that the amount of Indebtedness Incurred pursuant to this clause (13) shall be limited to the amount that would not cause the Non Guarantor Debt Cap to be exceeded;
(14)Indebtedness Incurred pursuant to factoring financings, securitizations (including with respect to inventory), receivables financings or similar arrangements, in each case, that are either:  (a) not recourse to the Company and the Restricted Subsidiaries other than a Securitization Subsidiary (except to the extent customary in the good faith determination of the Company for such type of arrangement and except for Standard Securitization Undertakings); or (b) not in excess of the greater of (x) $200.0 million and (y) 25.0% of LTM EBITDA at any time outstanding;
(15)any obligation, or guaranty of any obligation, of the Company or any Restricted Subsidiary to reimburse or indemnify a Person extending credit to customers of the Company or a Restricted Subsidiary Incurred in the ordinary course of business or consistent with past practice for all or any portion of the amounts payable by such customers to the Person extending such credit;
(16)Indebtedness to a customer to finance the acquisition of any equipment necessary to perform services for such customer; provided that the terms of such Indebtedness are consistent with those entered into with respect to similar Indebtedness prior to the Issue Date, including that (a) the repayment of such Indebtedness is conditional upon such customer ordering a specific volume of goods and (b) such Indebtedness does not bear interest or provide for scheduled amortization or maturity;
(17)Indebtedness of the Company or any of the Restricted Subsidiaries arising pursuant to any Permitted Tax Restructuring;
(18)Indebtedness consisting of local lines of credit, overdraft facilities or local working capital facilities in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this clause (18) and then outstanding, will not exceed the greater of (a) $200.0 million and (b) 25.0% of LTM EBITDA; and
(19)Indebtedness of Ardagh Metal Packaging Brasil Ltda. and/or Ardagh Indústria de Embalagens Metálicas do Brasil Ltda., in an aggregate principal amount not to exceed R500,000,000 at any time outstanding.
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(c)For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 4.06:
(1)subject to clause (3) below, in the event that all or any portion of any item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt or is entitled to be Incurred pursuant Section 4.06(a), the Company, in its sole discretion, will classify, and may from time to time reclassify, such item of Indebtedness and only be required to include, in any manner that complies with this Section 4.06, the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in Section 4.06(a) or one of the clauses of Section 4.06(b), and Indebtedness permitted by this Section 4.06 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.06 permitting such Indebtedness;
(2)with respect to clauses (5)(A)(a), (7), (11), (13), (14)(b), (18) or (19) of Section 4.06(b), if at any time that the Company would be entitled to have Incurred any then outstanding item of Indebtedness pursuant to Section 4.06(a) or pursuant to Section 4.06(b)(1)(b) or Section 4.06(b)(1)(c), such item of Indebtedness shall (unless otherwise elected by the Company) be automatically reclassified into an item of Indebtedness Incurred pursuant to Section 4.06(a) or pursuant to Section 4.06(b)(1)(b) or Section 4.06(b)(1)(c), as applicable;
(3)all Indebtedness under the ABL Facility Incurred as of the Issue Date shall be deemed to have been Incurred pursuant to Section 4.06(b)(1)(a), and the Company shall not be permitted to reclassify all or any portion of such Indebtedness;
(4)for purposes of determining compliance with this Section 4.06, with respect to Indebtedness Incurred under a Credit Facility, re-borrowings of amounts previously repaid pursuant to “cash sweep” or “clean down” provisions or any similar provisions under a Credit Facility that provide that Indebtedness is deemed to be repaid periodically shall only be deemed for the purposes of this Section 4.06 to have been Incurred on the date such Indebtedness was first Incurred and not on the date of any subsequent re-borrowing thereof;
(5)in the case of any Refinancing Indebtedness, when measuring the outstanding amount of such Indebtedness, such amount shall not include any amounts necessary to pay accrued and unpaid interest and any fees and expenses, including any premium and defeasance costs, indemnity fees, discounts, premiums and other costs and expenses Incurred in connection with such refinancing;
(6)Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;
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(7)if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are Incurred pursuant to any Credit Facility and are being treated as Incurred pursuant to any clause of Section 4.06(a) or Section 4.06(b) and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;
(8)the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;
(9)in the event that the Company or a Restricted Subsidiary enters into or increases commitments under a revolving credit facility, enters into any commitment to Incur or issue Indebtedness or commits to Incur any Lien pursuant to clause (29) of the definition of “Permitted Liens,” the Incurrence or issuance thereof for all purposes under this Indenture, including for purposes of calculating the Fixed Charge Coverage Ratio, the Consolidated Senior Secured Net Leverage Ratio or the Consolidated Total Net Leverage Ratio, as applicable, or usage of clauses (1) through (19) of Section 4.06(b) (if any) for borrowings and re borrowings thereunder (and including issuance and creation of letters of credit and bankers’ acceptances thereunder) will, at the Company’s option, either (a) be determined (i) on the date of such revolving credit facility or such entry into or increase in commitments (assuming that the full amount thereof (or, at the option of the Company, a portion thereof) has been borrowed as of such date) or other Indebtedness, Disqualified Stock or Preferred Stock (in each case, pursuant to any letter, agreement or instrument, which may be conditional, including as to documentation) and/or (ii) on the date on which such facility or commitments become available, and, if such Fixed Charge Coverage Ratio, the Consolidated Senior Secured Net Leverage Ratio or the Consolidated Total Net Leverage Ratio, as applicable, test or other provision of this Indenture is satisfied with respect thereto at such time, any borrowing or re-borrowing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) will be permitted under this Section 4.06 irrespective of the Fixed Charge Coverage Ratio, the Consolidated Senior Secured Net Leverage Ratio or the Consolidated Total Net Leverage Ratio, as applicable, or other provision of this Indenture at the time of any borrowing or re-borrowing (or issuance or creation of letters of credit or bankers’ acceptances thereunder) (the committed amount permitted to be borrowed or reborrowed (and the issuance and creation of letters of credit and bankers’ acceptances) on a date pursuant to the operation of this clause (a) shall be the “Reserved Indebtedness Amount” as of such date for purposes of the Fixed Charge Coverage Ratio, the Consolidated Senior Secured Net Leverage Ratio, or the Consolidated Total Net Leverage Ratio, as applicable, and, to the extent of the usage of clauses (1) through (19) of Section 4.06(b) (if any), shall be deemed to be Incurred and outstanding under such clauses) or (b) be determined on the date such amount is borrowed pursuant to any such facility or increased commitment, and in each case, the Company may revoke such determination at any time and from time to time;
(10)notwithstanding anything in this Section 4.06 to the contrary, in the case of any Indebtedness Incurred to refinance Indebtedness initially Incurred in reliance on a clause of Section 4.06(b) measured by reference to a percentage of LTM EBITDA at the
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time of Incurrence, if such refinancing would cause the percentage of LTM EBITDA restriction to be exceeded if calculated based on the percentage of LTM EBITDA on the date of such refinancing, such percentage of LTM EBITDA restriction shall not be deemed to be exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus premiums (including tender premiums), defeasance, costs and fees in connection with such refinancing; and
(11)the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined on the basis of IFRS.
(d)Accrual and/or capitalization of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock or the reclassification of commitments or obligations not treated as Indebtedness due to a change in IFRS, will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 4.06; provided that the amount of any Refinancing Indebtedness in respect of any outstanding Indebtedness may (in the Company’s sole discretion) be increased by the amount of all such accrued and/or capitalized interest, accreted value, original issue discount and/or additional Indebtedness in respect of such Indebtedness and such increased amount will not be deemed to be Indebtedness for the purpose of calculating any basket, permission or threshold under which such Refinancing Indebtedness is permitted to be Incurred.
(e)If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 4.06, the Company shall be in default of this Section 4.06).
(f)For purposes of determining compliance with any U.S. Dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. Dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was first committed or first Incurred (whichever yields the lower U.S. Dollar equivalent); provided that for the purpose of the Incurrence of any other Indebtedness, the Company may elect to account for any such Indebtedness denominated in a foreign currency at the relevant currency exchange rate in effect on the determination date for the Incurrence of such other Indebtedness; provided further, that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed (a) the principal amount of such Indebtedness being refinanced plus (b) the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees or similar fees) Incurred in connection with such refinancing
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(g)Notwithstanding any other provision of this Section 4.06, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this Section 4.06 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.  The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.
Section 4.07Limitation on Sales of Assets and Subsidiary Stock.
(a)The Company will not, and will not permit any of the Restricted Subsidiaries to, make any Asset Disposition unless:
(1)the Company or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Company, of the shares and assets subject to such Asset Disposition (including, for the avoidance of doubt, if such Asset Disposition is a Permitted Asset Swap);
(2)in any such Asset Disposition, or series of related Asset Dispositions (except to the extent the Asset Disposition is a Permitted Asset Swap or relates to Non-Core Assets), with a purchase price in excess of the greater of (a) $60.0 million and (b) 7.5% of LTM EBITDA, at least 75% of the consideration from such Asset Disposition (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash, Cash Equivalents or Temporary Cash Investments; and
(3)an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied:
(a)to the extent the Company or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness of the Company or a Restricted Subsidiary), within 450 days from the later of (1) the date of such Asset Disposition and (2) the receipt of such Net Available Cash, (A) to prepay, repay, purchase or redeem Senior Secured Indebtedness of the Company or a Restricted Subsidiary, including Indebtedness under any Credit Facility (including the ABL Facility) (or any Refinancing Indebtedness in respect thereof) or (B) prepay, repay, purchase or redeem any Indebtedness of a Restricted Subsidiary of the Company that is not a Guarantor or any Indebtedness that is secured by Liens on assets which do not constitute Collateral (in each case other than Subordinated Indebtedness of an Issuer or a Guarantor or Indebtedness owed to the Company or any Restricted Subsidiary) provided, however, that, in connection with any prepayment, repayment, purchase or redemption of Indebtedness pursuant to this clause (a), the Company or such Restricted Subsidiary will retire such Indebtedness and will cause
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the related commitment (if any) to be reduced (including by a reduction in borrowing base or similar term in conjunction with such Asset Disposition or otherwise) in an amount equal to the principal amount so prepaid, repaid, purchased or redeemed; provided further that to the extent the Company or any Restricted Subsidiary has elected to prepay, repay or purchase any amount of Senior Secured Indebtedness at a price not less than par and has extended such offer to the Holders on at least a pro rata basis, to the extent the creditors in respect of such Senior Secured Indebtedness (including any Holders) elect not to tender their Senior Secured Indebtedness for such prepayment, repayment, purchase or redemption, the Company will be deemed to have applied an amount of Net Available Cash equal to such amount not tendered under this paragraph (a), and such amount shall not increase the amount of Excess Proceeds; or
(b)to the extent the Company or any Restricted Subsidiary elects, to invest in or commit to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary equal to the amount of Net Available Cash received by the Company or another Restricted Subsidiary) within 450 days from the later of (i) the date of such Asset Disposition and (ii) the receipt of such Net Available Cash; provided, however, that a binding agreement shall be treated as a permitted application of Net Available Cash from the date of such commitment with the good faith expectation that an amount equal to Net Available Cash will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before such amount is applied, then such Net Available Cash shall constitute Excess Proceeds, provided further that, pending the final application of the amount of any such Net Available Cash in accordance with clause (a) or (b) above, the Company and the Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise use such Net Available Cash in any manner not prohibited by this Indenture.

(b)Notwithstanding Section 4.07(a), to the extent that (x) a distribution of any or all of the Net Available Cash of any Asset Disposition by a Subsidiary to the Company or another Restricted Subsidiary (to the extent necessary to comply with this Section 4.07) is prohibited or delayed by applicable local law (including financial assistance and corporate benefit restrictions and fiduciary and statutory duties of the relevant directors) or (y) a distribution of any or all of the Net Available Cash of any Asset Disposition by a Subsidiary to the Company or another Restricted Subsidiary (to the extent necessary to comply with this Section 4.07) could result in material adverse Tax consequences, as reasonably determined by the Company in its sole discretion, the portion of such Net Available Cash so affected will not be required to be applied in compliance with this Section 4.07.
(c)The amount of any Net Available Cash from Asset Dispositions that is not applied or invested or committed to be applied or invested as provided in Section 4.07(a) will be deemed to constitute “Excess Proceeds” under this Indenture; provided that, if at the time of any definitive agreement, put option or similar arrangement in respect of any Asset Disposition or (at the option of the Company) the date on which Net Available Cash from an Asset Disposition is received, the
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Consolidated Total Net Leverage Ratio of the Company and the Restricted Subsidiaries after giving pro forma effect to such Asset Disposition and the use of proceeds therefrom is (x) no greater than 4.50 to 1.00, 100.0% of the Net Available Cash from such Asset Disposition shall be deemed not to constitute Excess Proceeds and (y) greater than 4.50 to 1.00 and no greater than 5.00 to 1.00, 50.0% of the Net Available Cash from such Asset Disposition shall be deemed not to constitute Excess Proceeds. Any amount deemed not to constitute Excess Proceeds may be used by the Company or any of its Restricted Subsidiaries for any purpose not prohibited by this Indenture.  On the 451st day (or such longer period permitted by Section 4.07(a)(3)(B)) after the later of an Asset Disposition or the receipt of such Net Available Cash, if the aggregate amount of Excess Proceeds under this Indenture exceeds the greater of $200.0 million and 25.0% of LTM EBITDA, the Company shall make an offer (“Asset Disposition Offer”) within 10 Business Days to all Holders under this Indenture and, to the extent the Company elects, to all holders of other outstanding Pari Passu Indebtedness, to repay, prepay or purchase the maximum aggregate principal amount of Notes and any such Pari Passu Indebtedness to which the Asset Disposition Offer applies that may be repaid, prepaid or purchased out of the Excess Proceeds, at an offer price in respect of the Notes in an amount equal to 100% of the principal amount of the Notes (and, in the case of any Pari Passu Indebtedness, an offer price of no more than 100% of the principal amount of such Pari Passu Indebtedness), in each case, plus accrued and unpaid interest, if any, to, but not including, the date of repayment, prepayment or purchase, in accordance with the procedures set forth in this Indenture or the agreements governing the Pari Passu Indebtedness, as applicable, and with respect to the Notes, in minimum denominations of $200,000 (with respect to the Senior Secured Dollar Notes ) or €100,000 (with respect to the Senior Secured Euro Notes) and in integral multiples of $1,000 (with respect to the Senior Secured Dollar Notes) or €1,000 (with respect to the Senior Secured Euro Notes) in excess thereof. The Company will deliver notice of such Asset Disposition Offer electronically or by first-class mail, with a copy to the Trustee, the Paying Agent and each Holder at the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of DTC or Euroclear and Clearstream, as applicable, describing the transaction or transactions that constitute the Asset Disposition and offering to repurchase the Notes for the specified purchase price on the date specified in the notice, which date will be no earlier than five days and no later than 60 days from the date such notice is delivered, pursuant to the procedures required by the Indenture and described in such notice. The Company may satisfy the foregoing obligations with respect to any Net Available Cash from an Asset Disposition by making an Asset Disposition Offer with respect to all Net Available Cash prior to the expiration of the relevant 450 days (or such longer period as provided in Section 4.07(a)) or with respect to any unapplied Excess Proceeds.
(d)To the extent that the aggregate amount of Notes and Pari Passu Indebtedness so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company and the Restricted Subsidiaries may use any remaining Excess Proceeds for any purpose not prohibited by this Indenture.  If the aggregate principal amount of the Notes surrendered in any Asset Disposition Offer by Holders and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Company shall allocate the Excess Proceeds among the Notes and Pari Passu Indebtedness to be repaid, prepaid or purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Indebtedness provided that the Company shall not be required to select and purchase Notes or other Pari Passu Indebtedness in an unauthorized denomination.
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Upon completion of any Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.
(e)To the extent that any portion of Net Available Cash payable in respect of the Notes is denominated in a currency other than U.S. Dollars or Euro, the amount thereof payable in respect of the Notes shall not exceed the net amount of funds in U.S. Dollars or Euro that is actually received by the Company upon converting such portion into U.S. Dollars or Euro.
(f)For the purposes of Section 4.07(a)(2), the following will be deemed to be cash:
(1)the assumption by the transferee of Indebtedness or other liabilities, contingent or otherwise, of the Company or a Restricted Subsidiary (other than Subordinated Indebtedness of an Issuer or a Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness or other liability in connection with such Asset Disposition;
(2)securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Asset Disposition;
(3)Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Asset Disposition;
(4)consideration consisting of Indebtedness of the Company (other than Subordinated Indebtedness) received after the Issue Date from Persons who are not the Company or any Restricted Subsidiary; and
(5)any Designated Non-Cash Consideration received by the Company or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 4.07 during the same fiscal year, not to exceed the greater of (a) $200.0 million and (b) 25.0% of LTM EBITDA (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).
(g)To the extent that the provisions of any securities laws or regulations, including Rule 14e-1 under the Exchange Act, conflict with the provisions of this Indenture, the Company will comply with the applicable securities laws, rules and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.
(h)Notwithstanding any other provision in this Indenture to the contrary, the provisions of this Indenture relative to the Company’s obligation to make an offer to repurchase the Notes as a result of an Asset Disposition may be waived or modified with the consent of the Holders of a majority in principal amount of the Notes then outstanding.
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Section 4.08Limitation on Affiliate Transactions.
(a)The Company will not, and will not permit any Restricted Subsidiary to enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (any such transaction or series of related transactions being an “Affiliate Transaction”) involving aggregate value in excess of the greater of (i) $75.0 million and (ii) 10.0% of LTM EBITDA unless:
(1)the terms of such Affiliate Transaction taken as a whole are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s length dealings with a Person who is not such an Affiliate; and
(2)in the event such Affiliate Transaction involves an aggregate value in excess of the greater of (a) $120.0 million and (b) 15.0% of LTM EBITDA, the terms of such Affiliate Transaction have been approved by a majority of the members of the Board of Directors of the Company.
(b)Any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in Section 4.08(a)(2) if such Affiliate Transaction is approved by a majority of the Disinterested Directors of the Company, if any.
(c)Section 4.08(a) will not prohibit:
(1)any Restricted Payment permitted to be made pursuant to Section 4.04 or any Permitted Investment;
(2)any issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of the Company, any Restricted Subsidiary or any Parent Entity, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultants’ plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) or indemnities provided on behalf of officers, employees, directors or consultants approved by the Board of Directors of the Company, in each case in the ordinary course of business or consistent with past practice;
(3)any Management Advances and any waiver or transaction with respect thereto;
(4)any (a) transaction between or among the Company and any Restricted Subsidiary (or entity that becomes a Restricted Subsidiary as a result of such transaction),
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or between or among Restricted Subsidiaries and (b) merger, amalgamation or consolidation with any Parent Entity, provided that such Parent Entity shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Company and such merger, amalgamation or consolidation is otherwise permitted under this Indenture;
(5)the payment of compensation, fees and reimbursement of expenses to, and customary indemnities (including under customary insurance policies) and employee benefit and pension expenses provided on behalf of, directors, officers, contractors, consultants, distributors or employees of the Company, any Parent Entity or any Restricted Subsidiary (whether directly or indirectly and including through any Controlled Investment Affiliate of such directors, officers, contractors, consultants, distributors or employees);
(6)the entry into and performance of obligations of the Company or any of the Restricted Subsidiaries under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding, any agreement or instrument in effect as of or on the Issue Date, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this Section 4.08 or to the extent not more disadvantageous to the Holders (taken as a whole) in any material respect;
(7)any transaction with a Securitization Subsidiary effected as part of a Qualified Securitization Financing or Receivables Facility, any disposition or repurchase of Securitization Assets, Receivables Assets or related assets in connection with any Qualified Securitization Financing or Receivables Facility;
(8)transactions with customers, clients, joint venture partners, suppliers, contractors, distributors or purchasers or sellers of goods or services, in each case in the ordinary course of business or consistent with past practice, which are fair to the Company or the relevant Restricted Subsidiary in the reasonable determination of the Board of Directors of the Company or the senior management of the Company or the relevant Restricted Subsidiary, or are on terms no less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;
(9)any transaction in the ordinary course of business between or among the Company or any Restricted Subsidiary and any Affiliate of the Company or an Associate or similar entity which would constitute an Affiliate Transaction solely (i) because the Company or a Restricted Subsidiary or any Affiliate of the Company or a Restricted Subsidiary or any Affiliate of any Permitted Holder owns an equity interest in or otherwise controls such Affiliate, Associate or similar entity or (ii) due to the fact that a director of such Person is also a director of the Company or any direct or indirect Parent Entity of the Company (provided, however, that such director abstains from voting as a director of the Company or such direct or indirect Parent Entity of the Company, as the case may be, on any matter involving such other Person);
(10)any (a) issuances or sales of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Company or options, warrants or other rights to acquire
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such Capital Stock or Subordinated Shareholder Funding and the granting of registration and other customary rights (and the performance of the related obligations) in connection therewith or any contribution to capital of the Company or any Restricted Subsidiary and (b) amendment, waiver or other transaction with respect to any Subordinated Shareholder Funding in compliance with the other provisions of this Indenture, the Intercreditor Agreement or any Additional Intercreditor Agreement, as applicable; provided that such Subordinated Shareholder Funding, as amended or otherwise modified, will continue to satisfy the requirements described in the definition of “Subordinated Shareholder Funding”;
(11)(a) any payments by the Company or any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly), including to its affiliates or its designees, of annual management, consulting, monitoring, refinancing, transaction, subsequent transaction exit fees, advisory fees and related costs and reasonable expenses and indemnities in connection therewith and any termination fees (including any such cash lump sum or present value fee upon the consummation of a corporate event) and (b) any customary payments by the Company or any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly, including through any Parent Entity) for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which are in the case of each of clauses (a) and (b) approved by a majority of the Board of Directors of the Company in good faith;
(12)payment to any Permitted Holder of all out of pocket expenses incurred by such Permitted Holder in connection with its direct or indirect investment in the Company and its Subsidiaries;
(13)(i) the AMP Transfer Transactions and the Transactions and the payment of all costs and expenses (including all legal, accounting and other professional fees and expenses) related to the AMP Transfer Transactions and the Transactions or any payment as contemplated by the AMP Transfer Transaction Documents and (ii) any transactions or services pursuant to the AMP Transfer Transaction Documents and any services or transactions that are similar or incidental to the services or transactions contemplated therein provided on an arm’s length basis;
(14)transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 4.08(a)(1);
(15)the existence of, or the performance by the Company or any Restricted Subsidiary of its obligations under the terms of, any equityholders agreement (including the AMP Transfer Transaction Documents and any registration rights agreement or purchase agreements related thereto) to which it is party as of the Issue Date, and any similar agreement that it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any Restricted Subsidiary of its obligations under any future amendment to the equityholders’ agreement or under any similar
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agreement entered into after the Issue Date will only be permitted under this clause (15) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders (taken as a whole) in any material respect as determined in good faith by the Company;
(16)any purchases by the Company’s Affiliates of Indebtedness or Disqualified Stock of the Company or any of the Restricted Subsidiaries the majority of which Indebtedness or Disqualified Stock is purchased by Persons who are not the Company’s Affiliates; provided that such purchases by the Company’s Affiliates are on the same terms as such purchases by such Persons who are not the Company’s Affiliates;
(17)any (a) Investments by Affiliates in securities of the Company or any of the Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses Incurred by such Affiliates in connection therewith) so long as the Investment is being offered by the Company or such Restricted Subsidiary generally to other non-affiliated third party investors on the same or more favorable terms; (b) payments to Affiliates in respect of securities of the Company or any of the Restricted Subsidiaries contemplated in the foregoing clause (17)(a) or that were acquired from Persons other than the Company and the Restricted Subsidiaries, in each case, in accordance with the terms of such securities; and (c) payments by any Parent Entity, the Company and/or the Restricted Subsidiaries pursuant to any tax sharing agreements or other equity agreements in respect of Related Taxes among any such Parent Entity, the Company and/or the Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Company and its Subsidiaries;
(18)payments, Indebtedness and Disqualified Stock (and cancellation of any thereof) of the Company and the Restricted Subsidiaries and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any future, current or former employee, director, officer, contractor or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of its Subsidiaries or any of its Parent Entities pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; and any employment agreements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers, contractors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) that are, in each case, approved by the Company in good faith;
(19)employment and severance arrangements between the Company or the Restricted Subsidiaries and their respective officers, directors, contractors, consultants, distributors and employees in the ordinary course of business or entered into in connection with or as a result of the AMP Transfer Transactions;
(20)any transition services arrangement, supply arrangement or similar arrangement entered into in connection with or in contemplation of the disposition of assets or Capital Stock in any Restricted Subsidiary permitted under Section 4.07 or entered into
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with any Business Successor, in each case, that the Company determines in good faith is either fair to the Company or otherwise on customary terms for such type of arrangements in connection with similar transactions;
(21)transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the day such Unrestricted Subsidiary is re-designated as a Restricted Subsidiary as described under Section 4.12 and pledges of Capital Stock of Unrestricted Subsidiaries;
(22)any lease entered into between the Company or any Restricted Subsidiary, as lessee, and any Affiliate of the Company that is not a Restricted Subsidiary, as lessor, which is approved by a majority of the members of the Board of Directors of the Company;
(23)intellectual property licenses in the ordinary course of business or consistent with past practice;
(24)payments to or from, and transactions with, any joint venture in the ordinary course of business or consistent with past practice (including any cash management activities related thereto);
(25)the payment of costs and expenses related to registration rights and customary indemnities provided to shareholders under any shareholder agreement;
(26)any Permitted Tax Restructuring; and
(27)any payments or other transactions pursuant to a tax sharing agreement between the Company and any other Person or a Restricted Subsidiary and any other Person with which the Company or any of its Restricted Subsidiaries file a consolidated tax return or with which the Issuers are part of a consolidated group for tax purposes or any tax advantageous group contribution made pursuant to applicable legislation, provided, however, that any such payments do not exceed the amounts of such tax that would have been payable by the Company and its Restricted Subsidiaries on a stand-alone basis and the related tax liabilities of the Company and its Restricted Subsidiaries are relieved thereby.
Section 4.09Limitation on Liens.
(a)The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, Incur or suffer to exist any Lien upon any of its property or assets (including Capital Stock of a Restricted Subsidiary), whether owned on the Issue Date or acquired after that date, or any interest therein or any income or profits therefrom, which Lien is securing any Indebtedness (such Lien, the “Initial Lien”), except (i) in the case of any property or asset that does not constitute Collateral, (1) Permitted Liens or (2) Liens on property or assets that are not Permitted Liens if the Notes, the Notes Guarantees and this Indenture are directly secured equally and ratably with, or prior to, in the case of Liens with respect to Subordinated Indebtedness, the Indebtedness secured by such Initial Lien for so long as such Indebtedness is so secured, and (ii) in the case of any property or asset that constitutes Collateral, Permitted Collateral Liens.
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(b)Any such Lien created in favor of the Notes, the Notes Guarantees and this Indenture pursuant to Section 4.09(a)(i)(2) will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates, and (ii) otherwise as set forth under Section 10.04, the Intercreditor Agreement, any Additional Intercreditor Agreement and/or under the relevant Security Documents.
(c)With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.  The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.
Section 4.10Impairment of Security Interest.
(a)The Company shall not, and shall not permit any Restricted Subsidiary to, take or knowingly or negligently omit to take any action that would have the result of materially impairing the Security Interest with respect to the Collateral (it being understood, subject to the proviso below, that the Incurrence of Permitted Collateral Liens shall under no circumstances be deemed to materially impair the Security Interest with respect to the Collateral) for the benefit of the Trustee, the Security Agent and the Holders, and the Company shall not, and shall not permit any Restricted Subsidiary to, grant to any Person other than the Security Agent or the ABL Security Agent, for the benefit of the Trustee, the Security Agent and the Holders and the other beneficiaries described in the Security Documents and the Intercreditor Agreement or any Additional Intercreditor Agreement, as the case may be, any interest whatsoever in any of the Collateral except that (i) the Company, and the Restricted Subsidiaries may amend, extend, renew, restate, supplement, release or otherwise modify or replace any Security Documents for the purposes of Incurring Permitted Collateral Liens, (ii) the Company, and the Restricted Subsidiaries may amend, extend, renew, restate, supplement, release or otherwise modify or replace any Security Documents for the purposes of undertaking a Permitted Reorganization, (iii) the Collateral may be discharged and released in accordance with this Indenture, the applicable Security Documents, the Intercreditor Agreement or any Additional Intercreditor Agreement, (iv) the applicable Security Documents may be amended from time to time to cure any ambiguity, mistake, omission, defect, error or inconsistency therein and (v) the Company, and the Restricted Subsidiaries may amend the Security Interests in any manner that does not adversely affect Holders in any material respect; provided, however, that in the case of clauses (i), (ii) and (v) above, the Security Documents may not be amended, extended, renewed, restated, supplemented, released or otherwise modified or replaced, unless contemporaneously with any such action, the Company delivers to the Trustee, either (1) a solvency opinion, in a form reasonably satisfactory to the Trustee from an Independent Financial Advisor confirming the solvency of the Company and its Subsidiaries, taken as a whole, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, release, modification or replacement, (2) a certificate from the Board of Directors of the relevant Person, which confirms the solvency of the Person granting such Security Interest, after giving effect to any transactions related to such amendment, extension, renewal, restatement,
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supplement, release, modification or replacement, or (3) an Opinion of Counsel, in a form reasonably satisfactory to the Trustee, confirming that, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, release, modification or replacement, the Lien or Liens created under the Security Documents, so amended, extended, renewed, restated, supplemented, released, modified or replaced are valid Liens not otherwise subject to any limitation, imperfection or new hardening period, in equity or at law, that such Lien or Liens were not otherwise subject to immediately prior to such amendment, extension, renewal, restatement, supplement, release, modification or replacement.
(b)In the event that the Company, or an applicable Restricted Subsidiary complies with the requirements of this Section 4.10, the Trustee and the Security Agent shall (subject to customary protections and indemnifications) consent to any amendment, extension, renewal, restatement, supplement, release or other modification or replacement requested in accordance with this Section 4.10 without the need for instructions from any Holder.
Section 4.11Repurchase Upon Change of Control Triggering Event.
(a)If a Change of Control Triggering Event occurs, unless (i) a third party makes a change of control offer as described herein or (ii) the Issuers have previously or substantially concurrently therewith delivered a redemption notice with respect to the outstanding Notes as described under paragraph 5 of the Notes, the Issuers will make an offer to purchase all of the Notes (equal to €100,000 (with respect to the Senior Secured Euro Notes) or $200,000 (with respect to the Senior Secured Dollar Notes) in principal amount or in integral multiples of €1,000 (with respect to the Senior Secured Euro Notes) or $1,000 (with respect to the Senior Secured Dollar Notes) in excess thereof; provided that Notes of €100,000 (with respect to the Senior Secured Euro Notes) or $200,000 (with respect to the Senior Secured Dollar Notes) or less in principal amount may only be redeemed in whole and not in part) pursuant to the offer described below (the “Change of Control Offer”) at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Amounts, if any, to but excluding the date of repurchase.  Within 60 days following any Change of Control Triggering Event, the Issuers will deliver or cause to be delivered a notice of such Change of Control Offer electronically in accordance with the applicable procedures of DTC, Euroclear and Clearstream, as applicable, or by first-class mail, with a copy to the Trustee, to each Holder at the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of DTC, Euroclear and Clearstream, as applicable, describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the Notes for the specified purchase price on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered, pursuant to the procedures required by this Indenture and described in such notice, except in the case of a conditional Change of Control Offer made in advance of a Change of Control Triggering Event as described below.
(b)To the extent that the provisions of any securities laws, rules or regulations, including Rule 14e-l under the Exchange Act, conflict with the provisions of this Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in this Indenture by virtue thereof.  The Issuers may rely on any no action letters issued by the SEC indicating that the staff of the SEC will not recommend enforcement action in the event a tender offer satisfies certain conditions.
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(c)The Issuers will not be required to make a Change of Control Offer following a Change of Control Triggering Event if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.11 applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (ii) a notice of redemption of all outstanding Notes has been given pursuant to this Indenture as described under paragraph 5 of the Notes, unless and until there is a default in the payment of the redemption price on the applicable redemption date or the redemption is not consummated due to the failure of a condition precedent contained in the applicable redemption notice to be satisfied.  Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control Triggering Event.
(d)The provisions under this Indenture relating to the Issuers’ obligation to make an offer to repurchase the Notes as a result of a Change of Control Triggering Event may be waived or modified with the consent of the Holders of a majority in principal amount of the Notes then outstanding.
(e)If and for so long as the Notes are listed on the Exchange and if and to the extent that the rules of the Authority so require, the Issuers will notify the Authority of any Change of Control Offer.
Section 4.12Designation of Restricted and Unrestricted Subsidiaries.
(a)The Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary and any Unrestricted Subsidiary to be a Restricted Subsidiary, in each case, if that designation would not cause a Default.  If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and the Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.04 or under one or more clauses of the definition of “Permitted Investment”, as determined by the Company.  That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.
(b)If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be Incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be Incurred as of such date under Section 4.06, the Company will be in default of Section 4.06.
(c)If an Unrestricted Subsidiary is designated as a Restricted Subsidiary, that designation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 4.06 (including pursuant to Section 4.06(b)(5), treating such designation as an acquisition for the purpose of such clause), calculated on a pro forma basis as if such designation had occurred at the beginning of the Relevant Testing Period; and (2) no Default or Event of Default would be in existence immediately following such
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designation.  Any such designation by the Company or the re-designation of an Unrestricted Subsidiary to a Restricted Subsidiary as contemplated hereby shall be evidenced to the Trustee on the date of such designation or re-designation by filing with the Trustee an Officer’s Certificate certifying that such designation or re-designation complies with the preceding conditions.
Section 4.13Additional Guarantees.
(a)No Restricted Subsidiary shall Guarantee the Indebtedness outstanding under the ABL Facility, any other Credit Facility or any Public Debt, in each case of either Issuer or a Guarantor, unless such Restricted Subsidiary is or becomes a Guarantor on the date on which the Guarantee of such other Indebtedness is Incurred and, if applicable, executes and delivers to the Trustee a supplemental indenture substantially in the form of Exhibit D hereto pursuant to which such Restricted Subsidiary will provide a Notes Guarantee, which Notes Guarantee will be senior to or pari passu in right of payment with, as applicable, such Restricted Subsidiary’s Guarantee of such other Indebtedness; provided, however, that such Restricted Subsidiary shall not be obligated to become a Guarantor to the extent and for so long as the Incurrence of such Notes Guarantee is contrary to the Agreed Security Principles or could give rise to or result in:  (1) any breach or violation of statutory limitations, corporate benefit, financial assistance, fraudulent preference, thin capitalization rules, capital maintenance rules, guidance and coordination rules or the laws, rules or regulations (or analogous restriction) of any applicable jurisdiction; (2) any risk or liability for the officers, directors or (except in the case of a Restricted Subsidiary that is a partnership) shareholders of such Restricted Subsidiary (or, in the case of a Restricted Subsidiary that is a partnership, directors or shareholders of the partners of such partnership); or (3) any cost, expense, liability or obligation (including with respect to any Taxes) other than reasonable out of pocket expenses.
(b)At the option of the Company, any Notes Guarantee may contain limitations on Guarantor liability to the extent reasonably necessary to recognize certain defenses generally available to guarantors (including those that relate to fraudulent conveyance or transfer, voidable preference, financial assistance, corporate purpose, capital maintenance or similar laws, regulations or defenses affecting the rights of creditors generally) or other considerations under applicable law.
(c)Section 4.13(a) will not be applicable to any guarantees of any Restricted Subsidiary:

(i)existing on the Issue Date, guaranteeing Indebtedness under Credit Facilities permitted to be incurred pursuant to Section 4.06(b)(1)(a), Section 4.06(b)(14) or Section 4.06(b)(19) or guaranteeing Indebtedness in an aggregate principal amount that is less than the greater of (x) $150.0 million and (y) 20.0% of LTM EBITDA;

(ii)that existed at the time such Person became a Restricted Subsidiary if the guarantee was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary; or

(iii)given to a bank or trust company having combined capital and surplus and undivided profits of not less than €500,000,000, whose debt has a rating, at the time such

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guarantee was given, of at least BBB+ or the equivalent thereof by S&P and at least Baal or the equivalent thereof by Moody’s, in connection with the operation of cash management programs established for the Company’s benefit or that of any Restricted Subsidiary.

(d)Future Notes Guarantees granted pursuant to this provision shall be released as set forth under Section 11.05. The Trustee and the Security Agent shall each take all necessary actions, including the granting of releases or waivers under the Intercreditor Agreement or any Additional Intercreditor Agreement, reasonably requested by, and at the cost of, the Company to effectuate any release of a Notes Guarantee in accordance with these provisions, subject to customary protections and indemnifications.
Section 4.14Subsidiary Guarantors and Collateral.

Subject to the Agreed Security Principles and the Intercreditor Agreement, within 90 days of the Issue Date, the Company shall ensure that each of the Subsidiary Guarantors shall become a Guarantor and, in connection therewith, cause such Subsidiary to deliver such agreements, instruments, certificates and opinions of counsel as may be required to evidence its respective guarantee of the Notes.

Subject to the Agreed Security Principles and the Intercreditor Agreement, on the Issue Date, the obligations of the Issuers and Company shall be secured by the first priority Lien over the equity interests of Lux Holdco created by the Lux Holdco Share Pledges in favor of the Security Agent (on behalf of itself, the Trustee and the Holders, among others).

Subject to the Agreed Security Principles and the Intercreditor Agreement, on or prior to 90 days from the Issue Date, the Company shall ensure that it and each of its applicable Subsidiary Guarantors enters into one or more security documents under which Liens on the assets identified on Schedule I-B are granted in favor of the Security Agent (on behalf of itself, the Trustee and the Holders), as applicable.

Section 4.15Withholding Taxes.
(a)All payments made by or on behalf of an Issuer or any Guarantor (including any successor entity) (each, a “Payor”) in respect of the Notes or with respect to any Notes Guarantee, as applicable, will be made free and clear of and without withholding or deduction for, or on account of, any Taxes unless the withholding or deduction of such Taxes is then required by law or by the relevant taxing authority’s interpretation or administration thereof.  If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of:
(1)any jurisdiction (other than the United States, any state thereof or the District of Columbia) from or through which payment on any such Note or Notes Guarantee is made (including by the Paying Agent) or any political subdivision or governmental authority thereof or therein having the power to tax; or
(2)any other jurisdiction (other than the United States, any state thereof or the District of Columbia) in which a Payor is organized, resident, or doing business for tax
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purposes, or any political subdivision or governmental authority thereof or therein having the power to tax (each of clause (1) and (2), a “Relevant Taxing Jurisdiction”), will at any time be required by law to be made from any payments made by or on behalf of the Payor with respect to any Note or any Notes Guarantee, including payments of principal, redemption price, interest or premium, if any, the Payor will pay (together with such payments) such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received by each Holder in respect of such payments, after such withholding or deduction (including any such withholding or deduction in respect of such Additional Amounts), will not be less than the amounts which would have been received by each Holder in respect of such payments on any such Note or Notes Guarantee in the absence of such withholding or deduction; provided, however, that no such Additional Amounts will be payable for or on account of:

(1)any Taxes, to the extent such Taxes would not have been so imposed but for the existence of any present or former connection between the relevant Holder (or between a fiduciary, settlor, beneficiary, member, partner or shareholder of, or possessor of power over the relevant Holder, if the relevant Holder is an estate, nominee, trust, partnership, limited liability company or corporation) and the Relevant Taxing Jurisdiction (other than the mere receipt, ownership, holding or disposition of such Note or the receipt of any payment or the exercise or enforcement of rights under such Note, this Indenture or a Notes Guarantee);

(2)any Taxes, to the extent such Taxes are imposed or withheld by reason of the failure by the Holder or the beneficial owner of the Note to comply with a reasonable written request of the Payor addressed to the Holder or beneficial owner, after reasonable notice, to provide certification, information, documents or other evidence concerning the nationality, residence or identity of the Holder or such beneficial owner or to make any declaration or similar claim or satisfy any other reporting requirement relating to such matters, whether required by a law, statute, treaty, regulation or administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from all or part of such Tax, but in each case, only to the extent the Holder or beneficial owner is legally eligible to do so;

(3)any Taxes, to the extent such Taxes are imposed as a result of the presentation of the Note for payment (where presentation is required) more than 30 days after the later of the applicable payment date or the date the relevant payment is first made available for payment to the holder (except to the extent that the holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30-day period);

(4)any Taxes that are payable otherwise than by deduction or withholding from a payment made under or with respect to the Notes or to any Notes Guarantee;

(5)any estate, inheritance, gift, sales, transfer, personal property or similar Tax;

(6)any withholding tax required in respect of the Luxembourg law of 23 December 2005, as amended;

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(7)any Taxes imposed, deducted or withheld pursuant to sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), as of the Issue Date (and any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder, or other official administrative interpretations thereof and any agreements entered into pursuant to current section 1471(b) of the Code, as of the Issue Date (and any amended or successor version described above), and including (for the avoidance of doubt) any intergovernmental agreement (and any law, regulation or practice implementing any such intergovernmental agreement) in respect of the foregoing; or

(8)any combination of the items (1) through (7) above.

(b)In addition, no Additional Amounts shall be paid with respect to any payment to a holder who is a fiduciary or a partnership or any person other than the sole beneficial owner of such payment, to the extent that the beneficiary or settler with respect to such fiduciary, the member of such partnership or the beneficial owner would not have been entitled to Additional Amounts had such beneficiary, settler, member or beneficial owner held such Notes directly.
(c)In addition, the Payor will pay, and reimburse each applicable Holder for, any present or future stamp, issue, registration, court or documentary taxes, or similar charges or levies (including any related interest, penalties or other similar liabilities with respect thereto) or any other excise, property or similar taxes or similar charges or levies (including any related interest, penalties or similar liabilities with respect thereto) that arise in a Relevant Taxing Jurisdiction from (i) the execution, issuance, delivery or registration of the Notes, any Notes Guarantee, this Indenture, or any other document or instrument in relation thereto, or (ii) the receipt of any payments under or with respect to, or enforcement of, the Notes or any Notes Guarantee (limited, solely in the case of any such taxes attributable to the receipt of payments, to any such taxes that are not excluded under clauses (1) through (3), (5), (6) or (7) above) except, in each case, any Luxembourg registration duties (droits d'enregistrement) payable as a result of a registration with the Administration de L'Enregistrement des Domaines et de la TVA where such registration is not necessary to enforce any rights of a Holder under the Notes or any Notes Guarantee.
(d)The Payor, if it is the applicable withholding agent, will (i) make any required withholding or deduction, (ii) remit the full amount deducted or withheld to the relevant tax authority in accordance with applicable law and (iii) upon written request, provide certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes, or if such tax receipts are not available, certified copies of other reasonable evidence of such payments as soon as reasonably practicable to the Trustee (with a copy to the Principal Paying Agent).  Such copies shall be made available to the Holders upon reasonable request and will be made available at the offices of the Principal Paying Agent.
(e)If any Payor is obligated to pay Additional Amounts with respect to any payment made on any Note or any Notes Guarantee, at least 30 days prior to the date of such payment, the Payor will deliver to the Trustee and the Principal Paying Agent an Officer’s Certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable and such other information necessary to enable the Principal Paying Agent to pay Additional Amounts to Holders on the relevant payment date (unless such obligation to pay Additional Amounts arises
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less than 45 days prior to the relevant payment date, in which case the Payor may deliver such Officer’s Certificate as promptly as practicable thereafter).  The Trustee and the Principal Paying Agent shall be entitled to rely solely on such Officer’s Certificate as conclusive proof that such payments are necessary.
(f)Wherever in this Indenture or the Notes there is mentioned, in any context:
(1)the payment of principal;
(2)redemption prices or purchase prices in connection with a redemption or purchase of the Notes;
(3)interest; or
(4)any other amount payable on or with respect to any of the Notes or any Notes Guarantee,

such reference shall be deemed to include payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(g)The foregoing obligations will survive any termination, defeasance or discharge of this Indenture, any transfer by a Holder or beneficial owner, and will apply mutatis mutandis to any jurisdiction (other than the United States, any state thereof or the District of Columbia) in which any successor to a Payor is organized, resident, or doing business for tax purposes, or any jurisdiction from or through which any payment under, or with respect to the Notes (or any Notes Guarantee) is made by or on behalf of such Payor, or any political subdivision or taxing authority or agency thereof or therein.
Section 4.16Suspension of Covenants on Achievement of Investment Grade Status.
(a)Following the first day that:
(1)the Notes have achieved Investment Grade Status; and
(2)no Default or Event of Default has occurred and is continuing under this Indenture,

then, beginning on that day and continuing until the Reversion Date, the Company and the Restricted Subsidiaries will not be subject to the following Sections of this Indenture (collectively, the “Suspended Covenants”):  4.04, 4.05, 4.06, 4.07, 4.08, 4.13 and the provisions of Section 5.01(a)(3), and, in each case, any related default provision of this Indenture will cease to be effective and will not be applicable to the Company and its Restricted Subsidiaries.

(b)If at any time the Notes cease to have such Investment Grade Status, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the “Reversion Date”) and will be applicable pursuant to the terms of this Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms
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of this Indenture), unless and until the Notes subsequently attain Investment Grade Status (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Status); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under the Notes Documents with respect to the Suspended Covenants based on, and none of the Company or any of the Restricted Subsidiaries shall bear any liability with respect to such Suspended Covenants for, any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period.  The period of time between the date of suspension of the covenants and the Reversion Date is referred to as the “Suspension Period.”
(c)On the Reversion Date, all Indebtedness incurred during the Suspension Period (other than any Indebtedness incurred under the ABL Facility) will be deemed to have been outstanding on the Issue Date so that it is classified as permitted under Section 4.06(b)(4)(a).  On and after the Reversion Date, all Liens created during the Suspension Period will be considered Permitted Liens pursuant to clause (11) of the definition of Permitted Liens.  Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 4.04 will be made as though the covenants described under Section 4.04 had been in effect since the Issue Date and prior to, but not during, the Suspension Period.  Accordingly, Restricted Payments made during the Suspension Period will not reduce the amount available to be made as Restricted Payments under Section 4.04.  On the Reversion Date, the amount of Excess Proceeds shall be reset at zero.  Any Affiliate Transaction entered into after the Reversion Date pursuant to an agreement entered into during any Suspension Period will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 4.08(c)(6).  Any encumbrance or restriction on the ability of any Restricted Subsidiary to take any action described in Section 4.05(a) that becomes effective during the Suspension Period will be deemed to have existed on the Issue Date, so that it is classified as permitted under Section 4.05(b)(1).  On and after each Reversion Date, the Company and the Restricted Subsidiaries will be permitted to consummate the transactions contemplated by any contract entered into during the Suspension Period, so long as such contract and such consummation would have been permitted during such Suspension Period.
(d)In addition, any future obligation to grant further Notes Guarantees shall be released.  All such further obligation to grant Notes Guarantees shall be reinstated upon the Reversion Date.
(e)There can be no assurance that the Notes will ever achieve or maintain Investment Grade Status.
(f)The Trustee shall have no duty to monitor the ratings of the Notes, shall not be deemed to have any knowledge of the ratings of the Notes and shall have no duty to notify Holders if the Notes achieve Investment Grade Status or upon the occurrence of the Reversion Date.  The Issuers shall notify the Trustee that the conditions under this Section 4.16 have been satisfied, although such notification shall not be a condition for suspension of the applicable covenants to be effective.
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Article 5
MERGER AND CONSOLIDATION
Section 5.01The Company.
(a)The Company will not consolidate with or merge with or into, or assign, convey, transfer, lease or otherwise dispose of all or substantially all of its assets, in one transaction or a series of related transactions, to any Person, unless:
(1)the resulting, surviving or transferee Person (the “Successor Company”) will be (x) a Person organized and existing under the laws of England and Wales, Germany, any member state of the European Union or the European Economic Area, or the United States of America, any State of the United States or the District of Columbia, Canada or any province of Canada, Norway or Switzerland or Australia or Bermuda and (y) the Successor Company (if not the Company) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, all the obligations of the Company under the Notes and this Indenture and all obligations of the Company under the Intercreditor Agreement, any Additional Intercreditor Agreement and the Security Documents, as applicable;
(2)immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the applicable Successor Company or any Subsidiary of the applicable Successor Company as a result of such transaction as having been Incurred by the applicable Successor Company or such Subsidiary at the time of such transaction), no Default has occurred and is continuing;
(3)immediately after giving effect to such transaction, either (a) the Company or the applicable Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to Section 4.06(a) or (b) the Fixed Charge Coverage Ratio of the Company and the Restricted Subsidiaries would not be lower than it was immediately prior to giving effect to such transaction;
(4)any Guarantor (other than the Company), unless it is the other party to the transactions described above, will have by supplemental indenture confirmed that its Notes Guarantee will apply to such Person’s obligations under this Indenture and the Notes;
(5)the Company or the Successor Company, as the case may be, shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer and such supplemental indenture (in the case of a Successor Company) comply with this Indenture and an Opinion of Counsel to the effect that such supplemental indenture (in the case of a Successor Company) is a legal and binding agreement enforceable against the Successor Company, provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of clauses (1), (2) and (3) of this Section 5.01; and
(6)the Holders (or the Security Agent on their behalf) will continue to have the same or substantially equivalent (ignoring for the purposes of assessing such equivalency any limitations required in accordance with the Agreed Security Principles or hardening
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periods) guarantees and security (if any) over the same or substantially equivalent assets and over the shares (or other interests) in the Company or the Successor Company, save to the extent such assets or shares (or other interests) cease to exist (provided that if the shares (or other interests) in the Company cease to exist, security will be granted (subject to the Agreed Security Principles) over the shares (or other interests) in the Successor Company).
(b)The Successor Company will succeed to, and be the substitute for, and may exercise every right and power of, the Company under the Notes and the Indenture.
(c)This Article 5 shall not apply to the creation of a new Subsidiary as a Restricted Subsidiary.
Article 6
DEFAULTS AND REMEDIES
Section 6.01Events of Default.
(a)Each of the following is an “Event of Default”:
(1)default in any payment of interest on any Note when due and payable, continued for 30 days;
(2)default in the payment of the principal amount of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;
(3)failure by either Issuer or any Guarantor to comply for 60 days after written notice by the Trustee on behalf of the Holders or by the Holders of at least 30% in aggregate principal amount of the outstanding Notes with any agreement or obligation contained in this Indenture (in each case, other than those set out in clauses (1) or (2) of this Section 6.01(a));
(4)the occurrence of any default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed which is Incurred or Guaranteed by the Company or any Significant Subsidiary, other than Indebtedness owed to the Company or a Restricted Subsidiary, which:
(a)is caused by a failure to pay principal of such Indebtedness, at its stated final maturity (after giving effect to any applicable grace periods) provided in such Indebtedness (a “payment default”); or
(b)results in the acceleration of such Indebtedness prior to its stated final maturity (the “cross acceleration provision”),

and, in each case, the aggregate principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default of principal at its stated final maturity (after giving effect to any applicable grace

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periods) or the maturity of which has been accelerated, is in excess of the greater of (x) $225.0 million and (y) 30.0% of LTM EBITDA;

(5)any of the following occurs:
(a)a decree or order for relief in respect of either Issuer, the Company or a Significant Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law is sanctioned by a court of competent jurisdiction and becomes unconditional;
(b)a decree or order under any applicable Bankruptcy Law is sanctioned by a court of competent jurisdiction and becomes unconditional:
(i)adjudging that either Issuer, the Company or a Significant Subsidiary is bankrupt or insolvent;
(ii)other than on a solvent basis, seeking reorganization, arrangement, adjustment, proposal or composition of or in respect of any Issuer, the Company or that Significant Subsidiary;
(iii)other than on a solvent basis, appointing a custodian, receiver, (provisional, interim or permanent) or manager, liquidator, examiner, process adviser, assignee, trustee, sequestrator (or other similar official) for any substantial part of their respective properties; or
(iv)other than on a solvent basis, ordering the winding up, dissolution or liquidation of the affairs of either Issuer, the Company or a Significant Subsidiary,

and any such decree, order or appointment continues to be in effect and unstayed for a period of 60 consecutive days; or

(c)either Issuer, the Company or a Significant Subsidiary:
(i)consents to the filing of a petition, application, answer, proposal or consent seeking reorganization or relief under any applicable Bankruptcy Law;
(ii)consents to the entry of a decree or order for relief in respect thereof in an involuntary case or proceeding under any applicable Bankruptcy Law;
(iii)consent to the commencement of any bankruptcy or insolvency in respect thereof under any applicable Bankruptcy Law;
(iv)other than on a solvent basis, consents to the appointment of, or taking possession by, a custodian, receiver, (provisional, interim or permanent) or manager, liquidator, administrator, examiner, process
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adviser,  supervisor, assignee, trustee, sequestrator or similar official for any substantial part of their respective properties;
(v)other than on a solvent basis, makes an assignment or proposal for the benefit of its creditors generally; or
(vi)admits it is insolvent or admits in writing its inability to pay its debts generally as they become due or commits an “act of bankruptcy” under any applicable Bankruptcy Law,

which, in each case, is sanctioned by a court and becomes unconditional;

(6)failure by the Company, the Issuers or a Significant Subsidiary to pay final judgments aggregating in excess of the greater of (x) $225.0 million and (y) 30.0% of LTM EBITDA, other than any judgments covered by indemnities provided by, or insurance policies issued by, reputable and creditworthy companies, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days (after receipt of notice as described in Section 6.01(b)) after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed (the “judgment default provision”);
(7)any Security Interest under the Security Documents having a fair market value in excess of the greater of (x) $225.0 million and (y) 30.0% of LTM EBITDA shall, at any time, cease to be in full force and effect (other than in accordance with the terms of the relevant Security Document, the Intercreditor Agreement, any Additional Intercreditor Agreement and this Indenture) for any reason other than the satisfaction in full of all obligations under this Indenture or the release of any such Security Interest in accordance with the terms of this Indenture, the Intercreditor Agreement, any Additional Intercreditor Agreement or the Security Documents or any such Security Interest created thereunder shall be declared invalid or unenforceable or the Company or any Restricted Subsidiary shall assert in writing that any such Security Interest is invalid or unenforceable and any such Default continues for 30 days;
(8)except as permitted under this Indenture, the Intercreditor Agreement or any Additional Intercreditor Agreement (including with respect to any limitations), any Notes Guarantee of one or more Guarantors that together constitute a Significant Subsidiary (a “Significant Guarantor”) is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or is denied or disaffirmed by such Significant Guarantor or any Person acting on behalf of it; and
(b)However, a Default under Section 6.01(a)(4) or Section 6.01(a)(6) will not constitute an Event of Default until the Trustee or the Holders of at least 30% in aggregate principal amount of the outstanding Notes notify the Issuers of the Default and, with respect to Section 6.01(a)(4) and Section 6.01(a)(6), the Company does not cure such Default within 60 days after receipt of such notice.
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Section 6.02Acceleration.
(a)If an Event of Default (other than an Event of Default under Section 6.01(a)(5)) occurs and is continuing, the Trustee by written notice to the Company or the Holders of at least 30% in aggregate principal amount of the outstanding Notes by written notice to the Issuers and the Trustee may, and the Trustee (subject to certain conditions) at the request of such Holders shall, declare the principal of and accrued and unpaid interest, if any, on all the Notes to be due and payable.  Upon such a declaration, such principal and accrued and unpaid interest, if any, will be due and payable immediately.  In the event of a declaration of acceleration of the Notes because an Event of Default described in Section 6.01(a)(4) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to Section 6.01(a)(4) shall be remedied or cured, or waived by the holders of the Indebtedness, or the Indebtedness that gave rise to such Event of Default shall have been discharged in full, in each case, within 30 days after the declaration of acceleration with respect thereto and the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction.
(b)If an Event of Default under Section 6.01(a)(5) with respect to an Issuer occurs and is continuing, the principal of and accrued and unpaid interest, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.
Section 6.03Other Remedies.
(a)If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of, premium on, if any, interest or Additional Amounts, if any, on, the Notes or to enforce the performance of any provision of the Notes or this Indenture.
(b)The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  All remedies are cumulative to the extent permitted by law.
(c)Holders may not enforce this Indenture or the Notes except as provided in this Indenture and may not enforce the Security Documents except as provided in such Security Documents and the Intercreditor Agreement or any Additional Intercreditor Agreement.
(d)(i) if a Default for a failure to report or failure to deliver a required certificate in connection with another default (an “Initial Default”) occurs, then at the time such Initial Default is cured, such Default for a failure to report or failure to deliver a required certificate in connection with another default that resulted solely because of that Initial Default will also be cured without any further action and (ii) any Default or Event of Default for the failure to comply with the time periods prescribed in Section 4.02 or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such report
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required by such covenant or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Indenture.
Section 6.04Waiver of Past Defaults.
(a)Subject to Section 6.07 and Section 9.02 hereof, the Holders of a majority in principal amount of the outstanding Notes under this Indenture may waive all past or existing Defaults or Events of Default (except with respect to nonpayment of principal, premium, interest or Additional Amounts, if any, on any Note held by a non consenting Holder, which may only be waived with the consent of Holders of not less than 90% of the aggregate principal amount of the outstanding Notes) and rescind any such acceleration with respect to such Notes and its consequences (including the payment default that resulted from such acceleration) if rescission would not conflict with any judgment or decree of a court of competent jurisdiction.
(b)Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.
Section 6.05Control by Majority.

Except as otherwise set forth herein, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee.  In the event an Event of Default has occurred and is continuing, of which a Responsible Officer of the Trustee has received written notice, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs.  The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.  Prior to taking any action under this Indenture, the Trustee will be entitled to indemnification and/or security satisfactory to the Trustee in its sole discretion against all fees, losses, liabilities and expenses caused by taking or not taking such action.

Section 6.06Limitation on Suits.

The Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity and/or security satisfactory to the Trustee in its sole discretion against any loss, liability or expense.  Except to enforce the right to receive payment of principal or interest when due, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(1)such Holder has previously given the Trustee written notice that an Event of Default is continuing;
(2)Holders of at least 30% in principal amount of the outstanding Notes have requested in writing the Trustee to pursue the remedy;
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(3)such Holders have offered in writing, and if requested, provided to the Trustee security and/or indemnity satisfactory to the Trustee in its sole discretion against any loss, liability or expense;
(4)the Trustee has not complied with such request within 60 days after the receipt of the written request and the security and/or indemnity; and
(5)the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a written direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.
Section 6.07Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal of, premium on, if any, interest or Additional Amounts, if any, on, the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of Holders of not less than 90% of the then outstanding aggregate principal amount of the Notes affected.

Section 6.08Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a)(1) or Section 6.01(a)(2) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuers for the whole amount of principal of, premium on, if any, interest and Additional Amounts, if any, remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and any amounts due to the Trustee under Section 7.07.

If the Issuers fail to pay such amounts forthwith upon such demand, the Trustee, in its own name as trustee of an express trust, may institute a judicial proceeding in its own name for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Issuers or any other obligor upon the Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Issuers or any other obligor upon the Notes, wherever situated.

Section 6.09Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to an Issuer (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the compensation,

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expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due to the Trustee under Section 7.07.  To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.  Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10Priorities.

Subject to the Intercreditor Agreement and any Additional Intercreditor Agreement, to the extent applicable, if the Trustee or the Security Agent collects any money pursuant to this Article 6 or from the enforcement of any Security Document, it shall pay out (or in the case of the Security Agent, it shall pay to the Trustee to pay out) the money in the following order:

First:  to the Trustee, the Security Agent, the Agents and their agents and attorneys for amounts due under Section 7.07, including payment of all compensation, disbursements, expenses and liabilities incurred, and all advances made, by the Trustee, the Security Agent and the Agents (as the case may be) and the costs and expenses of collection;

Second:  to Holders for amounts due and unpaid on the Notes for principal, premium, if any, interest and Additional Amounts, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, interest and Additional Amounts, if any, respectively; and

Third:  to the Issuers, to a relevant Guarantor or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as the Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

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Section 6.12Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Issuers, any Guarantor, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

Section 6.13Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.14Delay or Omission Not Waiver.

No delay or omission of the Trustee or any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein.  Every right and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Article 7
TRUSTEE
Section 7.01Duties of Trustee.
(a)If an Event of Default, of which a Responsible Officer of the Trustee has received written notice, has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it hereunder and use the same degree of care that a prudent Person would use in conducting its own affairs.
(b)Subject to the provisions of Section 7.01(a):
(1)the duties of the Trustee and the Security Agent will be determined solely by the express provisions of this Indenture and the Trustee and the Security Agent need perform only those duties that are specifically set forth in this Indenture, the Intercreditor Agreement and any Additional Intercreditor Agreement and no others, and no implied covenants, duties or obligations shall be read into this Indenture against the Trustee and the Security Agent; and
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(2)in the absence of bad faith on its part, the Trustee and the Security Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and the Security Agent and conforming to the requirements of this Indenture.  However, the Trustee will examine the certificates and opinions expressly required under this Indenture to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).
(c)The Trustee and the Security Agent may not be relieved from liabilities for their own respective grossly negligent action, their own respective grossly negligent failure to act, their own respective willful misconduct, or their own respective fraud, except that:
(1)this Section 7.01(c) does not limit the effect of Section 7.01(b);
(2)the Trustee and the Security Agent will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee or the Security Agent was grossly negligent in ascertaining the pertinent facts; and
(3)the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Sections 6.02, 6.04 or 6.05 hereof; provided, however, that the Trustee’s conduct does not constitute willful misconduct, fraud or gross negligence.
(d)Whether or not therein expressly so provided, every provision of this Indenture, the Intercreditor Agreement or any Additional Intercreditor Agreement that in any way relates to the Trustee or the Security Agent is subject to Section 7.01(a), (b) and (c).
(e)No provision of the Notes Documents will require the Trustee or the Security Agent to expend or risk its own funds or incur any liability.  The Trustee and the Security Agent may refrain from taking any action if such action will result in the incurrence of a cost to the Trustee or the Security Agent and the Trustee or Security Agent has reasonable grounds for believing that repayment of such funds is not assured to it (unless the Trustee and the Security Agent have been offered security and indemnity satisfactory to them against any such expense).  Neither the Trustee nor the Security Agent will be under any obligation to exercise any of their respective rights and powers under this Indenture, the Intercreditor Agreement or any Additional Intercreditor Agreement at the request of any Holders, unless such Holder has offered to the Trustee and the Security Agent security and indemnity (including by way of pre-funding) satisfactory to them against any loss, liability or expense.
(f)The Trustee and the Security Agent will not be liable for interest on any money received by it except as the Trustee and the Security Agent may agree in writing with the Issuers.  Money held whether in trust or otherwise by the Trustee and the Security Agent need not be segregated from other funds except to the extent required by law.
(g)The Trustee shall not be deemed to have notice or any knowledge of any matter (including without limitation Defaults or Events of Default) unless a Responsible Officer assigned to and working in the Trustee’s corporate trust and agency department has actual knowledge
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thereof or unless written notice thereof is received by the Trustee in accordance with the terms of this Indenture and such notice clearly references the Notes, the Issuers or this Indenture.
Section 7.02Rights of Trustee and the Security Agent.
(a)The Trustee and the Security Agent may conclusively rely and shall be fully protected in relying upon any document believed by it to be genuine and to have been signed or presented by the proper Person.  The Trustee and the Security Agent need not investigate any fact or matter stated in the document.
(b)Before the Trustee or the Security Agent acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both.  Neither the Trustee nor the Security Agent will be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel.  The Trustee and the Security Agent may consult with counsel or other professional advisors at the expense of the Issuers and the written advice of such counsel, professional advisor or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by them hereunder in good faith and in reliance thereon.
(c)The Trustee and the Security Agent may act through their attorneys and agents and will not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.
(d)Neither the Trustee nor the Security Agent will be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by the Notes Documents; provided, however, that the Trustee’s conduct does not constitute willful misconduct, fraud or gross negligence.
(e)Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuers will be sufficient if signed by an Officer of an Issuer.
(f)The Trustee and the Security Agent will be under no obligation to exercise any of the rights or powers vested in it by the Notes Documents at the request or direction of any of the Holders unless such Holders have offered to the Trustee and the Security Agent indemnity and/or security (including by way of pre-funding) satisfactory to them against the losses, liabilities and expenses that might be incurred by them in compliance with such request or direction.
(g)The Trustee and the Security Agent shall have no duty to inquire as to the performance of the covenants of the Company and/or its Restricted Subsidiaries.  In addition, the Trustee shall not be deemed to have knowledge of any Default or Event of Default except:  (i) any Event of Default occurring pursuant to Section 6.01(a)(1) or Section 6.01(a)(2) (provided that it is acting as Principal Paying Agent); and (ii) any Default or Event of Default of which a Responsible Officer shall have received written notification.  Delivery of reports, information and documents to the Trustee under Section 4.02 is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Company’s and/or its Restricted Subsidiaries compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).
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(h)The Trustee shall not have any obligation or duty to monitor, determine or inquire as to compliance, and shall not be responsible or liable for compliance with restrictions on transfer, exchange, redemption, purchase or repurchase, as applicable, of minimum denominations imposed under this Indenture or under applicable law or regulation with respect to any transfer, exchange, redemption, purchase or repurchase, as applicable, of any interest in any Notes.
(i)The rights, privileges, indemnities, protections, immunities and benefits given to the Trustee, including its right to be indemnified and/or secured (including by way of pre-funding) to its satisfaction, are extended to, and shall be enforceable by the Trustee in each of its capacities hereunder and the applicable Notes Documents, the Security Agent and by each agent (including the Agents), custodian and other person employed to act hereunder and the applicable Notes Documents.  Absent willful misconduct, fraud or gross negligence, the Trustee, the Security Agent and each Agent shall not be liable for acting in good faith on instructions believed by it to be genuine and from the proper party.
(j)In the event the Trustee and the Security Agent receive inconsistent or conflicting requests and indemnity from two or more groups of Holders, each representing less than a majority in aggregate principal amount of the Notes then outstanding, pursuant to the provisions of this Indenture, the Trustee and the Security Agent, in their sole discretion, may determine what action, if any, will be taken and shall not incur any liability for their failure to act until such inconsistency or conflict is, in their reasonable opinion, resolved.
(k)In no event shall the Trustee or the Security Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by acts of war or terrorism involving the United States, the United Kingdom or any member state of the European Monetary Union or any other national or international calamity or emergency (including, but not limited to, natural disasters, acts of God, civil unrest, local or national disturbance or disaster, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility), it being understood that the Trustee or the Security Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.
(l)Neither the Trustee nor the Security Agent is required to give any bond or surety with respect to the performance or its duties or the exercise of its powers under this Indenture, the Intercreditor Agreement, any Additional Intercreditor Agreement or the Notes.
(m)The permissive right of the Trustee and the Security Agent to take the actions permitted by this Indenture, the Intercreditor Agreement or any Additional Intercreditor Agreement shall not be construed as an obligation or duty to do so.
(n)The Trustee and the Security Agent will not be liable to any Person if prevented or delayed in performing any of its obligations or discretionary functions under this Indenture, the Intercreditor Agreement or any Additional Intercreditor Agreement by reason of any present or future law applicable to it, by any governmental or regulatory authority or by any circumstances beyond its control.
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(o)The Trustee and the Security Agent shall not under any circumstances be liable for any consequential loss (being loss of business, goodwill, opportunity or profit of any kind) or punitive damages of the Issuers, any Restricted Subsidiary or any other Person (or, in each case, any successor thereto) which arises out of or in connection with this Indenture, even if advised of it in advance and even if foreseeable.
(p)The Trustee and the Security Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee and the Security Agent, in their discretion, may make such further inquiry or investigation into such facts or matters as they may see fit, and, if the Trustee and the Security Agent shall determine to make such further inquiry or investigation, they shall be entitled to examine the books, records and premises of the Issuers personally or by agent or attorney.
(q)The Trustee may request that the Issuers deliver an Officer’s Certificate setting forth the names of the individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.
(r)Notwithstanding anything else herein contained, the Trustee, the Security Agent and any Agent may refrain without liability from doing anything that would or might in its opinion be contrary to any law of any state or jurisdiction (including but not limited to the European Union, the United States of America, in each case, or any jurisdiction forming a part of it and England & Wales) or any directive or regulation of any agency of any such state or jurisdiction and may without liability do anything which is, in its opinion, necessary to comply with any such law, directive or regulation.
(s)The Trustee and the Security Agent may refrain from taking any action in any jurisdiction if the taking of such action in that jurisdiction would be, in their opinion, based upon legal advice in the relevant jurisdiction, contrary to any law of that jurisdiction or, to the extent applicable, the State of New York.
(t)The Trustee and the Security Agent may retain counsel and professional advisors to assist them in performing their duties under this Indenture.  The Trustee and the Security Agent may consult with such professional advisors or with counsel, and the advice or opinion of such professional advisors or counsel with respect to legal or other matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by them hereunder in good faith and in accordance with the advice or opinion of such counsel or professional advisors.
(u)At any time that the security granted pursuant to the Security Documents has become enforceable and the Holders have given a direction to the Trustee to enforce such Collateral, the Trustee is not required to give any direction to the Security Agent with respect thereto unless it has been indemnified and secured in accordance with Section 7.01(e).  In any event, in connection with any enforcement of such security, the Trustee is not responsible for:
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(1)any failure of the Security Agent to enforce such security within a reasonable time or at all;
(2)any failure of the Security Agent to pay over the proceeds of enforcement of the Collateral;
(3)any failure of the Security Agent to realize such security for the best price obtainable;
(4)monitoring the activities of the Security Agent in relation to such enforcement;
(5)taking any enforcement action itself in relation to such Collateral;
(6)agreeing to any proposed course of action by the Security Agent which could result in the Trustee incurring any liability for its own account; or
(7)paying any fees, costs or expenses of the Security Agent.
(v)The Trustee and the Security Agent may assume without inquiry in the absence of actual knowledge that the Issuers are duly complying with their obligations contained in this Indenture required to be performed and observed by it, and that no Default or Event of Default or other event which would require repayment of the Notes has occurred.
(w)The duties and obligations of the Trustee and the Security Agent shall be subject to the provisions of the Intercreditor Agreement and any Additional Intercreditor Agreement, to the extent applicable.
Section 7.03Individual Rights of Trustee and the Security Agent.

The Trustee, the Security Agent and the Agents in their respective individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers or any Affiliate of an Issuer with the same rights they would have if they were not Trustee and Security Agent.  However, in the event that the Trustee has actual knowledge that is has acquired any conflicting interest it must eliminate such conflict within 90 days or resign.  Any Agent may do the same with like rights and duties.  The Trustee is also subject to Section 7.10 hereof.

Section 7.04Trustee’s and Security Agent’s Disclaimer.

The Trustee and Security Agent will not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes, any Guarantee, the Intercreditor Agreement or any Additional Intercreditor Agreement, they shall not be accountable for the Issuers’ use of the proceeds from the Notes or any money paid to the Issuers or upon the Issuers’ direction under any provision of this Indenture, they will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and they will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture or the Intercreditor Agreement other than its certificate of authentication.

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Section 7.05Notice of Defaults.

If a Default occurs and is continuing and a Responsible Officer of the Trustee is informed in writing of such occurrence by the Issuers, the Trustee must give notice of the Default to the Holders within 60 days after being notified by the Issuers.  Except in the case of a Default in the payment of principal of, or premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as the Trustee in good faith determines that withholding notice is in the interests of the Holders.

Section 7.06[Reserved.]
Section 7.07Compensation and Indemnity.
(a)The Issuers, failing which the Guarantors, shall pay to the Trustee and the Security Agent such compensation for their acceptance of this Indenture and services hereunder as shall be agreed in writing from time to time.  The Trustee’s and the Security Agent’s compensation will not be limited by any law on compensation of a trustee of an express trust.  The Issuers will reimburse the Trustee and the Security Agent promptly upon request for all disbursements, advances and expenses properly incurred or made by it in addition to the compensation for its services.  Such expenses will include the properly incurred compensation, disbursements and expenses of the Trustee’s and the Security Agent’s agents and counsel.
(b)The Issuers, failing which the Guarantors, shall indemnify the Trustee and the Security Agent and their officers, directors, employees and agents against any and all losses, liabilities or expenses (including attorneys’ fees and expenses) incurred by them arising out of or in connection with the acceptance or administration of their duties under this Indenture and the Intercreditor Agreement, including the costs and expenses of enforcing this Indenture against the Issuers and the Guarantors (including this Section 7.07) and defending themselves against any claim (whether asserted by the Issuers, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of their powers or duties hereunder (including the costs and expenses of enforcing this Indenture, the Intercreditor Agreement, any Additional Intercreditor Agreement and the Security Documents against the Issuers and the Guarantors (including this Section 7.07) and defending themselves against any claim, whether asserted by the Issuers, the Guarantors, any Holder or any other Person, or liability in connection with the execution and performance of any of their powers and duties hereunder), except to the extent any loss, liability or expense may be attributable to their gross negligence, fraud or willful misconduct.  The Trustee and the Security Agent will notify the Issuers promptly of any claim for which they may seek indemnity.  Failure by the Trustee and the Security Agent to so notify the Issuers will not relieve the Issuers or any of the Guarantors of their obligations hereunder.  Except where the interests of the Issuers and the Guarantors, on the one hand, and the Trustee and the Security Agent, on the other hand, may be adverse, the Issuers or such Guarantor will defend the claim and the Trustee and the Security Agent will provide reasonable cooperation at the Issuers’ or such Guarantor’s expense in the defense.  The Trustee and the Security Agent may have separate counsel of their own choosing and the Issuers will pay the properly incurred fees and expenses of such counsel.  Neither Issuer nor any Guarantor needs pay for any settlement made without its written consent, which consent may not be unreasonably withheld.
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(c)These expenses shall include any costs or charges incurred by the Trustee in carrying out instructions to clear and/or settle transfers of securities under this Agreement (including cash penalty charges that may be incurred under Article 7 of the Central Securities Depositaries Regulation (EU) No 99/2014 if a settlement fail occurs due to the Issuers' or Parent Guarantor's failure to deliver any required securities or cash or other action or omission of the Issuers or Parent Guarantor).
(d)The obligations of the Issuers and the Guarantors under this Section 7.07 will survive the satisfaction and discharge of this Indenture, any termination of this Indenture under any Bankruptcy Law or the resignation or removal of the Trustee and the Agents.
(e)To secure the Issuers’ and the Guarantors’ payment obligations in this Section 7.07, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal of, premium on, if any, interest or Additional Amounts, if any, on, particular Notes.  Such Lien will survive the satisfaction and discharge of this Indenture.
(f)When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(5) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under Bankruptcy Law.
(g)The indemnity contained in this Section 7.07 shall survive the discharge or termination of this Indenture and shall continue for the benefit of the Trustee and the Security Agent notwithstanding its resignation or retirement.
Section 7.08Removal, Resignation and Replacement of Trustee.
(a)A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.
(b)The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuers.  The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuers in writing and may appoint a successor Trustee.  The Issuers shall remove the Trustee, or any Holder who has been a bona fide Holder for not less than six months may petition any court for removal of the Trustee and appointment of a successor Trustee, if:
(1)the Trustee fails to comply with Section 7.10;
(2)the Trustee is adjudged bankrupt or insolvent;
(3)a receiver or other public officer takes charge of the Trustee or its property;
(4)the Trustee otherwise becomes incapable of acting as Trustee hereunder; or
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(5)the Trustee has or acquires a conflict of interest not eliminated in accordance with Section 7.03.
(c)If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuers will promptly appoint a successor Trustee.  Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuers.
(d)If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, (i) the retiring Trustee (at the expense of the Issuers), the Issuers, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee or (ii) the retiring Trustee may appoint a successor Trustee at any time prior to the date on which a successor Trustee takes office.
(e)If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
(f)A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers.  Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee will deliver a notice of its succession to Holders.  The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof.  Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuers’ obligations under Section 7.07 hereof will continue for the benefit of the retiring Trustee.
Section 7.09Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.

In case any Notes shall have been authenticated, but not delivered, by the Trustee then in office, any successor by consolidation, merger or conversion to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes.

Section 7.10Eligibility:  Disqualification.

There will at all times be a Trustee hereunder that is an entity established or registered under the laws of England and Wales, the United States of America or of any state thereof, or a European Union member state or a political subdivision thereof that is authorized under such laws to exercise corporate trustee power, and which is

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generally recognized as an entity which customarily performs such corporate trustee roles and provides such corporate trustee services in transactions similar in nature to the Offering of the Notes as described in the Offering Memorandum.

Section 7.11Resignation of Agents.

Any Agent may resign and be discharged from its duties under this Indenture at any time by giving thirty (30) days’ prior written notice of such resignation to the Trustee and Issuers.  The Trustee or Issuers may remove any Agent at any time by giving thirty (30) days’ prior written notice to any Agent.  Upon such notice, a successor Agent shall be appointed by the Issuers, who shall provide written notice of such to the Trustee.  Such successor Agent shall become the Agent hereunder upon the resignation or removal date specified in such notice.  If the Issuers are unable to replace the resigning Agent within thirty (30) days after such notice, the Agent shall deliver any funds then held hereunder in its possession to the Trustee or may appoint a successor Agent (provided that such Agent shall be satisfactory to the Issuers and the Trustee) and may apply to a court of competent jurisdiction for the appointment of a successor Agent or for other appropriate relief.  The costs and expenses (including its counsels’ fees and expenses) incurred by the Agent in connection with such proceeding shall be paid by the Issuers.  Upon receipt of the identity of the successor Agent, the Agent shall deliver any funds then held hereunder to the successor Agent, less the Agent’s fees, costs and expenses or other obligations owed to the Agent.  Upon its resignation and delivery of any funds, the Agent shall be discharged of and from any and all further obligations arising in connection with this Indenture, but shall continue to enjoy the benefit of Section 7.07.

Article 8
LEGAL DEFEASANCE AND COVENANT DEFEASANCE
Section 8.01Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuers may at any time, at the option of their respective Boards of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have either Section 8.02 or Section 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02Legal Defeasance.

Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuers and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.05 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Notes Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”).  For this purpose, Legal Defeasance means that the Issuers and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Notes Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.06 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, the Notes Guarantees and the Notes Documents (and the Trustee, on demand of and at the expense of the Issuers, shall execute proper instruments acknowledging

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the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1)the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium on, if any, interest or Additional Amounts, if any, on, such Notes when such payments are due from the trust referred to in Section 8.05 hereof;
(2)the Issuers’ obligations with respect to the Notes under Article 2 hereof;
(3)the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Issuers’ and the Guarantors’ obligations in connection therewith; and
(4)this Article 8.

Subject to compliance with this Article 8, the Issuers may exercise their option under this Section 8.02 notwithstanding the prior exercise of their option under Section 8.03 hereof.

If the Issuers exercise their legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes and the Security Documents and the rights of the Trustee and the Holders under the Intercreditor Agreement or any Additional Intercreditor Agreement, in effect at such time will terminate (other than with respect to the trust referred to in Section 8.05).

Section 8.03Covenant Defeasance.

Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuers and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.05 hereof, (a) be released from each of their obligations under the covenants contained in Sections 4.02, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 5.01 and 5.02 (other than with respect to clauses (1), (2) and (5) of Section 5.01(a)) and thereafter any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes and (b) be released from the operation of Section 6.01(a)(3) (other than with respect to clauses (1), (2) and (5) of Section 5.01(a)), 6.01(a)(4), 6.01(a)(5) (other than with respect to the Issuers and Significant Subsidiaries or a group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and the Restricted Subsidiaries) would constitute a Significant Subsidiary of an Issuer), 6.01(a)(6), 6.01(a)(7) and 6.01(a)(8), in each case, with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.05 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of the Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes).  For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Notes Guarantees, the Issuers and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of

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Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Notes Guarantees will be unaffected thereby.

Section 8.04Survival of Certain Obligations.

Notwithstanding Sections 8.02 and 8.03, the Issuers’ obligations under Section 2.03, 2.04, 2.05, 2.06, 2.07, 2.10, 7.07, 7.08 and under this Article 8 shall survive until the Notes have been paid in full.  Thereafter, the Issuers’ obligations under Section 7.07 and 8.08 shall survive.

Section 8.05Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof, the Issuers must irrevocably deposit in trust with the Trustee cash in U.S. Dollars, U.S. Government Obligations or a combination thereof (in the case of Senior Secured Dollar Notes), or cash in Euro, European Government Obligations or a combination thereof (in the case of the Senior Secured Euro Notes), for the payment of principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be, and must deliver to the Trustee:

(1)an Opinion of Counsel, subject to customary assumptions and exclusions, to the effect that beneficial owners of Notes, will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the U.S. Internal Revenue Service or change in applicable U.S. federal income tax law since the issuance of the Notes);

(2)an Officer’s Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying, defrauding or preferring any creditors of the Company; and

(3)an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for or relating to legal defeasance or covenant defeasance, as the case may be, have been complied with.

Section 8.06Deposited Money and Government Securities to be Held in Trust Other Miscellaneous Provisions.

Subject to Section 8.07 hereof, cash in Euro or European Government Obligations, or a combination thereof and including the proceeds thereof, deposited with the Trustee (or such entity designated by the Trustee for this purpose, collectively for purposes of this Section 8.06, the “Trustee”) pursuant to Section 8.05 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuers acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, interest and Additional Amounts, if any, but such money need not be segregated from other funds except to the extent required by law.

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The Issuers will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash in Euro or European Government Obligations, or a combination thereof deposited pursuant to Section 8.05 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Issuers from time to time upon the request of the Issuers any cash in Euro or European Government Obligations, or a combination thereof held by it as provided in Section 8.05 hereof which are in excess of the amount thereof that would then be required to be deposited to effect an equivalent legal defeasance or covenant defeasance.

Section 8.07Repayment to Issuers.

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal of, premium on, if any, interest or Additional Amounts, if any, on, any Note and remaining unclaimed for two years after such principal, premium, if any, interest or Additional Amounts, if any, has become due and payable shall be paid to the Issuers on their request or (if then held by an Issuer) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuers for payment thereof, and all liability of the Trustee or such Principal Paying Agent with respect to such trust money, and all liability of the Issuers as trustee thereof, will thereupon cease.

Section 8.08Reinstatement.

If the Trustee or Paying Agent is unable to apply any cash in Euro or European Government Obligations, or a combination thereof in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ and the Guarantors’ obligations under this Indenture and the Notes and the Notes Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Principal Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Issuers makes any payment of principal of, premium on, if any, interest or Additional Amounts, if any, on, any Note following the reinstatement of its obligations, the Issuers will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

Article 9
AMENDMENT, SUPPLEMENT AND WAIVER
Section 9.01Without Consent of Holders of Notes.

Notwithstanding Section 9.02 hereof, without the consent of any Holder, the Company, the Issuers, the Trustee and the other parties thereto, as applicable, may amend or supplement any Notes Documents to:

(1)cure any ambiguity, omission, mistake, defect, error or inconsistency;
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(2)provide for the assumption by a successor Person of the obligations of the Issuers or a Guarantor under any Notes Document;
(3)add to the covenants or provide for a Guarantee for the benefit of the Holders or surrender any right or power conferred upon the Company or any Restricted Subsidiary;
(4)make any change that would provide additional rights or benefits to the Trustee or the Holders or make any change (including changing the ISIN, CUSIP or other identifying number on any Notes) that does not adversely affect the rights of the Trustee or any Holder in any material respect;
(5)make such provisions as necessary (as determined in good faith by the Board of Directors or a member of senior management of the Company) for the issuance of Additional Notes that may be issued in compliance with this Indenture;
(6)provide for any Restricted Subsidiary to provide a Guarantee in accordance with Section 4.06 or Section 4.13, to add Notes Guarantees with respect to the Notes, to add security to or for the benefit of the Notes, or to confirm and evidence the release, termination, discharge or retaking of any Notes Guarantee or Lien with respect to or securing the Notes when such release, termination, discharge or retaking is provided for under this Indenture, the Security Documents, the Intercreditor Agreement or, any Additional Intercreditor Agreement;
(7)to conform the text of this Indenture, the Security Documents or the Notes to any provision of the “Description of the Notes” section of the Offering Memorandum, to the extent that such provision in the “Description of the Notes” section of the Offering Memorandum was intended to be a verbatim recitation of a provision of this Indenture, the Security Documents or the Notes;
(8)evidence and provide for the acceptance and appointment under this Indenture or the Intercreditor Agreement or any Additional Intercreditor Agreement of a successor Trustee pursuant to the requirements thereof or to provide for the accession by the Trustee to any Notes Document;
(9)in the case of the Security Documents, to mortgage, pledge, hypothecate or grant a Security Interest in favor of the Security Agent for the benefit of the Holders or lenders under the ABL Facility, in any property which is required by the Security Documents or the ABL Facility (as in effect on the Issue Date) to be mortgaged, pledged or hypothecated, or in which a Security Interest is required to be granted to the Security Agent, or to the extent necessary to grant a Security Interest in the Collateral for the benefit of any Person; provided that the granting of such Security Interest is not prohibited by this Indenture or the Intercreditor Agreement or any Additional Intercreditor Agreement and Section 4.10 is complied with;
(10)make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, to facilitate the issuance and administration of Notes; provided, however, that (i) compliance with this
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Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (ii) such amendment does not adversely affect the rights of Holders to transfer Notes in any material respect;
(11)facilitate any transaction that complies with (a) the definition of “Permitted Reorganization” or (b) the covenants described in Section 4.07 and Article 5 relating to mergers, consolidations and sales of assets;
(12)as provided in Section 9.06;
(13)[Reserved].

In formulating its decisions on such matters, the Trustee (and the Security Agent, as applicable) shall be entitled to require and rely absolutely on such evidence as it deems appropriate, including Officer’s Certificates and Opinions of Counsel.

Section 9.02With Consent of Holders of Notes.

Except as otherwise set forth herein, the Notes Documents may be amended, supplemented or otherwise modified with the consent of Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to certain exceptions, any default or compliance with any provisions thereof may be waived with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), provided, in each case, that if any amendment, waiver or other modification will only affect one series of the Notes, only the consent of the Holders of at least a majority in outstanding aggregate principal amount of the Notes of such series (and not the consent of at least a majority in outstanding aggregate principal amount of all Notes), shall be required.  However, without the consent of Holders holding not less than 90% (or, in the case of clause (9) below, 75%) of the then outstanding principal amount of the Notes, an amendment or waiver may not, with respect to any Notes held by a non-consenting Holder (for the avoidance of doubt, if a modification, waiver or amendment will only affect one series of the Notes, only the consent of the Holders of the requisite percentage of the outstanding aggregate principal amount of the Notes of such series will be required):

(1)reduce the stated rate of or extend the stated time for payment of interest on any such Note (other than provisions relating to Change of Control and Asset Dispositions);
(2)reduce the principal of or extend the Stated Maturity of any such Note (other than provisions relating to Change of Control and Asset Dispositions);
(3)reduce the premium payable upon the redemption of any such Note or change the time at which any such Note may be redeemed, in each case as described under paragraphs 5 and 6 of the Notes;
(4)make any such Note payable in currency other than that stated in such Note;
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(5)impair the right of any Holder to institute suit for the enforcement of any payment of principal of, or interest or Additional Amounts, if any, on such Holder’s Notes on or after the due dates therefor;
(6)make any change in Section 4.15 that adversely affects the right of any Holder of such Notes in any material respect or amends the terms of such Notes in a way that would result in a loss of an exemption from any of the Taxes described thereunder or an exemption from any obligation to withhold or deduct Taxes so described thereunder unless the applicable Payor agrees to pay Additional Amounts, if any, in respect thereof;
(7)(i) release all or substantially all Security Interests granted for the benefit of the Holders in the Collateral (taken as a whole) other than in accordance with the terms of the Security Documents, the Intercreditor Agreement, any applicable Additional Intercreditor Agreement and this Indenture; provided that, for the avoidance of doubt and without prejudice Section 4.10 the release of less than all or substantially all Security Interests granted for the benefit of the Holders in the Collateral (taken as a whole) shall only require the consent of Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to certain exceptions, any default or compliance with any provisions thereof may be waived with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes) or (ii) subordinate (I) the Liens on all or substantially all of the Collateral to the Liens securing any other Indebtedness for borrowed money (other than the ABL Facility) or (II) the Notes or the Senior Secured Guarantees in right of payment to any other Indebtedness for borrowed money, in each case, except in the case of (w) any Indebtedness that is expressly permitted by the Indenture or the Intercreditor Agreement, in each case, as in effect on the Issue Date, to be senior to the Notes or the Senior Secured Guarantees or to be secured by a Lien that is senior to the Lien securing the Notes or the Senior Secured Guarantees, as the case may be, (x) any “debtor-in-possession” facility (or similar financing under applicable law or any use of Collateral in an insolvency proceeding), or (y) bona fide opportunities offered to each series of Notes to fund or otherwise provide its pro rata share of such other Indebtedness to be incurred on the same terms (other than bona fide backstop fees and similar fees and reimbursement of counsel fees and other expenses in connection with the negotiation of the terms of such transaction);
(8)waive a Default or Event of Default with respect to the nonpayment of principal, premium or interest or Additional Amounts, if any, except pursuant to a rescission of acceleration of the Notes by the Holders of at least a majority in principal amount of such Notes and a waiver of the payment default that resulted from such acceleration;
(9)release any Guarantor from any of its obligations under its Notes Guarantee or this Indenture, except in accordance with the terms of this Indenture and the Intercreditor Agreement; or
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(10)reduce the principal amount of Notes whose holders must consent to any amendment, waiver or modification or make any other change in the amendment or waiver provisions which require the Holders’ consent pursuant to this Section 9.02.

For the avoidance of doubt, no amendment to, or deletion of, or actions taken in compliance with, Article 4 of this Indenture shall be deemed to impair or affect any rights of Holders to receive payment of principal of, or interest or premium, if any, on the Notes.

Notwithstanding the foregoing, for the avoidance of doubt, if (a) any amendment, waiver or other modification affects the rights of the Senior Secured Euro Notes and the rights of the Senior Secured Dollar Notes, the consent of a majority of 90% or 75%, as the case may be, in aggregate principal amount of the Notes shall be required to consent thereto and (b) any amendment, waiver or other modification affects only the rights of the Senior Secured Euro Notes or only the rights of the Senior Secured Dollar Notes, the consent of a majority or 90% or 75%, as the case may be, in aggregate principal amount of the Senior Secured Euro Notes or Senior Secured Dollar Notes, as applicable, shall be required to consent thereto (and in such case, the consent of a majority of 90% or 75%, as the case may be, in aggregate principal amount of the unaffected series of Notes shall not be required to consent thereto).

The consent of the Holders is not necessary under this Indenture to approve the particular form of any proposed amendment of any Notes Document.  It is sufficient if such consent approves the substance of the proposed amendment.  A consent to any amendment or waiver under this Indenture by any Holder given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.

Section 9.03Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note.  However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective.  An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.04Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated.  The Issuers in exchange for all Notes may issue and the Trustee or the Authenticating Agent, as the case may be, shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

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Section 9.05Trustee and Security Agent to Sign Amendments, etc.

The Trustee, the Issuers and, if applicable, the Security Agent shall sign any amendment authorized pursuant to this Article 9 if the amendment does not impose any personal obligations on the Trustee or, if applicable, the Security Agent or adversely affect the rights, duties, liabilities or immunities of the Trustee or, if applicable, the Security Agent under the Notes Documents, as applicable.  If it does, the Trustee and, if applicable, the Security Agent may, but need not, sign it.  In signing such amendment the Trustee and the Security Agent, as applicable, shall be entitled to receive an indemnity and/or security satisfactory to it and to receive, and (subject to Section 7.01) shall be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel stating that such amendment complies with this Indenture and the other Notes Documents, as applicable, that such amendment is the legally valid and binding obligation of the Issuers and the Guarantors (if any) enforceable against them in accordance with its terms, subject to customary exceptions.

Section 9.06Additional Intercreditor Agreements.
(a)At the request of the Company, in connection with the Incurrence by the Company or any Restricted Subsidiary of (x) any Indebtedness secured on Collateral or as otherwise required herein and (y) any Refinancing Indebtedness in respect of Indebtedness referred to in the foregoing clause (x), the Company, the relevant Restricted Subsidiaries, the Trustee and the Security Agent shall enter into with the holders of such Indebtedness (or their duly authorized representatives) an intercreditor agreement (an “Additional Intercreditor Agreement”) or a restatement, amendment or other modification of the existing Intercreditor Agreement on substantially the same terms as the Intercreditor Agreement (or terms not materially less favorable to the Holders (taken as a whole)), including substantially the same terms with respect to release of Notes Guarantees and priority and release of the Security Interests; provided that (1) such Additional Intercreditor Agreement will not impose any personal obligations on the Trustee or Security Agent or, in the opinion of the Trustee or Security Agent, as applicable, adversely affect the rights, duties, liabilities, indemnities or immunities of the Trustee or Security Agent under this Indenture, the Intercreditor Agreement or any Additional Intercreditor Agreement and (2) if more than one such intercreditor agreement is outstanding at any time, the correlative terms of such intercreditor agreements must not conflict.
(b)At the direction of the Company and without the consent of Holders, the Trustee and the Security Agent shall from time to time enter into one or more amendments to the Intercreditor Agreement or any Additional Intercreditor Agreement to:  (1) cure any ambiguity, omission, defect, manifest error or inconsistency of any such agreement, (2) increase the amount or types of Indebtedness covered by any such agreement that may be Incurred by the Company or any Restricted Subsidiary that is subject to any such agreement (including with respect to the Intercreditor Agreement or any Additional Intercreditor Agreement, the addition of provisions relating to new Indebtedness ranking junior in right of payment to the Notes), (3) add Restricted Subsidiaries to the Intercreditor Agreement or an Additional Intercreditor Agreement, (4) further secure the obligations under the ABL Facility or Notes (including any Additional Notes), (5) make provision for equal and ratable pledges of the Collateral to secure Additional Notes, (6) implement any Permitted Collateral Liens, (7) amend the Intercreditor Agreement or any Additional Intercreditor Agreement in accordance with the terms thereof, (8) make any other change to any such agreement that does not adversely affect the Holders (taken as a whole) in any material respect
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or (9) make all necessary provisions to ensure that the Notes are secured by the relevant Liens over the Collateral.  The Company shall not otherwise direct the Trustee or the Security Agent to enter into any amendment to the Intercreditor Agreement or any Additional Intercreditor Agreement without the consent of the Holders of the majority in aggregate principal amount of the Notes then outstanding, except as otherwise permitted under this Article 9, and the Company may only direct the Trustee and the Security Agent to enter into any amendment to the extent such amendment does not impose any personal obligations on the Trustee or Security Agent or, in the opinion of the Trustee or Security Agent, adversely affect their respective rights, duties, liabilities, indemnities or immunities under this Indenture or the Intercreditor Agreement or any Additional Intercreditor Agreement.
(c)In relation to the Intercreditor Agreement or Additional Intercreditor Agreement, the Trustee (and Security Agent, if applicable) shall consent on behalf of the Holders to the payment, repayment, purchase, repurchase, defeasance, acquisition, retirement or redemption of any obligations subordinated to the Notes thereby; provided, however, that such transaction would comply with Section 4.04.
(d)Each Holder, by accepting a Note, shall be deemed to have agreed to and accepted the terms and conditions of the Intercreditor Agreement and any Additional Intercreditor Agreement (whether then entered into or entered into in the future pursuant to the provisions of this Section 9.06) and to have directed the Trustee and the Security Agent to enter into any such Additional Intercreditor Agreement.
(e)A copy of the Intercreditor Agreement and any Additional Intercreditor Agreement shall be made available for inspection during normal business hours on any Business Day upon prior written request at the office of the Issuers.
Article 10
COLLATERAL AND SECURITY
Section 10.01Security Documents.
(a)The due and punctual payment of the principal of, premium on, if any, interest and Additional Amounts, if any, on, the Notes and the Notes Guarantees when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium on, if any, interest and Additional Amounts, if any (to the extent permitted by law), on the Notes and the Notes Guarantees and performance of all other obligations of the Issuers or the Guarantors to the Holders, the Trustee and the Security Agent (as applicable) under this Indenture, the Notes and the Notes Guarantees according to the terms hereunder or thereunder, shall be secured by security interests, as provided in the Intercreditor Agreement, any Additional Intercreditor Agreement and the Security Documents, granted in the Collateral.  Each Holder, by its acceptance of a Note consents and agrees to the terms of the Intercreditor Agreement, any Additional Intercreditor Agreement, and the Security Documents (including, without limitation, the provisions providing for foreclosure and release of Liens and authorizing the Security Agent to enter into any Security Document on its behalf) as the same may be in effect or may be amended from time to time in accordance with its terms and authorizes and directs the Security Agent to enter into the Security Documents and
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to perform its obligations and exercise its rights thereunder in accordance therewith.  Subject to the Agreed Security Principles, the Issuers will deliver to the Trustee copies of all documents delivered to the Security Agent pursuant to the Security Documents, and the Issuers and the Guarantors will, and the Issuers will cause each of its Restricted Subsidiaries to, do or cause to be done all such acts and things as may be reasonably necessary or proper, or as may be required by the provisions of the Security Documents, to assure and confirm to the Trustee that the Security Agent holds, for the benefit of the Trustee and the Holders, duly created, enforceable and perfected Liens as contemplated hereby and by the Security Documents, so as to render the same available for the security and benefit of this Indenture and of the Notes and the Guarantees secured thereby, according to the intent and purposes herein expressed.  Subject to the Agreed Security Principles, the Intercreditor Agreement and any Additional Intercreditor Agreement, the Issuers and the Guarantors will take, upon request of the Trustee, any and all actions reasonably required to cause the Security Documents to create and maintain, as security for the obligations of the Issuers hereunder, a valid and enforceable first priority Lien in and on all the Collateral ranking in right and priority of payment as set forth in this Indenture, the Intercreditor Agreement and any Additional Intercreditor Agreement and subject to no other Liens other than as permitted by the terms of this Indenture, the Intercreditor Agreement and Additional Intercreditor Agreement.  Neither the Trustee nor the Security Agent nor any of their respective officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any property securing the Notes, for the legality, enforceability, effectiveness or sufficiency of the Security Documents, for the creation, perfection, priority, sufficiency or protection of any Lien, or for any defect or deficiency as to any such matters, or for any failure to demand, collect, foreclose or realize upon or otherwise enforce any of the Liens or Security Documents or any delay in doing so.
(b)Each of the Issuers, the Trustee and the Holders agree that the Security Agent shall be the joint creditor (together with the Holders) of each and every obligation of the parties hereto under the Notes and this Indenture, and that accordingly the Security Agent will have its own independent right to demand performance by the Issuers of those obligations, except that such demand shall only be made with the prior written notice of the Trustee or as otherwise permitted under the Intercreditor Agreement and any Additional Intercreditor Agreement.  However, any discharge of such obligation to the Security Agent, on the one hand, or to the Trustee or the Holders, as applicable, on the other hand, shall, to the same extent, discharge the corresponding obligation owing to the other.
(c)Each Holder, by accepting a Note, shall be deemed (i) to have authorized the Security Agent to enter into the Security Documents, the Intercreditor Agreement and any Additional Intercreditor Agreement entered into in compliance with Article 9 and (ii) to be bound thereby.  Each Holder, by accepting a Note, (1) appoints the Security Agent to act as its agent and as security agent under the Intercreditor Agreement, any Additional Intercreditor Agreement and the other relevant documents to which it is a party (including, without limitation, the Security Documents); and (2) authorizes the Security Agent to (A) perform the duties and exercise the rights, powers and discretions that are specifically given to it under the Intercreditor Agreement, any Additional Intercreditor Agreement or other documents to which it is a party (including, without limitation, the Security Documents), together with any other incidental rights, power and discretions; and (B) execute each document, waiver, modification, amendment, renewal or replacement expressed to be executed by the Security Agent on its behalf; and (3) accepts the terms
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and conditions of the Intercreditor Agreement and any Additional Intercreditor Agreement.  The Trustee hereby acknowledges that the Security Agent is authorized to act under the Security Documents on behalf of the Trustee, with the full authority and powers of the Trustee thereunder.  The Security Agent is hereby authorized to exercise such rights, powers and discretions as are specifically delegated to it by the terms of the Security Documents, including the power to enter into the Security Documents, as trustee on behalf of the Holders and the Trustee, together with all rights, powers and discretions as are reasonably incidental thereto or necessary to give effect to the trusts created thereunder.
Section 10.02Authorization of Actions to Be Taken by the Trustee Under the Security Documents.

Subject to the provisions of Section 7.01 and Section 7.02 hereof and the terms of the Intercreditor Agreement, any Additional Intercreditor Agreement and the Security Documents, the Trustee may, in its sole discretion and without the consent of the Holders, direct, on behalf of the Holders, the Security Agent to, take all actions it deems necessary or appropriate in order to:

(1)enforce any of the terms of the Security Documents, the Intercreditor Agreement and any Additional Intercreditor Agreement; and
(2)collect and receive any and all amounts payable in respect of the obligations of the Issuers or any Guarantor hereunder.

Subject to the provisions hereof, the Security Documents, the Intercreditor Agreement and any Additional Intercreditor Agreement, the Trustee will have power to institute and maintain, or direct the Security Agent to institute and maintain, such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Security Documents, the Intercreditor Agreement, any Additional Intercreditor Agreement or this Indenture, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or of the Trustee).

Section 10.03Authorization of Receipt of Funds by the Trustee Under the Security Documents.

The Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture, the Intercreditor Agreement or any Additional Intercreditor Agreement.

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Section 10.04Release of Liens.
(a)The Security Agent will take any action required to effectuate any release of Collateral required by a Security Document under any one or more of the following circumstances:
(1)in connection with any sale or other disposition of Collateral to (a) a Person that is not the Issuers or a Restricted Subsidiary (but excluding any transaction subject to Article 5), if such sale or other disposition does not violate Section 4.07 and is otherwise not prohibited by this Indenture or (b) any Restricted Subsidiary; provided that this clause 1(b) shall not be relied upon in the case of a transfer of Capital Stock or of accounts receivable (including intercompany loan receivables and hedging receivables) to a Restricted Subsidiary (except to a Securitization Subsidiary) unless the relevant property and assets remain subject to, or otherwise become subject to, a Lien in favor of the Notes following such sale or disposal;
(2)in the case of a Guarantor that is released from its Notes Guarantee pursuant to the terms of this Indenture, the release of the property and assets, and Capital Stock, of such Guarantor;
(3)pursuant to Article 9;
(4)upon payment in full of principal, interest and all other obligations on the Notes or legal defeasance, covenant defeasance or satisfaction and discharge of the Notes, as provided in accordance with Article 8 or Article 12;
(5)automatically without any action by the Trustee, if the Lien granted in favor of the Indebtedness that gave rise to the obligation to grant the Lien over such Collateral is released;
(6)in a transaction that complies with Article 5; provided that in such a transaction where the Company or any Guarantor ceases to exist, the Lien on the Capital Stock of the Company or such Guarantor will be released and, subject to the Agreed Security Principles and the Intercreditor Agreement, will reattach (or a new Lien will be created) over the Capital Stock of the successor entity pursuant to a new share pledge (on terms substantially equivalent to the existing Lien on the Capital Stock of the Company or such Guarantor, as applicable) granted by the holder of such Capital Stock;
(7)in connection with a Permitted Reorganization;
(8)if the Company designates any Restricted Subsidiary to be an Unrestricted Subsidiary in accordance with the applicable provisions of this Indenture, the release of the property and assets, and Capital Stock, of such Unrestricted Subsidiary;
(9)as otherwise permitted in accordance with this Indenture;
(10)pursuant to the provisions of the Intercreditor Agreement or any Additional Intercreditor Agreement; or
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(11)with respect to assets held by or the Capital Stock of any Restricted Subsidiary in connection with a liquidation, winding up or dissolution of such Restricted Subsidiary, pursuant to which substantially all of the assets of such Restricted Subsidiary remain owned by an Issuer or a Guarantor.
(b)[Reserved].
(c)Each of these releases shall be effected by the Security Agent and, to the extent it is necessary, the Trustee without the consent of the Holders except to the extent the consent of the Holders is required under Article 9 in connection with a release pursuant to clause (a)(3) of this Section 10.04.
(d)Upon request of the Issuers, upon receipt of an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture in respect of such release have been satisfied, the Security Agent shall execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release to evidence the release of Collateral permitted to be released pursuant to this Indenture, the Notes Guarantees, the Intercreditor Agreement and the Security Documents.  At the request and cost of the Issuers, the Security Agent shall execute and deliver an appropriate instrument evidencing such release.
Section 10.05Security Agent.
(a)The Security Documents and the Collateral will be administered by the Security Agent, in each case pursuant to the Intercreditor Agreement for the benefit of all Holders of secured obligations.  The enforcement of the Security Documents will be subject to agreed procedures laid out in the Intercreditor Agreement and any Additional Intercreditor Agreement.
(b)Any resignation or replacement of the Security Agent shall be made in accordance with the terms of this Indenture or, following entry into the Intercreditor Agreement, the terms of the Intercreditor Agreement.
Article 11
NOTES GUARANTEES
Section 11.01Notes Guarantee.
(a)Subject to this Article 11, each of the Guarantors hereby, jointly and severally, irrevocably and unconditionally guarantees, to each Holder of a Note authenticated and delivered by the Trustee (or the Authenticating Agent) and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuers hereunder or thereunder (such Guarantee, a “Notes Guarantee”), that:
(1)the principal of, premium on, if any, interest and Additional Amounts, if any, on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium on, if any, interest and Additional Amounts, if any, on, the Notes, if lawful, and all other obligations of the Issuers to the Holders or the Trustee and the Security Agent hereunder
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or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and
(2)in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately.  Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b)Subject to this Article 11, the Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuers, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.  Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuers, any right to require a proceeding first against the Issuers, protest, notice and all demands whatsoever and covenant that this Notes Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.
(c)If any Holder, the Trustee or the Security Agent is required by any court or otherwise to return to the Issuers, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuers or the Guarantors, any amount paid by either to the Trustee or the Security Agent or such Holder, this Notes Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.
(d)Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.  Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Notes Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Notes Guarantee.  The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Notes Guarantee.
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Section 11.02Limitation on Liability.

Notwithstanding any other provisions of this Indenture, the obligations of each Guarantor under its Notes Guarantee shall be limited under the relevant laws applicable to such Guarantor and the granting of such Notes Guarantees (including laws relating to corporate benefit, capital preservation, financial assistance, fraudulent conveyances and transfers, voidable preferences or transactions under value), provided that, with respect to each jurisdiction described below, such obligations shall be limited in the manner described below or in any supplemental indenture.  To effectuate the foregoing intention, the Issuers, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited (i) to the maximum amount that would, after giving notice to the Trustee of such maximum amount and giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 11, not render the Guarantor’s obligations subject to avoidance under applicable fraudulent conveyance provisions of the U.S. Bankruptcy Code or any comparable provision of foreign or state law or corporate benefit, financial assistance and other laws affecting the rights of creditors generally, (ii) as provided under the Agreed Security Principles and, (iii) with respect to each jurisdiction described below, in the manner described below or in any supplemental indenture.

Section 11.03[Reserved].
Section 11.04Execution and Delivery of Notes Guarantee.
(a)Neither the Issuers nor any Guarantor shall be required to make a notation on the Notes to reflect any Notes Guarantee or any release, termination or discharge thereof.
(b)Each Guarantor agrees that its Notes Guarantee set forth in Section 11.01 hereof will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Notes Guarantee.
(c)Each Subsidiary which is required to become or intends to become a Guarantor pursuant to this Indenture will execute and deliver to the Trustee a supplemental indenture substantially in the form attached to this Indenture as Exhibit D pursuant to which such Subsidiary will become a Guarantor under this Article 11.
Section 11.05Releases.
(a)The Notes Guarantee of a Guarantor will automatically terminate and be released:
(1)upon a sale, exchange, transfer or other disposition (including by way of consolidation, merger, or amalgamation) of any Capital Stock of the relevant Guarantor (whether by direct sale or sale of a holding company of such Guarantor) as a result of which such Guarantor would no longer be a Restricted Subsidiary, or the sale or disposition of all or substantially all the assets of the Guarantor (other than to the Company or a Restricted Subsidiary), in each case if such sale, exchange, transfer or other disposition does not
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violate this Indenture, the Intercreditor Agreement or any Additional Intercreditor Agreement;
(2)upon the designation in accordance with this Indenture of the Guarantor as an Unrestricted Subsidiary;
(3)upon legal defeasance, covenant defeasance or satisfaction and discharge of the Notes in accordance with this Indenture, as provided in Article 8 and Article 12, respectively;
(4)upon the release of the Guarantor’s Guarantee of any Indebtedness that triggered such Guarantor’s obligation to guarantee the Notes under Section 4.13; provided that no other Indebtedness is at that time Guaranteed by the Guarantor that would result in the requirement that the Guarantor provide a Notes Guarantee pursuant to Section 4.13;
(5)pursuant to the provisions of the Intercreditor Agreement or any Additional Intercreditor Agreement;
(6)as described under Article 9;
(7)in connection with a Permitted Reorganization; provided that the resulting, surviving or transferee Person is or becomes a Guarantor substantially concurrently with such Permitted Reorganization;
(8)upon payment in full of principal and interest and all other obligations on the Notes;
(9)as a result of a transaction permitted by Article 5; or
(10)with respect to any Guarantor, in connection with a liquidation, winding up or dissolution of such Guarantor pursuant to which substantially all of the assets of such Guarantor remain owned by an Issuer or a Guarantor.

For the avoidance of doubt, the Notes Guarantee of the Company will automatically terminate and be released only upon the circumstances described in clauses (3), (5), (6), (7), Error! Reference source not found., Error! Reference source not found., and Error! Reference source not found. of this Section 11.05(a).

(b)The Trustee shall, subject to receipt of an Opinion of Counsel and an Officer’s Certificate pursuant to this Indenture, take all necessary actions at the reasonable request and cost of the Company, including the granting of releases or waivers under the Intercreditor Agreement or any Additional Intercreditor Agreement, to effectuate any release of a Notes Guarantee in accordance with these provisions, subject to customary protections and indemnifications.  Each of the releases set forth above shall be effected by the Trustee without the consent of the Holders and will not require any other action or consent on the part of the Trustee.  Neither the Trustee nor the Company will be required to make a notation on the Notes to reflect any such release, termination or discharge.
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Article 12
SATISFACTION AND DISCHARGE
Section 12.01Satisfaction and Discharge.

This Indenture, and the rights of the Trustee and the Holders under the Intercreditor Agreement and any Additional Intercreditor Agreement and the Security Documents will be discharged and cease to be of further effect (except as to surviving rights of transfer or exchange of the Notes and rights of the Trustee, as expressly provided for in this Indenture) as to all Notes of a series issued thereunder when (1) either (a) all the Notes of that series previously authenticated and delivered (other than certain lost, stolen or destroyed Notes and certain Notes for which provision for payment was previously made and thereafter the funds have been released to the Issuers) have been delivered to the Trustee for cancellation or (b) all Notes of that series not previously delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers; (2) the Issuers have deposited or caused to be deposited with the Trustee, money in U.S. Dollars, U.S. Government Obligations or a combination thereof (in the case of Senior Secured Dollar Notes) or money in Euro, European Government Obligations, or a combination thereof (in the case of Senior Secured Euro Notes), as applicable, in an amount sufficient to pay and discharge the entire Indebtedness on the Notes of that series not previously delivered to the Trustee for cancellation, for principal, premium, if any, and interest to the date of deposit (in the case of Notes that have become due and payable), or to the Stated Maturity or redemption date, as the case may be; (3) the Issuers have paid or caused to be paid all other sums payable under this Indenture; (4) the Issuers have delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes of that series at maturity or on the redemption date, as the case may be; and (5) the Issuers have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each stating that all conditions precedent under this Section 12.01 relating to the satisfaction and discharge of this Indenture have been complied with; provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (1), (2) and (3)).  If requested in writing by the Issuers, the Trustee (or such other party as directed by the Trustee) will distribute any amounts deposited to the Holders prior to Stated Maturity or the redemption date, as the case may be; provided, however, that the Holders shall have received at least three Business Days’ notice from the Issuers of such earlier repayment date (which may be included in the notice of redemption).  For the avoidance of doubt, the distribution and payment to Holders prior to the maturity or redemption date as set forth above will not include any negative interest, present value adjustment, break costs or any other premium on such amounts.

Section 12.02Application of Trust Money.

Subject to the provisions of Section 8.07, all money deposited with the Trustee (or such entity designated (or appointed as Agent of the Trustee) by the Trustee for this purpose) pursuant to Section 12.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuers acting as their own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal of, premium on, if any, interest and Additional Amounts,

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if any, for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or any Paying Agent (or such entity designated (or appointed as agent of the Trustee) by the Trustee for this purpose) is unable to apply any Euro or European Government Obligations, or a combination thereof or in accordance with Section 12.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuers’ and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01; provided that if the Issuers have made any payment of principal of, premium on, if any, interest and Additional Amounts, if any, on, the Notes because of the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the Euro or European Government Obligations, or a combination thereof, held by the Trustee or such Paying Agent.

Article 13
MISCELLANEOUS
Section 13.01Notices.
(a)Any notice or communication by the Issuers, any Guarantor, the Trustee, the Security Agent or any Agent to the others is duly given if in writing (in English, or accompanied by a certified translation) and delivered in Person or by first class mail (registered or certified, return receipt requested), email or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuers, the Company and/or any Guarantor:

Ardagh Metal Packaging S.A.

Attention:  Stefan Schellinger (stefan.schellinger@ardaghgroup.com) and Torsten Schoen (torsten.schoen@ardaghgroup.com)

56, rue Charles Martel, L-2134

Luxembourg, Luxembourg

with a copy to:

Allen Overy Shearman LLP

Attention:  Trevor Ingram (trevor.ingram@aoshearman.com)

One Bishops Square

London E1 6AD

United Kingdom

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If to the Trustee or Security Agent:

[Citibank, N.A., London Branch

Attention:  The Directors, Agency & Trust (emea.at.debt@citi.com)

Citigroup Centre

25 Canada Square

Canary Wharf

London E14 5LB

United Kingdom

If to the Principal Paying Agent:

Citibank, N.A., London Branch

Attention: PPA Desk (ppapayments@citi.com; issueroperationscsu@citi.com)

Citigroup Centre

25 Canada Square

Canary Wharf

London E14 5LB

United Kingdom

If to the Transfer Agent:

Citibank, N.A., London Branch

Attention:  Transfer Agent (dtc.transfers@citi.com)

Citigroup Centre

25 Canada Square

Canary Wharf

London E14 5LB

United Kingdom

If to the Registrar:

Citibank Europe plc

Attention: Agency and Trust as Registrar (register@citi.com)

1 North Wall Quay

Dublin 1

Ireland

The Issuers, the Company, any Guarantor, the Trustee, the Security Agent or any Agent, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given:  at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by email; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

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All notices and communications shall be in the English language or accompanied by a translation into English certified as being a true and accurate translation.  In the event of any discrepancies between the English and other than English versions of such notices or communications, the English version of such notice or communication shall prevail.

(b)All notices to Holders of Notes will be validly given if electronically delivered or mailed to them at their respective addresses in the register of the Holders, if any, maintained by the Registrar.  Alternatively, all notices to Holders of Notes will be validly given if disseminated through the newswire service of Bloomberg (or if Bloomberg does not operate, any similar agency) or published in a leading English language daily newspaper published in London or, if such publication is not reasonably practicable, in such other English language daily newspaper with general circulation in Europe.  It is expected that any such publication will normally be made in the Financial Times.  For so long as any of the Notes are listed on the Exchange and if and to the extent the rules of the Authority shall so require, the Issuers shall procure that notices with respect to the Notes will be posted on the official website of the Authority.  For so long as any Notes are represented by Global Notes, all notices to Holders of the Notes will be delivered to Euroclear and Clearstream, and/or DTC, as applicable, which will give such notices to the Holders of Book-Entry Interests in accordance with the applicable procedures of Euroclear and Clearstream and/or DTC, as applicable, delivery of which shall be deemed to satisfy the requirements of Section 13.01(b).
(c)Such notices may also be published on the website of the Authority, to the extent and in the manner permitted by the rules of the Authority.
(d)Each such notice shall be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made; provided that, if notices are mailed, such notice shall be deemed to have been given on the later of such publication and the seventh day after being so mailed.  Any notice or communication mailed to a Holder shall be mailed to such Person by first-class mail or other equivalent means and shall be sufficiently given to such Holder if so mailed within the time prescribed.  Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.  If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.  If a notice or communication is given in via DTC, Euroclear and Clearstream, it is duly given on the day the notice is given to DTC, Euroclear and Clearstream.
(e)If a notice or communication is mailed or published in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.
(f)If the Issuers mail a notice or communication to Holders or deliver a notice or communication to holders of Book-Entry Interests, they will deliver a copy to the Trustee and each Agent at the same time.
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Section 13.02[Reserved.]
Section 13.03Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuers to the Trustee to take any action under this Indenture, the Issuers shall furnish to the Trustee:

(1)an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.04 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and
(2)an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.04 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.
Section 13.04Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(1)a statement that the Person making such certificate or opinion has read such covenant or condition;
(2)a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
(3)a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and
(4)a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.
Section 13.05Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders.  The Registrar or any Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.06Agent for Service:  Submission to Jurisdiction:  Waiver of Immunities.

Each of the parties hereto irrevocably agrees that any suit, action or proceeding arising out of, related to, or in connection with this Indenture, the Notes and the Notes Guarantees or the transactions contemplated hereby, and any action arising under U.S. federal or state securities laws, may be instituted in any U.S. federal or state court located in the State and City of New York,

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Borough of Manhattan in the United States of America; irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding; and irrevocably submits to the jurisdiction of such courts in any such suit, action or proceeding.  The Issuers have appointed and each of the Guarantors (if any) will appoint Ardagh Metal Packaging Finance USA LLC as its authorized agent upon whom process may be served in any such suit, action or proceeding which may be instituted in any U.S. federal or state court located in the State and City of New York, Borough of Manhattan arising out of or based upon this Indenture, the Notes or the transactions contemplated hereby or thereby, and any action brought under U.S. federal or state securities laws (the “Authorized Agent”).  Each Issuer and each of the Guarantors (if any) expressly consents to the jurisdiction of any such court in respect of any such action and waives any other requirements of or objections to personal jurisdiction with respect thereto and waives any right to trial by jury.  Such appointment shall be irrevocable unless and until replaced by an agent reasonably acceptable to the Trustee.  The Issuers represents and warrants and each of the Guarantors will represent and warrant that the Authorized Agent has agreed to act as said agent for service of process, and each Issuer agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid.  Service of process upon the Authorized Agent and written notice of such service to the Issuers shall be deemed, in every respect, effective service of process upon the Issuers and any Guarantor.

Section 13.07No Personal Liability of Directors, Officers, Employees and Shareholders.

No director, officer, employee, incorporator or shareholder of the Company or any of its Subsidiaries or Affiliates, as such, shall have any liability for any obligations of either Issuers or any Guarantor under the Notes Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  Such waiver may not be effective to waive liabilities under the U.S. federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Section 13.08Governing Law.

THIS INDENTURE, THE NOTES, THE NOTES GUARANTEES AND THE RIGHTS AND DUTIES OF THE PARTIES THEREUNDER, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. FOR THE AVOIDANCE OF DOUBT, THE APPLICATION OF ARTICLES 470-1 TO 470-19 (BOTH INCLUSIVE) OF THE LUXEMBOURG LAW DATED 10 AUGUST 1915 ON COMMERCIAL COMPANIES, AS AMENDED, IS EXPRESSLY EXCLUDED AND SHALL HENCE NOT APPLY TO THIS INDENTURE.

Section 13.09No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of an Issuer or its Subsidiaries or of any other Person.  Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

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Section 13.10Successors.

All agreements of the Issuers in this Indenture and the Notes will bind its successors.  All agreements of the Trustee in this Indenture will bind its successors.  All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 11.07 hereof.

Section 13.11Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.12Counterpart Originals.

The parties may sign any number of copies of this Indenture.  Each signed copy will be an original, but all of them together represent the same agreement.

Section 13.13Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 13.14Currency Indemnity and Calculation of Restrictions.
(a)Any payment on account of an amount that is payable in U.S. Dollars, with respect to the Senior Secured Dollar Notes, and Euro, with respect to the Senior Secured Euro Notes (each a “Required Currency”) which is made to or for the account of any Holder or the Trustee in lawful currency of any other jurisdiction (the “Other Currency”) whether as a result of any judgment or order or the enforcement thereof or the realization of any security or the liquidation of any of the Issuers, Company or any other Guarantor shall constitute a discharge of the Issuers’, Company’s or such Guarantor’s obligation under this Indenture, the Notes or, the Notes Guarantees, as the case may be, only to the extent of the amount of the Required Currency which such Holder or the Trustee could purchase in the New York foreign exchange markets with the amount of the Other Currency in accordance with normal banking procedures at the rate of exchange prevailing on the first day (other than a Saturday or Sunday) on which banks in New York, are generally open for business following receipt of the payment first referred to above.  If the amount of the Required Currency that could be so purchased is less than the amount of the Required Currency originally due to such Holder or the Trustee, the Issuers, Company or such other Guarantor, as the case may be, shall indemnify and save harmless such Holder or the Trustee, as applicable from and against all loss or damage arising out of or as a result of such deficiency.  This indemnity shall constitute an obligation separate and independent from the Issuers’ and the Guarantors’ other obligations contained in this Indenture, the Notes or the Notes Guarantees, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Trustee or any Holder of a Note and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under any judgment or order.
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(b)Except as otherwise specifically set forth herein, for purposes of determining compliance with any U.S. Dollar-denominated restriction herein, the U.S. Dollar equivalent amount for purposes hereof that is denominated in a non-U.S. Dollar currency shall be calculated based on the relevant currency exchange rate in effect on the date such non-U.S. Dollar amount is Incurred or made, as the case may be.
Section 13.15Prescription.

Claims against either Issuer or any Guarantor for the payment of principal, premium, if any, or Additional Amounts, if any, on the Notes will be prescribed ten years after the applicable due date for payment thereof.  Claims against either Issuer or any Guarantor for the payment of interest on the Notes will be prescribed six years after the applicable due date for payment of interest.

Section 13.16Additional Information.

Upon written request by any Holder or a holder of a Book-Entry Interest to the Issuers at the address set forth in Section 13.01, the Issuers will mail or cause to be mailed, by first class mail, to such Holder or holder (at the expense of the Issuers) a copy of this Indenture or any other Notes Document.

Section 13.17Legal Holidays.

If the due date for any payment in respect of any Notes is not a Business Day, the Holder thereof will not be entitled to payment of the amount due until the next succeeding Business Day, and will not be entitled to any further interest or other payment as a result of any such delay.  If a regular record date is not a Business Day, the record date shall not be affected.

Section 13.18USA PATRIOT Act Section 326 Customer Identification Program.

The parties hereto acknowledge that in order to help the United States government fight the funding of terrorism and money laundering activities, pursuant to Federal regulations that became effective on October 1, 2003 (Section 326 of the USA PATRIOT ACT) which require all financial institutions to obtain, verify, record and update information that identifies each person establishing a relationship or opening an account.  The parties to this Indenture agree that they will provide to any Paying Agent, Transfer Agent and Registrar in the United States such information as it may request, from time to time, in order for such Paying Agent, Transfer Agent or Registrar in the United States to satisfy the requirements of the USA PATRIOT Act, including but not limited to the name, address, tax identification number and other information that will allow it to identify the individual or entity who is establishing the relationship or opening the account and may also ask for formation documents such as articles of incorporation or other identifying documents to be provided.

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Section 13.19Contractual Recognition of Bail-In

The Issuers acknowledges and accepts that, notwithstanding any other provision of this Indenture or any other agreement, arrangement or understanding between the parties:

(a)any Liability may be subject to the exercise of Write-down and Conversion Powers by the Resolution Authority;
(b)the Issuers will be bound by the effect of any application of any Write-down and Conversion Powers in relation to any Liability and in particular (but without limitation) by:
(1)any reduction in the principal amount, in full or in part, or outstanding amount due (including any accrued but unpaid interest) due in respect of any Liability; and
(2)any conversion of all or part of any Liability into ordinary shares or other instruments of ownership of Citibank Europe plc or any other Person; that may result from any exercise of any Write-down and Conversion Powers in relation to any Liability;
(c)the terms of this Indenture and the rights of the Issuers hereunder may be varied, to the extent necessary, to give effect to any exercise of any Write-down and Conversion Powers in relation to any Liability and the Issuers will be bound by any such variation;
(d)ordinary shares or other instruments of ownership of Citibank Europe plc or any other Person may be issued to or conferred on Issuers as a result of any exercise of any Write-down and Conversion Powers in relation to any Liability.

[Signatures on following page]

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ARDAGH METAL PACKAGING FINANCE USA LLC,

as the US Issuer

By:	/s/ Torsten Schoen
Name: Torsten Schoen
Title: Authorised Signatory

[Bethpage - Signature page to Indenture]

SIGNED AND DELIVERED as a deed for and on behalf of ARDAGH METAL PACKAGING FINANCE PUBLIC LIMITED COMPANY by its lawfully appointed attorney In the presence of:	/s/ Michael Leonard
Signature
/s/ William Doran
Witness (Signature)

William Doran
Print Name

Ardagh House, South County Business Park, Leopardstown, Dublin 18
Print Address

Chartered Accountant
Witness Occupation

[Bethpage - Signature page to Indenture]

ARDAGH METAL PACKAGING S.A.,

as the Company

By:	/s/ Stefan Schellinger
Name: Stefan Schellinger
Title: CFO Ardagh Metal Packaging

[Bethpage - Signature page to Indenture]

CITIBANK, N.A., LONDON BRANCH,

as Trustee and Security Agent

By:	/s/ Rose Robinson
Name: Rose Robinson
Title: Vice President

[Bethpage - Signature page to Indenture]

CITIBANK EUROPE PLC,

as Registrar

By:	/s/ Rose Robinson
Name: Rose Robinson
Title: Attorney

[Bethpage - Signature page to Indenture]

CITIBANK, N.A., LONDON BRANCH,

as Principal Paying Agent and Transfer Agent

By:	/s/ Rose Robinson
Name: Rose Robinson
Title: Vice President

[Bethpage - Signature page to Indenture]

Schedule I-A

Subsidiary Guarantors

	Name	Jurisdiction
1.	Ardagh Metal Packaging Holdings Germany GmbH	Germany
2.	Ardagh Metal Packaging Germany GmbH	Germany
3.	Ardagh Metal Packaging Trading Germany GmbH	Germany
4.	Ardagh Packaging Holdings Limited	Ireland
5.	Ardagh Metal Packaging Treasury Limited	Ireland
6.	Ardagh Metal Packaging Holdings S.à r.l.	Luxembourg
7.	Ardagh Metal Packaging Group S.à r.l.	Luxembourg
8.	Ardagh Metal Packaging Holdings Netherlands B.V.	The Netherlands
9.	Ardagh Metal Packaging Netherlands B.V.	The Netherlands
10.	Ardagh Metal Packaging Trading Netherlands B.V.	The Netherlands
11.	Ardagh Metal Packaging Europe GmbH	Switzerland
12.	Ardagh Metal Packaging Holdings UK Limited	England & Wales
13.	Ardagh Metal Packaging Trading UK Limited	England & Wales
14.	Ardagh Metal Packaging UK Limited	England & Wales
15.	Ardagh Metal Packaging Holdings Limited	England & Wales
16.	Ardagh Metal Packaging USA Corp.	Delaware

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Schedule I-A - 1

Schedule I-B

Collateral

On the Issue Date, the Notes will be secured on a first priority basis by the Lux Holdco Share Pledge.

Subject to the Agreed Security Principles, within 90 days of the Issue Date, the Notes will be secured, subject to the Intercreditor Agreement and certain perfection requirements, by security interests and pledges granted on:

(i)	an equal and ratable first ranking/first priority basis over the following property, rights and assets:
(a)	all assets (other than real property and the ABL Collateral and certain other relevant exclusions) of Subsidiary Guarantors incorporated in each of England & Wales and the United States; and
(b)	certain shares of Subsidiary Guarantors incorporated in each of England & Wales, Germany, Ireland, the United States and The Netherlands

(collectively, the “Fixed Assets Collateral”); and

(ii)

a junior basis over all of the assets that secure, among other things, the obligations under the ABL Facility on a first ranking/first priority basis (collectively, the “ABL Collateral” and, together with the Fixed Assets Collateral, the “Collateral”), including where applicable and but subject to limited exceptions:

(a)	accounts (including accounts receivable and deposit accounts), and inventory;
(b)	certain related assets;
(c)	all proceeds of any of the foregoing, located in England & Wales, France, Germany, The Netherlands, Poland, Spain and/or the United States and owned by the relevant Subsidiary Guarantors,
(f)	certain intercompany receivables of a Subsidiary Guarantor located in Switzerland; and
(g)	deposit accounts of a Subsidiary Guarantor located in Ireland.
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Schedule I-B - 1

Schedule II

AGREED SECURITY PRINCIPLES

The guarantees and security to be provided under and in connection with this Indenture will be given in accordance with the security and guarantee principles set out in this Schedule II.

Notwithstanding anything in these Agreed Security Principles to the contrary:

(a)the security documents to be entered into by a member of the Group incorporated in a relevant jurisdiction and to be governed by the law of a relevant jurisdiction in connection with this Indenture will be based, to the extent applicable, on the security documents already entered into by other members of the Group incorporated in the same jurisdiction and governed by the same law; and

(b)in relation to any security over or in respect of ABL Collateral, security shall only be granted, and perfection steps (including, without limitation, notices and registrations) only be taken, to the extent such security or perfection steps (as applicable) are required by the ABL Documents.

1.	GENERAL PRINCIPLES
1.1	The Agreed Security Principles embody a recognition by all parties that there may be certain legal and practical difficulties in obtaining effective guarantees and security from the Company and the Subsidiary Guarantors (collectively, the “Group”) in certain jurisdictions. In particular:
(a)	mandatory law provisions, general legal, statutory and constitutional documents’ limitations, capital maintenance, the prohibition of an intervention threatening the existence of a German member of the Group (Verstoß gegen das Verbot des existenzvernichtenden Eingriffs), financial assistance, corporate benefit, fraudulent preference, “thin capitalization” rules, “transfer pricing”, retention of title claims, exchange control restrictions, employee consultation or approval requirements, regulatory restrictions and similar principles may limit the ability of a member of the Group to provide a guarantee or security or may require that the guarantee and/or security be limited by an amount or otherwise. If any such limit applies, the guarantees and security provided will be limited to the maximum amount which the relevant member of the Group may provide having regard to applicable law;
(b)	a factor in determining whether or not security shall be taken is the applicable cost which shall not be disproportionate to the benefit to the Holders (or any other beneficiary of the security) of obtaining such security. For these purposes “cost” includes, but is not limited to, income or corporate tax cost, registration taxes payable on the creation or enforcement or for the continuance of any security, notary costs, stamp duties, out-of-pocket expenses, and other fees and expenses directly incurred by the relevant grantor of security or any of its direct or indirect owners, subsidiaries or affiliates;
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Schedule II - 1

(c)	unless each consent required by law, statute, the terms of any applicable contract, instrument or constitutional document or otherwise from the minority shareholders in, or any relevant corporate body of, any member of the Group which is not wholly owned (directly or indirectly) by another member of the Group is obtained, such Group member shall not be required to grant guarantees and security; provided that the relevant company and the Company have used commercially reasonable efforts to obtain such consent;
(d)	guarantees should not be granted and security shall not be created or perfected to the extent that it would result in a risk to the directors or officers of the relevant grantor of such guarantee and security of contravention of any statutory duty in such capacity or their fiduciary duties and/or which could reasonably be expected to result in personal, civil or criminal liability on the part of any such director or officer;
(e)	any assets subject to third-party arrangements (including shareholder agreements or joint venture agreements) which would prevent or prohibit those assets from being subject to legal, valid, binding and enforceable security will be excluded from the security created by any relevant security document; provided that the relevant member of the Group has used commercially reasonable efforts to obtain any necessary consent or waiver if the asset is material, it being acknowledged that commercially reasonable efforts will not require the payment by the Company or the relevant company of any monetary consideration (other than nominal amounts or expenses) to obtain any such consent or waiver;
(f)	the maximum guaranteed or secured amount may be limited to minimize stamp duty, notarization, registration or other applicable fees, taxes and duties where the benefit of increasing the guaranteed or secured amount is disproportionate to the level of such fee, taxes and duties;
(g)	where a class of assets to be secured includes material and immaterial assets, if the cost of granting security over the immaterial assets is disproportionate to the benefit of such security (as determined by the Company in good faith), security will be granted over the material assets only;
(h)	the giving of a guarantee, the granting of security or the perfection of the security granted will not be required if:
(i)	it would have a material adverse effect on the ability of the relevant member of the Group to conduct its operations and business in the ordinary course as otherwise permitted by the Indenture; or
(ii)	it would have a material adverse effect on the tax arrangements of the Group or any member of the Group,

provided that, in each case, the relevant member of the Group shall use commercially reasonable efforts to overcome such obstacle.  The secured and guaranteed obligations will be limited where necessary to prevent any material

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Schedule II - 2

additional tax liability of any member of the Group (as determined by the Company in good faith);

(i)	save for security granted by a guarantor organized under the laws of England & Wales, or any state of the United States of America, security shall only be granted over the Capital Stock of each Guarantor, provided that no security shall be granted over the Capital Stock of Ardagh Metal Packaging Holdings SARL, the Irish Issuer, any Subsidiary Guarantor incorporated in Switzerland or the Company;
(j)	no fixed security shall be required to be given over bank accounts, inventory, receivables or intellectual property rights where satisfactory floating security (or equivalent in the relevant jurisdiction) can be taken over such assets;
(k)	no perfection action will be required in jurisdictions in which a Guarantor is not located; and
(l)	with respect to any pledge without displacement (prenda sin desplazamiento) governed by Spanish law, the security provider shall make its best efforts to register the pledge with the applicable moveable assets registry (registro de bienes muebles) or applicable local authorities of any sub-national regions of Spain. The registration time period and any delays in registration attributable to the aforementioned registries or local authorities (including any rectifications or considerations that these may have in respect of the security to be registered) shall not count towards, and shall be deemed to interrupt, any applicable time period to perfect such security.
2.	GUARANTEES AND SECURITY
2.1	Where a member of the Group requires prior consideration of or consultation with any corporate body and/or any body representing employees of such a member of the Group before granting guarantees and/or security, such guarantees and security shall not be granted until any procedure that must be followed under applicable law in respect of that consideration or consultation has been completed.
2.2	In the case of guarantees and security to be granted by a Guarantor incorporated in The Netherlands or France, if the relevant Guarantor has at least 50 employees, and/or in the case of any security over any Dutch or French assets, if the relevant entity granting such pledge has at least 50 employees, or in the case of any other jurisdictions or assets requiring receipt of advice from a works council, such guarantees and security shall not be granted until neutral or positive advice is received from any relevant works council and such work council shall be allowed to assist to the relevant board meeting of such Guarantor or relevant entity granting such pledge.
2.3	Each guarantee will or security will be an upstream, cross-stream and downstream guarantee or security and each guarantee and security will be for all liabilities of the relevant members of the Group under the Indenture in accordance with, and subject to, the requirements of the Agreed Security Principles in each relevant jurisdiction.
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Schedule II - 3

2.4	Each guarantee or security will be subject to applicable limitations under the relevant laws (including applicable bankruptcy and/or restructuring laws), applicable to such Guarantor or security provider and the granting of such guarantee (including laws relating to corporate benefit, capital preservation, financial assistance, fraudulent conveyances and transfers, voidable preferences or transactions under value).
2.5	In the case of guarantees and security to be granted by a Guarantor incorporated in The Netherlands or France and/or over any or French or Dutch assets, or any other jurisdictions or assets requiring receipt of advice from a works council, such guarantees and security shall not be granted until neutral or positive advice is received from any relevant works council. For the avoidance of doubt, this also applies to any subordination and lien waivers to be executed by each Restricted Subsidiary organized under the laws of The Netherlands or France that processes inventory for Ardagh Metal Packaging Europe GmbH.
2.6	No subsidiary of the Company that is a Controlled Foreign Corporation (or that is disregarded as an entity separate from any such Controlled Foreign Corporation for U.S. federal income tax purposes) or a CFC Holding Company shall be required to give a guarantee or pledge any of its assets (including shares in a subsidiary) as security for an obligation of a United States Person (as defined in the United States Internal Revenue Code of 1986, as amended). Furthermore, not more than 65% of the total combined voting power of all classes of shares entitled to vote of any such subsidiary may be pledged as security for an obligation of a United States Person. These principles also apply with respect to any entity that becomes a United States Person and/or a Controlled Foreign Corporation, CFC Holding Company or subsidiary of a Controlled Foreign Corporation or CFC Holding Company following any guarantee or pledge of assets or shares.

For purposes of this section 2.6, “Controlled Foreign Corporation” means a “controlled foreign corporation” within the meaning of Section 957 of the Code, and “CFC Holding Company” means any Subsidiary of the U.S. Borrower that owns no material assets other than (i) equity interests (including, for this purpose, any debt or other instrument treated as equity for U.S. federal income tax purposes) or (ii) equity interests (including, for this purpose, any debt or other instrument treated as equity for U.S. federal income tax purposes) and debt, in each case in one or more Non-U.S. Subsidiaries that are Controlled Foreign Corporations.

3.	TERMS OF SECURITY DOCUMENTS
3.1	Security shall (to the extent legally possible, subject to the general principles above) be created in favor of the Security Agent, the Trustee and the Holders or the Security Agent on behalf of or as trustee for the Trustee and the Holders (as considered appropriate by counsel to the Security Agent), to secure all of the obligations of the party giving the relevant security as well as all liabilities under the Indenture and the Notes (to the extent permitted by local law); provided that, if agreed between the Security Agent and the Company, or as required by the Intercreditor Agreement or any applicable Additional Intercreditor Agreement, such security may be created in favor of a common security agent for the benefit of the Security Agent and the other Secured Parties, as well as additional classes of secured parties.
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Schedule II - 4

3.2	The security documents should only operate to create security rather than to impose new commercial obligations. Accordingly, representations shall not be included and undertakings (such as in respect of insurance, maintenance of assets, information or the payment of costs) shall be strictly limited to those necessary for the creation or perfection of the security, will not unreasonably interfere with the normal running of the business or the ability of the members of the Group or security providers to deal with the receivables and inventory in the ordinary course of business (save to the extent arising from the imposition of cash dominion, cash management or, once such security has become enforceable, enforcement) and shall not be included to the extent the subject matter thereof is the same as a corresponding undertaking in the Indenture and shall not operate so as to prevent transactions which are otherwise permitted under the Indenture or to require additional consents or authorizations or to impose commercial obligations.
3.3	The following principles will be reflected in the terms of any security taken as part of this transaction:
(a)	security will not be enforceable in respect of the Notes until an Event of Default has occurred in respect of which the Notes are being accelerated (a “Declared Default”);
(b)	information, such as lists of assets, will be provided if, in the opinion of counsel to the Security Agent, these are required by local law to be provided to perfect or register the security or to ensure the security can be enforced and, unless in the opinion of counsel to the Security Agent required to be provided by local law more frequently, be provided annually or, following an Event of Default which is continuing, on the Security Agent’s reasonable request (provided in each case that information shall only be provided at the Security Agent’s request and there shall be no requirement to update information on an ongoing or ad hoc basis); and
(c)	each of the Trustee, the Security Agent and the Holders should only be able to exercise any power of attorney granted to it under the security documents following a Declared Default.
4.	BANK ACCOUNTS
4.1	If a member of the Group grants security over its bank accounts it shall be free to deal with those accounts in the ordinary course of its business until a Declared Default has occurred. No control agreements will be required in respect of any account located in the United States of America.
4.2	If required by local law to perfect the security, notice of the security will be served on the account bank within 10 Business Days of the security being granted and the relevant member of the Group shall use its commercially reasonable efforts to obtain an acknowledgment of that notice within 20 business days of service. If the relevant member of the Group has used its commercially reasonable efforts but has not been able to obtain acknowledgment its obligation to obtain acknowledgment shall cease on the expiry of that 20 Business Day period. Irrespective of whether notice of the security is required for
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Schedule II - 5

perfection, if the service of notice would prevent the relevant member of the Group from using a bank account in the ordinary course of its business no notice of security shall be served until a Declared Default has occurred. There will be no restriction on the closure of any bank accounts which are no longer required by the Group.
4.3	Any security over bank accounts shall be subject to any prior security interests in favor of the account bank which are created either by law or in the standard terms and conditions of the account bank. The notice of security may request these are waived or subordinated by the account bank but the Guarantor shall not be required to change its banking arrangements if these security interests are not waived or subordinated or only partially waived or subordinated.
4.4	If required under local law, security over bank accounts will be registered subject to the general principles set out in these Agreed Security Principles.
5.	REAL ESTATE
5.1	No security will be given over real property.
6.	FIXED ASSETS
6.1	If a member of the Group grants security over its fixed assets it shall be free to deal with those assets in the ordinary course of its business until a Declared Default has occurred and is continuing.
6.2	If required under local law, security over fixed assets will be registered subject to the general principles set out in these Agreed Security Principles.
7.	INSURANCE POLICIES
7.1	If required by local law to perfect the security or to exclude the possibility that the debtor pays to the relevant member of the Group with discharging effect, notice of the security will be served on the insurance provider within 10 Business Days of the security being granted and the relevant member of the Group shall use its commercially reasonable efforts to obtain an acknowledgment of that notice within 20 Business Days of service. If the relevant member of the Group has used its commercially reasonable efforts but has not been able to obtain acknowledgment its obligation to obtain acknowledgment shall cease on the expiry of that 20 Business Day period.
7.2	No loss payee or other endorsement shall be made on the insurance policy.
8.	INTELLECTUAL PROPERTY
8.1	If a member of the Group grants security over its intellectual property it shall be free to deal with those assets in the ordinary course of its business (including, without limitation, allowing its intellectual property to lapse if no longer material to its business and if permitted by the Indenture) until a Declared Default has occurred and is continuing.
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8.2	No security shall be granted over any intellectual property which cannot be secured under the terms of the relevant licensing agreement. No notice shall be prepared or given to any third party from whom intellectual property is licensed until a Declared Default has occurred and is continuing.
8.3	The security documents may provide for the applications of registration as may be required under local law for the applicable registration of the security over intellectual property to be provided by the relevant member of the Group in its jurisdiction of incorporation and any central registry only and subject to the general principles set out in these Agreed Security Principles; provided that no registration of the transfer of the relevant intellectual property to the Holders, the Trustee or the Security Agent shall be required under the relevant security documents.
9.	INTERCOMPANY RECEIVABLES
9.1	If a member of the Group grants security over its intercompany receivables it shall be free to deal with those receivables in the ordinary course of its business until a Declared Default has occurred and is continuing.
9.2	If required by local law to perfect the security or to exclude the possibility that the debtor pays to the relevant member of the Group with discharging effect, notice of the security will be served on the relevant debtor within 10 Business Days of the security being granted.
9.3	If required under local law security over intercompany receivables will be registered subject to the general principles set out in these Agreed Security Principles.
10.	TRADE RECEIVABLES AND INVENTORY
10.1	If a member of the Group grants security over its trade receivables and/or its inventory it shall be free to deal with those receivables and/or inventory in the ordinary course of its business until a Declared Default has occurred.
10.2	No notice of security may be prepared or served until the occurrence of a Declared Default.
10.3	No security will be granted over any trade receivables which cannot be secured under the terms of the relevant contract.
10.4	If required under local law, security over trade receivables and inventory will be registered subject to the general principles set out in these Agreed Security Principles.
10.5	Any list of trade receivables required shall not include details of the underlying contracts to the extent not required to perfect the security transfer and make the receivables identifiable (bestimmbar) or to ensure the security can be enforced.
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11.	SHARES/ PARTNERSHIP INTEREST
11.1	The security document will be governed by the laws of the person whose shares or partnership interests are being secured and not by the law of the country of the person granting the security.
11.2	Until a Declared Default has occurred and is continuing, the securing person will be permitted to retain and to exercise voting rights to any shares or partnership interests pledged by it in a manner which does not adversely affect the validity or enforceability of the security or cause an Event of Default to occur and the company whose shares or partnership interests have been pledged will, subject to the terms of the Indenture, be permitted to pay dividends.
11.3	Where customary, within the time frame required by the applicable security documents, the, the share certificate and (where available and customary) a stock transfer form executed in blank will be provided to the Security Agent and where required by law the share certificate or shareholders register will be endorsed or written up and the endorsed share certificate or a copy of the written up register provided to the Security Agent.
12.	RELEASE OF SECURITY
12.1	Unless required by local law the circumstances in which the security shall be released should not be dealt with in individual security documents but, if so required, shall, except to the extent required by local law, be the same as those set out in the Indenture or the Intercreditor Agreement or any Additional Intercreditor Agreement and not require any further consent by the Security Agent, the Trustee or any Holder.
13.	JURISDICTIONS
13.1	The guarantees and (in respect of the Fixed Assets Collateral) security to be provided under and in connection with the Notes and the Indenture will only be granted by members of the Group organized under the laws of the following jurisdictions:
(i)	England & Wales;
(ii)	Germany;
(iii)	Ireland;
(iv)	Luxembourg;
(vii)	The Netherlands; and
(viii)	The United States of America,

provided that the Swiss guarantor will provide a guarantee.

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EXHIBIT A-1

[Form of Face of Note]

5.000% Senior Secured Green Notes due 2031

THIS SECURITY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF EXCEPT TO A PERSON OUTSIDE THE UNITED STATES AND NOT KNOWN BY THE TRANSFEROR TO BE A US PERSON BY PRE-ARRANGEMENT OR OTHERWISE IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT AND OTHERWISE IN A TRANSACTION EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT.

AN INVESTMENT IN THIS SECURITY DOES NOT HAVE THE STATUS OF A BANK DEPOSIT AND IS NOT WITHIN THE SCOPE OF THE DEPOSIT PROTECTION SCHEME OPERATED BY THE CENTRAL BANK OF IRELAND. THE ISSUERS ARE NOT REGULATED BY THE CENTRAL BANK OF IRELAND BY VIRTUE OF THE ISSUE OF THIS SECURITY.

THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE U.S. SECURITIES ACT) OR (B) IT IS A NON-U.S. PERSON ACQUIRING THIS NOTE IN AN “OFFSHORE TRANSACTION” PURSUANT TO RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, (2) AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR FOR WHICH IT HAS PURCHASED SECURITIES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) WHICH IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUERS OR ANY AFFILIATE OF THE ISSUERS WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF THIS SECURITY)] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE DATE WHEN THE SECURITIES WERE FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS IN RELIANCE ON REGULATION S AND THE DATE OF THE COMPLETION OF THE DISTRIBUTION] ONLY (A) TO THE ISSUERS, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE U.S. SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES IN COMPLIANCE WITH REGULATION S UNDER THE U.S.

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SECURITIES ACT OR (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO ANY REQUIREMENT OF LAW THAT THE DISPOSITION OF ITS PROPERTY OR THE PROPERTY OF SUCH INVESTOR ACCOUNT OR ACCOUNTS BE AT ALL TIMES WITHIN ITS OR THEIR CONTROL AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS AND ANY APPLICABLE LOCAL LAWS AND REGULATIONS AND FURTHER SUBJECT TO THE ISSUERS’ AND THE TRUSTEE’S RIGHTS PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (I) PURSUANT TO CLAUSE (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM AND (II) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS SECURITY IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.

[IN THE CASE OF REGULATION S NOTES:  THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, REPRESENTS THAT IT IS ACQUIRING THIS SECURITY IN AN “OFFSHORE TRANSACTION” PURSUANT TO REGULATION S UNDER THE U.S. SECURITIES ACT.]

BY ITS PURCHASE AND HOLDING OF THIS NOTE (OR ANY INTEREST HEREIN), THE PURCHASER OR HOLDER WILL BE DEEMED TO HAVE REPRESENTED AND AGREED THAT (A) IT IS NOT AND FOR SO LONG AS IT HOLDS THIS NOTE (OR ANY INTEREST HEREIN) WILL NOT BE (I) AN “EMPLOYEE BENEFIT PLAN” AS DEFINED IN SECTION 3(3) OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), THAT IS SUBJECT TO TITLE I OF ERISA, (II) A “PLAN” AS DEFINED IN AND SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), (III) AN ENTITY OR ACCOUNT WHOSE UNDERLYING ASSETS ARE DEEMED TO INCLUDE THE ASSETS OF ANY SUCH EMPLOYEE BENEFIT PLAN SUBJECT TO ERISA OR OTHER PLAN SUBJECT TO SECTION 4975 OF THE CODE OR (IV) A NON-U.S., GOVERNMENTAL, CHURCH OR OTHER BENEFIT PLAN WHICH IS SUBJECT TO ANY NON-U.S. OR U.S. FEDERAL, STATE, OR LOCAL LAW THAT IS SIMILAR TO THE PROHIBITED TRANSACTION PROVISIONS OF TITLE I OF ERISA OR SECTION 4975 OF THE CODE (“SIMILAR LAW”) (EACH OF (I), (II), (III) AND (IV), A “PLAN”), (B) NO ASSETS OF A PLAN HAVE BEEN USED BY IT TO ACQUIRE THIS NOTE (OR ANY INTEREST HEREIN) OR (C) ITS PURCHASE AND HOLDING OF THIS NOTE (OR ANY INTEREST HEREIN) WILL NOT RESULT IN A PROHIBITED TRANSACTION UNDER TITLE I OF ERISA OR SECTION 4975 OF THE CODE FOR WHICH AN EXEMPTION IS NOT AVAILABLE OR VIOLATION OF ANY SIMILAR LAW, AND NONE OF THE ISSUERS, THE INITIAL PURCHASERS NOR ANY OF THEIR RESPECTIVE AFFILIATES IS ITS FIDUCIARY IN CONNECTION WITH THE PURCHASE AND HOLDING OF THIS NOTE.

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[THIS GLOBAL NOTE IS HELD BY THE COMMON DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(A) OF THE INDENTURE, AND (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE.] 1

[1]	Use the Global Note legend if the Note is in Global Form.
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[Regulation S] / [Rule 144A]

Common Code __________

ISIN __________

5.000% Senior Secured Green Notes due 2031

No._____€______________

Ardagh Metal Packaging Finance USA LLC, a Delaware limited liability company and Ardagh Metal Packaging Finance plc, a public limited liability company incorporated under the laws of Ireland, each promise to pay to Citivic Nominees Limited, acting as nominee for the common depositary on behalf of Clearstream Banking, S.A. and Euroclear Bank SA/NV, or their registered assigns, upon surrender hereof, the principal sum of €[•][, subject to any adjustments as indicated in the schedule of Exchanges of Interests in the Global Note]2 on January 30, 2031.

Interest Payment Dates:  June 30 and December 30 of each year, commencing ([__________________]).

Record dates:  the Business Day immediately preceding each Interest Payment Date.

Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

[2]	Use the Schedule of Exchanges of Interests language if Note is in Global Form.
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IN WITNESS WHEREOF, the parties hereto have caused this Note to be signed manually or by facsimile by the duly authorized officers referred to below.

ARDAGH METAL PACKAGING FINANCE USA LLC

By:Name:Title:

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ARDAGH METAL PACKAGING FINANCE PLC

By:Name:Title:

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This is one of the Notes referred to

in the within-mentioned Indenture:

Citibank, N.A., London Branch,

as Trustee

By:

Name:

Title:

Dated:  [•]

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[Back of Note]

5.000% Senior Secured Green Notes due 2031

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1)INTEREST.  Ardagh Metal Packaging Finance USA LLC, a Delaware limited liability company (the “US Issuer”) and, Ardagh Metal Packaging Finance plc, a public limited liability company incorporated under the laws of Ireland (the “Irish Issuer” and together with the US Issuer, the “Issuers”), each promise to pay or cause to be paid interest on the principal amount of this Senior Secured Euro Note (the “Note”) at a rate of 5.000% per annum.  The Issuers will pay interest in cash semi annually in arrears on June 30 and December 30 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”).  Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the Interest Payment Date for which interest was most recently paid; provided that the first Interest Payment Date shall be June 30, 2026.  The Issuers will pay interest (including Post Petition Interest in any proceeding under any Bankruptcy Law) on overdue principal at a rate that is 1% higher than the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including Post-Petition Interest in any proceeding under any Bankruptcy Law) on overdue instalments of interest, if any (without regard to any applicable grace periods), from time to time on demand at the same rate to the extent lawful.  Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(2)METHOD OF PAYMENT.  For so long as the Notes are Global Notes, the Issuers will pay interest on the Notes to the Persons who are registered Holders of Notes at the close of business on the Business Day immediately preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest.  The Notes will be payable as to principal, premium, interest and Additional Amounts, if any, through the Principal Paying Agent as provided in the Indenture or, at the option of the Issuers, payment of interest and Additional Amounts, if any, may be made by check mailed by the Issuers to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium and Additional Amounts payable in cash, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Issuers or the Principal Paying Agent.  Such payments shall be made in euro.

(3)PRINCIPAL PAYING AGENT, REGISTRAR AND TRANSFER AGENT.  Initially, Citibank, N.A., London Branch, will act as Principal Paying Agent and Transfer Agent and Citibank Europe plc will act as Registrar.  Upon notice to the Trustee, the Issuers may change any Paying Agent, Registrar or Transfer Agent.

(4)INDENTURE.  The Issuers issued the Notes under an indenture dated as of December 1, 2025 (the “Indenture”), among, the Issuers, Citibank, N.A., London Branch, as Trustee, Security Agent, Principal Paying Agent and Transfer Agent and Citibank Europe plc as Registrar.  The Notes are subject to all terms of the Indenture, and Holders are referred to the

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Indenture for a statement of such terms.  To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.  The Notes are general senior obligations of the Issuers.

(5)OPTIONAL REDEMPTION.

(a)Except as set forth in this paragraph 5 and paragraph 6 of this Note, the Notes are not redeemable at the option of the Issuers.

(b)At any time prior to December 1, 2027, the Issuers may redeem the Notes in whole or in part, at their option, upon notice as described under Article 3 of the Indenture, at a redemption price equal to 100% of the principal amount of such Notes plus the Applicable Premium as of, and accrued and unpaid interest and Additional Amounts, if any, to, but excluding, the redemption date.

(c)At any time and from time to time prior to December 1, 2027, the Issuers may, at their option, during each calendar year redeem up to 10% of the original principal amount of the Notes (including the original principal amount of any Additional Notes), upon giving notice as described under Article 3 of the Indenture, at a redemption price equal to 103.000% of the principal amount of the Notes so redeemed, plus accrued and unpaid interest and Additional Amounts, if any, to but excluding the redemption date.

(d)At any time and from time to time prior to December 1, 2027, the Issuers may, at their option, redeem the Notes, upon notice as described under Article 3 of the Indenture, with the Net Cash Proceeds received by the Issuers from any Equity Offering at a redemption price equal to 105.000% of the principal amount of the Notes so redeemed, plus accrued and unpaid interest and Additional Amounts, if any, to, but excluding, the redemption date in an aggregate principal amount for all such redemptions not to exceed 40% of the original aggregate principal amount of the Notes (including any Additional Notes); provided that:

(1)in each case the redemption takes place not later than 180 days after the closing of the related Equity Offering; and

(2)not less than 50% of the original aggregate principal amount of the Notes (including Additional Notes) issued under the Indenture remains outstanding immediately thereafter.

(e)At any time and from time to time on or after December 1, 2027, the Issuers may redeem the Notes in whole or in part, upon notice as described under Article 3 of the Indenture, at a redemption price equal to the percentage of principal amount of the Notes so redeemed set forth below plus accrued and unpaid interest, if any, on the Notes redeemed, to, but excluding, the applicable redemption date and Additional Amounts, if any, if redeemed during the twelve-month period beginning on December 1 of the years indicated below:

Year	Percentage
2027	102.500%
2028	101.250%
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Year	Percentage
2029 and thereafter	100.000%

(f)Unless the Issuers defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(g)Notice of any redemption of the Notes may, at the Issuers’ discretion, be given prior to the completion of a transaction (including, but not limited to, an Equity Offering, an Incurrence of Indebtedness, a Change of Control, a Change of Control Triggering Event or other transaction) and any redemption may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a related transaction.  If such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice of redemption shall describe each such condition, and if applicable, shall state that, in the Issuers’ discretion, the redemption date may be delayed until such time (but not more than 60 days after the date the notice of redemption was sent) as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed.  In addition, the Issuers may provide in such notice that payment of the redemption price and performance of the Issuers’ obligations with respect to such redemption may be performed by another Person.

(h)If the Issuers effect an optional redemption of the Notes, it will, for so long as the Notes are listed on the Exchange and admitted for trading on the Exchange and the rules of the Authority so require, inform the Authority of such optional redemption and confirm the aggregate principal amount of the Notes that will remain outstanding immediately after such redemption.

(i)Subject to compliance with the covenants contained herein, and provided that no Default is triggered thereby, the Issuers and their respective Affiliates may at any time and from time to time purchase Notes.  Any such purchases may be made through open market or privately negotiated transactions with third parties or pursuant to one or more tender or exchange offers or otherwise, upon such terms and at such prices as well as with such consideration as the Issuers or any such Affiliates may determine.

(j)Notwithstanding the foregoing, in connection with any tender offer for the Notes, including a Change of Control Offer or Asset Disposition Offer, if Holders of not less than 90% in aggregate principal amount of the applicable outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuers, or any third party making such a tender offer in lieu of the Issuers, purchases, all of the Notes validly tendered and not withdrawn by such Holders, the Issuers or such third party will have the right upon not less than five nor more than 60 days’ prior notice, given not more than 30 days following such tender offer expiration date, to redeem the Notes that remain outstanding in whole, but not in part, following such purchase at a price equal to the price offered to each other Holder (excluding any early tender or incentive fee)in such tender offer, plus, to the extent not included in the tender offer payment, accrued and unpaid interest and Additional Amounts, if any, thereon, to, but excluding, such redemption date.

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(6)REDEMPTION FOR TAXATION REASONS.

(a)The Issuers may redeem the Notes in whole, but not in part, at any time upon giving not less than five nor more than 60 days’ prior written notice to the Holders (which notice will be irrevocable) at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to but excluding the date fixed for redemption (a “Tax Redemption Date”) (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) and all Additional Amounts as set forth in Section 4.15 of the Indenture, if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise, if the Issuers determine in good faith that, as a result of:

(1)any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction (as defined in the Indenture) affecting taxation which is announced and becomes effective after the Issue Date (or, where such Relevant Taxing Jurisdiction becomes a Relevant Taxing Jurisdiction at a later date, after such later date); or

(2)any change in, or amendment to, the official application, administration or written interpretation of such laws, regulations or rulings (including by virtue of a holding, judgment or order by a court of competent jurisdiction or a change in published administrative practice) which is announced and becomes effective after the Issue Date (or, where such Relevant Taxing Jurisdiction becomes a Relevant Taxing Jurisdiction at a later date, after such later date) (each of the foregoing in clauses (1) and (2), a “Change in Tax Law”), a Payor (as defined in Section 4.15(a) of the Indenture) is, or on the next interest payment date in respect of the Notes would be, required to pay Additional Amounts with respect to the Notes (but, in the case of a Guarantor, only if the payment giving rise to such requirement cannot be made by the Issuers or a Guarantor who can make such payment without the obligation to pay Additional Amounts), and such obligation cannot be avoided by taking reasonable measures available to the Payor (including, for the avoidance of doubt, the appointment of a new Paying Agent where this would be reasonable).  The foregoing provisions shall apply (a) to a Guarantor only after such time as such Guarantor is obliged to make at least one payment on the Notes and (b) mutatis mutandis to any successor Person, after such successor Person becomes a party to the Indenture, with respect to a Change in Tax Law occurring after the time such successor Person becomes a party to the Indenture.  Notice of redemption for taxation reasons will be published in accordance with the procedures described under Section 3.03 of the Indenture and paragraph 8 hereof.  Notwithstanding the foregoing, no such notice of redemption will be given (a) earlier than 60 days prior to the earliest date on which the Payor would be obligated to make such payment of Additional Amounts and (b) unless at the time such notice is given, the obligation to pay Additional Amounts remains in effect.  Prior to the publication or mailing of any notice of redemption of Notes pursuant to the foregoing, the Issuers will deliver to the Trustee (a) an Officer’s Certificate stating that the obligation to pay Additional Amounts cannot be avoided by the relevant Payor taking reasonable measures available to it and (b) a written opinion of an independent tax counsel of recognized standing qualified under the laws of the Relevant Taxing Jurisdiction and satisfactory to the Trustee (such approval not to be unreasonably withheld) to the effect that the Payor has been or

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will become obligated to pay Additional Amounts as a result of a Change in Tax Law.  The Trustee will accept and shall be entitled to rely on such Officer’s Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, without liability or further inquiry, in which event it will be conclusive and binding on the Holders.

(7)SINKING FUND.  The Issuers will not be required to make mandatory redemption payments or sinking fund payments with respect to the Notes.  However, under certain circumstances, the Issuers may be required to offer to purchase Notes as described under Sections 4.07 and 4.11 of the Indenture.

(8)NOTICE OF REDEMPTION.

(a)At least five days but not more than 60 days prior to the redemption date, the Issuers shall deliver electronically or mail, or at the expense of the Issuers, cause to be mailed (by first class mail, postage prepaid) or otherwise transmit, any notice of redemption in accordance with Section 13.01 of the Indenture and as provided in Section 3.03 of the Indenture to each Holder of Notes to be redeemed at the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of Euroclear and Clearstream, except that redemption notices may be delivered electronically or mailed or otherwise transmitted more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Article 8 or Article 12 of the Indenture.  Notices may be given by delivery of the relevant notices to Euroclear and Clearstream for communication to entitled account holders in substitution for the aforesaid mailing.

(b)If and for so long as any Notes are listed on the Exchange and if and to the extent the rules of the Authority so require, the Issuers will notify the Authority of any such notice to the Holders of the Notes and, in connection with any redemption, the Issuers will notify the Exchange of any change in the principal amount of the Notes outstanding.

(c)Notes in denominations larger than €100,000 may be redeemed in part but only in integral multiples of €1,000; provided, however, that, after giving effect to such redemption, the applicable Note shall have a denomination of no less than €100,000.

(d)No later than 10:00 a.m. (London time) on each date of redemption or purchase, the Issuers will deposit with the Trustee or with the Principal Paying Agent money sufficient to pay the redemption or purchase price of, accrued interest, the Applicable Premium, if any, and Additional Amounts, if any, on all Notes to be redeemed or purchased on that date.  The Trustee or the Principal Paying Agent will promptly return to the Issuers any money deposited with the Trustee or the Principal Paying Agent by the Issuers in excess of the amounts necessary to pay the redemption or purchase price of, accrued interest, the Applicable Premium, if any, and Additional Amounts, if any, on all Notes to be redeemed or purchased.  If the Issuers comply with the provisions of this paragraph 8(d) and the provisions of Section 3.05(a) of the Indenture, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase.

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(9)REPURCHASE AT THE OPTION OF THE HOLDER

(a)If a Change of Control Triggering Event occurs, unless (i) a third party makes a change of control offer as described herein or (ii) the Issuers have previously or substantially concurrently therewith delivered a redemption notice with respect to the outstanding Notes as described under paragraph 5 of this Note, the Issuers will make an offer to purchase all of the Notes (equal to €100,000 in principal amount or in integral multiples of €1,000 in excess thereof; provided that the Notes of €100,000 or less in principal amount may only be redeemed in whole and not in part) pursuant to the offer described below (the “Change of Control Offer”) at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Amounts, if any, to but excluding the date of repurchase.  Within 60 days following any Change of Control Triggering Event, the Issuers will deliver or cause to be delivered a notice of such Change of Control Offer electronically in accordance with the applicable procedures of Euroclear and Clearstream or by first-class mail, with a copy to the Trustee, to each Holder at the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of Euroclear and Clearstream, describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the Notes for the specified purchase price on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered, pursuant to the procedures required by the Indenture and described in such notice, except in the case of a conditional Change of Control Offer made in advance of a Change of Control Triggering Event as described below.

(b)The amount of any Net Available Cash from Asset Dispositions that is not applied or invested or committed to be applied or invested as provided in Section 4.07(a) of the Indenture will be deemed to constitute “Excess Proceeds”; provided that, if at the time of any definitive agreement, put option or similar arrangement in respect of any Asset Disposition or (at the option of the Company) the date on which Net Available Cash from an Asset Disposition is received, the Consolidated Total Net Leverage Ratio of the Company and the Restricted Subsidiaries after giving pro forma effect to such Asset Disposition and the use of proceeds therefrom is (x) no greater than 4.50 to 1.00, 100.0% of the Net Available Cash from such Asset Disposition shall be deemed not to constitute Excess Proceeds and (y) greater than 4.50 to 1.00 and no greater than 5.00 to 1.00, 50.0% of the Net Available Cash from such Asset Disposition shall be deemed not to constitute Excess Proceeds. Any amount deemed not to constitute Excess Proceeds may be used by the Company or any of its Restricted Subsidiaries for any purpose not prohibited by this Indenture.  On the 451st day (or such longer period permitted by Section 4.07(a)(3)(b) of the Indenture) after the later of an Asset Disposition or the receipt of such Net Available Cash, if the aggregate amount of Excess Proceeds under the Indenture exceeds the greater of $200.0 million and 25.0% of LTM EBITDA, the Company will be required to make an offer (“Asset Disposition Offer”) within 10 Business Days to all Holders under the Indenture and, to the extent the Company elects, to all holders of other outstanding Pari Passu Indebtedness, to repay, prepay or purchase the maximum aggregate principal amount of Notes and any such Pari Passu Indebtedness to which the Asset Disposition Offer applies that may be repaid, prepaid or purchased out of the Excess Proceeds, at an offer price in respect of the Notes in an amount equal to 100% of the principal amount of the Notes (and, in the case of any Pari Passu Indebtedness, an offer price of no more than 100% of the principal amount of such Pari Passu Indebtedness), in each case, plus accrued and unpaid interest, if any, to, but not including, the date of repayment, prepayment or purchase, in accordance with the procedures set forth in the Indenture or the agreements governing the Pari

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Passu Indebtedness, as applicable, and with respect to the Notes, in minimum denominations of €100,000 and in integral multiples of €1,000 in excess thereof.  The Company will deliver notice of such Asset Disposition Offer electronically or by first-class mail, with a copy to the Trustee, the Principal Paying Agent and each Holder at the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of Euroclear and Clearstream describing the transaction or transactions that constitute the Asset Disposition and offering to repurchase the Notes for the specified purchase price on the date specified in the notice, which date will be no earlier than five days and no later than 60 days from the date such notice is delivered, pursuant to the procedures required by the Indenture and described in such notice.  The Company may satisfy the foregoing obligations with respect to any Net Available Cash from an Asset Disposition by making an Asset Disposition Offer with respect to all Net Available Cash prior to the expiration of the relevant 450 days (or such longer period as provided above) or with respect to any unapplied Excess Proceeds.

(c)[Reserved].

(10)DENOMINATIONS, TRANSFER, EXCHANGE.  The Notes are in registered form without coupons attached in denominations of €100,000 and in integral multiples of €1,000 in excess thereof.  The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes, duties and governmental charges required by law or permitted by the Indenture.  The Issuers need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part.

(11)PERSONS DEEMED OWNERS.  The registered Holder of a Note may be treated as the owner of it for all purposes.

(12)AMENDMENT, SUPPLEMENT AND WAIVER.  The Notes Documents may be amended as set forth in the Indenture.

(13)DEFAULTS AND REMEDIES.

(a)Each of the following is an “Event of Default” under the Indenture:

(1)default in any payment of interest on any Note when due and payable, continued for 30 days;

(2)default in the payment of the principal amount of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3)failure by the Issuers or any Guarantor to comply for 60 days after written notice by the Trustee on behalf of the Holders or by the Holders of at least 30% in aggregate principal amount of the outstanding Notes with any agreement or obligation contained in the Indenture (in each case, other than those set out in clauses (1) or (2) of this paragraph 13(a));

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(4)the occurrence of any default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed which is Incurred or Guaranteed by the Company or any Significant Subsidiary, other than Indebtedness owed to the Company or a Restricted Subsidiary, which:

(a)is caused by a failure to pay principal of such Indebtedness, at its stated final maturity (after giving effect to any applicable grace periods) provided in such Indebtedness (a “payment default”); or

(b)results in the acceleration of such Indebtedness prior to its stated final maturity (the “cross acceleration provision”),

and, in each case, the aggregate principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default of principal at its stated final maturity (after giving effect to any applicable grace periods) or the maturity of which has been accelerated, is in excess of the greater of (x) $225.0 million and (y) 30.0% of LTM EBITDA;

(5)any of the following occurs:

(a)a decree or order for relief in respect of either Issuer, the Company or a Significant Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law is sanctioned by a court of competent jurisdiction and becomes unconditional;

(b)a decree or order under any applicable Bankruptcy Law is sanctioned by a court of competent jurisdiction and becomes unconditional:

(i)adjudging that either Issuer, the Company or a Significant Subsidiary is bankrupt or insolvent;

(ii)other than on a solvent basis, seeking reorganization, arrangement, adjustment, proposal or composition of or in respect of any Issuer, the Company or that Significant Subsidiary;

(iii)other than on a solvent basis, appointing a custodian, receiver, (provisional, interim or permanent) or manager, liquidator, examiner, process adviser, assignee, trustee, sequestrator (or other similar official) for any substantial part of their respective properties; or

(iv)other than on a solvent basis, ordering the winding up, dissolution or liquidation of the affairs of either Issuer, the Company or a Significant Subsidiary,

and any such decree, order or appointment continues to be in effect and unstayed for a period of 60 consecutive days; or

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(c)either Issuer, the Company or a Significant Subsidiary:

(i)consents to the filing of a petition, application, answer, proposal or consent seeking reorganization or relief under any applicable Bankruptcy Law;

(ii)consents to the entry of a decree or order for relief in respect thereof in an involuntary case or proceeding under any applicable Bankruptcy Law;

(iii)consent to the commencement of any bankruptcy or insolvency in respect thereof under any applicable Bankruptcy Law;

(iv)other than on a solvent basis, consents to the appointment of, or taking possession by, a custodian, receiver, (provisional, interim or permanent) or manager, liquidator, administrator, examiner, process adviser, supervisor, assignee, trustee, sequestrator or similar official for any substantial part of their respective properties;

(v)other than on a solvent basis, makes an assignment or proposal for the benefit of its creditors generally; or

(vi)admits it is insolvent or admits in writing its inability to pay its debts generally as they become due or commits an “act of bankruptcy” under any applicable Bankruptcy Law,

which, in each case, is sanctioned by a court and becomes unconditional;

(6)failure by the Company, the Issuers or a Significant Subsidiary to pay final judgments aggregating in excess of the greater of (x) $225.0 million and (y) 30.0% of LTM EBITDA, other than any judgments covered by indemnities provided by, or insurance policies issued by, reputable and creditworthy companies, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days (after receipt of notice as described in clause (b) below) after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed (the “judgment default provision”);

(7)any Security Interest under the Security Documents having a fair market value in excess of the greater of (x) $225.0 million and (y) 30.0% of LTM EBITDA shall, at any time, cease to be in full force and effect (other than in accordance with the terms of the relevant Security Document, the Intercreditor Agreement, any Additional Intercreditor Agreement and the Indenture) for any reason other than the satisfaction in full of all obligations under the Indenture or the release of any such Security Interest in accordance with the terms of the Indenture, the Intercreditor Agreement, any Additional Intercreditor Agreement or the Security Documents or any such Security Interest created thereunder shall be declared invalid or unenforceable or the Company or any Restricted Subsidiary

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shall assert in writing that any such Security Interest is invalid or unenforceable and any such Default continues for 30 days; and

(8)except as permitted under the Indenture, the Intercreditor Agreement or any Additional Intercreditor Agreement (including with respect to any limitations), any Notes Guarantee of one or more Guarantors that together constitute a Significant Subsidiary (a “Significant Guarantor”) is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or is denied or disaffirmed by such Significant Guarantor or any Person acting on behalf of it.

(b)However, a Default under clauses (4) or (6) of paragraph 13(a) will not constitute an Event of Default until the Trustee or the Holders of at least 30% in aggregate principal amount of the outstanding Notes notify the Issuers of the Default and, with respect to clauses (4) and (6) of paragraph 13(a), the Company does not cure such Default within 60 days after receipt of such notice.

(c)If an Event of Default (other than an Event of Default described in clause (5) of paragraph 13(a)) occurs and is continuing, the Trustee by written notice to the Company or the Holders of at least 30% in aggregate principal amount of the outstanding Notes by written notice to the Issuers and the Trustee may, and the Trustee (subject to certain conditions) at the request of such Holders shall, declare the principal of and accrued and unpaid interest, if any, on all the Notes to be due and payable.  Upon such a declaration, such principal and accrued and unpaid interest, if any, will be due and payable immediately.  In the event of a declaration of acceleration of the Notes because an Event of Default described in Section clause of (4) of paragraph 13(a) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to clause (4) of paragraph 13(a) shall be remedied or cured, or waived by the holders of the Indebtedness, or the Indebtedness that gave rise to such Event of Default shall have been discharged in full, in each case, within 30 days after the declaration of acceleration with respect thereto and the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction.

(d)If an Event of Default described in clause (5) of paragraph 13(a) with respect to the Issuers occurs and is continuing, the principal of and accrued and unpaid interest, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

(e)Holders may not enforce the Indenture or the Notes except as provided in the Indenture and subject to the Intercreditor Agreement and any Additional Intercreditor Agreement and may not enforce the Security Documents except as provided in such Security Documents and subject to the Intercreditor Agreement and any Additional Intercreditor Agreement.

(f)Except as otherwise set forth in the Indenture, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee.  In the event an Event of Default has occurred and is continuing, of which a Responsible Officer of the Trustee has received written notice, the Trustee

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will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs.  The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.  Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification and/or security satisfactory to the Trustee in its sole discretion against all fees, losses, liabilities and expenses caused by taking or not taking such action.

(14)AUTHENTICATION.  This Note will not be valid until authenticated by the manual or facsimile signature of the Trustee or an Authenticating Agent.

(15)ABBREVIATIONS.  Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM(= tenants in common), TEN ENT(= tenants by the entireties), JT TEN(= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/ A(= Uniform Gifts to Minors Act).

(16)ISIN AND COMMON CODE NUMBERS.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused ISIN and Common Code numbers to be printed on the Notes, and the Trustee may use ISIN and Common Code numbers in notices of redemption as a convenience to Holders.  Any such notice may state that no representation is made as to the correctness or accuracy of the ISIN or Common Code number printed in the notice or on the Notes, and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or exchange shall not be affected by any defect in or omission of such numbers.

(17)GOVERNING LAW THE INDENTURE, THIS NOTE, THE NOTES GUARANTEES AND THE RIGHTS AND DUTIES OF THE PARTIES THEREUNDER, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. FOR THE AVOIDANCE OF DOUBT, THE APPLICATION OF ARTICLES 470-1 TO 470-19 (BOTH INCLUSIVE) OF THE LUXEMBOURG LAW DATED 10 AUGUST 1915 ON COMMERCIAL COMPANIES, AS AMENDED, IS EXPRESSLY EXCLUDED AND SHALL HENCE NOT APPLY TO THE INDENTURE OR THIS NOTE.

The Issuers will furnish to any Holder upon written request and without charge a copy of the Indenture, the form of Note, the Security Documents and the Intercreditor Agreement or any Additional Intercreditor Agreement.  Requests may be made to:

Ardagh Metal Packaging S.A.

56, rue Charles Martel, L-2134

Luxembourg, Luxembourg

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ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to: _________________________________________
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint __________________________________________________________ to transfer this Note on the books of the Issuers.  The agent may substitute another to act for him.

Date:

Your Signature:  ____________________________

(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).
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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuers pursuant to Section 4.07 or 4.11 of the Indenture, check the appropriate box below:

☐ Section 4.07	☐ Section 4.11

If you want to elect to have only part of the Note purchased by the Issuers pursuant to Section 4.07 or 4.11 of the Indenture, state the amount you elect to have purchased (in denominations of €100,000 and in integral multiples of €1,000 in excess thereof):

€

Date:

Your Signature:  ____________________________

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:  _____________________________

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).
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SCHEDULE A

EXCHANGES OF INTERESTS IN THE GLOBAL NOTE3

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Registered Note, or exchanges of a part of another Global Note or Definitive Registered Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in principal amount of this Global Note	Amount of increase in principal amount of this Global Note	Principal amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Registrar or Paying Agent

[3]	Use the Schedule of Exchanges of Interests language if Note is in Global Form.
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EXHIBIT A-2

[Form of Face of Note]

6.250% Senior Secured Green Notes due 2031

THIS SECURITY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF EXCEPT TO A PERSON OUTSIDE THE UNITED STATES AND NOT KNOWN BY THE TRANSFEROR TO BE A US PERSON BY PRE-ARRANGEMENT OR OTHERWISE IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT AND OTHERWISE IN A TRANSACTION EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT.

AN INVESTMENT IN THIS SECURITY DOES NOT HAVE THE STATUS OF A BANK DEPOSIT AND IS NOT WITHIN THE SCOPE OF THE DEPOSIT PROTECTION SCHEME OPERATED BY THE CENTRAL BANK OF IRELAND. THE ISSUERS ARE NOT REGULATED BY THE CENTRAL BANK OF IRELAND BY VIRTUE OF THE ISSUE OF THIS SECURITY.

THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE U.S. SECURITIES ACT) OR (B) IT IS A NON-U.S. PERSON ACQUIRING THIS NOTE IN AN “OFFSHORE TRANSACTION” PURSUANT TO RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, (2) AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR FOR WHICH IT HAS PURCHASED SECURITIES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) WHICH IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUERS OR ANY AFFILIATE OF THE ISSUERS WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF THIS SECURITY)] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE DATE WHEN THE SECURITIES WERE FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS IN RELIANCE ON REGULATION S AND THE DATE OF THE COMPLETION OF THE DISTRIBUTION] ONLY (A) TO THE ISSUERS, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE U.S. SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES IN COMPLIANCE WITH REGULATION S UNDER THE U.S.

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SECURITIES ACT OR (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO ANY REQUIREMENT OF LAW THAT THE DISPOSITION OF ITS PROPERTY OR THE PROPERTY OF SUCH INVESTOR ACCOUNT OR ACCOUNTS BE AT ALL TIMES WITHIN ITS OR THEIR CONTROL AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS AND ANY APPLICABLE LOCAL LAWS AND REGULATIONS AND FURTHER SUBJECT TO THE ISSUERS’ AND THE TRUSTEE’S RIGHTS PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (I) PURSUANT TO CLAUSE (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM AND (II) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS SECURITY IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.

[IN THE CASE OF REGULATION S NOTES:  THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, REPRESENTS THAT IT IS ACQUIRING THIS SECURITY IN AN “OFFSHORE TRANSACTION” PURSUANT TO REGULATION S UNDER THE U.S. SECURITIES ACT.]

BY ITS PURCHASE AND HOLDING OF THIS NOTE (OR ANY INTEREST HEREIN), THE PURCHASER OR HOLDER WILL BE DEEMED TO HAVE REPRESENTED AND AGREED THAT (A) IT IS NOT AND FOR SO LONG AS IT HOLDS THIS NOTE (OR ANY INTEREST HEREIN) WILL NOT BE (I) AN “EMPLOYEE BENEFIT PLAN” AS DEFINED IN SECTION 3(3) OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), THAT IS SUBJECT TO TITLE I OF ERISA, (II) A “PLAN” AS DEFINED IN AND SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), (III) AN ENTITY OR ACCOUNT WHOSE UNDERLYING ASSETS ARE DEEMED TO INCLUDE THE ASSETS OF ANY SUCH EMPLOYEE BENEFIT PLAN SUBJECT TO ERISA OR OTHER PLAN SUBJECT TO SECTION 4975 OF THE CODE OR (IV) A NON-U.S., GOVERNMENTAL, CHURCH OR OTHER BENEFIT PLAN WHICH IS SUBJECT TO ANY NON-U.S. OR U.S. FEDERAL, STATE, OR LOCAL LAW THAT IS SIMILAR TO THE PROHIBITED TRANSACTION PROVISIONS OF TITLE I OF ERISA OR SECTION 4975 OF THE CODE (“SIMILAR LAW”) (EACH OF (I), (II), (III) AND (IV), A “PLAN”), (B) NO ASSETS OF A PLAN HAVE BEEN USED BY IT TO ACQUIRE THIS NOTE (OR ANY INTEREST HEREIN) OR (C) ITS PURCHASE AND HOLDING OF THIS NOTE (OR ANY INTEREST HEREIN) WILL NOT RESULT IN A PROHIBITED TRANSACTION UNDER TITLE I OF ERISA OR SECTION 4975 OF THE CODE FOR WHICH AN EXEMPTION IS NOT AVAILABLE OR VIOLATION OF ANY SIMILAR LAW, AND NONE OF THE ISSUERS, THE INITIAL PURCHASERS NOR ANY OF THEIR RESPECTIVE AFFILIATES IS ITS FIDUCIARY IN CONNECTION WITH THE PURCHASE AND HOLDING OF THIS NOTE.

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THIS GLOBAL NOTE IS HELD BY THE CUSTODIAN FOR THE DEPOSITORY TRUST COMPANY IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, AND (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE.

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[Regulation S] / [Rule 144A]

CUSIP__________

ISIN__________

6.250% Senior Secured Green Notes due 2031

No._____$______________

Ardagh Metal Packaging Finance USA LLC, a Delaware limited liability company and Ardagh Metal Packaging Finance plc, a public limited liability company incorporated under the laws of Ireland, each promise to pay to Cede & Co. acting as nominee on behalf of The Depository Trust Company, or its registered assigns, upon surrender hereof, the principal sum of $[•]1 [, subject to any adjustments as indicated in the schedule of Exchanges of Interests in the Global Note] on January 30, 2031.

Interest Payment Dates:  June 30 and December 30 of each year, commencing ([__________________]).

Record dates:  the Business Day immediately preceding each Interest Payment Date.

Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

[1]	Use the Schedule of Exchanges of Interests language if Note is in Global Form.
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IN WITNESS WHEREOF, the parties hereto have caused this Note to be signed manually or by facsimile by the duly authorized officers referred to below.

ARDAGH METAL PACKAGING FINANCE USA LLC

By:Name:Title:

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ARDAGH METAL PACKAGING FINANCE PLC

By:Name:Title:

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This is one of the Notes referred to

in the within-mentioned Indenture:

Citibank, N.A., London Branch, as Trustee

By:

Name:

Title:

Dated:  [•]

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[Back of Note]

6.250% Senior Secured Green Notes due 2031

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1)INTEREST.  Ardagh Metal Packaging Finance USA LLC, a Delaware limited liability company (the “US Issuer”) and Ardagh Metal Packaging Finance plc, a public limited liability company incorporated under the laws of Ireland (the “Irish Issuer” and together with the US Issuer, the “Issuers”), each promise to pay or cause to be paid interest on the principal amount of this Senior Secured Dollar Note (the “Note”) at a rate of 6.250% per annum.  The Issuers will pay interest in cash semi annually in arrears on June 30 and December 30 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”).  Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the Interest Payment Date for which interest was most recently paid; provided that the first Interest Payment Date shall be June 30, 2026.  The Issuers will pay interest (including Post Petition Interest in any proceeding under any Bankruptcy Law) on overdue principal at a rate that is 1% higher than the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including Post-Petition Interest in any proceeding under any Bankruptcy Law) on overdue instalments of interest, if any (without regard to any applicable grace periods), from time to time on demand at the same rate to the extent lawful.  Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(2)METHOD OF PAYMENT.  For so long as the Notes are Global Notes, the Issuers will pay interest on the Notes to the Persons who are registered Holders of Notes at the close of business on the Business Day immediately preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest.  The Notes will be payable as to principal, premium, interest and Additional Amounts, if any, through the Principal Paying Agent as provided in the Indenture or, at the option of the Issuers, payment of interest and Additional Amounts, if any, may be made by check mailed by the Issuers to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium and Additional Amounts payable in cash, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Issuers or the Principal Paying Agent.  Such payments shall be made in dollars.

(3)PRINCIPAL PAYING AGENT, REGISTRAR AND TRANSFER AGENT.  Initially, Citibank, N.A., London Branch, will act as Principal Paying Agent and Transfer Agent and Citibank Europe plc will act as Registrar.  Upon notice to the Trustee, the Issuers may change any Paying Agent, Registrar or Transfer Agent.

(4)INDENTURE.  The Issuers issued the Notes under an indenture dated as of December 1, 2025 (the “Indenture”), among, the Issuers, Citibank, N.A., London Branch, as Trustee, Security Agent, Principal Paying Agent and Transfer Agent and Citibank Europe plc as Registrar.  The Notes are subject to all terms of the Indenture, and Holders are referred to the

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Indenture for a statement of such terms.  To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.  The Notes are general senior obligations of the Issuers.

(5)OPTIONAL REDEMPTION.

(a)Except as set forth in this paragraph 5 and paragraph 6 of this Note, the Notes are not redeemable at the option of the Issuers.

(b)At any time prior to December 1, 2027, the Issuers may redeem the Notes in whole or in part, at their option, upon notice as described under Article 3 of the Indenture, at a redemption price equal to 100% of the principal amount of such Notes plus the Applicable Premium as of, and accrued and unpaid interest and Additional Amounts, if any, to, but excluding, the redemption date.

(c)At any time and from time to time prior to December 1, 2027, the Issuers may, at their option, during each calendar year redeem up to 10% of the original principal amount of the Notes (including the original principal amount of any Additional Notes), upon giving notice as described under Article 3 of the Indenture, at a redemption price equal to 103.000% of the principal amount of the Notes so redeemed, plus accrued and unpaid interest and Additional Amounts, if any, to but excluding the redemption date.

(d)At any time and from time to time prior to December 1, 2027, the Issuers may, at their option, redeem the Notes, upon notice as described under Article 3 of the Indenture, with the Net Cash Proceeds received by the Issuers from any Equity Offering at a redemption price equal to 106.250% of the principal amount of the Notes so redeemed, plus accrued and unpaid interest and Additional Amounts, if any, to, but excluding, the redemption date in an aggregate principal amount for all such redemptions not to exceed 40% of the original aggregate principal amount of the Notes (including any Additional Notes); provided that:

(1)in each case the redemption takes place not later than 180 days after the closing of the related Equity Offering; and

(2)not less than 50% of the original aggregate principal amount of the Notes (including Additional Notes) issued under the Indenture remains outstanding immediately thereafter.

(e)At any time and from time to time on or after December 1, 2027, the Issuers may redeem the Notes in whole or in part, upon notice as described under Article 3 of the Indenture, at a redemption price equal to the percentage of principal amount of the Notes so redeemed set forth below plus accrued and unpaid interest, if any, on the Notes redeemed, to, but excluding, the applicable redemption date and Additional Amounts, if any, if redeemed during the twelve-month period beginning on December 1 of the years indicated below:

Year	Percentage
2027	103.12500%
2028	101.56250%
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Year	Percentage
2029 and thereafter	100.00000%

(f)Unless the Issuers defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(g)Notice of any redemption of the Notes may, at the Issuers’ discretion, be given prior to the completion of a transaction (including, but not limited to, an Equity Offering, an Incurrence of Indebtedness, a Change of Control, a Change of Control Triggering Event or other transaction) and any redemption may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a related transaction.  If such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice of redemption shall describe each such condition, and if applicable, shall state that, in the Issuers’ discretion, the redemption date may be delayed until such time (but not more than 60 days after the date the notice of redemption was sent) as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed.  In addition, the Issuers may provide in such notice that payment of the redemption price and performance of the Issuers’ obligations with respect to such redemption may be performed by another Person.

(h)If the Issuers effect an optional redemption of the Notes, it will, for so long as the Notes are listed on the Exchange and admitted for trading on the Exchange and the rules of the Authority so require, inform the Authority of such optional redemption and confirm the aggregate principal amount of the Notes that will remain outstanding immediately after such redemption.

(i)Subject to compliance with the covenants contained herein, and provided that no Default is triggered thereby, the Issuers and their respective Affiliates may at any time and from time to time purchase Notes.  Any such purchases may be made through open market or privately negotiated transactions with third parties or pursuant to one or more tender or exchange offers or otherwise, upon such terms and at such prices as well as with such consideration as the Issuers or any such Affiliates may determine.

(j)Notwithstanding the foregoing, in connection with any tender offer for the Notes, including a Change of Control Offer or Asset Disposition Offer, if Holders of not less than 90% in aggregate principal amount of the applicable outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuers, or any third party making such a tender offer in lieu of the Issuers, purchases, all of the Notes validly tendered and not withdrawn by such Holders, the Issuers or such third party will have the right upon not less than five nor more than 60 days’ prior notice, given not more than 30 days following such tender offer expiration date, to redeem the Notes that remain outstanding in whole, but not in part, following such purchase at a price equal to the price offered to each other Holder (excluding any early tender or incentive fee)in such tender offer, plus, to the extent not included in the tender offer payment, accrued and unpaid interest and Additional Amounts, if any, thereon, to, but excluding, such redemption date.

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(6)REDEMPTION FOR TAXATION REASONS.

(a)The Issuers may redeem the Notes in whole, but not in part, at any time upon giving not less than five nor more than 60 days’ prior written notice to the Holders (which notice will be irrevocable) at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to but excluding the date fixed for redemption (a “Tax Redemption Date”) (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) and all Additional Amounts as set forth in Section 4.15 of the Indenture, if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise, if the Issuers determine in good faith that, as a result of:

(1)any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction (as defined in the Indenture) affecting taxation which is announced and becomes effective after the Issue Date (or, where such Relevant Taxing Jurisdiction becomes a Relevant Taxing Jurisdiction at a later date, after such later date); or

(2)any change in, or amendment to, the official application, administration or written interpretation of such laws, regulations or rulings (including by virtue of a holding, judgment or order by a court of competent jurisdiction or a change in published administrative practice) which is announced and becomes effective after the Issue Date (or, where such Relevant Taxing Jurisdiction becomes a Relevant Taxing Jurisdiction at a later date, after such later date) (each of the foregoing in clauses (1) and (2), a “Change in Tax Law”), a Payor (as defined in Section 4.15(a) of the Indenture) is, or on the next interest payment date in respect of the Notes would be, required to pay Additional Amounts with respect to the Notes (but, in the case of a Guarantor, only if the payment giving rise to such requirement cannot be made by the Issuers or a Guarantor who can make such payment without the obligation to pay Additional Amounts), and such obligation cannot be avoided by taking reasonable measures available to the Payor (including, for the avoidance of doubt, the appointment of a new Paying Agent where this would be reasonable).  The foregoing provisions shall apply (a) to a Guarantor only after such time as such Guarantor is obliged to make at least one payment on the Notes and (b) mutatis mutandis to any successor Person, after such successor Person becomes a party to the Indenture, with respect to a Change in Tax Law occurring after the time such successor Person becomes a party to the Indenture.  Notice of redemption for taxation reasons will be published in accordance with the procedures described under Section 3.03 of the Indenture and paragraph 8 hereof.  Notwithstanding the foregoing, no such notice of redemption will be given (a) earlier than 60 days prior to the earliest date on which the Payor would be obligated to make such payment of Additional Amounts and (b) unless at the time such notice is given, the obligation to pay Additional Amounts remains in effect.  Prior to the publication or mailing of any notice of redemption of Notes pursuant to the foregoing, the Issuers will deliver to the Trustee (a) an Officer’s Certificate stating that the obligation to pay Additional Amounts cannot be avoided by the relevant Payor taking reasonable measures available to it and (b) a written opinion of an independent tax counsel of recognized standing qualified under the laws of the Relevant Taxing Jurisdiction and satisfactory to the Trustee (such approval not to be unreasonably withheld) to the effect that the Payor has been or

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will become obligated to pay Additional Amounts as a result of a Change in Tax Law.  The Trustee will accept and shall be entitled to rely on such Officer’s Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, without liability or further inquiry, in which event it will be conclusive and binding on the Holders.

(7)SINKING FUND.  The Issuers will not be required to make mandatory redemption payments or sinking fund payments with respect to the Notes.  However, under certain circumstances, the Issuers may be required to offer to purchase Notes as described under Sections 4.07 and 4.11 of the Indenture.

(8)NOTICE OF REDEMPTION.

(a)At least five days but not more than 60 days prior to the redemption date, the Issuers shall deliver electronically or mail, or at the expense of the Issuers, cause to be mailed (by first class mail, postage prepaid) or otherwise transmit, any notice of redemption in accordance with Section 13.01 of the Indenture and as provided in Section 3.03 of the Indenture to each Holder of Notes to be redeemed at the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of DTC, except that redemption notices may be delivered electronically or mailed or otherwise transmitted more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Article 8 or Article 12 of the Indenture.  Notices may be given by delivery of the relevant notices to DTC for communication to entitled account holders in substitution for the aforesaid mailing.

(b)If and for so long as any Notes are listed on the Exchange and if and to the extent the rules of the Authority so require, the Issuers will notify the Authority of any such notice to the Holders of the Notes and, in connection with any redemption, the Issuers will notify the Exchange of any change in the principal amount of the Notes outstanding.

(c)Notes in denominations larger than $200,000 may be redeemed in part but only in integral multiples of $1,000; provided, however, that, after giving effect to such redemption, the applicable Note shall have a denomination of no less than $200,000.

(d)No later than 10:00 a.m. (New York City time) on each date of redemption or purchase, the Issuers will deposit with the Trustee or with the Principal Paying Agent money sufficient to pay the redemption or purchase price of, accrued interest, the Applicable Premium, if any, and Additional Amounts, if any, on all Notes to be redeemed or purchased on that date.  The Trustee or the Principal Paying Agent will promptly return to the Issuers any money deposited with the Trustee or the Principal Paying Agent by the Issuers in excess of the amounts necessary to pay the redemption or purchase price of, accrued interest, the Applicable Premium, if any, and Additional Amounts, if any, on all Notes to be redeemed or purchased.  If the Issuers comply with the provisions of this paragraph 8(d) and the provisions of Section 3.05(a) of the Indenture, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase.

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(9)REPURCHASE AT THE OPTION OF THE HOLDER

(a)If a Change of Control Triggering Event occurs, unless (i) a third party makes a change of control offer as described herein or (ii) the Issuers have previously or substantially concurrently therewith delivered a redemption notice with respect to the outstanding Notes as described under paragraph 5 of this Note, the Issuers will make an offer to purchase all of the Notes (equal to $200,000 in principal amount or in integral multiples of $1,000 in excess thereof; provided that the Notes of $200,000 or less in principal amount may only be redeemed in whole and not in part) pursuant to the offer described below (the “Change of Control Offer”) at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Amounts, if any, to but excluding the date of repurchase.  Within 60 days following any Change of Control Triggering Event, the Issuers will deliver or cause to be delivered a notice of such Change of Control Offer electronically in accordance with the applicable procedures of DTC or by first class mail, with a copy to the Trustee, to each Holder at the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of DTC, describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the Notes for the specified purchase price on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered, pursuant to the procedures required by the Indenture and described in such notice, except in the case of a conditional Change of Control Offer made in advance of a Change of Control Triggering Event as described below.

(b)The amount of any Net Available Cash from Asset Dispositions that is not applied or invested or committed to be applied or invested as provided in Section 4.07(a) of the Indenture will be deemed to constitute “Excess Proceeds”; provided that, if at the time of any definitive agreement, put option or similar arrangement in respect of any Asset Disposition or (at the option of the Company) the date on which Net Available Cash from an Asset Disposition is received, the Consolidated Total Net Leverage Ratio of the Company and the Restricted Subsidiaries after giving pro forma effect to such Asset Disposition and the use of proceeds therefrom is (x) no greater than 4.50 to 1.00, 100.0% of the Net Available Cash from such Asset Disposition shall be deemed not to constitute Excess Proceeds and (y) greater than 4.50 to 1.00 and no greater than 5.00 to 1.00, 50.0% of the Net Available Cash from such Asset Disposition shall be deemed not to constitute Excess Proceeds. Any amount deemed not to constitute Excess Proceeds may be used by the Company or any of its Restricted Subsidiaries for any purpose not prohibited by this Indenture.  On the 451st day (or such longer period permitted by Section 4.07(a)(3)(b) of the Indenture) after the later of an Asset Disposition or the receipt of such Net Available Cash, if the aggregate amount of Excess Proceeds under the Indenture exceeds the greater of $200.0 million and 25.0% of LTM EBITDA, the Company will be required to make an offer (“Asset Disposition Offer”) within 10 Business Days to all Holders under the Indenture and, to the extent the Company elects, to all holders of other outstanding Pari Passu Indebtedness, to repay, prepay or purchase the maximum aggregate principal amount of Notes and any such Pari Passu Indebtedness to which the Asset Disposition Offer applies that may be repaid, prepaid or purchased out of the Excess Proceeds, at an offer price in respect of the Notes in an amount equal to 100% of the principal amount of the Notes (and, in the case of any Pari Passu Indebtedness, an offer price of no more than 100% of the principal amount of such Pari Passu Indebtedness), in each case, plus accrued and unpaid interest, if any, to, but not including, the date of repayment, prepayment or purchase, in accordance with the procedures set forth in the Indenture or the agreements governing the Pari

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Passu Indebtedness, as applicable, and with respect to the Notes, in minimum denominations of $200,000 and in integral multiples of $1,000 in excess thereof.  The Company will deliver notice of such Asset Disposition Offer electronically or by first-class mail, with a copy to the Trustee, the Principal Paying Agent and each Holder at the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of DTC describing the transaction or transactions that constitute the Asset Disposition and offering to repurchase the Notes for the specified purchase price on the date specified in the notice, which date will be no earlier than five days and no later than 60 days from the date such notice is delivered, pursuant to the procedures required by the Indenture and described in such notice.  The Company may satisfy the foregoing obligations with respect to any Net Available Cash from an Asset Disposition by making an Asset Disposition Offer with respect to all Net Available Cash prior to the expiration of the relevant 450 days (or such longer period as provided above) or with respect to any unapplied Excess Proceeds.

(c)[Reserved].

(10)DENOMINATIONS, TRANSFER, EXCHANGE.  The Notes are in registered form without coupons attached in denominations of $200,000 and in integral multiples of $1,000 in excess thereof.  The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes, duties and governmental charges required by law or permitted by the Indenture.  The Issuers need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part.

(11)PERSONS DEEMED OWNERS.  The registered Holder of a Note may be treated as the owner of it for all purposes.

(12)AMENDMENT, SUPPLEMENT AND WAIVER.  The Notes Documents may be amended as set forth in the Indenture.

(13)DEFAULTS AND REMEDIES.

(a)Each of the following is an “Event of Default” under the Indenture:

(1)default in any payment of interest on any Note when due and payable, continued for 30 days;

(2)default in the payment of the principal amount of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3)failure by the Issuers or any Guarantor to comply for 60 days after written notice by the Trustee on behalf of the Holders or by the Holders of at least 30% in aggregate principal amount of the outstanding Notes with any agreement or obligation contained in the Indenture (in each case, other than those set out in clauses (1) or (2) of this paragraph 13(a));

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(4)the occurrence of any default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed which is Incurred or Guaranteed by the Company or any Significant Subsidiary, other than Indebtedness owed to the Company or a Restricted Subsidiary, which:

(a)is caused by a failure to pay principal of such Indebtedness, at its stated final maturity (after giving effect to any applicable grace periods) provided in such Indebtedness (a “payment default”); or

(b)results in the acceleration of such Indebtedness prior to its stated final maturity (the “cross acceleration provision”),

and, in each case, the aggregate principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default of principal at its stated final maturity (after giving effect to any applicable grace periods) or the maturity of which has been accelerated, is in excess of the greater of (x) $225.0 million and (y) 30.0% of LTM EBITDA;

(5)any of the following occurs:

(a)a decree or order for relief in respect of either Issuer, the Company or a Significant Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law is sanctioned by a court of competent jurisdiction and becomes unconditional;

(b)a decree or order under any applicable Bankruptcy Law is sanctioned by a court of competent jurisdiction and becomes unconditional:

(i)adjudging that either Issuer, the Company or a Significant Subsidiary is bankrupt or insolvent;

(ii)other than on a solvent basis, seeking reorganization, arrangement, adjustment, proposal or composition of or in respect of any Issuer, the Company or that Significant Subsidiary;

(iii)other than on a solvent basis, appointing a custodian, receiver, (provisional, interim or permanent) or manager, liquidator, examiner, process adviser, assignee, trustee, sequestrator (or other similar official) for any substantial part of their respective properties; or

(iv)other than on a solvent basis, ordering the winding up, dissolution or liquidation of the affairs of either Issuer, the Company or a Significant Subsidiary,

and any such decree, order or appointment continues to be in effect and unstayed for a period of 60 consecutive days; or

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(c)either Issuer, the Company or a Significant Subsidiary:

(i)consents to the filing of a petition, application, answer, proposal or consent seeking reorganization or relief under any applicable Bankruptcy Law;

(ii)consents to the entry of a decree or order for relief in respect thereof in an involuntary case or proceeding under any applicable Bankruptcy Law;

(iii)consent to the commencement of any bankruptcy or insolvency in respect thereof under any applicable Bankruptcy Law;

(iv)other than on a solvent basis, consents to the appointment of, or taking possession by, a custodian, receiver, (provisional, interim or permanent) or manager, liquidator, administrator, examiner, process adviser, supervisor, assignee, trustee, sequestrator or similar official for any substantial part of their respective properties;

(v)other than on a solvent basis, makes an assignment or proposal for the benefit of its creditors generally; or

(vi)admits it is insolvent or admits in writing its inability to pay its debts generally as they become due or commits an “act of bankruptcy” under any applicable Bankruptcy Law,

which, in each case, is sanctioned by a court and becomes unconditional;

(6)failure by the Company, the Issuers or a Significant Subsidiary to pay final judgments aggregating in excess of the greater of (x) $225.0 million and (y) 30.0% of LTM EBITDA, other than any judgments covered by indemnities provided by, or insurance policies issued by, reputable and creditworthy companies, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days (after receipt of notice as described in clause (b) below) after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed (the “judgment default provision”);

(7)any Security Interest under the Security Documents having a fair market value in excess of the greater of (x) $225.0 million and (y) 30.0% of LTM EBITDA shall, at any time, cease to be in full force and effect (other than in accordance with the terms of the relevant Security Document, the Intercreditor Agreement, any Additional Intercreditor Agreement and the Indenture) for any reason other than the satisfaction in full of all obligations under the Indenture or the release of any such Security Interest in accordance with the terms of the Indenture, the Intercreditor Agreement, any Additional Intercreditor Agreement or the Security Documents or any such Security Interest created thereunder shall be declared invalid or unenforceable or the Company or any Restricted Subsidiary

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shall assert in writing that any such Security Interest is invalid or unenforceable and any such Default continues for 30 days; and

(8)except as permitted under the Indenture, the Intercreditor Agreement or any Additional Intercreditor Agreement (including with respect to any limitations), any Notes Guarantee of one or more Guarantors that together constitute a Significant Subsidiary (a “Significant Guarantor”) is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or is denied or disaffirmed by such Significant Guarantor or any Person acting on behalf of it.

(b)However, a Default under clauses (4) or (6) of paragraph 13(a) will not constitute an Event of Default until the Trustee or the Holders of at least 30% in aggregate principal amount of the outstanding Notes notify the Issuers of the Default and, with respect to clauses (4) and (6) of paragraph 13(a), the Company does not cure such Default within 60 days after receipt of such notice.

(c)If an Event of Default (other than an Event of Default described in clause (5) of paragraph 13(a)) occurs and is continuing, the Trustee by written notice to the Company or the Holders of at least 30% in aggregate principal amount of the outstanding Notes by written notice to the Issuers and the Trustee may, and the Trustee (subject to certain conditions) at the request of such Holders shall, declare the principal of and accrued and unpaid interest, if any, on all the Notes to be due and payable.  Upon such a declaration, such principal and accrued and unpaid interest, if any, will be due and payable immediately.  In the event of a declaration of acceleration of the Notes because an Event of Default described in Section clause of (4) of paragraph 13(a) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to clause (4) of paragraph 13(a) shall be remedied or cured, or waived by the holders of the Indebtedness, or the Indebtedness that gave rise to such Event of Default shall have been discharged in full, in each case, within 30 days after the declaration of acceleration with respect thereto and the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction.

(d)If an Event of Default described in clause (5) of paragraph 13(a) with respect to the Issuers occurs and is continuing, the principal of and accrued and unpaid interest, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

(e)Holders may not enforce the Indenture or the Notes except as provided in the Indenture and subject to the Intercreditor Agreement and any Additional Intercreditor Agreement and may not enforce the Security Documents except as provided in such Security Documents and subject to the Intercreditor Agreement and any Additional Intercreditor Agreement.

(f)Except as otherwise set forth in the Indenture, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee.  In the event an Event of Default has occurred and is continuing, of which a Responsible Officer of the Trustee has received written notice, the Trustee

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will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs.  The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.  Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification and/or security satisfactory to the Trustee in its sole discretion against all fees, losses, liabilities and expenses caused by taking or not taking such action.

(14)AUTHENTICATION.  This Note will not be valid until authenticated by the manual or facsimile signature of the Trustee or an Authenticating Agent.

(15)ABBREVIATIONS.  Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM(= tenants in common), TEN ENT(= tenants by the entireties), JT TEN(= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/ A(= Uniform Gifts to Minors Act).

(16)ISIN AND CUSIP NUMBERS.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused ISIN and CUSIP numbers to be printed on the Notes, and the Trustee may use ISIN and CUSIP numbers in notices of redemption as a convenience to Holders.  Any such notice may state that no representation is made as to the correctness or accuracy of the ISIN or CUSIP number printed in the notice or on the Notes, and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or exchange shall not be affected by any defect in or omission of such numbers.

(17)GOVERNING LAW THE INDENTURE, THIS NOTE, THE NOTES GUARANTEES AND THE RIGHTS AND DUTIES OF THE PARTIES THEREUNDER, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. FOR THE AVOIDANCE OF DOUBT, THE APPLICATION OF ARTICLES 470-1 TO 470-19 (BOTH INCLUSIVE) OF THE LUXEMBOURG LAW DATED 10 AUGUST 1915 ON COMMERCIAL COMPANIES, AS AMENDED, IS EXPRESSLY EXCLUDED AND SHALL HENCE NOT APPLY TO THE INDENTURE OR THIS NOTE.

The Issuers will furnish to any Holder upon written request and without charge a copy of the Indenture, the form of Note, the Security Documents and the Intercreditor Agreement or any Additional Intercreditor Agreement.  Requests may be made to:

Ardagh Metal Packaging S.A.

56, rue Charles Martel, L-2134

Luxembourg, Luxembourg

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ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to: _________________________________________
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint __________________________________________________________ to transfer this Note on the books of the Issuers.  The agent may substitute another to act for him.

Date:

Your Signature:  ____________________________

(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).
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A-2- 19

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuers pursuant to Section 4.07 or 4.11 of the Indenture, check the appropriate box below:

☐ Section 4.07	☐ Section 4.11

If you want to elect to have only part of the Note purchased by the Issuers pursuant to Section 4.07 or 4.11 of the Indenture, state the amount you elect to have purchased (in denominations of $200,000 and in integral multiples of $1,000 in excess thereof):

$

Date:

Your Signature:  ____________________________

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:  _______________________

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).
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SCHEDULE A

EXCHANGES OF INTERESTS IN THE GLOBAL NOTE2

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Registered Note, or exchanges of a part of another Global Note or Definitive Registered Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in principal amount of this Global Note	Amount of increase in principal amount of this Global Note	Principal amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Registrar or Paying Agent

[2]	Use the Schedule of Exchanges of Interests language if Note is in Global Form.
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EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER FOR NOTES

Ardagh Metal Packaging Finance USA LLC

Ardagh Metal Packaging Finance plc

c/o Ardagh Metal Packaging S.A.

56, rue Charles Martel, L-2134

Luxembourg, Luxembourg

Citibank, N.A., London Branch

Citigroup Centre

25 Canada Square

Canary Wharf

London E14 5LB

United Kingdom

Re:  [5.000% Senior Secured Green Notes due 2031] [6.250% Senior Secured Green Notes due 2031] (the “Notes”)

Reference is hereby made to the Indenture, dated as of December 1, 2025 (the “Indenture”), among, the Issuers, Citibank, N.A., London Branch, as Trustee, Security Agent, Principal Paying Agent and Transfer Agent and Citibank Europe plc as Registrar.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

________________, (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of[€][$]____________in such Note[s] or interests (the “Transfer”), to ________________________ (the “Transferee”), as further specified in Annex A hereto.  In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.Check if Transferee will take delivery of a Book-Entry Interest in the Rule 144A Global Note or a Definitive Registered Note pursuant to Rule 144A.  The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or the Book-Entry Interest or Definitive Registered Note is being transferred to a Person that the Transferor or any Person acting on its behalf reasonably believed and believes is purchasing the beneficial interest or the Book-Entry Interest or Definitive Registered Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act to whom notice has been given that the transfer is being made in reliance on Rule 144A in a transaction meeting the requirements of Rule 144A under the Securities Act and such Transfer is in compliance with any applicable blue sky securities laws of any state or territory of the United States.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or the Book-Entry Interest or Definitive Registered Note will be

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subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Rule 144A Global Note and/or the Definitive Registered Note and in the Indenture and the Securities Act.

2.☐Check if Transferee will take delivery of a Book-Entry Interest in the Regulation S Global Note or a Definitive Registered Note pursuant to Regulation S.  The Transfer is being effected pursuant to and in accordance with Regulation S under the United States Securities Act of 1933, as amended (the “Securities Act”).  Upon consummation of such proposed transfer in accordance with the terms of the Indenture, the transferred Book-Entry Interest or Definitive Registered Note will not be subject to the restrictions on Transfer enumerated in the Private Placement Legend.

3.☐Check and complete if Transferee will take delivery of a Definitive Registered Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S.  The Transfer is being effected:

(a)pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144A or Regulation S and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States;

OR

(b)to the Issuers, a Guarantor or a subsidiary thereof;

OR

(c)pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.

[[TO THE EXTENT APPLICABLE IN THE CASE OF A TRANSFER UNDER 3(a) OR 3(b) ABOVE] The restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Registered Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend.]

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This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.

[Insert Name of Transferor]

By:Name:Title:

Dated:

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ANNEX A TO CERTIFICATE OF TRANSFER

1.The Transferor owns and proposes to transfer the following:

[CHECK ONE]

(a)☐a Book-Entry Interest held through DTC/Euroclear/Clearstream Account No._______________ in the:

(i)☐Rule 144A Global Note([ISIN]/[Common Code]/[CUSIP]) _______),

(ii)☐Regulation S Global Note([ISIN]/[Common Code]/[CUSIP]) _______),

(b)☐a Rule 144A Definitive Registered Note:  or

(c)☐a Regulation S Definitive Registered Note,

2.After the Transfer, the Transferee will hold:

[CHECK ONE]

(a)☐a Book-Entry Interest held through DTC/Euroclear/Clearstream Account No. ________________ in the:

(i)☐Rule 144A Global Note([ISIN]/[Common Code]/[CUSIP]) _______),

(ii)☐Regulation S Global Note([ISIN]/[Common Code]/[CUSIP]) _______),

(b)☐a Rule 144A Definitive Registered Note:  or

(c)☐a Regulation S Definitive Registered Note,

in accordance with the terms of the Indenture.

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EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE FOR THE NOTES

Ardagh Metal Packaging Finance USA LLC

Ardagh Metal Packaging Finance plc

c/o Ardagh Metal Packaging S.A.

56, rue Charles Martel, L-2134

Luxembourg, Luxembourg

Citibank, N.A., London Branch

Citigroup Centre

25 Canada Square

Canary Wharf

London E14 5LB

United Kingdom

Re:  [5.000% Senior Secured Green Notes due 2031] [6.250% Senior Secured Green Notes due 2031]

(ISIN ____________;[Common Code __________)

Reference is hereby made to the Indenture, dated as of December 1, 2025 (the “Indenture”), among, the Issuers, Citibank, N.A., London Branch as Trustee and Security Agent, Citibank, N.A., London Branch, as Principal Paying Agent and Transfer Agent and Citibank Europe plc as Registrar.

Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

___________________________,(the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of[€][$]____________in such Note[s] or interests (the “Exchange”).  In connection with the Exchange, the Owner hereby certifies that:

1.☐Check if Exchange is from Book-Entry Interest in a Global Note for Definitive Registered Notes.  In connection with the Exchange of the Owner’s Book-Entry Interest in a Global Note for Definitive Registered Notes in an equal amount, the Owner hereby certifies that such Definitive Registered Notes are being acquired for the Owner’s own account without transfer.  The Definitive Registered Notes issued pursuant to the Exchange will be subject to restrictions on transfer enumerated in the Indenture and the U.S. Securities Act.

2.☐Check if Exchange is from Definitive Registered Notes for Book-Entry Interest in a Global Note.  In connection with the Exchange of the Owner’s Definitive Registered Notes for Book-Entry Interest in a Global Note in an equal amount, the Owner hereby certifies that such Book-Entry Interest in a Global Note are being acquired for the Owner’s own account without transfer.  The Book-Entry Interests transferred in exchange will be subject to restrictions on transfer enumerated in the Indenture and the U.S. Securities Act.

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This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.

[Insert Name of Transferor]

By:Name:Title:

Dated:

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ANNEX A TO CERTIFICATE OF TRANSFER FOR THE NOTES

1.The Transferor owns and proposes to transfer the following:

[CHECK ONE]

(a)☐a Book-Entry Interest held through DTC/Euroclear/Clearstream Account No. ______________ in the:

(i)☐Rule 144A Global Note([ISIN]/[Common Code]/[CUSIP]) _______),

(ii)☐Regulation S Global Note([ISIN]/[Common Code]/[CUSIP]) _______),

(b)☐a Rule 144A Definitive Registered Note:  or

(c)☐a Regulation S Definitive Registered Note,

2.After the Transfer, the Transferee will hold:

[CHECK ONE]

(a)☐a Book-Entry Interest held through DTC/Euroclear/Clearstream Account No. _______________ in the:

(i)☐Rule 144A Global Note([ISIN]/[Common Code]/[CUSIP]) _______),

(ii)☐Regulation S Global Note([ISIN]/[Common Code]/[CUSIP]) _______),

(b)☐a Rule 144A Definitive Registered Note:  or

(c)☐a Regulation S Definitive Registered Note, in accordance with the terms of the Indenture.

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EXHIBIT D

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY GUARANTORS

SUPPLEMENT AL INDENTURE (this “Supplemental Indenture”), dated as of __________________, among __________________,a company organized and existing under the laws of ___________________(the “Guarantor”), Ardagh Metal Packaging Finance USA LLC, a Delaware limited liability company (the “US Issuer”), Ardagh Metal Packaging Finance plc, a public limited liability company incorporated under the laws of Ireland (the “Irish Issuer” and together with the US Issuer, the “Issuers”) and Citibank, N.A., London Branch, as Trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuers have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of December 1, 2025, providing for the issuance of (i) 5.000% Senior Secured Green Notes due 2031 (the “Senior Secured Euro Notes”) and (ii) 6.250% Senior Secured Green Notes due 2031 (the “Senior Secured Dollar Notes” and, together with the Senior Secured Euro Notes, the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guarantor shall unconditionally guarantee all of the Issuers’ obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Notes Guarantee”); and

WHEREAS, pursuant to Section 9.01 and Section 11.04 of the Indenture, the Issuers and the Trustee are authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.CAPITALIZED TERMS.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.AGREEMENT TO GUARANTEE.  The Guarantor hereby agrees to provide a Notes Guarantee on the terms and subject to the conditions and limitations set forth in the Indenture including but not limited to the provisions of Article 11 thereof, as applicable.

3.[LIMITATIONS ON OBLIGATIONS OF GUARANTOR.  [In addition, the obligations of the Guarantor and the granting of its Notes Guarantee shall be limited as follows:  [ ]].]1

[1]	Guarantee limitation language to be included in brackets for relevant jurisdiction(s).
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4.EXECUTION AND DELIVERY.

(a)The Guarantor hereby agrees that its Notes Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.

(b)If an Officer or a duly authorized signatory pursuant to a board resolution or power of attorney whose signature is on this Supplemental Indenture or on the Notes Guarantee no longer holds that office at the time the Trustee procures the authentication of the Note on which a Notes Guarantee is endorsed, the Notes Guarantee shall be valid nevertheless.

(c)Upon execution of this Supplemental Indenture, the delivery of any Note by the Trustee shall constitute due delivery of the Guarantee set forth in this Supplemental Indenture on behalf of the Guarantor.

5.RELEASES.  Each Guarantee shall be automatically and unconditionally released and discharged in accordance with Section 11.05 of the Indenture.

6.NO RECOURSE AGAINST OTHERS.  No director, officer, employee, incorporator or shareholder of the Issuers or any of their respective Subsidiaries or Affiliates, as such, shall have any liability for any obligations of the Issuers under the Notes Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.

7.THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, THE NOTES GUARANTEES AND THE RIGHTS AND DUTIES OF THE PARTIES THEREUNDER, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8.COUNTERPARTS.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

9.EFFECT OF HEADINGS.  The Section headings herein are for convenience only and shall not affect the construction hereof.

10.THE TRUSTEE.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guarantor and the Issuers.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

[GUARANTOR]

By:Name:Title:

ARDAGH METAL PACKAGING FINANCE USA LLC,

as the US Issuer

By:Name:Title:

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ARDAGH METAL PACKAGING FINANCE PLC,

as the Irish Issuer

By:Name:Title:

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CITIBANK, N.A., LONDON BRANCH,

as Trustee

By:Name:Title:

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